Exhibit 96.1

SEC Technical Report Summary Pre-Feasibility Study Greenbushes Mine Western Australia Effective Date: June 30, 2023 Report Date: February 9, 2024
Report Prepared for Albemarle Corporation 4350 Congress Street Suite 700 Charlotte, North Carolina 28209
Report Prepared by SRK Consulting (U.S.), Inc. 999 Seventeenth Street, Suite 400 Denver, CO 80202 SRK Project Number: USPR001765

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List of Tables
Table 1-1: Greenbushes Summary Mineral Resources Exclusive of Mineral Reserves as of June 30, 2023, Based on US$1,525/t of Concentrate at Mine Gate, SRK Consulting (U.S.), Inc.    4
Table 1-2: Greenbushes Summary Mineral Reserves at June 30, 2023, Based on US$1,383/t of Concentrate Mine Gate, SRK Consulting (U.S.), Inc.    6
Table 1-3: Life of Mine Operating Cost Averages    15
Table 1-4: Indicative Economic Results (Albemarle)    18
Table 2-1: Site Visits    26
Table 3-1: Land Tenure Table    32
Table 6-1: Major Lithium and Tantalum Ore Minerals    45
Table 7-1: Drilling in the Central Lode Deposit.    53
Table 7-2: Kapanga Deposit Drilling by Type    53
Table 8-1: Greenbushes Laboratory Detection Limit History    64
Table 8-2: Central Lode and Kapanga Dry In Situ Bulk Density    65
Table 8-3: Summary of CRM submissions for Li2O (%) at Greenbushes    66
Table 9-1: 2020 Central Lode Data Verification Summary    79
Table 11-1: 2023 Geologic Model vs. Drilling Comparison    87
Table 11-2: Statistics for Li2O Indicator Model – Central Lode    93
Table 11-3: Statistics for Li2O Indicator Model – Kapanga    94
Table 11-4: Statistics for Li2O Indicator Model – Kapanga    96
Table 11-5: Summary of Wireframe Volumes for Key Geological Units 2022 to 2023 (Limited to 2023 Pit
Shell)    97
Table 11-6: Descriptive Statistics for Raw Sample Data – RDEX vs. GC within the Central Lode Pegmatite    98
Table 11-7: Descriptive Statistics for Raw Sample Data – RDEX vs. GC within the Kapanga Pegmatite    98
Table 11-8: RDEX Drilling Statistics, by Central Lode Pegmatite Resource Domain    100
Table 11-9: RDEX Drilling Statistics, by Kapanga Pegmatite Resource Domain    101
Table 11-10: Outlier Impact Evaluation – Central Lode    103
Table 11-11: Outlier Impact Evaluation – Central Lode Low-Grade Domain    105
Table 11-12: Li2O Variogram Models – Central Lode and Kapanga    116
Table 11-13: Kapanga Block Model Parameters    121
Table 11-14: Central Lode Li2O Estimation Parameters    124
Table 11-15: Specific Gravity Data by Rock Type – Bulk Density Assignment    126

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Table 11-16: Central Lode Li2O Estimation Parameters    127
Table 11-17: Statistical Comparison Li2O% – Central Lode High-grade Domain    131
Table 11-18: Statistical Comparison Li2O% – Central Lode Low Grade Domain    131
Table 11-19: Statistical Validation - Kapanga Composites to Block Grades – High-Grade    137
Table 11-20: Statistical Validation - Kapanga Composites to Block Grades – Low-Grade    137
Table 11-21: Economic CoG Calculation for Open Pit Mineral Resources    152
Table 11-22: Greenbushes Summary Mineral Resources Exclusive of Mineral Reserves as of June 30, 2023 Based on US$1,525/t of Concentrate at Mine Gate– SRK Consulting (U.S.), Inc.    154
Table 11-23: Deposit Contribution to Mineral Resources    155
Table 11-24: Grade Tonnage Sensitivities – Pit-Constrained Mineral Resources Exclusive of Reserves, Split by Category    155
Table 11-25: 2022 Mineral Resource Broken Down by Classification and Reserve Shell    156
Table 11-26: 2023 Mineral Resource Broken Down by Classification and Reserve Shell    157
Table 12-1: Pit Optimization Parameters    159
Table 12-2: Summary Pit Optimization Results    161
Table 12-3: Reserves Economic Cut-Off Grade Calculation    169
Table 12-4: Greenbushes Summary Mineral Reserves at June 30, 2023 Based on US$1,383/t of Concentrate Mine Gate – SRK Consulting (U.S.), Inc.    171
Table 13-1: Load and Haul Contractor Mining Fleet    173
Table 13-2: Grade Tonnage Curve within the Reserves Pit (Diluted) – Current Stockpiles and Material with Fe2O3 above 2.3% Not Included    180
Table 13-3: Phase Inventory (June 30, 2023 to End of Mine Life)    181
Table 13-4: LoM Production Schedule – Ex-pit and Mill Concentrate Production    185
Table 13-5: LoM Yearly Bench Sinking Rates (Number of 10-m-High Benches Mined per Phase per
Year)    187
Table 13-6: Waste Dump Capacities    188
Table 14-1: CGP1 and CGP2 Model Yield and Li2O Recovery vs. Feed Grade    202
Table 14-2: Production Summary for the Technical Grade Plant (TGP)    203
Table 14-3: Summary of CGP1 Production    204
Table 14-4: Summary of CGP2 Production (2021 - 2023 (Jan-Jun))    205
Table 14-5: Greenbushes Lithium Product Specifications    206
Table 14-6: Crushing Circuit Operating Cost Summary    207
Table 14-7: TGP Operating Cost Summary    207

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Table 14-8: CGP1 Operating Cost Summary    208
Table 14-9: CGP2 Operating Cost Summary    209
Table 15-1: Local Communities    213
Table 15-2: 2023 Labor by Area    214
Table 15-3: Capacity Confirmation    223
Table 16-1: Global Lithium Demand – 2000 to 2016 (000’s, %)    225
Table 16-2: EV and Light Vehicle Sales and Compound Average Growth Rates (000’s vehicles, %)    226
Table 16-3: LIB Chemistry Types and Uses    227
Table 16-4: Global EV Sales by Cathode Chemistry and Typical Lithium Intensity (%, kg LCE/kWh)    227
Table 16-5: Electric Vehicle Battery Pack Size – Global Average (kWh/vehicle)    228
Table 16-6: Lithium Demand per Vehicle (kg LCE/vehicle)    229
Table 16-7: Lithium Demand (000’s t LCE)    229
Table 16-8: Key Lithium Prices – Real (US$/kg, US$/t)    236
Table 16-9: Chemical Grade Spodumene Specifications    238
Table 16-10: Historic Greenbushes Production (Tonnes Annual Production, 100% Basis)    238
Table 17-1: Summary of Previous Mining Act Approvals    251
Table 17-2: Reclamation and Closure Domains    256
Table 18-1: Life-of-Mine Capital Costs    261
Table 18-2: Life-of-Mine Expansionary Capital Costs    261
Table 18-3: Life-of-Mine Sustaining Capital Costs    262
Table 18-4: Life-of-Mine Total Operating Cost Estimate    262
Table 18-5: Mine Operating Costs    263
Table 18-6: Process Operating Costs    264
Table 18-7: Other Operating Costs    264
Table 18-8: Shipping and Transportation Costs    265
Table 19-1: Basic Model Parameters    266
Table 19-2: Modeled Exchange Rate    266
Table 19-3: Greenbushes Mining Summary    269
Table 19-4: Greenbushes Processing Summary    273
Table 19-5: Greenbushes Mining Cost Summary    275
Table 19-6: Variable Processing Costs    276

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Table 19-7: Greenbushes Processing Cost Summary    276
Table 19-8: SG&A Fixed Costs    276
Table 19-9: SG&A Variable Costs    276
Table 19-10: Greenbushes SG&A Cost Summary    276
Table 19-11: Indicative Economic Results (Albemarle)    279
Table 19-12: Greenbushes Annual Cashflow (on an attributable basis)    281
Table 19-13: Greenbushes Key Project Data (100% basis)    282
Table 23-1: Summary of Costs for Recommended Work    293
Table 25-1: Reliance on Information Provided by the Registrant    298

List of Figures
Figure 1-1: Mine Production Profile    7
Figure 1-2: Sustaining Capital Profile (Tabular Data in Table 19-12)    14
Figure 1-3: Life of Mine Operating Cost Profile (Tabular Data in Table 19-12)    16
Figure 1-4: Life of Mine Operating Cost Summary    17
Figure 1-5: Annual Cashflow Summary (Albemarle) (Tabular Data in Table 19-12)    19
Figure 3-1: General Location Map, Greenbushes Mine    29
Figure 3-2: Greenbushes Regional Location Map    30
Figure 3-3: Property Area Layout with Drilling Collars    31
Figure 3-4: Greenbushes Land Tenure Map    33
Figure 6-1: Regional Geology Map    40
Figure 6-2: Greenbushes Area Generalized Geology Map with Inset Cross Section    43
Figure 6-3: Greenbushes Property Geology Map    44
Figure 6-4: Cross Section Showing Generalized Stratigraphy and Greenbushes Pegmatite Mineral Zoning    46
Figure 6-5: Cross-Section from East to West across the Central and Kapanga Zones    47
Figure 6-6: Simplified Stratigraphic Column    48
Figure 7-1: Greenbushes Property Drilling Type and Extents    52
Figure 7-2: Box and Whisker Plot – Li2O by Drilling Type    54
Figure 7-3: Drilling Type Mean Comparison – By Average Separation Distance    55
Figure 7-4: Existing Pits (dark grey) and Underground Workings (red) with 2020 LoM Open Pit Design (light grey) Assumed to be used in GHD,2020 Modeling Study    58

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Figure 7-5: Measured Flows in Underground Mine    59
Figure 8-1: Results for CRM SORE2 – Li2O % (top). Fe2O3% (bottom)    67
Figure 8-2: Results for CRM SORE3 – Li2O % (top). Fe2O3% (bottom)    68
Figure 8-3: Scatterplot of Recent Field Duplicates RC Samples Li2O    69
Figure 8-4: Scatterplot of Recent Field Duplicates Diamond Drillhole (DDH) Li2O    70
Figure 8-5: QQ Plot of Field Duplicates (RC – left, DDH – Right) Post-January 2016 – 2023    72
Figure 8-6: HARD Plot of Field Duplicates Post January 2016 – 2023 (RC – top, DDH – bottom)    73
Figure 8-7: DDH v RC Composites QQ PLOTS for Kapanga Pegmatite Lithium Domain    75
Figure 8-8: DDH v. RC Composites QQ Plots for Kapanga Pegmatite Low Grade    76
Figure 11-1: Plan View of 3D Lithology Model showing Primary Trends of Pegmatite Mineralization    88
Figure 11-2: Cross-Section View of Geological Model    89
Figure 11-3: Cross Section View of Oxidation Model    90
Figure 11-4: Li2O Histogram of Raw Assays Internal to the Central and Kapanga Modeled Pegmatites    91
Figure 11-5: Pegmatite Distribution of Li2O Based on a 0.5% Li2O Threshold in the Central Lode and Kapanga Deposits    92
Figure 11-6: Perspective View of 0.5% Li2O Spodumene Pegmatite    95
Figure 11-7: Spatial Relationship of RDEX and GC Drilling in the Central Lode and Kapanga Deposits    99
Figure 11-8: Log Probability Plot – Li2O% Central Lode High-Grade Domain    103
Figure 11-9: Log Probability Plot – Li2O% Kapanga Domain    105
Figure 11-10: Histogram of Sample Length within Central Lode Pegmatite    107
Figure 11-11: Histogram of Sample Length within Kapanga Pegmatite    108
Figure 11-12: Scatter Plot Li2O% and Sample Length – Central Lode    109
Figure 11-13: Scatter Plot Li2O% and Sample Length – Kapanga    110
Figure 11-14: Compositing Comparisons – Li2O% Grades in Central Lode and Kapanga Model    111
Figure 11-15: High-Grade Central Lode Modeled Variograms – Li2O%    113
Figure 11-16: High-Grade Kapanga Modeled Variograms – Li2O%    115
Figure 11-17: QKNA Block Size Sensitivity – Central Lode (High-Grade domain)    118
Figure 11-18: QKNA Sample Selection Sensitivity – Central Lode (High-Grade Domain)    119
Figure 11-19: QKNA Search Range Sensitivity    120
Figure 11-20: Structural Planes Utilized for Variable Orientation Modeling    121
Figure 11-21: Block Model Extents in Plan View    122

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Figure 11-22: Visual Comparison of Li2O Distribution – Central Lode – Section 12130 N    129
Figure 11-23: Visual Comparison of Li2O Distribution – Central Lode – Section 11700 N    130
Figure 11-24a: Swath Plot – Li2O% – Central Lode High-Grade Domain    132
Figure 11-25: Visual Comparison of Li2O Distribution – Kapanga Deposit – Section 12000 N    136
Figure 11-26a: Kapanga Swath (Trend) Plots for Li2O – High-Grade Domain    139
Figure 11-27a: Kapanga Swath (Trend) Plots for Fe2O3 – Low-Grade Domain    142
Figure 11-28: Underground Void Wireframes    145
Figure 11-29: Central Lode Resource Classification (looking east)    147
Figure 11-30: Kapanga Resource Classification (looking east)    148
Figure 11-31: Comparison of Classification in 2022 (top) and 2023 (bottom) versus Available Drilling Data    150
Figure 12-1: Plan View of the Ultimate Pit Design    162
Figure 12-2: Section View of Ultimate Pit Design (12,100N) – Central Lode and Kapanga    163
Figure 12-3: Plan View of Phase Design (14 Phases)    164
Figure 12-4: Section View of Phase Design (12,100N) – Central Lode and Kapanga    165
Figure 12-5: Greenbushes Final Pit and Waste Dump Design in Plan View    166
Figure 13-1: Greenbushes Central Lode Pit as of June 30, 2023    172
Figure 13-2: Locations within the Site Reserve Pit Design where Stability was Assessed    175
Figure 13-3: Locations of Geotechnical Face Mapping and Photogrammetry Data – Site Pit Design    176
Figure 13-4:Recommended Geotechnical Design Parameters for Each Sector of the Pit – Site Pit Design    177
Figure 13-5: LoM Pit Design    179
Figure 13-6: Mining and Rehandle Profile    182
Figure 13-7: Feed Grade by Plant    182
Figure 13-8: Combined Process Plant Throughput and Grade (TECH, CGP1, CGP2, CGP3 and CGP4)    183
Figure 13-9: Concentrate Production by Plant (TECH, CGP1, CGP2, CGP3 and CGP4)    183
Figure 13-10: Long-Term Ore Stockpile Size    184
Figure 14-1: Simplified TGP Flowsheet    190
Figure 14-2: TGP Process Flowsheet    192
Figure 14-3: CR1 Crushing Plant Flowsheet    195
Figure 14-4: CGP1 Process Flowsheet    196
Figure 14-5: CGP2 Process Flowsheet    199
Figure 15-1: Greenbushes Project General Location    211

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Figure 15-2: Western Australia Railroad Lines    212
Figure 15-3: Berth 8 at Bunbury Port    213
Figure 15-4: General Description with Facilities Map    214
Figure 15-5: Layout of the New MSA Facilities    215
Figure 15-6: Greenbushes Power Layout    217
Figure 15-7: Greenbushes Tailings Locations    221
Figure 16-1: Passenger EV Sales: China, Europe, and United States (000’s Units, 6-Month Moving
Average)    225
Figure 16-2: Global Light Vehicle Sales and EV Penetration (000’s Units, %)    226
Figure 16-3: Lithium Demand in Key Sectors (000’s LCE t)    228
Figure 16-4: Lithium Demand in eMobility and Other Sectors (000’s LCE t)    230
Figure 16-5: Simplified Lithium Supply Chain    231
Figure 16-6: Lithium Supply by Source (%)    231
Figure 16-7: Lithium Production (000’s t LCE)    232
Figure 16-8: Forecast Mine Capacity (000’s t)    233
Figure 16-9: Lithium Supply-Demand Balance (000’s t LCE, %)    234
Figure 16-10: Lithium Battery Material Prices (US$/kg, US$/t)    235
Figure 16-11: Lithium Battery Materials Long-Term Forecast Scenarios (Battery grade, spot, cif CJK, US$/kg, real)spot, cif CJK, US$/kg, real)    237
Figure 16-12: Spodumene Long-Term Price Forecast Scenarios (6% LiO spot, cif China, US$/t, real)    237
Figure 17-1: Environmental Events Summary Since the 2018-19 Reporting Period    253
Figure 18-1: Mine Operating Cost Profile    263
Figure 19-1: Greenbushes Mining Profile (Tabular Data in Table 19-12)    268
Figure 19-2: Greenbushes Processing Profile (Tabular Data in Table 19-12)    270
Figure 19-3: Greenbushes Production Profile (Tabular Data in Table 19-12)    272
Figure 19-4: Life of Mine Operating Cost Summary (Tabular Data in Table 19-12)    274
Figure 19-5: Life-of-Mine Operating Cost Contributions    275
Figure 19-6: Greenbushes Sustaining Capital Profile (Tabular Data in Table 19-12)    278
Figure 19-7: Annual Cashflow Summary (Albemarle) (Tabular Data in Table 19-12)    280
Figure 19-8: Greenbushes NPV Sensitivity Analysis (Albemarle)    283

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List of Abbreviations
The metric system has been used throughout this report. Tonnes are metric of 1,000 kg, or 2,204.6 lb. All currency is in U.S. dollars (US$) unless otherwise stated.

Abbreviation	Unit or Term
A	ampere
AA	atomic absorption
A/m2	amperes per square meter
ANFO	ammonium nitrate fuel oil
Ag	silver
Au	gold
AuEq	gold equivalent grade
°C	degrees Centigrade
CCD	counter-current decantation
CIF	cost-insurance-freight
CIL	carbon-in-leach
CoG	cut-off grade
cm	centimeter
cm2	square centimeter
cm3	cubic centimeter
cfm	cubic feet per minute
ConfC	confidence code
CRec	core recovery
CSS	closed-side setting
CTW	calculated true width
°	degree (degrees)
dia.	diameter
DEMIRS	Department of Energy, Mines, Industry Regulation and Safety
DWER	Department of Water and Environmental Regulation
EDA	exploratory data analysis
EIS	Environmental Impact Statement
EMP	Environmental Management Plan
EOY	end-of-year
FA	fire assay
FOS	fine ore stockpile
FoS	factor of safety
ft	foot (feet)
ft2	square foot (feet)
ft3	cubic foot (feet)
g	gram
gal	gallon
g/L	gram per liter
g-mol	gram-mole
gpm	gallons per minute
g/t	grams per tonne
ha	hectares
HDPE	High Density Polyethylene
hp	horsepower
HTW	horizontal true width
ICP	induced couple plasma

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ID2	inverse-distance squared
ID3	inverse-distance cubed
IFC	International Finance Corporation
ILS	Intermediate Leach Solution
ILUA	Indigenous Land Use Agreement
IRMA	Initiative for Responsible Mining
kA	kiloamperes
kg	kilograms
km	kilometer
km2	square kilometer
koz	thousand troy ounce
kt	thousand tonnes
kt/d	thousand tonnes per day
kt/y	thousand tonnes per year
kV	kilovolt
kW	kilowatt
kWh	kilowatt-hour
kWh/t	kilowatt-hour per metric tonne
L	liter
LCE	Lithium Carbonate Equivalent
L/s	liters per second
L/s/m	liters per second per meter
lb	pound
LHD	Load-Haul-Dump
LLDDP	Linear Low Density Polyethylene Plastic
LOI	Loss On Ignition
LoM	Life-of-Mine
m	meter
m2	square meter
m3	cubic meter
masl	meters above sea level
mg/L	milligrams/liter
mm	millimeter
mm2	square millimeter
mm3	cubic millimeter
MME	Mine & Mill Engineering
Moz	million troy ounces
Mt	million tonnes
MTW	measured true width
MW	million watts
m.y.	million years
NGO	non-governmental organization
NI 43-101	Canadian National Instrument 43-101
NN	nearest neighbor
OSC	Ontario Securities Commission
oz	troy ounce
%	percent
PLC	Programmable Logic Controller
PLS	Pregnant Leach Solution
PMF	probable maximum flood
PMLU	Post-Mining Land Use

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ppb	parts per billion
ppm	parts per million
QA/QC	Quality Assurance/Quality Control
QKNA	quantitative kriging neighborhood analysis
RC	rotary circulation drilling
RoM	Run-of-Mine
RQD	Rock Quality Description
SEC	U.S. Securities & Exchange Commission
sec	second
SG	specific gravity
SPT	standard penetration testing
st	short ton (2,000 pounds)
t	tonne (metric ton) (2,204.6 pounds)
t/h	tonnes per hour
t/d	tonnes per day
t/y	tonnes per year
TRP	tailings retreatment plant
TSF	tailings storage facility
TSP	total suspended particulates
µm	micron or microns
V	volts
VFD	variable frequency drive
W	watt
XRD	x-ray diffraction
y	year

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1Executive Summary
This report was prepared as a Prefeasibility-level Technical Report Summary in accordance with the Securities and Exchange Commission (SEC) S-K regulations (Title 17, Part 229, Items 601 and 1300 until 1305) for Albemarle Corporation (Albemarle) by SRK Consulting (U.S.), Inc. (SRK) on the Greenbushes Mine (Greenbushes). This report is an update of the previous report titled “SEC Technical Report Summary, Pre-Feasibility Study, Greenbushes Mine, Western Australia” with an effective date of December 31, 2022 and a report date of February 14, 2023.
Greenbushes is held within the operating entity, Talison Lithium Australia Pty Ltd (Talison), of which Albemarle is a 49% owner with the remaining 51% ownership controlled by a Joint Venture (Tianqi/IGO JV) between Tianqi Lithium (Tianqi) and IGO Ltd (IGO) with ownership of 26.01% and 24.99%respectively.
SRK’s Mineral Reserve estimate is based on the production of chemical grade spodumene concentrate from three existing processing facilities (two chemical grade plants (CGP1 and CGP2) and one technical grade (TGP) spodumene plant), as well as two planned chemical grade plants (CGP3 and CGP4). Talison’s technical grade plant will continue to produce technical grade spodumene products in the future. However, the identification of Mineral Resources that are suitable for achieving technical grade product specifications does not occur until the grade-control drilling stage and therefore adequate data is not yet available to characterize production from this plant as technical grade for the purposes of the Mineral Reserve estimate. Instead, production from this plant has been assumed as lower value (on average) chemical grade product.
Talison is operating a processing facility to recover lithium from historic tailings (tailings retreatment plant or TRP). SRK has excluded the TRP from its reserve estimate due to limited materiality and technical data underlying the resource.
1.1Property Description
The Greenbushes property is a large mining operation located in Western Australia extracting lithium and tantalum products from a pegmatite orebody. In addition to being the longest continuously operated mine in Western Australia, the Greenbushes pegmatite is one of the largest known spodumene pegmatite resources in the world. The Greenbushes Lithium Operations property area is approximately 2,000 ha, which is a smaller subset of a larger 10,067 hectares (ha) land package controlled by Talison. Talison holds 100% of 10,067 ha of mineral tenements which cover the Greenbushes Lithium Operations area and surrounding exploration areas.
1.2Geology and Mineralization
The Greenbushes pegmatite deposit consists of a primary pegmatite intrusion (Central Lode) with a smaller, sub-parallel pegmatite to the east (Kapanga). The primary intrusion and its subsidiary dikes and pods are concentrated within shear zones within a metamorphic belt consisting of granofels, ultramafic schists and amphibolites. The pegmatites are crosscut by mafic dolerite dikes. The Central Lode pegmatite is over 3 kilometers (km) long (north by northwest), up to 300 meters (m) wide (normal to dip), strikes north to north-west and dips moderately to steeply west to south-west. The Kapanga deposit sits approximately 300 m to the east of the Central Lode deposit with strike length

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of 1.8 km, thickness averaging 150 m and dips between 40° and 60° toward the west. Current drilling has defined the Kapanga deposit to approximately 450 m depth below surface.
Overall, the Greenbushes lithium rich portion of the Central lode pegmatite averages approximately 2.1% Li2O, with the Kapanga domain reporting slightly lower at 1.8% Li2O. Major minerals are quartz, spodumene, albite, and K-feldspar. Primary lithium-bearing minerals are spodumene, LiAlSi2O6 (approximately 8% Li2O) and spodumene varieties kunzite and hiddenite. Minor lithium minerals include lepidolite (mica), amblygonite and lithiophilite (phosphates).
1.3Status of Exploration, Development and Operations
SRK notes that the property is an active mining operation with a long history of tin, tantalum, and lithium mining. The results and interpretation from exploration data are supported by extensive drilling and active mining exposure of the orebody in multiple pits on the property. The area around the current Greenbushes Lithium Operations has been extensively mapped, sampled, and drilled over several decades of exploration work. For the purposes of this report, SRK used exploration drilling with an effective date of June 30, 2023 to update the geologic model and Mineral Resource estimate. In addition to the updated drilling, the active mining, drilling, and in-pit mapping are considered robust for exploration work to support the current Mineral Resource estimation.
1.4Mineral Processing and Metallurgical Testing
Greenbushes operates Chemical Grade Plant-1 (CGP1) to recover spodumene from ore containing about 2.5% Li2O into lithium concentrates containing about 6% Li2O. The CGP1 process flowsheet utilizes unit operations that are standard to the industry including: ball mill grinding, HMS (heavy media separation), WHIMS (wet high intensity magnetic separation), coarse mineral flotation and conventional fine mineral flotation. During 2019 Greenbushes completed the construction of Chemical Grade Plant-2 (CGP2) which was designed to process 2.4 million tonnes per year (Mt/y) of ore at an average grade of 1.7% Li2O to produce final concentrates containing about 6% Li2O and meet the specification for Greenbushes’ SC6.0 product. The CGP2 flowsheet is very similar to CGP1 but was designed with a number of modifications based on HPGR (high pressure grinding rolls) comminution studies and CGP1 operational experience. The most notable modifications included:
•Replacement of the ball mill grinding circuit with HPGRs
•Plant layout to simplify material flow and pumping duties
•Orientation of the HMS circuit to allow the sink and float products to be conveyed to the floats WHIMS circuit and sinks tantalum circuit
•Locating the coarse flotation circuits above the regrind mill to allow flow steams to gravity feed directly into the mill
•Orientation of the fines flotation cells in a staggered arrangement to allow the recleaner and cleaner flotation tails to flow by gravity into the cleaner and rougher cells, respectively
•Orientation of the concentrate filtration circuit to allow the sinks to be conveyed to the sinks filter
•Provision for sufficient elevation for the deslime and dewatering cyclone clusters to gravity feed to the thickener circuits located at ground level
CGP2 commissioning began during September 2019 and continued intermittently into 2021. During 2021 CGP2 recovered only 50.5% of the contained lithium versus a predicted recovery of 73.2%. In an effort to resolve the performance issues with CGP2, Greenbushes retained MinSol Engineering

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(MinSol) to undertake a performance assessment of CGP2 and identify areas where improvements in the plant could be made to increase lithium recovery. MinSol issued a report on October 27, 2022, which presented their findings and a path forward to improve CGP2 performance.
These optimization changes have resulted in increasing average lithium recovery from about 50.5% reported for 2021 to 67.9% reported for the first half of 2023. This represents an almost 18% increase in lithium recovery. However, overall lithium recovery remains about 5% less than the design recovery. MinSol has identified the following process areas that could be further optimized in an effort to further improve overall lithium recovery:
•Blending of ore on the ROM pad to decrease plant feed variability
•Redirecting fines flotation cleaner tailings to allow for additional reagent conditioning
•Improve reagent conditioning efficiency of the fines flotation conditioner
•Improve reagent conditioning in the hydrofloat reagent conditioners.
•Prescreening HPGR feed to reduce slimes generation
•Add a scavenger flotation circuit
•Add a scavenger WHIMS circuit
1.5Mineral Resource Estimates
The Mineral Resources disclosed are based on a property-wide resource block model comprised of the updated 2023 Central Lode and the 2023 Kapanga deposit models. Changes from the previous resource statement include the inclusion of the latest exploration drilling, grade control, revised geological model to improve definition of the dolerite dikes and depletion of the Central Lode model due to mining activities through June 30, 2023. A review of the reasonable prospects for eventual economic extraction (RPEEE) has been updated to reflect the latest economic assumptions and costs, including revised pit optimization and cut-off grade (CoG) parameters.
The Mineral Resource statement disclosed in this TRS has an effective date of June 30, 2023. These reflect adjustments in property topography, economics, drilling, geology models, and block models.
Mineral resources have been estimated by SRK and are based on a spodumene concentrate sales price of US$1,650 CIF China, which is US$1,525/t of concentrate at the mine gate after deducting for transportation and government royalty. The applied resource CoG reflects current operational practices at 0.7% Li2O . All resources are categorized in a manner consistent with SEC definitions. Current Mineral Resources, exclusive of reserves, are summarized in Table 1-1.
SRK notes changes in the mineral resources on a year-by-year basis. The changes in the mineral resources noted in the tables below are mainly attributed to the following key factors:
•Depletion of mineral resources from 2022 to 2023
•New drilling has been completed since end-of-year (EOY) 2022 reporting; this includes an additional 92 holes for 29,562 m across the Greenbushes property.
•Upgrade of 2022 Inferred mineral resources as a result of the additional drilling completed and reinterpretation of geological model adding confidence to the geological continuity for both the pegmatites and internal waste from the dolerite dikes
•Impact of new drilling on the deposit reducing the tonnage and grades at Kapanga
•Changes in the geological models which form the basis for the current estimate

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Table 1-1: Greenbushes Summary Mineral Resources Exclusive of Mineral Reserves as of June 30, 2023, Based on US$1,525/t of Concentrate at Mine Gate, SRK Consulting (U.S.), Inc.

Can Area	Category	100% Tonnes (Mt)	Attributable Tonnes (Mt)	Li2O (%)	Mass Yield
Open Pit 2023	Indicated	75.8	37.1	1.48	15.7
	Inferred	11.8	5.8	1.19	11.8
Source: SRK, 2023
•Albemarle’s attributable portion of Mineral Resources is 49%.
•Mineral resources are reported exclusive of Mineral Reserves. Mineral resources are not Mineral Reserves and do not have demonstrated economic viability.
•Resources have been reported as in situ (hard rock within an optimized pit shell).
•Resources have been categorized subject to the opinion of a QP based on the quality of informing data for the estimate, consistency of geological/grade distribution, and data quality.
•Resources which are contained within the Mineral Reserve pit design may be excluded from reserves due to an Inferred classification.
•All Indicated stockpiled resources have been converted to Mineral Reserves.
•Open Pit Mineral resources are reported considering a nominal set of assumptions for reporting purposes:
oChemical grade plant weight recovery (mass yield) varies as a function of Li2O% grade. The mass yield (MY) equation used for RPEE pit optimization is MY%=9.362 x Li2O%^1.319 – 1.5, subject to a 97% recovery limitation when the Li2O grade exceeds 5.8%. Recovery is set to zero when the mass yield equation result for a block is less than zero.
oDerivation of economic CoG for resources is based on the mine gate pricing of US$1,525/t of 6% Li2O concentrate. The mine gate price is based on US$1,650/t-conc CIF less US$125/t-conc for government royalty and transportation to China.
oCosts estimated in Australian Dollars were converted to U.S. dollars based on an exchange rate of 1.00AU$:0.68US$.
oThe economic CoG calculation is based on US$2.67/t-ore incremental ore mining cost, US$31.90/t-ore processing cost, US$9.24/t-ore G&A cost, and US$2.35/t-ore sustaining capital cost. Incremental ore mining costs are the costs associated with the RoM loader, stockpile rehandling, grade control assays and rockbreaker
oThe price, cost and mass yield parameters produce a calculated resource economic CoG of 0.576% Li2O. However, due to the internal constraints of the current operations, an elevated resource CoG of 0.7% Li2O has been applied. SRK notes actual economic CoG is lower, but it is the QP’s opinion to use a 0.7% Li2O CoG to align with current site practices.
oAn overall 40° (east side) and 47° (west side) pit slope angle, 0% mining dilution, and 100% mining recovery.
oResources were reported above the assigned 0.7% Li2O CoG and are constrained by an optimized 0.90 revenue factor pit shell.
oNo infrastructure movement capital costs have been added to the optimization.
•Mineral resources tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the Mineral Resources with an effective date: June 30, 2023.

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1.6Mining Methods and Mineral Reserve
The conversion of Mineral Resources to Mineral Reserves has been completed in accordance with United States Security and Exchange Commission (SEC) regulations CFR 17, Part 229 (S-K 1300). Mineral reserves were determined based on a spodumene concentrate sales price of US$1,500/t of concentrate CIF China (or US$1,383/t of concentrate at the mine gate after deducting for transportation and government royalty). The Mineral Reserves are based on PFS level study as defined in §229.1300 et seq.
The Mineral Reserve calculations for the Greenbushes Central Lode lithium deposit have been carried out by a Qualified Person as defined in §229.1300 et seq. SRK Consulting (U.S.) Inc. is responsible for the Mineral Reserves reported herein. Table 1-2 shows the Greenbushes Mineral Reserves with an effective date of June 30, 2023.

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Table 1-2: Greenbushes Summary Mineral Reserves at June 30, 2023, Based on US$1,383/t of Concentrate Mine Gate, SRK Consulting (U.S.), Inc.

Classification	Type	100% Tonnes (Mt)	Attributable Tonnes (Mt)	Li2O%	Mass Yield (%)
Probable Mineral Reserves	In situ	145.4	71.2	1.82	19.9%
	Stockpiles	2.9	1.4	2.43	19.9%
	In situ + Stockpiles	148.3	72.6	1.83	19.9%
Source: SRK, 2023
Notes to Accompany Mineral Reserve Table
•Albemarle’s attributable portion of Mineral Resources and reserves is 49%.
•Mineral reserves are reported exclusive of Mineral Resources.
•Indicated in situ resources have been converted to Probable reserves.
•Indicated stockpile resources have been converted to Probable Mineral Reserves.
•Mineral reserves are reported considering a nominal set of assumptions for reporting purposes:
oMineral reserves are based on a mine gate price of US$1,383/t of chemical grade concentrate (6% Li2O).
oMineral reserves assume 93% global mining recovery.
oMineral reserves are diluted at approximately 5% at zero grade for all Mineral Reserve blocks in addition to internal dilution built into the resource model (2.8% with the assumed selective mining unit of 5 m x 5 m x 5 m).
oThe mass yield (MY) for reserves processed through the chemical grade plants is estimated based on mass yield formulas that vary depending on the Li2O% grade of the plant feed. For CGP1, the formula is MY%=9.362 x Li2O%^1.319, subject to a 97% recovery limitation when the Li2O grade exceeds 5.5%. For CGP2, CGP3 and CGP4, the formula is MY%=9.362 x Li2O%^1.319 – 1.5 subject to a 97% recovery limitation when the Li2O grade exceeds 5.8%. The weighted average LoM mass yield for the four chemical grade plants is 19.5%.
oThe formula for MY for reserves processed through the technical grade plant is MY%=26.629 x Li2O% - 60.455 . There is approximately 3.2 Mt of technical grade plant feed at 3.7% Li2O. The average LoM mass yield for the technical grade plant is 38.0%.
oAlthough Greenbushes produces a technical grade product from the current operation, it is assumed that the reserves reported herein will be sold as a chemical grade product. This assumption is necessary because feed for the technical grade plant is currently only defined at the grade control or blasting level. Therefore, it is conservatively assumed that concentrate produced by the technical grade plant will be sold at the chemical grade product price.
oDerivation of economic CoG for reserves is based on mine gate pricing of US$1,383/t of 6% Li2O concentrate. The mine gate price is based on US$1,500/t-conc CIF less US$117/t-conc for government royalty and transportation.
oCosts estimated in Australian Dollars were converted to U.S. dollars based on an exchange rate of 1.00AU$:0.68US$.
oThe economic CoG calculation is based on US$2.67/t-ore incremental ore mining cost, US$31.90/t-ore processing cost, US$9.24/t-ore G&A cost, and US$2.35/t-ore sustaining capital cost. Incremental ore mining costs are the costs associated with the RoM loader, stockpile rehandling, grade control assays and rockbreaker
oThe price, cost and mass yield parameters produce a calculated economic CoG of 0.606% Li2O. However, due to the internal constraints of the current operations, an elevated Mineral Reserves CoG of 0.7% Li2O has been applied.
oThe CoG of 0.7% Li2O was applied to reserves that are constrained by the ultimate pit design and are detailed in a yearly mine schedule.
oStockpile reserves have been previously mined and are reported at a 0.7% Li2O CoG.
•Waste tonnage within the reserve pit is 716.6 Mt at a strip ratio of 4.93:1 (waste to ore – not including reserve stockpiles)
•Mineral reserve tonnage, grade and mass yield have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding:
oMt = millions of metric tonnes
oReserve tonnes are rounded to the nearest hundred thousand tonnes
•SRK Consulting (U.S.) Inc. is responsible for the Mineral Reserves with an effective date: June 30, 2023.

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1.6.1    Mining Operations
Greenbushes is an operating mine using conventional open pit mining methods to extract Mineral Reserves containing economic quantities of Li2O to produce both chemical and technical grade spodumene concentrates. Drilling, blasting, and load and haul activities are performed by contractors. Grade control is performed with reverse circulation (RC) drills that sample on 2.5 m intervals. In ore areas, mining occurs on 5 m benches and in waste areas, 10 m benches are used. Ore is hauled to the run-of-mine (RoM) pad or to long-term ore stockpiles. Waste rock is hauled to a waste dump adjacent to the open pit.
The 2023 geotechnical field program collected significant additional data on geotechnical conditions. For the most part, the new data confirms previous strength estimates, with the exception of the pegmatite shear zone which is weaker than previously estimated. The pit design has been checked for geotechnical stability. Rock mass parameters based on characterization work have been input according to structural domain into a limit equilibrium stability analysis. Results of the stability analyses indicate that all slopes meet the minimum acceptability criteria of factor of safety greater than 1.3.
The life-of-mine (LoM) production profile is shown in Figure 1-1. The peak annual mining rate (ex-pit) is approximately 66 million tonnes (Mt) and mining spans approximately 18 years plus a final partial year with only stockpile rehandling to the plants occurring. The LoM average strip ratio (w:o) is 4.93.
Source : SRK, 2023
Figure 1-1: Mine Production Profile

1.7Processing and Recovery Methods
Greenbushes currently has two ore crushing facilities (CR1 and CR2) and three ore processing plants which include a technical grade plant (TGP), chemical grade plant-1 (CGP1) and chemical grade plant-2 (CGP2) with a nominal capacity of 4.5 Mt/y of pegmatite feed to produce a nominal 1.3

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Mt/y of spodumene concentrate from all three plants combined. TGP is a relatively small plant that processes approximately 350,000 t/y of ore at an average grade of about 3.8% Li2O and produces about 150,000 t of spodumene concentrate products. TGP produces a variety of product grades identified as SC7.2, SC6.8, SC5.5 and SC5.0. as well as a tantalum concentrate.
During the period 2017 – 2023 (Jan-Jun) ore tonnes processed ranged from 343,760 to 373,643 t (excluding 2020 production which was impacted by COVID) and ore grades ranged from 3.72% to 3.96% Li2O. Overall lithium recovery ranged from 69.8% to 75.1% into six separate products (SC7.2-Standard, SC7.2-Premium, SC6.8, SC6.5, SC6.0 and SC5.0). Overall mass yield during this period ranged from 38.4% to 44.9%. Mass
CGP1 and CGP2 process spodumene ore into lithium concentrates containing a minimum of 6% Li2O and a maximum iron content of 1% iron oxide (Fe2O3). The process flowsheets utilized by both CGP1 and CGP2 are similar and include the following major unit operations to produce chemical grade spodumene concentrates:
•Crushing
•Grinding and classification
•Heavy media separation
•Wet high intensity magnetic separation (WHIMS)
•Coarse mineral flotation
•Regrinding
•Regrind coarse mineral flotation
•Fine mineral flotation
•Concentrate filtration
•Final tailings thickening and storage at the tailing storage facility
During 2022 CGP1 processed 1.79 Mt of ore at an average grade of 2.69% Li2O with 72.1% of the contained lithium recovered into concentrates averaging 6.05% Li2O. During 2023 (Jan – Jun) CGP1 processed 881,032 t of ore at an average grade of 2.70% Li2O and recovered 75.4% of the contained lithium into concentrates averaging 5.95% Li2O.
CGP2 commissioning began during September 2019 and continued through April 2020. During the period from March 2020 to April 2021 operations were suspended due to market demand considerations. Operations resumed during May 2021 and have continued.
During 2022 CGP2 processed 2.00 Mt of ore at an average grade of 1.96% Li2O and recovered 64.0% of the lithium (versus a modeled recovery of 74.3%) into 419,246 t of concentrate at an average grade of 5.98% Li2O. Concentrate yield for this period averaged 21.0% versus the model yield projection of 24.4%. CGP2 performance improved steadily during 2022 with significant improvement during the fourth quarter. During the fourth quarter of 2022 lithium recovery averaged 68.2% versus the modeled recovery of 75.4% and the mass yield to concentrate was 22.5% versus the modeled yield of 24.7%.
During 2023 (Jan-Jun) CGP2 processed 1.04 Mt of ore at an average grade of 2.18% Li2O and recovered 67.9% of the lithium versus a modeled recovery of 76.9% into 256,512 t of concentrate at an average grade of 6.00% Li2O. Concentrate yield for this period averaged 24.7% versus the model yield projection of 28.0%. The improved plant performance is attributed to improved operating

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availability, steady-state operation and ongoing efforts to improve performance of individual unit operations.
SRK notes that that CGP2 and CGP1 flowsheets are similar and both plants process ore from the same mining operation, as such, SRK believes that it is reasonable to expect that CGP2 will eventually achieve performance similar to CGP1.
Greenbushes is currently constructing Chemical Grade Plant-3 (CGP3), which will be identical to CGP2 with a capacity of 2.4 Mt/y. CGP3 is scheduled to come on-line during Q1 2025. Greenbushes also has plans to construct Chemical Grade Plant-4 (CGP4), which will also be based on CGP2. CGP4 is currently planned to commence production during Q1 2027.
SRK recommends that Greenbushes’ CGP1 yield model continue to be used for resource and reserve modeling for ore processed at CGP1 and recommends using the modified CGP2 yield model shown below for resource and reserve calculations for ore processed at CGP2, CGP3 and CGP4. The revised yield equation applied to CGP2 for 2023 is given as:
Modified CGP2 Yield % = (9.362 * (Plant Feed Li2O%) 1.319 ) – 1.5
1.8Infrastructure
Greenbushes is a mature operating lithium hard rock open pit mining and concentration project that produces 6% spodumene concentrate. Access to the site is by paved highway off a major Western Australian highway. Employees travel to the project from various communities in the region. The established facilities on the site include security fencing and guard house access, communications systems, access roads and interior site roads, administrative and other offices, change houses, existing mine services area (MSA), warehousing, shops, crushing plants, processing plants (CGP1/CGP2/TGP/TRP), tailings facilities, new explosives storage facilities, water supply and distribution system with associated storage dams, power supply and distribution system, laboratory, fuel storage and delivery system, reverse-osmosis water treatment plant, health-safety-training offices, mine rescue area, storage sheds, mine waste storage area, miscellaneous waste storage facilities, and engineering offices. The concentrate is shipped by truck to port facilities located at Bunbury 90 km to the west of the Project. These facilities are in place and functional. An abandoned rail line is present north of the project but not currently used but being studied as an option for future concentrate transport.
Several modifications to the infrastructure are currently in construction or planned. An upgraded 132 kV power line was placed in service in 2023. The new Mine Service Area (MSA) is near completion and is planned to be operating in late-2023 to provide mine heavy and light equipment maintenance facilities and technical services offices as the existing MSA will be impacted by the planned pit progression. A mine access road will be added to reduce truck traffic through Greenbushes. The warehouse and laboratories are planned to be expanded. The tailings facilities are being expanded with the addition of a new two cell facility known as TSF4 located adjacent to and south of the existing TSF2 and TSF1 facilities. TSF1 will be expanded late in the mine life to meet tailings storage needs. The waste rock facilities will continue to expand on the west side of the pit toward the highway and south toward the permit boundary adjacent to TSF4. A new mine village will be constructed starting in 2023 to provide additional housing. It is expected to be completed in 2024.

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1.9Market Studies
Fastmarkets has developed a marketing study on behalf of Albemarle to support lithium pricing assumptions. This market study does not consider by- or co-products that may be produced alongside the lithium production process.
Battery demand is now responsible for 75.0% of all lithium consumed. Looking forward, Fastmarkets expects demand from eMobility, especially battery electric vehicles (BEVs), to continue to drive lithium demand. The market tightness is expected to ease in 2023, with a small deficit. Thereafter the market is expected to be almost neutral, but with a slowly increasing deficit that reaches 7% by 2033.
With demand forecasted to stay strong over the coming decades, the market will need to continue to add fresh supply to satisfy demand. Fastmarkets expects prices to hold above incentive prices to justify development of new projects.
Fastmarkets recommends that a real price of US$20/kg for lithium carbonate CIF China Japan Korea and of US$1,500/t for spodumene SC6 CIF China should be utilized by Albemarle for the purposes of Mineral Reserve estimation. Recommended prices are on the lower end of Fastmarkets low-case scenario.
1.10Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups
The Project has been in operation as a hard rock mine since 1983 and is fully permitted for its current operations. The Project is in the process of obtaining further approvals for expansion. Talison holds the mining rights to lithium at the Project and Global Advanced Metals (GAM) holds the rights to non-lithium minerals. GAM processes tantalum and tin extracted by Talison during mining activities within the Project area under their own operating license, and GAM are, therefore, responsible for the environmental management of their premises. Under agreement, Talison provides services to GAM consisting of laboratory analyses and environmental reporting, and shared use of some water circuit infrastructure.
1.10.1    Environmental Study Results
The Project is in the southwest of Western Australia in the Shire of Bridgetown-Greenbushes. The town of Greenbushes is located on the northern boundary of the mine. The majority of the Project is within the Greenbushes Class A State Forest (State Forest 20) which covers 6,088 ha and is managed by the Department of Biodiversity, Conservation and Attractions (DBCA) as public reserve land under the Conservation and Land Management Act 1984 (CALM Act). The DBCA manages State Forest 20 in accordance with the approved Forest Management Plan that aims to maintain the overall area of native forest and plantation available for forest produce, including biodiversity and ecological integrity. The remaining land in the Project area is privately owned.
During development and subsequent modifications to the mine, environmental studies and impact assessments have been completed to support project approval applications, including studies related to:
•Flora and vegetation
•Terrestrial and aquatic fauna
•Surface water and groundwater

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•Material characterization (geochemistry)
•Air quality and greenhouse gas assessment
•Noise, vibration and visual amenity
•Cultural Heritage
1.10.2    Environmental Management and Monitoring
The Project operates under approvals that contain conditions for environmental management that include waste and tailings disposal, site monitoring, and water management. Primary approvals are authorized under the federal Environment Protection and Biodiversity and Conservation Act 1999 (EPBC Act) via approvals EPBC 2018/8206 and EPBC 2013/6904, the State Environmental Protection Act 1986 (EP Act) including the environmental impact assessment approval for the proposed mine expansion (Ministerial Statement 1111), the operation of a prescribed premises (Licence L4247/ 1991/13), approval for the construction and commissioning of a prescribed premises for the proposed mine expansion (W6283/2019/1), and under the Mining Act 1978, under an approved Mine Closure Plan (Reg ID 60857) and several Mining Proposals (section 17.3) conditions.
Specific requirements for compliance and ambient monitoring are defined in the Licence (L4247/1991/13) and Works Approval (W6283/2019/1). The monitoring results must be reported to the regulators (Department of Water and Environmental Regulation (DWER) and Department of Energy, Mines, Industry Regulation and Safety (DEMIRS)) on an annual basis.
1.10.3    Project Permitting Requirements
Australia has a robust and well-developed legislative framework for the management of the environmental impacts from mining activities. Primary environmental approvals are governed by the federal EPBC Act and the environmental impact assessment process in Western Australia is administered under Part IV of the EP Act. Additional approvals in Western Australia are principally governed by Part V of the EP Act and by the Mining Act, as well as several other regulatory instruments. Primary and other key approvals are discussed in Section 17.
1.10.4    Environmental Compliance
The Project has not incurred any significant environmental incidents. Reportable incidents in the 2022-2023 AER period totaled approximately 100 incidents and consist primarily of spills, followed by water or tailings incidents, flora and fauna incidents, and dust incidents. The Project is responsible for contamination of five sites due to hydrocarbons and metals in soil, and elevated concentrations of metals in groundwater and surface water (Site IDs 34013, 73571, 73572, 75019, and 75017). These sites are classified as “Contaminated – Restricted use” and only permit commercial and industrial uses. This will need to be reviewed for final land use options for closure.
1.10.5    Local Individuals and Groups
The mining tenure for the Project was granted in 1983 and, therefore, is not a future act as defined under the Native Title Act 1993 (a ‘future act’ is an act done after January 1, 1994, which affects Native Title). The Project is, therefore, not required by law to have obtained agreements with the local native title claimant groups. Nonetheless, Talison regularly engages and maintains strong ties and working relationships with local Aboriginal people and Traditional Custodians of the area, including, but not necessarily limited to, policies and practices regarding employment, contracting,

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establishing advisory groups, etc. Talison recognizes the Traditional Custodians’ whose traditional lands intersect the land on which Talison operates and works.
Greenbushes is within the South West Native Title Settlement agreement area between the Noongar people and the Western Australian (WA) Government. The Settlement, in the form of six Indigenous Land Use Agreements (ILUA), is intended to elevate economic, social, and community outcomes of the Noongar people.
Also, as part of its efforts to build stronger communities, six multi-year partnerships have been established with key groups which directly influence local communities. These partnerships have a strong focus on education and health for people of all ages. In 2022, Talison signed two new multi-year partnerships.
The Project lies immediately south of the town of Greenbushes and maintains an active stakeholder engagement program and information sessions to groups such as the “Grow Greenbushes.” Senior mine management reside in the town. Talison promotes local education (the Greenbushes Primary School and tertiary sponsorships) and provides support to community groups with money and services (allocated in the Environmental and Community budget).
Talison has two agreements in place with local groups:
•Blackwood Basin Group (BBG) Incorporated – offset management agreement whereby BBG have agreed to manage and improve the condition of native vegetation for the purpose of the Black Cockatoo offset requirements.
•Tonebridge Grazing Pty Ltd. – site conservation agreement for the protection and improvement of native vegetation to protect Black Cockatoo habitat.
In addition, Talison entered into a revised MOU for the delivery of environmental offsets with the Department of Biodiversity, Conservation and Attractions (DBCA) in 2022.
1.10.6    Mine Closure
Talison has updated the mine closure plan in 2022 to incorporate changes and proposed expansions to the current operations and the results of additional studies including a pit lake study and additional geochemical characterization work.
Western Australia does not require a company to post performance or reclamation bonds. All relevant tenement holders in Western Australia are required to annually report disturbance and to make contributions to a pooled fund based on the type and extent of disturbance under the Mining Rehabilitation Fund Act of 2012 (MRF Act). The pooled fund can be used by DEMIRS to rehabilitate mines where the tenement holder/operator has failed to meet their rehabilitation obligations and finances have not been able to be recovered. The interest earned on the pooled fund is used for administration and to rehabilitate legacy abandoned mine sites.
A cost estimate for immediate (unplanned) closure of Greenbushes has been prepared by Talison using the Victorian Government Rehabilitation bond calculator (dpi-bond-calculator-24-feb-2011) as a template to assist them in identifying and costing the rehabilitation, decommissioning, and monitoring requirements for the Greenbushes site. The Victorian Government bond calculator uses predefined third-party unit rates based on the typical current market ‘third party rates’ as of July 2010, which

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may overestimate or underestimate closure costs for Western Australia. Talison has been escalating these unit rates since 2013.
The September 2023 closure cost estimate for Greenbushes only addresses immediate mine closure. SRK was not provided a LoM closure cost estimate, which, although not a regulatory requirement, is industry best practice. This estimate includes facilities that currently exist on site and expansion of Floyd’s dump. The closure cost estimate totaled AU$62,434,282, of which AU $59,235,736.40 represents Talison’s portion of the operation.
The Victorian Government model used by Talison to estimate closure costs was created in 2011 and uses fixed unit rates rather than using site-specific rates developed by a consultant to the government. These rates have been increased for inflation since that time using Perth CPI indices. There is no documentation on the basis of the unit rates used in the Victorian model and the government of Victoria was unable to provide any information regarding the accuracy of the rates. Because of this, SRK cannot validate any of the unit rates used in the model or the overall closure cost estimate.
Furthermore, because closure of the site is not expected until 2042, the closure cost estimate represents future costs based on current site conditions. In all probability, site conditions at closure will be different than currently expected and, therefore, the current estimate of closure costs is unlikely to reflect the actual closure cost that will be incurred in the future.
Currently, the site must treat mine water collecting in the Southampton and Cowan Brook Dams prior to discharge due to elevated levels of arsenic and lithium in the water. The sources of elevated lithium and arsenic in the mine water circuit include dewatering water from the open pit. Although some testing in early 2023 indicates that seepage from tailings solids will improve over time, the tests also indicate the potential for arsenic to remain above the freshwater aquatic and drinking water guidelines after closure.
If perpetual, or even long-term, treatment of water is required to comply with discharge requirements, the closure cost estimate provided by Talison could be materially deficient.
1.11Capital and Operating Costs
Capital cost forecasts were developed in Australian dollars. The cost associated with the sustaining capital at the operation are presented in Figure 1-2. The total sustaining capital spend over life of mine is forecast at US$1.83 billion.

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Source: SRK
Figure 1-2: Sustaining Capital Profile (Tabular Data in Table 19-12)

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Operating costs were forecast in Australian dollars and are categorized as mining, processing and SG&A costs. Mining costs include the costs to move the ore and waste material to waste dumps, stockpiles or plant feed locations. Processing costs include the costs to process the ore into a concentrate. SG&A costs include the general and administrative costs of running the operation and the selling expenses associated with the concentrate product. A summary of the life of mine average for mining, processing and SG&A costs is presented in Table 1-3.
Table 1-3: Life of Mine Operating Cost Averages

Category	Unit	Value
Mining Cost	US$/t mined	5.55
Processing Cost	US$/t processed	31.90
SG&A Cost	US$/t concentrate	91.17
Source: SRK, 2023

These costs are typically broken out into fixed and variable costs. A life of mine summary of the operating cost breakdown is presented in Figure 1-3 and Figure 1-4.

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Source: SRK, 2023
Figure 1-3: Life of Mine Operating Cost Profile (Tabular Data in Table 19-12)

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Source: SRK
Figure 1-4: Life of Mine Operating Cost Summary

1.12Economic Analysis
Economic analysis, including estimation of capital and operating costs is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations and therefore actual economic outcomes often deviate significantly from forecasts.
The Greenbushes operation consists of an open pit mine and several processing facilities fed primarily by the open pit mine. The operation is expected to have a 19 year life.
The economic analysis metrics are prepared on annual after tax basis in US$. The results of the analysis are presented in Table 1-4. The results indicate that, at a CIF China chemical grade concentrate price of US$1,500/t, the operation returns an after-tax NPV at 10% of US$8.86 billion (US$4.34 billion attributable to Albemarle). Note, that because the mine is in operation and is valued on a total project basis with prior costs treated as sunk, IRR and payback period analysis are not relevant metrics.

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Table 1-4: Indicative Economic Results (Albemarle)

LoM Cash Flow (Unfinanced)	Units	Value
Total Revenue	US$ million	21,716
Total Opex	US$ million	(5,981)
Operating Margin	US$ million	15,735
Operating Margin Ratio	%	72%
Taxes Paid	US$ million	(4,219)
Free Cashflow	US$ million	9,565
Before Tax
Free Cash Flow	US$ million	13,785
NPV at 10%	US$ million	6,120
After Tax
Free Cash Flow	US$ million	9,565
NPV at 10%	US$ million	4,339
Source: SRK

A summary of the cashflow on an annual basis is presented in Figure 1-5.

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Source: SRK, 2023
Figure 1-5: Annual Cashflow Summary (Albemarle) (Tabular Data in Table 19-12)

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1.13Conclusions and Recommendations
1.13.1    Property Description and Ownership
The property is well known in terms of descriptive factors and ownership, and there are no additional recommendations at this time.
1.13.2    Geology and Mineralization
Geology and mineralization are well understood through decades of active mining, however, SRK recommends evaluating the plunge to pegmatites and the Li2O mineralization in Central Lode and Kapanga. Understanding this trend has the potential to improve exploration drilling success, delineate high-grade “shoots” within the pegmatites and properly represent the continuity of high-grade and low-grade domains.
1.13.3    Status of Exploration, Development and Operations
The status of exploration, development, and operations is advanced and active. Assuming that exploration and mining continue at Greenbushes using the current mining method, there are no additional recommendations at this time.
1.13.4    Mineral Resource
SRK recommends Talison continue with updating the property-wide geological and resource block model from a first principles perspective to generate a continuous geological interpretation across the Central Lode and Kapanga deposits as well as incorporating all recent geological data. Generation of a 3D structural wireframe model will aid in the geological interpretation and understanding of structural influence on local uncertainties in the pegmatite. Lastly, SRK recommends annual exploration and condemnation drilling to continue to assess the property for additional pegmatite resources:
•Continue to utilize the property-wide geologic model and resource block model that aligns the Central Lode and Kapanga deposits
•Consider alternative modeling methods to improve the geologic model specifically for the Kapanga pegmatite and dolerite dikes
•Construct a detailed 3D wireframe structural model across the property to support the geological model update and provide aid to geotechnical design assumptions
•Further work and focus on additional geological data should be collected to aid in the evaluation of technical parameters such as geotechnical, hydrogeological and metallurgical to consider potential for underground resources in future estimates.
1.13.5    Reserves and Mining Methods
SRK has reported Mineral Reserves that, in our opinion as QP, are appropriate for public disclosure. The mine plan, which is based on the Mineral Reserves, spans approximately 18 years. Annual mining requirements are reasonable, with a peak ex-pit mining rate of approximately 66 million tonnes (Mt) of combined ore and waste per year. SRK notes that a significant increase over the current mining rate will be required in future years. Accordingly, SRK recommends that Greenbushes make arrangements with the mining contractor to mobilize additional equipment to achieve increased mining rates starting in 2024.

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Over the life of the project, approximately 716.6 Mt of waste will be mined from the open pit. A feasible surface waste dump design exists to accommodate 63% of the LoM waste quantity; the remaining waste tonnage will have to be dumped back into the southern portion of the Central Lode pit and the Kapanga pit after all ore has been mined from those areas. SRK recommends that Greenbushes closely monitor the mining sequence as mining progresses to ensure timely availability of in-pit dumps.
1.13.6    Processing and Recovery Methods
A comparison of the CGP1 yield model with actual CGP1 plant performance shows that the CGP1 yield model is generally a good predictor of CGP1 plant performance. However, a comparison of the CGP2 yield model with actual CGP2 plant performance during commissioning shows that CGP2 has significantly underperformed the CGP2 yield model.
Greenbushes retained MinSol Engineering to undertake a performance assessment of CGP2 and identify areas where improvements in the plant could be made to increase lithium recovery. MinSol identified and coordinated process plant improvements which resulted in increasing lithium recovery from about 50% reported for 2021 to an average of 67.9% during the first half of 2023.
SRK notes that that CGP2 and CGP1 flowsheets are similar and both plants process ore from the same mining operation, as such, SRK believes that it is reasonable to expect that CGP2 will eventually achieve performance similar to CGP1. SRK is of the opinion that the incrementally higher lithium recovery included in Greenbushes CGP2 yield model (attributed to the inclusion of the HPGR in CGP2’s comminution circuit) is not warranted as it has been determined that the HPGR results in higher unrecoverable lithium slimes production than had been anticipated. SRK recommends that Greenbushes’ CGP1 yield model continue to be used for resource and reserve modeling for ore processed at CGP1 and recommends using the modified CGP2 yield model shown below for resource and reserve calculations for ore processed at CGP2:
Modified CGP2 Yield % = (9.362 * (Plant Feed Li2O%) 1.319 ) - 1.5
Greenbushes is currently constructing Chemical Grade Plant-3 (CGP3), which will be identical to CGP2 with a capacity of 2.4 Mt/y. CGP3 is scheduled to come on-line during Q1 2025. Greenbushes also has plans to construct Chemical Grade Plant-4 (CGP4), which will also be based CGP2. CGP4 is currently planned to commence production during Q1 2027. For the current period, SRK recommends that the modified CGP2 yield model be used to estimate future production from CGP3 and CGP4.
1.13.7    Infrastructure
The infrastructure at Greenbushes is installed and functional. Expansion projects have been identified and are at the appropriate level of design depending on their expected timing of the future expansion. Tailings and waste rock are flagged as risks due to the potential for future expansion and location of future resources that are in development. SRK recommends a detailed review of long-term storage options for both tailings and waste rock to allow timely planning and identification of alternative storage options for future accelerated expansion if needed.

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1.13.8    Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups
The Project has been in operation as a hard rock mine since 1983 and is fully permitted for its current operations. The Project is in the process of obtaining further approvals for expansion.
During development and subsequent modifications to the mine, environmental studies and impact assessments have been completed to support project approval applications. Many of these studies have been or are being updated as part of the expansion efforts. Some of the key findings from previous studies include:
•No Threatened Ecological Communities, Priority Ecological Communities or threatened flora have been reported in the vicinity of the mine site.
•There have been seven conservation significant fauna species recorded in the mine development area.
•Surface water drains through tributaries of the Blackwood River which is registered as a significant Aboriginal site that must be protected under the State Aboriginal Heritage Act 1972.
•Groundwater is not a resource in the local area due to the low permeability of the basement rock.
•Earlier studies indicated that the pits would overflow approximately 300 years after mine closure; however, more recent modeling suggests that water levels will stabilize in approximately 500 to 900 years and remain 20 m below the pit rims (i.e., no overflow).
•Background groundwater quality data are limited due to a lack of monitoring wells upgradient of the mine, and as monitoring wells are located close to the TSFs and/or in the historically dredged channels; some of these wells have been impacted by seepage and are under investigation and remediation efforts.
•Waste rock is not typically acid generating, though some potentially acid generating (PAG) granofels (metasediments) do occur in the footwall of the orebody. Significant acid neutralizing capacity (ANC) has been shown to exist in waste rock and pit walls.
•Studies into the potential for radionuclides have consistently returned results that are below trigger values.
•There are no other cultural sites listed within the mining development area.
The Project operates under approvals that contain conditions for environmental management that include waste and tailings disposal, site monitoring, and water management. The Project has not incurred any significant environmental incidents (EPA, 2021).
There has been no predictive modeling of the pit lake quality as far as SRK is aware, and this is recommended to inform closure management strategies. There is potential for site water management to be required post-closure until seepage from TSF2 attenuates.
The Project has contaminated five sites listed which encompass the entire mine area due to known or suspected contaminated site due to hydrocarbons and metals in soil, and elevated concentrations of metals in groundwater and surface water. These sites are classified as “Contaminated – Restricted use” and only permit commercial and industrial uses. This will need to be reviewed for final land use options for closure.
Talison has agreements in place with two local groups.

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Mine Closure
Talison has updated the mine closure plan in 2022 to incorporate changes and proposed expansions to the current operations and the results of additional studies including a pit lake study and additional geochemical characterization work.
Western Australia does not require a company to post performance or reclamation bonds. All relevant tenement holders in Western Australia are required to annually report disturbance and to make contributions to a pooled fund based on the type and extent of disturbance under the Mining Rehabilitation Fund Act 2012 (MRF Act). The pooled fund can be used by DEMIRS to rehabilitate mines where the tenement holder/operator has failed to meet their rehabilitation obligations and finances have not been able to be recovered. The interest earned on the pooled fund is used for administration and to rehabilitate legacy abandoned mine sites.
A cost estimate for immediate (unplanned) closure of Greenbushes has been prepared by Talison using the Victorian Government Rehabilitation bond calculator (dpi-bond-calculator-24-feb-2011) as a template to assist them in identifying and costing the rehabilitation, decommissioning, and monitoring requirements for the Greenbushes site. The Victorian Government bond calculator uses predefined third-party unit rates based on the typical current market ‘third party rates’ as of July 2010, which may overestimate or underestimate closure costs for Western Australia. Talison has been escalating these unit rates since 2013.
The September 2023 closure cost estimate for Greenbushes only addresses immediate mine closure. SRK was not provided a LoM closure cost estimate, which, although not a regulatory requirement, is industry best practice. This estimate includes facilities that currently exist on site and expansion of Floyd’s dump. The closure cost estimate totaled AU$62,434,282, of which AU $59,235,736.40 represents Talison’s portion of the operation.
1.13.9    Summary Capital and Operating Cost Estimates
Greenbushes cost forecasts are based on mature mine budgets that have historical accounting data to support the cost basis and forward looking mine plans as a basis for future operating costs as well as forward looking capital estimates based on engineered estimates for expansion capital and historically driven sustaining capital costs. Forecast costs were provided in AU$. SRK notes that the global economic environment continues to drive cost increases and that forward looking forecasting is inherently limited in its ability to predict macroeconomic variability. In SRK’s opinion, the estimates are reasonable in the context of the current reserve and mine plan.
1.13.10Economics
The operation is forecast to generate positive cashflow over the life of the reserves with the exception of the final year of operations where minimal material is processed, based on the assumptions detailed in this report. This estimated cashflow is inherently forward-looking and dependent upon numerous assumptions and forecasts, such as macroeconomic conditions, mine plans and operating strategy, that are subject to change.
As modeled for this analysis, the operation is forecast to produce 29.5 Mt of spodumene concentrate to be sold at a CIF price of US$1,500/t. This yields an after-tax project NPV at 10% of US$8.86 billion, of which, US$4.34 billion is attributable to Albemarle.

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The analysis performed for this report indicates that the operation’s NPV is most sensitive to variations in the grade of ore mined, the commodity price received and plant performance.

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2Introduction
This Technical Report Summary (TRS) was prepared in accordance with the Securities and Exchange Commission (SEC) S-K regulations (Title 17, Part 229, Items 601 and 1300 through 1305) for Albemarle Corporation (Albemarle) by SRK Consulting (U.S.), Inc. (SRK) on the Greenbushes Mine (Greenbushes). Greenbushes is held within the operating entity, Talison Lithium Australia Pty Ltd (Talison), of which Albemarle is a 49% owner with the remaining 51% ownership controlled by Tianqi/IGO JV.
2.1Terms of Reference and Purpose
The quality of information, conclusions, and estimates contained herein are consistent with the level of effort involved in SRK’s services, based on i) information available at the time of preparation and ii) the assumptions, conditions, and qualifications set forth in this report. This report is intended for use by Albemarle subject to the terms and conditions of its contract with SRK and relevant securities legislation. The contract permits Albemarle to file this report as a Technical Report Summary with American securities regulatory authorities pursuant to the SEC S-K regulations, more specifically Title 17, Subpart 229.600, item 601(b)(96) - Technical Report Summary and Title 17, Subpart 229.1300 - Disclosure by Registrants Engaged in Mining Operations. Any other uses of this report by any third party are at that party’s sole risk. The responsibility for this disclosure remains with Albemarle.
The Greenbushes property consists of two spodumene-bearing pegmatite dike areas: the actively mined Central Lode deposit and the undeveloped Kapanga deposit located immediately east of the Central Lode. The on-site Greenbushes facilities produce a range of spodumene concentrate products that are sold into technical and chemical lithium markets. However, for the purposes of developing the reserve estimate herein, SRK has based its economic analysis on the sale of only chemical grade spodumene concentrate. This is because Talison’s ability to predict lithium production for technical grade product at a level that meets the standard of uncertainty for a reserve requires grade control drilling. Therefore, instead of assuming sale of technical grade concentrates, SRK has assumed that all product is sold into chemical markets. In SRK’s opinion, from a geological standpoint this is a reasonable assumption as any material that is appropriate to feed technical grade production can also be used for chemical grade feed.
Greenbushes has developed and is operating a Tailings Reprocessing Plant (TRP) to reprocess tailings from Tailings Storage Area 1 (TSF1). In SRK’s opinion, due to the high level of inherent variability in mineral contained in a tailings storage facility, establishing geological, processing and production data to adequately meet the standard of uncertainty required to support an estimate of reserves is difficult. Further, the quantity of potential production from TSF1 is minimal in the context of the overall Greenbushes reserve. Therefore, the potential spodumene concentrate production from the reprocessing effort has not been included in the reserve estimate.
Further discussion and reference information for completeness on the TGP and TRP is provided in Section 21.
The purpose of this Technical Report Summary is to report Mineral Resources and Mineral Reserves. The effective date of this report is June 30, 2023.

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This report is an update of the previous report titled "SEC Technical Report Summary, Pre-Feasibility Study, Greenbushes Mine, Western Australia” with an effective date of December 31, 2022 and a report date of February 14, 2023.
2.2Sources of Information
This report is based in part on internal Company technical reports, previous feasibility studies, maps, published government reports, company letters and memoranda, and public information as cited throughout this report and listed in the References Section (Section 24).
Reliance upon information provided by the registrant is listed in Section 25 when applicable.
2.3Details of Inspection
Table 2-1 summarizes the details of the personal inspections on the property by a representative of each Qualified Person, or, if applicable, the reason why a personal inspection has not been completed.
Table 2-1: Site Visits

Expertise	Date(s) of Visit	Details of Inspection	Reason Why a Personal Inspection Has Not Been Completed
Environmental/ Closure	August 19-20, 2020
Day 1: Site overview presentation with Craig Dawson (General Manager – Operations) and meeting with Site Environmental Team. Proceeded to Cornwall Pit, which is currently used for water capture, followed on to C1/C2/C3 Open pit lookout, inspection of the progressive rehabilitation at Floyds WRL, Tailings retreatment plant and finished with a tour of the technical and chemical grade processing plants.

Day 2: Inspection of the rehabilitation at TSF3, then to the seepage collection point just below Tin Shed Dam. Inspection of the buttress at TSF 2 and corresponding rehab of buttress, together with the new under drainage on the west side of TSF 2 to capture seepage. Visited Cowen Brook Dam.
Overview of the WTP to be commissioned in September 2020 and visited the storage dams Clearwater, Austins and Southampton. Finished the tour with a visit to the 3 year old rehab to the west of Maranup Ford Road.

Resource/ Geology	October 12-14, 2022	Site overview meeting, met with resource/geology team, pit tour and review of core, site laboratory tour.
Mining/ Reserves	October 12-14, 2022	Site overview meeting, meetings with mining / reserves team and review of process/procedures, site mine-wide tour including pit and area infrastructure.
Metallurgy/ Process	October 12-14, 2022	Site overview meeting, meetings with process personnel, tour of CGP1, CGP2, TRP, Tailings area, meetings with capital projects lead and projects overview.
Infrastructure/ Tailings	October 12-14, 2022	Site overview meeting, meetings with process personnel, tour of CGP1, CGP2, TRP, tailings, overall site tour including infrastructure, pit, waste dump areas, meetings with capital projects lead and projects overview, meeting with infrastructure lead and review of infrastructure.

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2.4Report Version Update
The user of this document should ensure that this is the most recent Technical Report Summary for the property.
This report is an update of a previously filed report titled "SEC Technical Report Summary, Pre-Feasibility Study, Greenbushes Mine, Western Australia” with an effective date of December 31, 2022 and a report date of February 14, 2023.
2.5Qualified Person
This report was prepared by SRK Consulting (U.S.), Inc., a third-party firm comprising mining experts in accordance with § 229.1302(b)(1). The marketing sections of the report (Sections 1.9 and 16) were prepared by Fastmarkets, a third-party firm with lithium market expertise in accordance with § 229.1302(b)(1). Albemarle has determined that SRK and Fastmarkets meet the qualifications specified under the definition of qualified person in § 229.1300. References to the Qualified Person (QP) in this report are references to SRK Consulting (U.S.), Inc. and Fastmarkets respectively and not to any individual.

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3Property Description
The Greenbushes property is a large mining operation located in Western Australia (Figure 3-1) extracting lithium and tantalum products from the Central Lode pegmatite deposit with the adjacent, undeveloped Kapanga pegmatite deposit located just east of the Central Lode. Historically, the operation also produced tin. Active mining of tin began in 1888, with tantalum production commencing in 1942, and lithium production beginning in 1983. In addition to being the longest continuously operated mine in Western Australia, the Greenbushes pegmatite is one of the largest known spodumene pegmatite resources in the world.
3.1Property Location
Greenbushes is located directly south of and immediately adjacent to the town of Greenbushes (Figure 3-2) approximately 250 km south of Perth, at latitude 33° 52´S and longitude 116° 04´ E, and 90 km south-east of the Port of Bunbury, a major bulk handling port in the southwest of Western Australia (WA). It is situated approximately 300 meters above mean sea level (mamsl).

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AUSTRALIA
Darwin
Northern Territory
Townsville
Western Australia
Queensland
Brisbane
South Australia
New South Wales
Sydney
Perth
Adelaide
Victoria
Melbourne
Tasmania
Hobart
Greenbushes Lithium Operations
N
Wyndham
Derby
Broome
Halls Creek
Port Hedland
Karatha
Marble Bar
Newman
WESTERN AUSTRALIA
Northern Territory
Carnarvon
Meekatharra
Mt Magnet
Leonora
Geraldton
South Australia
Indian Ocean
Kalgoorlie
Eucla
PERTH
Norseman
Fremantle
Greenbushes Lithium Operations
Bunbury
Manjimup
Esperance
Augusta
Southern Ocean
200 Km
Albany

Behre Dolbear Australia Pty Ltd

Source: Talison, 2018
Figure 3-1: General Location Map, Greenbushes Mine

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350000
400000
450000
6450000
6400000
6350000
6300000
6250000
PERTH
BUNBURY
DONNYBROOK
GREENBUSHES
Greenbushes Operations
Locality Plan
1:1,000,000
0 5 10 20 30 40
Kilometers
N

Source: Talison, 2018
Figure 3-2: Greenbushes Regional Location Map

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3.1.1    Property Area
The Greenbushes property area is approximately 3,500 ha, which is a smaller subset of a larger 10,067 ha land package controlled by Talison. A general layout of the operating property utilizing a 2017 aerial photo is shown in Figure 3-3, along with drilling collars used for exploration of the primary pegmatite bodies discussed herein. Mineralized pegmatites occur over the property area, generally trending north – south.
Source: SRK, 2023
Figure 3-3: Property Area Layout with Drilling Collars

3.2Mineral Title
Talison holds 10,067 ha of mineral tenements which cover the Greenbushes area and surrounding exploration areas. As noted in Table 3-1, some types of title are noted as general purpose leases, while others are discrete mining leases. Active mining and exploration are completely contained within mining leases or other Licences as appropriate. SRK notes that the entirety of the Mineral Resources and Mineral Reserves disclosed herein are contained within titles 100% controlled by

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Talison and summarized in Table 3-1. The layout of the relevant property boundaries is shown in Figure 3-4.
Table 3-1: Land Tenure Table

Claim ID	Owner(s)	As Reported Type	Status	Date Granted	Expiry Date	Source As Of Date	Area (Ha)
G 01/1	Talison Lithium Australia Pty Ltd	General Purpose Lease	Active/ Granted	11/14/1986	6/5/2028	11/30/2020	10
G 01/2	Talison Lithium Australia Pty Ltd	General Purpose Lease	Active/ Granted	11/14/1986	6/5/2028	11/30/2020	10
L 01/1	Talison Lithium Australia Pty Ltd	Miscellaneous Licence	Active/ Granted	3/19/1986	12/27/2026	11/30/2020	9
M 01/6	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	12/28/1984	12/27/2026	11/30/2020	985
M 01/5	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	12/28/1984	12/27/2026	11/30/2020	999
M 70/765	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	6/15/1994	6/19/2036	11/30/2020	71
M 01/3	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	12/28/1984	12/27/2026	11/30/2020	1,000
M 01/7	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	12/28/1984	12/27/2026	11/30/2020	998
M 01/4	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	12/28/1984	12/27/2026	11/30/2020	999
M 01/8	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	12/28/1984	12/27/2026	11/30/2020	999
M 01/10	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	12/28/1984	12/27/2026	11/30/2020	1,000
M 01/11	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	12/28/1984	12/27/2026	11/30/2020	999
M 01/16	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	6/3/1986	6/5/2028	11/30/2020	19
M 01/9	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	12/28/1984	12/27/2026	11/30/2020	997
M 01/18	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	9/16/1994	9/27/2036	11/30/2020	3
M 01/2	Talison Lithium Australia Pty Ltd	Mining Lease	Active/ Granted	12/28/1984	12/27/2026	11/30/2020	969
Source: Department of Mines and Petroleum (W. Australia), 2020 (Verified, 2023)

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Source: Talison, 2020 (Verified 2023)
Generalized Greenbushes operations area shown in red box.
Figure 3-4: Greenbushes Land Tenure Map

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Mining leases entitle the tenement holder to work and mine the land. The operating mine and processing plant area covers a total area of about 3,500 ha and generally sits on mining leases M01/06, M01/07 and M01/16. Talison holds the mining rights for all lithium minerals on these tenements, while Global Advanced Metals (GAM) holds the mining rights to all minerals other than lithium through a reserved mineral rights agreement dated November 13, 2009.
All tenements are registered with the mining registrars located in the State of WA. They have been surveyed and constituted under the Mining Act 1978 (WA) (BDA, 2012). Talison continues to review all tenements on an annual basis and ensures compliance with relevant regulatory requirements and fees for maintenance of these tenements.
3.3Encumbrances
SRK is not aware of any material encumbrances that would impact the current resource or reserve disclosure as presented herein. Infrastructure movement or modifications which could be related to further expansion or development of the current Mineral Resource or Mineral Reserve are detailed in Section 15 of this report.
3.4Royalties or Similar Interest
In WA, a royalty of 5% of the value of lithium concentrate sales is payable for lithium mineral production as prescribed under the Mining Act. The royalty value is the difference between the gross invoice value of the sale and the allowable deductions on the sale. The gross invoice value of the sale is the Australian dollar value obtained by multiplying the amount of the mineral sold by the price of the mineral as shown in the invoice. Allowable deductions are any costs in Australian dollars incurred for transport of the mineral quantity by the seller after the shipment date. For minerals exported from Australia, the shipment date is deemed to be the date on which the ship or aircraft transporting the minerals first leaves port in WA (BDA, 2012).
3.5Other Significant Factors and Risks
SRK is not aware of any other significant factors or risk that may affect access, title, or the right or ability to perform work on the property.

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4Accessibility, Climate, Local Resources, Infrastructure and Physiography
4.1Topography, Elevation and Vegetation
Excerpted from BDA, 2012.
The Greenbushes site is situated approximately 300 m AMSL. The operations area lies on the Darling Plateau and is dominated by a broad ridgeline which runs from the Greenbushes township (310 m) towards the south-east (270 m) with the open pits located along this ridgeline (300 m). The current operating waste rock dump is located on an east facing hill slope which descends to 266 m and adjoins the South Western Highway, while the process plant area is located on the west facing hill slope which descends to 245 m. The tailings storage areas are located south of the mining and plant areas at 265 m.
4.2Means of Access
Access to the property is via the paved major South Western Highway between Bunbury and Bridgetown to the Greenbushes Township, and via Maranup Ford Road to the mine. A major international airport is located in Perth, WA, approximately 250 km north of the mine area (BDA, 2012).
4.3Climate and Length of Operating Season
Excerpted from BDA, 2012.
The Greenbushes area has a temperate climate that is described as mild Mediterranean, with distinct summer and winter seasons. The mean minimum temperatures range from 4°C to 12°C, while the mean maximum temperatures range from 16°C to 30°C. The hottest month is January (mean maximum temperature 30ºC), while the coldest month is August (mean minimum temperature 4ºC). There is a distinct rainfall pattern for winter, with most of the rain occurring between May and October. The area averages about 970 mm per annum with a range of about 610 mm to 1,680 mm per annum. The evaporation rate for the area is calculated at approximately 1,190 mm per annum. The area is surrounded by vegetation broadly described as open Jarrah/Marri forest with a comparatively open understorey.
Mining and processing operations at Greenbushes operate throughout the year.
4.4Infrastructure Availability and Sources
4.4.1    Water
Water is currently supplied from developed surface water impoundments for capture of precipitation runoff, pumping from sumps within the mining excavations and recycled from multiple tailing storage facilities (TSFs). No mine water is sourced directly from groundwater aquifers through production or dewatering wells. The majority of these water sources and impoundments are linked through constructed surface pumps and conveyance.

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4.4.2    Electricity
Power is provided by utility line power from existing Western Power transmission that runs along the east side of the deposit. 22 kV transmission lines feed off the Western power transmission line from both the north and south to form a loop configuration. The 22 kV transmission then feeds local power distribution to the various loads on the project.
4.4.3    Personnel
The mine and processing facilities are located about 3 km south of the community of Greenbushes part of Bridgetown-Greenbushes Shire and the community of Greenbushes is the closest community to the site. Personnel working at the project typically live within a thirty-minute drive of the project. A number of local communities are within 30 minutes of the site. Skilled labor is available in the region, but supplemental camps are provided for additional workforce from outside the region. Talison has an established work force with skilled labor. The current labor levels are approximately 1,350 people with over 700 additional contract personnel doing construction on site.
4.4.4    Supplies
Supplies are readily available from established vendors and services from the local communities and from the regional capital Perth located 250 km to the north.

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5History
Mining in the Greenbushes area has continued since tin was first discovered at Greenbushes in 1886. Greenbushes is recognized as the longest continuously operated mine in WA (BDA, 2012).
5.1Previous Operations
Excerpted from BDA, 2012.
5.1.1    Tin
Since it was first discovered at Greenbushes in 1886, tin has been mined almost continuously in the Greenbushes area, although in more recent times lower tin prices and the emergence of lithium and tantalum as major revenue earners have relegated tin to the position of a by-product. Tin was first mined at Greenbushes by the Bunbury Tin Mining Co in 1888. However, there was a gradual decline in tin production between 1914 and 1930. Vultan Mines carried out sluicing operations of the weathered tin oxides between 1935 and 1943, while between 1945 and 1956 modern earth moving equipment was introduced and tin dredging commenced. Greenbushes Tin NL was formed in 1964 and open cut mining of the softer oxidized rock commenced in 1969.
5.1.2    Tantalum
Tantalum mining at Greenbushes commenced in the 1940s with the advancement in electronics. Tantalum hard-rock operations started in 1992 with an ore processing capacity of 800,000 t/y. By the late 1990s demand for tantalum reached all-time highs and the existing high grade Cornwall Pit was nearing completion. In order to meet increasing demand a decision was made to expand the mill capacity to 4 Mt/y and develop an underground mine, to provide higher grade ore for blending with the lower grade ore from the Central Lode pits. An underground operation was commenced at the base of the Cornwall Pit in April 2001 to access high grade ore prior to the completion of the available open pit high-grade resource.
In 2002, the tantalum market collapsed due to a slow-down in the electronics industry and subsequently the underground operation was placed on care and maintenance. The underground operation was restarted in 2004 due to increased demand but again placed on care and maintenance the following year. The lithium open pit operation has continued throughout recent times and mining is now focused on the Central Lode zone. Only lithium minerals are currently mined from the open pits. The tantalum mining operation and processing plants have been on care and maintenance since 2005.
5.1.3    Lithium Minerals
The mining of lithium minerals is a relatively recent event in the history of mining at Greenbushes with Greenbushes Limited commencing production of lithium minerals in 1983 and commissioned at 30,000 t/y lithium mineral concentrator two years later in 1984 and 1985. The lithium assets were acquired by Lithium Australia Ltd in 1987 and Sons of Gwalia in 1989. Production capacity was increased to 100,000 t/y of lithium concentrate in the early 1990s and to 150,000 t/y of lithium concentrate by 1997, which included the capacity to produce a lithium concentrate for the lithium chemical converter market.

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The Talison Minerals Group was incorporated in 2007 for the purpose of acquiring the assets of the Advanced Minerals Division of Sons of Gwalia by a consortium of US private equity companies led by Resource Capital Funds. The Talison Mineral Group’s assets included the Wodgina tantalum mine located about 1,500 km north of Perth and 120 km south of Port Hedland in the Pilbara region of WA as well as the Greenbushes Lithium Operations. Upon completion of the reorganization of the Talison Minerals Group in 2010, Talison acquired the Greenbushes Lithium Operations, and the remainder of the assets were acquired by GAM.
There are two lithium processing plants that recover and upgrade the spodumene mineral using gravity, heavy media, flotation, and magnetic processes into a range of products for bulk or bagged shipment. In the period of 2005 to 2008, demand from the Chinese chemical producers was satisfied by using the Greenbushes primary tantalum plant which had been on care and maintenance. Products from that plant had a lower grade than preferred by the Chinese customers and were supplied as a temporary measure until Talison’s lithium concentrate production capacity was increased.
In 2009, Talison’s processing plants were upgraded to total nominal capacity of approximately 260,000 t/y of lithium concentrates and in late 2010 capacity was increased to 700,000 t/y of ore feed yielding approximately 315,000 t/y of lithium concentrates.
5.2Exploration and Development of Previous Owners or Operators
As noted above, the Greenbushes property is the longest continuously operating mine in WA and features an extensive exploration and operational history. Exploration work was conducted by previous owners and operators through the various commodities focuses as described in Section 5.1, including drilling (rotary, reverse circulation, and diamond core), surface sampling, geological mapping, trenching, and geophysics.
Development work has generally included construction activities related to both open-pit and underground mining, as well as waste dumps, tailings facilities, surface water management infrastructure and more.

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6Geological Setting, Mineralization, and Deposit
6.1Regional Geology
As stated by G. A. Partington (1990), the Greenbushes pegmatite in WA is intruded into rocks of the Balingup Metamorphic Belt (BMB), which is part of the Southwest Gneiss Terranes of the Yilgarn Craton. The Greenbushes pegmatite lies within, and is geometrically controlled by, the Donnybrook-Bridgetown Shear Zone. It appears to have been emplaced during the orogeny as is evidenced by the relatively fine grain size of the pegmatites as well as noted internal deformation which may be consistent with syn-deformation emplacement. The pegmatites are Archaean and dated at approximately 2,525 million years (Ma). Pegmatites are hosted by a 15 to 20 km wide, north to north-west trending sequence of sheared gneiss, orthogneiss, amphibolite and migmatite which outcrop along the trace of the lineament. A series of syn-tectonic granitoid intrusives occur within the BMB, elongated along the Donnybrook-Bridgetown Shear Zone. The pegmatites have been further affected by subsequent deformation and/or hydrothermal recrystallization, the last episode dated at around 1,100 Ma. Figure 6-1 shows the regional geology.

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GEOLOGY LEGEND
Phanerozoic - Perth Basin
Proterozoic granulites and amphibolites
Amphibolites and metasedimentary rocks
High-grade, ductile deformed gneiss
Granitoid
Archaean - Balingup Metamorphic Belt
Archaean - Western Gneiss Terrane
Indian Ocean
Western Gneiss Terrane
Loguebrook Granitoid
Donnybrook-Bridgetown Shear Zone
Donnybrook
Catterick Supercrustals
Millstream Dam Granitoid
Cowanbrook Dam Granitoid
Greenbushes
Dalgarup Brook Granitoid
Bridgetown
Darling Fault
Perth Basin
Balingup Supercrustals
Balingup Metamorphic Belt
Manjimup
Pemberton
Southern Ocean
Albany - Fraser Province
0 50
Kilometres
N
LEGEND
Town or City
Road
Railroad
Dry/Salt Lakes
Wyndham
20°S
Port Hedland
Newman
WESTERN AUSTRALIA
Carnarvon
Meekatharra
Wiluna
Laverton
Leonora
Geraldton
Kalgoorlie
30° S
Southern Cross
Perth
Bunbury
Greenbushes
Esperance
Albany
Greenbushes Project Area
(See Insert Above)
0 500
Kilometres
GEOLOGY LEGEND
Phanerozoic
Proterozoic
Archaean - Proterozoic
Archaean
110° E
120° E

Talison Lithium Limited *Greenbushes Lithium Operations*

Source: Talison Lithium Limited, 2022
Figure 6-1: Regional Geology Map

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6.2Local Geology
The Greenbushes pegmatite deposit consists of a primary pegmatite intrusion with numerous smaller, generally parallel pegmatite dikes and pods to the east (Figure 6-2 and Figure 6-3). For the purposes of this report, the term Greenbushes pegmatite deposits relate to the property-scale pegmatites. Central Lode refers to the primary pegmatite area which has been the focus of mining activity while the Kapanga deposit refers to the area of sub-parallel pegmatite located to the east of the Central Lode. The primary Central Lode deposit intrusion and the subsidiary Kapanga deposit dikes and pods are concentrated within shear zones on the boundaries of granofels, ultramafic schists and amphibolites. The pegmatites are crosscut by mafic dolerite dikes that range from 1 to 50 m wide and over 2 km long. The dolerite dikes occur in both swarms and linear trends with two principal orientations, north to south and east to west. The broader pegmatite body is over 3 km long (north by northwest), up to 300 m wide (normal to dip), strikes north to north-west and dips moderately to steeply west to south-west. The syn-tectonic development of the pegmatite has given rise to mylonitic fabrics, particularly along host rock contacts.
The Greenbushes pegmatite is mineralogically segregated into five primary zones. Internally, the Greenbushes pegmatite consists of the Contact Zone, Potassium Feldspar (Potassium) Zone, Albite (Sodium) Zone, Mixed Zone and Spodumene (Lithium) Zone (Figure 6-4). The zones differ from many other rare-metal pegmatites in that they do not appear concentric, but are lenticular in nature, with inter-fingering along strike and down dip. They do not have a quartz core which is typical of other deposits. The mine sequence was later subjected to the transgressive east-west dike and conformable sill dolerite intrusions.
The highest concentrations of primary Li-bearing minerals are found in specific mineralogical zones or assemblages within the pegmatite. The Lithium Zone within the main pegmatite body exhibit variable dips from 80 to 20° towards the west and south-west. Tantalum (tantalite) and tin (cassiterite) mineralization is concentrated in the Sodium Zone which is characterized by albite (Na-plagioclase), tourmaline and mica (muscovite). The Lithium Zone is enriched in the lithium bearing silicate spodumene. The mixed zone contains lower concentrations of tantalum and lithium. The final major zone is the potassium feldspar microcline which is not considered currently economic.
The predominant rock units on the Greenbushes property are a package of Archean amphibolite and metasediments above the basement Bridgetown Gneiss (Figure 6-4). Locally, this is present as the hanging wall Amphibolite and Footwall Granofels. Numerous Archean granitoid intrusions are present, all of which are cut by the Donnybrook-Bridgetown Shear zone represented onsite as the roughly N – S trending shear-zone gneiss. Pegmatite intrusions which host Li mineralization have intruded this package of Archean rocks. Post-mineralization dolerite dikes intrude older units, dated at approximately 1.1 Ga. Lastly, recent cover material of lateritic conglomerates, older alluvium, and recent alluvium are present as shallow cover. A simplified stratigraphic column is presented in Figure 6-4. Weathering and erosion of the pegmatites has produced adjacent alluvial deposits in ancient drainage systems. These are generally enriched in cassiterite. All rocks have been extensively lateritized during Tertiary peneplain formation; the laterite profile locally reaches depths in excess of 40 m below the original surface.
The Central Lode lithium deposit occurs within a large (250 m wide) lithium enriched pegmatite. Spodumene in the Lithium ore zone can make up more than 50% of the rock with the remainder being largely quartz. Toward the northern end of C3 pit (Figure 6-3), a highly felspathic (K-feldspar)

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zone separates the high-grade lithium zone from the hanging wall amphibolite and the dolerite sill. Tantalum/tin and lithium ore body mineralization are conformable with the trends of the pegmatites both along strike and down dip.
Between C3 and C1 is the mining area referred to as C2. The pegmatite in this area dips approximately 40° west and has an intermediate composition with moderate lithium oxide Li2O values and moderate tantalum pentoxide (Ta2O5) values. This is in contrast to C1 and C3 which have large distinct zones of separate Li2O and Ta2O5 high-grade.
At the southern end of the Central Lode pits is the C1 pit area. It contains the next largest concentration of high-grade spodumene lithium mineralization after C3. The eastern footwall contact in the south of the C1 area dips 35° west steepening toward the north and with depth. The internal grade domains in C1 parallel the eastern footwall contact. The immediate footwall is enriched in tantalum with typical accessory minerals tourmaline and apatite visible. Weathering has locally resulted in argillic alteration of pegmatites near-surface, although this has only limited effects on current operations with the depth of current mining. Moving north, the dip of the pegmatite shallows and the lithium domain at more than 1% Li2O is discontinuous.
The Kapanga deposit sits approximately 300 m east as a sub-parallel pegmatite to the Central Lode deposit (Figure 6-2). and represents a thinner zone of spodumene mineralization, near-surface, but with reduced volume compared to the Central Lode. It has been interpreted over a northerly strike length of approximately 1.8 km. The pegmatite intrusives within Kapanga typically dip at 40° to 50° with some steepening to 60° toward the southern end of the deposit. The pegmatite has been interpreted as several sub-parallel stacked lodes of varying thickness and length, as well as numerous smaller pods, with an overall thickens of approximately 150 m. Current drilling has identified depth continuity to approximately 450 m below surface.

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Source: Partington, 1990 modified by SRK, 2022
Figure 6-2: Greenbushes Area Generalized Geology Map with Inset Cross Section

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9 000 E
10 000 E
11 000 E
Mine Grid
Magnetic North
N
N
13 000 N
Dolerite Dyke
FOLD
ZONE
6 254 000 N
CORNWALL PIT
C3 PIT
12 000 N
6 253 000 N
CENTRAL LODE
Kapanga Pegmatite
C2 AREA
11 000 N
LEGEND
Current Pits
Dolerite Sill
Pegmatite
Amphibolite
Granofels
C1 PIT
6 252 000 N
0
500
Metres
414 000 E
415 000 E

Source: BDA, 2022
Figure 6-3: Greenbushes Property Geology Map

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6.2.1    Structure
Shear structures in the pegmatites are most strongly developed at margins and in albite rich zones. The orientation of shear fabrics is sub-parallel to the regional Donnybrook–Bridgetown Shear Zone indicating pegmatite intrusion was synchronous with this deformational event. Folding postdates mylonization of the albite zone yet predates or is synchronous with later stages of crystallization. Dilatant zones formed in footwall albite zones during folding and were infiltrated by late-stage Sn-Ta-Niobium (Nb) rich fluids which may be the sites for a second stage of high-grade mineralization. Later stage discordant structures have also been interpreted, the most obvious being the “Footwall Fault”, a sub-vertical structure striking north-south across the deposit. Faulted zones vary in structural intensity from heavily jointed to disintegrated rock greater than 30 m in width.
6.2.2    Mineralogy
Internally, the Greenbushes pegmatite displays up to five distinct mineralogically-defined zones (Figure 6-4); the Contact Zone, K-Feldspar (Potassium) Zone, Albite (Sodium) Zone, Mixed Zone and Spodumene (Lithium) Zone. Zones generally relate to multiple phases of intrusion and crystallization of the pegmatites.
The bulk of the lithium is contained within the Spodumene Zone. In the Central Lode deposit, this is typically located within the central part of the pegmatite. For the Kapanga deposit, the elevated spodumene concentrations in the individual lodes are generally located near the footwall contact, and to a lesser extent, near the hangingwall contact, with the core regions being largely barren. Differences between the spodumene concentration in the individual lodes are also evident, with the higher concentrations generally in the upper part of the sequence.
The mineralogical zones occur as a series of thick layers commonly with a lithium zone on the hanging wall or footwall, K-feldspar towards the hanging wall and a number of central albite zones. High-grade tantalum mineralization (more than 420 grams per tonne (g/t)) is generally confined to the Albite zone within the deposit. The Spodumene and K-Feldspar Zones typically have tantalum-tin grades of less than 100 ppm.
Table 6-1 summarizes the main minerals associated with the historically economic elements tantalum (Ta), tin (Sn), and lithium (Li) at Greenbushes. Currently, only lithium minerals are exploited and processed at Greenbushes.
Table 6-1: Major Lithium and Tantalum Ore Minerals

Tantalum	Composition	Lithium	Composition
Columbo Tantalite	(Fe,Mn)(Nb,Ta)2O6	Spodumene	LiAISi2O6
Stibio Tantalite	(Nb,Ta)SbO4	Varieties
Microlite	((Na,Ca)2Ta2O6(O,OH,F))	Spodumene – White
Ta – Rutile (Struverite)	(Ti,Ta,Fe3+)3O6	Hiddenite – Green	(Fe,Cr)
Wodginite	(Ta,Nb,Sn,Mn,Fe)16O32	Kunzite – Pink	(Mn)
Ixiolite	(Ta,Fe,Sn,Nb,Mn)4O8	Other Lithium Minerals
Tapiolites	(Fe,Mn)(Ta,Nb)2O6	Lithiophilite	Li(Mn2+,Fe2+)PO4
Holite	AI6(Ta,Sb,Li)[(Si,As)O4]3(BO3)(O,OH)3	Amblygonite	(Li,Na)AI PO4(F,OH)
Tin		Holmquisite	Li(Mg,Fe2+)3AI2Si8O22(OH)2
Cassiterite	SnO2	Lepidolite	K(Li,AI)3(Si,AI)4O10(OH)2
Source: Talison, 2018

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Major minerals hosted in the pegmatites are quartz, spodumene, albite, and K-feldspar. Primary lithium minerals are spodumene, LiAlSi2O6 (approximately 8% Li2O) and spodumene varieties kunzite and hiddenite. Minor lithium minerals include lepidolite (mica), amblygonite and lithiophilite (phosphates). Spodumene is hard (6.5 to 7) with an SG of 3.1-3.2. Highest concentrations (50%) of Spodumene occur in the C1 and C3 pits.
When spodumene-bearing pegmatite is weathered and oxidized, the contained lithium ions can become mobilized resulting in zones of depleted lithium concentration, alteration of spodumene to clay products, increased relative silica percentage, and uneconomic lithium grades. Oxidation of the pegmatites has generally occurred in near-surface weathering or along selected structures internal to the pegmatites. Only the near-surface weathering is considered to materially affect the pegmatite from a process mineralogy standpoint.

CENTRAL LODE STAGE 3 PEGMATITE ZONATION
Li2O >3%
Ta2O5 - 200g/t
Hanging Wall Amphibolite
Lithium Zone
High Grade Lithium >4%
Mixed Zone
Potassic Feldspar Zone
Ta2O5 - 150g/t
Contact Zone
Hanging Wall Pegmatite
Lithium Zone
Footwall Granofels
Dolerite Sill
Albite Zone
12200mN Section
9500
9600
9700
9800
9900
10000
10100
10200
1400
1300
1200
1100
1000
900

Source: Modified from BDA, 2012
Section looking north.
Figure 6-4: Cross Section Showing Generalized Stratigraphy and Greenbushes Pegmatite Mineral Zoning

6.3Stratigraphic Column and Local Geology Cross-Section
Figure 6-5 shows a generalized cross-section through the Central Lode and Kapanga zones. The section (looking north) shows orientation and relationship of the Li bearing pegmatites and cross cutting dolerite dikes, with the dolerite dikes cross-cutting the mineralization.

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Source: SRK, 2023
Figure 6-5: Cross-Section from East to West across the Central and Kapanga Zones

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Figure 6-6 illustrates a typical stratigraphic column through Greenbushes Central Lode and Kapanga zones.
Source: SRK, 2022
Figure 6-6: Simplified Stratigraphic Column

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7Exploration
7.1Exploration Work (Other Than Drilling)
The primary method of exploration on the property has been drilling for the past 40 years. While other means of exploration such as geological mapping, surface geochemical sampling, and limited geophysics have been considered or applied over the years, weathering and associated leaching of the near-surface pegmatites results in economic lithium mineralization not commonly being recognized via surface investigations (BDA, 2012).
It is SRK’s opinion that the current practices of active mining, exploration drilling, and in-pit mapping provide the most relevant and robust data supporting Mineral Resource estimation. In-pit mapping of the pegmatite and waste rocks is the most critical of the non-drilling exploration methods applied to this model and Mineral Resource estimation, as detailed in Section 11 of this report.
The area around the current Greenbushes Lithium Operations has been mapped and sampled over several decades of modern exploration work. While other nearby exploration targets have been identified and developed over the years, they are not included in the Mineral Resources disclosed herein and are not relevant to this report.
7.1.1    Significant Results and Interpretation
SRK notes that the Greenbushes property is not at an early stage of exploration, and that results and interpretation from exploration data is generally supported in more detail by extensive drilling and by active mining exposure of the orebody in multiple pits within the Central Lode deposit. The Kapanga deposit, to the east of the Central Lode has no historical or active mining but contains significant drilling in support of resources. Drilling at Kapanga occurred more recently with initial drilling in 1991 and the majority of drill evaluation occurring since 2012.
7.2Exploration Drilling
Drilling on the Greenbushes property has been ongoing for over forty years with the majority of historical drilling focused on the Central Lode deposit. The drilling data presented in this section represent data used in the geological and resource models. SRK recognizes that drilling has been performed since model updates in 2023 for Central Lode and Kapanga and recommends recent drilling be incorporated and interpreted into the geological and mineralization models on a routine basis.
7.2.1    Drilling Surveys
Resource drillholes contained in the Greenbushes database date back to 1979. More recent (post-2000) down hole surveys used Eastman Single Shot cameras, while the later reverse circulation (RC) programs (since hole RC214) utilized either a gyroscopic or a reflex electronic tool. Eastman down-hole surveys were recorded at 25 m down hole and thereafter every 30 m to a minimum of 10 m from the final depth. The geologist checks the driller’s dip and azimuth written recordings by viewing all single shot photographic discs prior to data entry into the database.
Prior to 2000, surveys were based on a variety of industry standard methods that cannot be verified but, in SRK’s opinion, can be relied upon. Checks of surveys within the database, by comparing overlapping data between older and post 2000 drillholes, support the opinion that the surveying is

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reliable. Some of the RC holes drilled before 2002 were apparently not down-hole surveyed and were instead given linear design parameters based on collar orientations in the database. Also, some of the older vertical diamond holes were not down-hole surveyed. In SRK’s opinion, this is not a material issue given the relatively shallow drilling depths and tendency of vertical holes to not significantly drift.
The location of recent surface drillhole collars is surveyed by the mine surveyors using a differential global positioning system (dGPS) accurate to less than 1 m. Historical collars were surveyed using industry standard equipment available at the time and are considered acceptable for resource calculations in SRK’s opinion. Environmental rehabilitation programs to relocate historical collars using their coordinates and a handheld GPS have been successful and acts as a validation of historical collar surveys.
7.2.2    Sampling Methods and Sample Quality
The Greenbushes pegmatite is sampled by a combination of RC and diamond drilling programs. The drill patterns, collar spacing, and hole diameter are guided by geological and geostatistical understanding for reliability of geological continuity, interpretation, and for confidence of estimation in Mineral Resource block models.
Drill core samples provide intact geological contact relationships, mineralogical associations and structural conditions, while RC drill sampling provides mixed samples from which mineral proportions are estimated by visual examination.
A sample interval of 1 m is used as the maximum default length in RC and diamond drilling. Analysis of the deposit characteristics has been used to determine the appropriate sample interval in drillholes.
Distinguishing rock types in drill samples is considered robust given the dark internal and country waste rock and the lighter colored pegmatites. Where unaffected by shearing, the geological contacts are abrupt, often regular, and intact. Although contact relationships are masked in RC chips, the pegmatite/waste contact positions are inferred within the sample length. Both diamond drill and RC drillholes are distributed throughout the lithium deposits (Talison, 2020).
7.2.3    Diamond Drilling Sampling
In SRK’s opinion, diamond drillholes (DDH) are considered to be authoritative and representative of subsurface materials. Diamond core is collected in trays marked with hole identification and down hole depths at the end of each core run. Pegmatite zones are selected while logging and intervals are marked up for cutting and sampling. All pegmatite intersections are sampled for assay and waste sampling generally extends several meters on either side of a pegmatite intersection. Internal waste zones separating pegmatite intersections are routinely sampled, although in a small proportion of holes drilled prior to 2000, some waste zones separating pegmatite lenses have not been assayed.
Core recovery is generally above 95%. A line of symmetry is drawn on the core and the core is cut by diamond saw. Historically BQ and NQ core has been half core sampled with more recent HQ core quarter cut and sampled. The typical core sampling interval for assay is 1 m, but shorter intervals are sampled to honor geological boundaries and mineralogical variations.

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It is SRK’s opinion that diamond core recovery and sampling is unbiased and suitable for the purposes of Mineral Resource estimation.
7.2.4    RC Drilling Sampling
RC samples are collected by face sampling hammer for every meter drilled over the full length of the hole via a cyclone attached to the rig and split at the rig by the drilling contractor using either a riffle splitter, rotating cone splitter, or stationary cone splitter. A sample of approximately 3 to 4 kg is submitted to the laboratory. In some older RC holes, the regular sampling length was 2 m. Field duplicates are collected every 20 m and submitted to the laboratory for quality assurance and quality control (QA/QC) purposes. RC drillhole bit size is normally approximately 4.5 inches or 5.25 inches. The drilling conducted since the last resource update were all drilled using a 5.25 inch bit size.
All pegmatite intersections are submitted for assay. The sections sampled will normally extend several meters into the waste rock hosting the pegmatite. As with diamond drilling, internal waste zones separating pegmatite intersections are also sampled, although in some old holes some of this internal waste sampling is incomplete. Pegmatite intersections are visually distinguishable from waste zones in drill chips during drilling.
Drill cutting reject piles are reviewed by site geologists when geological logging and intervals with poor recoveries are recorded. The drill samples are almost invariably dry, and recoveries are consistently high (Talison, 2020).
7.2.5    Drilling Type and Extent
The drilling on the Greenbushes property is comprised of RC and DDH which extends across the property given the long history of site development and evaluation (Figure 7-1). The holes are drilled in a variety of orientations, primarily vertically or perpendicular to the pegmatite intrusive dikes with a total of approximately 369,174 m of resource drilling across the property. Holes are spread relatively uniformly throughout the Central Lode and Kapanga deposits, and mineralization is generally defined by exploration drilling at 25 to 50 m drill spacings for exploration purposes. More detailed grade control drilling is conducted in the Central Lode deposit in near-term production planning areas, as are detailed blastholes during production. There are no blastholes in Kapanga due to no active mining activities.

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Source: SRK, 2023
Figure 7-1: Greenbushes Property Drilling Type and Extents
7.2.6    Central Lode Deposit Drilling
The Central Lode dataset contains a total of 1,844 drillholes, equating to over 310 km of drilling which includes surface and underground (UG) drillholes. A tabulation of the drill quantities by type is presented in Table 7-1. The current drilling database used for resources includes historical RC drilling back to 1977 with drilling though to 2023. Drilling campaigns have been conducted by over 25 different contracting companies over the long history of evaluation.

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Table 7-1: Drilling in the Central Lode Deposit.

Hole Type	Holes	Meters
Diamond Core (DDH)	661	140,693
Reverse Circulation (RC)	560	77,565
RC/DDH	619	91,682
Trench	1	186
Underground (UG)	205	31,800
Not specified	3	310
Total	1,844	310,436
Source: SRK, 2023

7.2.7    Kapanga Deposit Drilling
The Kapanga deposit modeling and resources utilized 273 drillholes, representing over 58 km. The majority of the holes were drilled in the past five years due to the more recent discovery of Kapanga. The modeled drilling database contains 46 DDH and 223 RC holes and one DDH/RC hole (Table 7-2). Drilling at Kapanga was performed on a regular grid pattern with nominal spacing of 40 m along west to east sections and 50 m between section lines. Approximately 80% of Kapanga drillholes are vertical, with the remaining 20% angled between 60° and 75° to the east.
Table 7-2: Kapanga Deposit Drilling by Type

Hole Type	Holes	Meters
Diamond Core (DDH)	46	13,389
Reverse Circulation (RC)	223	44,298
RC/DDH	1	247
Not specified	3	804
Total	273	58,738
Source: SRK, 2023

7.2.8    Drilling Type and Extents Drilling, Sampling, or Recovery Factors
To evaluate the various types of drilling, SRK compared overall mean Li2O grades of multiple drilling types on a global and local basis. Global comparisons for drill types are shown in Figure 7-2, and demonstrate that the different types feature different mean Li2O values. In SRK’s opinion, the spatial component of where the specific type of drilling occurred is the source of variance in the means at a global comparison scale. For example, it is natural that the blasthole data or the RC data (which features closely spaced grade control drilling) would be higher-grade on average than the DDH drilling, which is sparser, exploration focused (i.e., determining extents of mineralization and waste dilution), and less likely to be located in the higher-grade portions of the pegmatite.
SRK notes that only DDH and RC drilling are considered for the Mineral Resource estimation with exclusion of blasthole data. These data types were compared on a local basis as well.
To do this, RC samples were compared against paired closely spaced DDH samples based on the distance between the two, and SRK noted similar trends in grade distribution between the two data types as shown in Figure 7-3. These comparisons feature excellent comparison of RC and DDH sample grades at close spacings, with differences occurring at distances greater than approximately 10 m. In SRK’s opinion, this likely reflects inherent geologic variability or variability of grade within the

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pegmatites rather than a consistent bias in drilling methodology. SRK also notes that, as distances between samples increase to more global populations, that the inherent spatial bias of the RC grade control drilling (preferentially located within the mineralized zones of the pegmatite) likely influences overall global comparisons to favor the RC drilling with a higher mean Li2O.

Box plot of Li2O_pct, grouped by DH_TYPE_1
BH
DDH
DIA
DIA BTW
DIA/BTW
RC
RC/DDH
Trench
0
1
2
3
4
5
6
7
Li2O_pct

Source: SRK, 2023
BH = Blastholes, DDH = Diamond Drillhole, DIA = Diamond Drillhole, DIA/BTW = Diamond Drilling Thin Wall, RC = Reverse Circulation, RC/DDH = Reverse Circulation with Diamond Drill “Tail”
Figure 7-2: Box and Whisker Plot – Li2O by Drilling Type

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Source: SRK, 2020
Only RC vs. DDH drilling shown.
Figure 7-3: Drilling Type Mean Comparison – By Average Separation Distance

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To consider the possible impact of drilling recovery (only noted in DDH drilling) SRK reviewed recovery information for those holes where recovery was logged.
Recovery logs are made of all diamond drill core as a part of the standard logging procedure which includes collection of geological, mineralogical, and structural information. Core recoveries within the fresh pegmatite range from 95% to 100%. SRK noted no bias in Li2O or relationship with recovery in those samples where both are noted.
Mass measurements are made of RC samples from selected holes to understand potential impacts with recovery in RC drilling but are not quantitative due to the drilling method. Site geologists also inspect the size of the cutting piles, and intervals differing from average mass or moisture content are noted on drill logs. RC sample recovery generally has been assumed to be excellent.
SRK is not aware of any additional material factors to the drilling that would affect the results.
7.2.9    Drilling Results and Interpretation
Geological logging from DDH and RC drilling along with pit mapping is used to construct 3D geological models utilizing implicit and explicit modeling practices. When blasthole data is available in the Central Lode deposit, this close-spaced data is used in aid in guiding geological contacts and general lithological interpretations. No analytical data from blastholes is used for resource estimation purposes.
Analytical data from drill sampling for Li2O and other elements is interpolated in 3D to develop geochemically distinct domains within the geological model and were driven by structural or interpreted grade continuity models.
7.3    Hydrogeology
Multiple hydrogeological characterization studies have been carried out at the site by various consultants. The latest groundwater characterization and modeling study to support the expansion project has been completed, with a focus on pit dewatering, closure pit lake, and environmental impacts (GHD,2019a and 2020a). Additionally, PSM completed a feasibility-level open pit design for the Central Lode LoM plan (PSM 2020 and 2023). The following sections present key aspects of mining hydrogeology derived from these recent studies, based on observations from ongoing open pit operation and records from underground mining flow records spanning from 2007 to 2014 period.
7.3.1    Regional Hydrogeology
The mine is situated on a topographic ridge that is linked to a north to north-west trending lineament. Water drainage from the ridgeline takes place westward toward Cowan Brook and eastward toward Woljenup Creek. Both drainage lines follow a north-to-south direction and join together south of the site, eventually flowing into the Blackwood River.
Long-term precipitation data can be accessed from the monitoring station at Greenbushes (9552) operated by the Bureau of Meteorology (BoM). The average annual rainfall for the area is 915 mm (varied between 600 to as high as 1,600 mm) for the period 1907 to 2017. The last 30 years have seen an increasingly dry climate, with the annual averages reducing to 845 mm for the 30-year period between 1988 to 2017. The last ten years' average (771 mm) is approximately 15% less than the long-term average.

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On a regional scale, the behavior of groundwater is primarily influenced by two major hydrogeological units:
•Archean basement: The fresh basement rocks of the region, a package of Archean amphibolite and metasediments above the basement Bridgetown Gneiss. These units are generally considered to have low permeability with the exclusion of fracturing developed secondary permeability.
•Weathered Zone: The upper basement rocks typically develop lateritic weathering profiles 20 m to 50 m thick, comprising clays, which yield little groundwater flow and have low or negligible permeability (saprolitic profile).
7.3.2    Local Hydrogeology
The hydrogeologic data collected indicates that the Mineral Resource is overlain by a relatively low permeability groundwater system consisting of lateritic caprocks and well-developed saprolitic clays, which yield very little water. During drilling, significant groundwater flows have not been noted within the clayey lateritic weathered profile. The permeability of the clay is inferred as very low. Beneath these weathering products, exists a sharp to gradual transition into the fractured bedrock. Within this transition zone, the variably weathered bedrock and remnant fractures may form zones with enhanced permeability. The potentiometric surface of the basement aquifer is generally above the clay zone, indicating the presence of confined conditions. This is supported by drilling data where the clays are found to be dry and water strikes in the basement zone result in groundwater levels rising following bore completion.
Local aquifers are hosted within the surficial alluvial sediments (where present), at the interface between the saprolitic profile and the underlying basement rocks, and within the deep fracture basement rocks. In general, the alluvial aquifers received most of the recharge from precipitation, with limited vertical migration through the lower clay-rich sediments, to the bedrock contact zone and deeper zones.
Deeper within the bedrock, localized faults and fractures may result in enhanced permeabilities. Based on the testing completed, hydraulic conductivity (K) for the weathered bedrock zone ranges from 0.01 m/d to 1 m/d, while the bedrock (pegmatite/greenstone) has a K of 3.0 x 10-4 m/d to 6.0 x 10-3 m/d (GHD, 2019a), although it should be noted that these values are based on bulk averages within a fracture bedrock groundwater system.
The groundwater flow direction within the Archaean rocks is envisioned radially outwards from the mine site, reflecting the topographic high of the mine location. Groundwater levels within the open pit area are sufficiently low to generate direct groundwater flows towards the pits. Given the inferred low permeability, groundwater will migrate slowly within the weathered and fractured rock toward the lower-lying topographical areas, where a component of groundwater will discharge as baseflow into creek lines. Groundwater flow within the weathered clay material is expected to be negligible and localized.
7.3.3    Utilization of Groundwater Resources
Groundwater is not considered a strategic resource due to the Archaean terrain's low permeability and the absence of substantial groundwater storage. The majority of Western Australia's Archaean

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terrain is not designated as a 'Proclaimed Groundwater Area. In areas that are not proclaimed, there is no requirement to license groundwater abstraction; therefore, groundwater users are not formally registered. While the taking of water from any watercourse, wetland, or underground water source without right or licence is prohibited under the Rights in Water and Irrigation Act 1914, a number of exemptions exist under which mandatory licencing is not required. Nonetheless, DWER maintains records of bore data, including those used for abstraction (DWER, Water Information Reporting, 2018). After examining the Water Information Reporting (WIR) data, it appears that there are roughly seven mainly shallow bores situated within a 5-km radius of the Mine (GHD,2019a).
7.3.4    Open Pit Dewatering and Related Impacts
A 3D numerical groundwater model was constructed and calibrated with the observed water levels near the mine area (GHD,2020). Based on the simulation of the expansion pit (mining until 2033), the dewatering rates were calculated in the range of 8.3 to 15.6 L/s with an average of 11 L/s. The extent of the cone of drawdown (CoD) was estimated to cover an area of approximately 1,000 ha, the majority of which is or will be covered by landforms. The areas not covered by landforms (currently vegetated) will experience a drawdown of up to 5 m at the end of the expansion period. While most of the area of the cone of depression is overlain by mining landforms, groundwater level change towards the end of mining was predicted along the Southwestern Highway to the east and north of the mining site.
SRK notes that the dewatering rates from the previous underground mine workings were available (shown on Figure 7-4) and could provide essential input to the overall modeling efforts.

+1500
+1350
+1200
+1050
+900
+750
+12500
+12000
Plunge 00
Azimuth 085
0
50
100
150

Source: SRK, 2023
Figure 7-4: Existing Pits (dark grey) and Underground Workings (red) with 2020 LoM Open Pit Design (light grey) Assumed to be used in GHD,2020 Modeling Study

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Available modeling reports indicate a lack of attempt for transient calibration to this data set. The representation of groundwater calibration only at steady state mode is worthy of further discussion. Considering the observed relatively higher flow rates from the underground mine, which exhibit a steady peak at 10 L/s with a maximum of 58 L/s, and its response to seasonality (Figure 7-5), inflow estimates from the numerical model for future pit appear to be underestimated since it doesn't count depletion of groundwater storage and seasonality of the recharge.
Therefore, it is suggested that the next round of modeling should focus on further improvement in transient calibration and identification of the source of inflow to underground workings. Additionally, the updated study should re-evaluate the impact of the cone of drawdown. While the largest extent of the drawdown is reported to be reached at the end of the mining period (GHD, 2020), this may not be entirely accurate for the low permeability groundwater system, where the delayed impact of the open pit excavation may exhibit later and larger CoD years after the end of mining.
Source: GHD2019b Underground pumping rates (Sons of Gwalia dataset)
Figure 7-5: Measured Flows in Underground Mine

7.3.5    Pit Lake Hydrogeology
Closure phase pit lake water balance modeling has been done by a combination of USGS MODFLOW LAK3 code and GoldSim modeling. Various climate change scenarios were evaluated and demonstrated that under all the scenarios, the water levels in the pits eventually reached equilibrium within the 1000-year simulation period. The pit lake(s) are predicted to remain a groundwater sink. The existing scenario (no future climate change) is predicted to approach 250 to 260 m AHD after 900 years with runoff from contributing catchments or 210 m AHD if the runoff from contributing catchments bypasses the mining pits. Moderate climate change to 2100 is the only climate change scenario in which the three individual pit lakes, Cornwall, C1 and C3 coalesce into a single pit lake at 210-220 m AHD. All other climate change scenarios (extremely dry, medium dry,

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and drying beyond 2100) predict groundwater recovery that would be too small to form a single pit lake.
SRK found that the approach adopted for predictive pit lake scenarios is reasonable and in accordance with typical industry methods. To reduce the uncertainty in future predictions, it is recommended to incorporate the updated groundwater inflow rate estimates enforced with further transient calibration. Nevertheless, SRK does not foresee a substantial alteration from the current conclusion, which asserts the presence of a terminal sink.
7.3.6    Pore Pressure Evaluation
The presence of excess pore pressure in large open pits, particularly within low-permeability/high-precipitation groundwater systems, poses a significant challenge to slope stability. According to stability analyses (PSM, 2020), there is an assumption that the units located 10 m behind the pit walls will experience complete depressurization. This assumption underwent a revision in 2023 (PSM, 2023), and pore pressure represented in stability models has been adjusted to a more conservative version. In general, acceptable safety factors were achieved with higher pore pressure inputs.
PSM outlines the uncertainty related to the pore pressures, and SRK concurs with these assessments:
•Pore pressure response to mining and potential dewatering
•Hydraulic conductivity between the weathered upper units and underlying basement units
•Presence of vertical flow paths into deeper rock masses
•Pore pressure associated with fault structures at depth
Considering the limited data to represent the deeper hydrogeological system, the following studies are recommended:
•Piggybacking of deep-targeted exploration wells for hydrogeological characterization to increase the numbers of packer-isolated hydraulic testing and VWP installations
•Recalibration of the model based on these new data sets
•Evaluation of transient recharge and its implementation of pressure at upper-weathered units
•Enhancing the geotechnical modeling uncertainty analyses to evaluate ramifications of potential wet conditions and determining pore pressure sensitive sections
7.3.7    Waste Management and Seepage Impacts
Hydrogeological investigation for Greenbushes Lithium Mine Expansion, completed by GHD in 2018 (GHD, 2018) includes:
•Seepage impacts from the existing and proposed TSF facilities to the groundwater and surface water systems
•Seepage impacts from the existing Floyds WRL, and the proposed extension of the WRL to the groundwater and surface water systems
•The dewatering impacts and water quality of the in-pit waters
It was concluded that these impacts should be suitably managed considering the low permeability nature of the weathered zone and implemented engineering structures (i.e., ponds, drainage channels).

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7.4    Geotechnical Data, Testing and Analysis
A geotechnical study for the combined pit for the Greenbushes operations was recently updated by PSM Consult (2023). In SRK’s opinion, the geotechnical data collected has sufficient coverage around the existing and ultimate pits to demonstrate knowledge of pit sector characterization and strength properties of the rock mass.
7.4.1    Data Collection
The characterization data comprised geotechnical borehole logging, televiewer interpretation, oriented core logging, geotechnical mapping, photogrammetry, piezometer, and laboratory testing data from historical and recent site investigation programs. The data collected from the 2008-2013, 2018/2019 and 2022 / 2023 investigations represent a substantial increase in the available geotechnical data for Greenbushes.
7.4.2    Geology and Structure
The Greenbushes Pegmatite Group is situated within the regional-scale Donnybrook-Bridgetown Shear Zone. On a mine-scale, the geology consists of amphibolites and granofels which host the pegmatite intrusions, and late mafic dolerite dikes and sills which intrude the entire sequence. A weathering profile extends to about 30 m below the surface (up to 60 m in places).
Major geologic structures are at or nearby major lithologic contacts and faults/shears that are typically steeply to moderately dipping to the west. Two primary fault zones will impact slope stability. The Northern Dolerite Sill Fault Corridor is exposed in the current Cornwall and C3 pits. The Pegmatite Shear Zone (PSZ) consists of soil to low strength rock material located behind the northern portion of the west wall. The orientation of the PSZ dips favorably into the wall, has a thickness of 20 to 50 m and the spatial extent appears to be limited by the lack of exposure in the Cornwall Pit and boreholes south of 12,000N.
7.4.3    Structural Domains
Ten (10) structural domains were identified from televiewer photogrammetry and pit wall mapping data. The west wall has steeply dipping structures with variability from north to south and within the Dolerite lithologies. The Pegmatite is separated into two domains with the main set steeply to moderately dipping to the west. This data has been used to guide development of recommended bench face angles and inter-ramp slope angles.
Discontinuity shear strengths were assessed from direct shear tests and using typical joint characteristics from logging. The shear strength ranged from 34° to 9° friction with assumed zero cohesion. The exception is the sheared pegmatite zone with a strength of 20° friction. The estimated strengths also considered lithology, defect shape and roughness characteristics.
7.4.4    Rock Mass Strength
The rock mass was separated into 14 units based on weathering, lithology, and strength characteristics. Below the near-surface upper weathered zone the rock masses are high strength with UCS values from 50 to 190 MPa, except for the sheared pegmatite zone which is very weak rock. Strengths were assessed using GSI values, except for the upper weathered zone where triaxial test results were used.

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7.4.5    Data Gaps
Uncertainties in the geotechnical model include the following:
•Variability in the upper weathered zone and location of the contact between the Granofels and Amphibolite behind the east wall
•The character and orientation of modeled faults beyond pit walls and the extent of the sheared pegmatite zone
•The pore pressure response to mining of the basement geology and the connectivity with the weathered zone

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8Sample Preparation, Analysis and Security
The processes for sample preparation and analysis remain consistent with those previously reported.
8.1Sample Preparation Methods and Quality Control Measures
The 2018 Central Lode Resource Update (Talison, 2018), disclosed information about sample preparation for all drilling across the Greenbushes property, with additions supporting recent drilling used in support of resource modeling at Central Lode and Kapanga deposits. It is SRK understanding that there have been no material changes to these procedures since the previous disclosure.
Drill samples from RC drilling programs are collected and bagged at the rig as drilling progresses. The RC samples are collected in sequential, pre-numbered bags directly at a discharge chute on the sample splitter to which the sample bag is attached. The splitter is either fed via a closed sample collection circuit at the drillhole collar or is fed manually from a sample bagged at the cyclone.
Drill core samples are collected sequentially in pre-numbered sample bags after cutting with a diamond saw. The integrity and continuity of the core string is maintained by reassembling the core in the tray. If any apparent geological discontinuities are noted within or at the end of core runs these are resolved by the logging geologist.
All sample preparation and analytical work for the resource models is undertaken at the operation’s on-site laboratory, which is ISO 9001: 2008 certified and audited in accordance with this system, most recently in June 2016. SRK would consider this to be at the upper end of the audit process and a further review maybe warranted. The Greenbushes laboratory provides quick and secure turn-around of geological samples using well established quality control procedures. The laboratory also services processing plant samples and samples from shipping products.
Upon submission to the laboratory, samples are entered into the laboratory sample tracking system and issued with an analytical work order and report (AWOR) number. Separate procedures have been developed for RC and diamond drill samples.
Preparation, analysis and management of geological samples are covered comprehensively in laboratory procedures. The sample preparation is summarized as follows:
•All samples are dried for 12 hours at a nominal 110ºC.
•Samples are passed through a primary crusher to reduce them to minus 10 millimeters (mm).
•Secondary crushing in a Boyd crusher to -5 mm.
•A rotary splitter is used to separate an approximate 1 kg sub-sample.
•Final grinding in a ring mill to minus 100 µm or two minutes in a tungsten carbide media in a ring mill for a “low iron” preparation procedure.
Historically, two routes have been used for the preparation of geological samples. The first utilizes standard ferrous pulverizer bowls, while the second uses a low iron preparation method with a non-ferrous tungsten bowl. A low iron preparation has been used for all samples in recent drilling programs. All resource drilling sample pulp residues are retained in storage. Coarse sample rejects are normally discarded unless specifically required for further test work. Sample preparation is carried out by trained employees of the company in the Greenbushes site laboratory following set laboratory procedures.

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8.2Sample Preparation, Assaying and Analytical Procedures
The 2018 Central Lode Resource Update (Talison, 2018) provided a detailed summary of the sample preparation and analytical procedures. This section covers information about assay preparation for drilling across the Greenbushes property. SRK supplemented additional information in support of the 2020 and 2023 resource models at Central Lode and Kapanga deposits. The has been no material change to these procedures since the previous update.
Given the more recent drilling which has evaluated the Kapanga deposit, all Kapanga drill samples were prepared using the tungsten carbide ring mill at the Greenbushes laboratory, which was introduced in 2011 to reduce the likelihood of Fe contamination from the preparation equipment.
Due to the long history of operations on the Greenbushes property, the meta-data regarding assaying is somewhat incomplete; however, the recording of analytical data has been at the current standard since at least 2006. All assaying of drill samples has been by XRF and Atomic Absorption Spectroscopy (AAS). The majority of samples have been analyzed for 36 elements at the Greenbushes laboratory. Sodium peroxide dissolution and AAS is used for Li2O determination. The other elements/oxides are analyzed by XRF following fusion with lithium metaborate. The analysis of geological samples for Li2O by AAS and other elements/oxides by XRF is documented in laboratory procedures.
Over time, the detection limits of some elements assayed at the Greenbushes laboratory have improved, as outlined in Table 8-1, with implications for the accuracy of some of the older assays in the database. This appears only to be significant for the low concentration elements and has no material effect on the resource model estimates. Current detection limits remain as listed for PW2400 (low level) June 2001. Detection limits are stored in the acQuire geological database.
Table 8-1: Greenbushes Laboratory Detection Limit History

Element	Detection Limit (%)
	PW1400 - 1983	PW2400 – Nov 1995	PW2400 (Low Level) – June 2001
Ta2O5	0.005	0.005	0.001
SnO2	0.005	0.005	0.002
Li2O	0.010	0.010	0.010
Na2O	0.005	0.005	0.005
K2O	0.005	0.005	0.005
Sb2O3	0.005	0.005	0.002
TiO2	0.005	0.005	0.005
As2O3	0.005	0.005	0.005
Nb2O5	0.005	0.005	0.002 [1]
Fe2O3	0.005	0.005	0.005
U3O8	0.005	0.005	0.002
1The detection limits for June 2001 are current apart from Nb2O3, which reduced from 0.005% to 0.002% in 2010
Source: BDA, 2012

In 2002, a proportion of underground drill core samples from the Cornwall Pit were sent to the Ultra Trace Pty Limited Laboratory in Perth, WA, for analysis. XRF was used to analyze for Ta, Sn and other components, and ICP for Li2O analysis.
Dry in situ bulk density (DIBD) tests were performed on a total of 2,074 samples collected from diamond core holes from the Central Lode deposit. The tests were performed using water immersion techniques and performed onsite. The samples were grouped according to the major lithology type.

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No new density information was provided in the database for the 2023 estimates and therefore the previous study remains valid for the current assumptions. A statistical summary of the Central Lode DIBD data is presented in Table 8-2. No DIBD samples were collected or tested for the Kapanga deposit though mean data was used for modeling purposes due to the same major rock types in both deposits.
Table 8-2: Central Lode and Kapanga Dry In Situ Bulk Density

Lithology	Samples	Dry In situ Bulk Density (t/m3)
		Average	Std Dev	Minimum	Maximum
Amphibolite	254	3.03	0.13	2.38	3.98
Dolerite	198	2.98	0.15	2.53	3.71
Granofels	91	2.93	0.17	2.60	3.17
Pegmatite	1,528	2.76	0.14	1.59	3.79
Alluvial	0	-	-	-	-
Fill	0	-	-	-	-
Source: SRK, 2022

8.3Quality Assurance and Quality Control (QA/QC) Procedures
The QA/QC systems at Greenbushes have developed over time and therefore vary for the dataset used for the 2023 Mineral Resource models at Central Lode and Kapanga deposits. Duplicate field samples are collected and analyzed for RC drillholes but not diamond core samples. Current RC drilling practice is to submit a field duplicate sample for every 20 samples submitted. These duplicates are collected in the same way as the routinely assayed samples. Results are recorded in the acQuire database software and QA/QC reports generated for each drill program.
SRK has been supplied with updated QA/QC data covering submissions for 2006 to date. Raw data has been supplied covering the submission of duplicate (field) and check (laboratory) assays for Li2O and Fe2O3.The quality of the recent drill program was accepted for Li2O resource estimation. QA/QC relating to all previous drilling has been completed and data accepted with each successive drill program and resource update.
8.4QA/QC (Analytical) - Processes
QA/QC systems have relied upon the Greenbushes laboratory’s internal quality systems, which include replicate (pulp repeat) laboratory analyses and analysis of known standards by X-ray fusion (XRF), both included in each batch of drill samples. Greenbushes also has participated in round-robin reviews of analyses with other independent laboratories as checks on their internal processes. Li2O in geological drill samples is not analyzed in replicated samples to calibrate the machine; instead, the atomic absorption (AA) machine is recalibrated before every batch of samples.
Known solution standards and blanks are embedded in each batch and the accuracy of the calibration is monitored regularly during the analysis of each batch. The results are also captured in the database. The precision of the AA analysis technique is statistically monitored using plant processing and shipping data. In SRK’s opinion, the resulting precision at mining grades is of high quality and confirms the quality of the AA method employed.

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In SRK’s opinion, RC drill sampling results do not indicate any significant bias between the original and check sample populations as evaluated statistically using Q-Q plots. Scatter plots of original and field duplicates for Li2O from recent RC holes show less variability than the same plot over all the RC resource holes suggesting a reduction in sample error. A scatter plot for Li2O replicates from RC and DDH samples shows acceptable repeatability of results (Figure 8-3 and Figure 8-4, respectively). Plots for half absolute relative difference (HARD) show less sampling error in recent RC data compared to the overall RC data (Figure 8-6).
8.5QA/QC
The RC drilling samples were submitted to the site laboratory with the geology department submitting custom certified reference material (CRM) standards SORE1, to SORE6. The CRMs were prepared by ORE Research and Exploration Pty Ltd (ORE) from run of mine material having grades and matrix representative of the deposit. The custom geological standards performed within two standard deviations (2SD) analysis for Li2O analysis in general shows no evidence of overall bias with only isolated assays reporting outside of the 2SD limits. SRK does note in some of the assays there were some step changes in the assay averages namely around 2019, but this was more prominent in the assays of Fe2O3 (%), which were also monitored. The changes still report within acceptable levels and therefore are not considered material, and could be a result of changes within the certified standards. A summary of the overall submissions is shown in Table 8-3.
Table 8-3: Summary of CRM submissions for Li2O (%) at Greenbushes

CRM	Count	Assigned Li2O (%)	Mean Li2O (%)	Bias (Mean)	% Bias
SORE 1	1,892	3.839	3.837	-0.002	-0.05%
SORE 2	2,100	1.459	1.459	0.001	0.04%
SORE 3	508	0.586	0.601	0.015	2.58%
SORE 4	405	0.627	0.631	0.004	0.65%
SORE 5	362	2.136	2.132	-0.004	-0.18%
SORE 6	337	2.227	2.217	-0.011	-0.47%
Source: SRK, 2023

Talison has continuously evaluated and monitored the QA/QC and noted this performance for all relevant sampling, so the analytical accuracy for the database is considered acceptable for Indicated and Inferred resource reporting (Figure 8-1 and Figure 8-2) in SRK’s opinion.

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Standards by Sequence : SORE2 : Fe2O3_pct
Assay Value
2.4000
2.3000
2.2000
2.1000
2.0000
1.9000
1.8000
1.7000
1.6000
1.5000
1.4000
1.3000
1.2000
1.1000
1.0000
0.9000
12-Aug-2014
29-Mar-2017
11-Jan-2018
1-Jul-2018
16-Dec-2018
6-Mar-2019
18-Jun-2019
21-Dec-2019
23-May-2020
2-Sep-2021
16-Jul-2023
RETURNDATE
Expected Value
Warning
Error
Threshold
Error
Warning
Normal

Source: Talison, 2023
Figure 8-1: Results for CRM SORE2 – Li2O % (top). Fe2O3% (bottom)

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Standards by Sequence : SORE3 : Fe2O3_pct
Assay Value
2.1200
2.1100
2.1000
2.0900
2.0800
2.0700
2.0600
2.0500
2.0400
2.0300
2.0200
2.0100
2.0000
1.9900
1.9800
1.9700
1.9600
1.9500
1.9400
1.9300
1.9200
11-Nov-2020
25-Mar-2021
8-Nov-2021
7-Sep-2022
29-Dec-2022
14-Apr-2023
7-May-2023
22-May-2023
15-Jun-2023
23-Jun-2023
29-Jun-2023
10-Jul-2023
29-Jul-2023
27-Aug-2023
8-Oct-2023
RETURNDATE
Expected Value
Warning
Error
Threshold
Error
Warning
Normal

Source: Talison, 2023
Figure 8-2: Results for CRM SORE3 – Li2O % (top). Fe2O3% (bottom)

Approximately 5% of pegmatite samples submitted to the site laboratory are duplicated in the field. The results are first reviewed using a scatter plot (Figure 8-3 and Figure 8-4) during the drilling program and duplicates with greater than 20% variation investigated. Analysis has been split between RC and DDH sampling to check for consistency and potential differences or bias from using the different drilling methods. As the reliable determination level of the laboratory is 0.05% Li2O, duplicates with Li2O assays less than 0.2% Li2O are generally ignored for monitoring.
A common historical error was reported as mis-ordering of samples through the laboratory process. In recent years, barcode labelling and QR readers have greatly reduced the opportunity for sample mis-ordering in the laboratory. There remain some processes such as when samples are dissolved in solution in reusable glassware that rely on good procedure and keeping things ordered which may

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result in some of the differences noted in the scatter plots. Sample swaps could potentially offset sample location by 1 m on drillholes and in general are consider not to have a material risk on the estimates, on a review of the returned results a preceding or following sample will show as essentially identical to the duplicate rather than the result reported. Note that the entire 36 element suite is correlated for a sample not just the Li2O value, but Talison main focus has been on Li2O and Fe2O during routine analysis.
Samples are collected for every meter drilled so field duplicates not resolved by the previous two methods are typically addressed by re-splitting the bagged sample and submitting the second sample (a duplicate) for several samples around the failure. Good correlation of the additional duplicates to their samples confirms the original sample allocation on the hole is correct.
Source: SRK, 2023
Figure 8-3: Scatterplot of Recent Field Duplicates RC Samples Li2O

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Source: SRK, 2023
Figure 8-4: Scatterplot of Recent Field Duplicates Diamond Drillhole (DDH) Li2O

Where poor correlation remains and there is no confidence in the alignment of results to the hole based on Talison initial review, then Talison will request the whole assay job be re-split from the reject material to get acceptable results. Talison noted this was the case for an assay job on RC484 which was clearly mixed up in the laboratory.
Where sample mix-ups are eliminated as the route cause some failed duplicates remain unresolved which are interpreted to be due to the natural variation within a coarse-grained variable mineralogy at the sample location. These have a strong correlation between many elements in the assay suite but differ on several others. These will often occur in a mixed mafic and pegmatite mineralogy where a sample interval crosses a lithology boundary.
Some remaining failed duplicates were interpreted to be due to poor drilling conditions that affect a sample such as water coinciding with a duplicate position or hydraulic failure of splitter mechanisms, while others may be due to poor field practice. The simple (although time consuming) resolution of many failed duplicates to show the underlying data, in SRK’s opinion, was representative and gives enough confidence in the dataset to use for MRE of Li2O.
A Q-Q plot (Figure 8-5) which is a comparison of the original and repeat/duplicate sample assays on a quantile basis of the datasets do not show bias between the primary and duplicate sample populations, for both sampling types. Based on these finding SRK concluded that the subsampling routine in the fields and splitter hygiene and operation during the program is therefore interpreted as acceptable.

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SRK Consulting (U.S.), Inc.

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SRK completed a HARD analysis which is a comparison of the half absolute relative difference in a duplicate dataset on a proportional basis. To complete the analysis the absolute percentage differences are calculated between the datasets, which are then ranked and plotted on a percentage rank basis. The plot display is then compared to a threshold of differences of less than 10% which is considered as acceptable under generally accepted industry best practice for the current level of disclosure (Figure 8-6).
A HARD plot displays 85% of the data with Li2O >=0.2% has a value of less than 10% for both DDH sampling while only 80% of the RC data is within this range. It is the opinion of the QP, that both datasets are considered acceptable for the current level of disclosure.
In addition to the Field duplicates the same processes have been followed for the pulp checks on the laboratory check analysis. In general the laboratory pulps return higher correlations than seen in the field duplicates which is expected as it eliminates potential variation/sampling errors for the field sub-sampling routines. It is the QP’s opinion that the results from the laboratory check samples do not display any bias and therefore are acceptable for use in the current estimate.

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 72

Source: SRK, 2023
Figure 8-5: QQ Plot of Field Duplicates (RC – left, DDH – Right) Post-January 2016 – 2023

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HARD Analysis - RC Field Duplicates Li2O (%)
Absolute % Difference
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0.0%
10.0%
20.0%
30.0%
40.0%
50.0%
60.0%
70.0%
80.0%
90.0%
100.0%
Percentage Rank (%)
All Samples
Li2O>0.2%

HARD Analysis - DDH Field Duplicates Li2O (%)
Absolute % Difference
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
0.0%
10.0%
20.0%
30.0%
40.0%
50.0%
60.0%
70.0%
80.0%
90.0%
100.0%
Percentage Rank (%)
All Samples
Li2O>0.2%

Source: SRK, 2023
Figure 8-6: HARD Plot of Field Duplicates Post January 2016 – 2023 (RC – top, DDH – bottom)

8.5.1    Twinned Drillholes
Talison reports that twinned hole programs are not routinely conducted with the express purpose of comparing RC and DDH data. However, Talison notes sufficient overlap has occurred with holes from

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various drilling campaigns to enable a regional comparison to be made and reports the results to be comparable. SRK completed a review of these twinned holes in 2020.
The Kapanga database contain eight sets of DDH and RC holes that had been collared within a few meters of each other. Of these, assay data were available for five of the paired sets of holes. For most paired holes, the collars are within a few meters though at depth, some of the hole pairs were up to 15 m apart and therefore not true twinned holes. It is SRK’s opinion that general continuity between these nearby holes is useful for high level comparisons.
In general, the hole pairs displayed consistent grade characteristic with regards to the position and thickness of the pegmatites and the high-grade lithium intercepts. However, some apparent grade biases are evident, with the RC Li2O grades generally reporting higher than the nearby DDH grades. SiO2 appears to be biased low in the RC samples with hypothesized preferential loss of the lighter minerals from the cyclone or collar pipe. Q-Q plots comparing the DDH and RC grade distributions for pegmatite composites inside and outside of the Kapanga lithium domain are shown in Figure 8-7 and Figure 8-8 respectively. The RC sample Fe2O3 grades are biased high compared to the DDH sample grades.

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 75

Source: SRK, 2020
Figure 8-7: DDH v RC Composites QQ PLOTS for Kapanga Pegmatite Lithium Domain

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SRK Consulting (U.S.), Inc.

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Source: SRK, 2020
Figure 8-8: DDH v. RC Composites QQ Plots for Kapanga Pegmatite Low Grade

8.6Opinion on Adequacy
SRK has previously reviewed the sample preparation, analytical, and QA/QC practices employed by Talison for the Central Lode and Kapanga deposits, and notes the following:
•In SRK’s opinion, the current and historical analytical procedures are or were consistent with conventional industry practices at the time that they were conducted. The majority of the resource is supported by modern drilling and QA/QC, and analyses as described above.

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•It is SRK understanding that there have been no material changes to the procedures used for QA/QC from previous years and that no major issues are expected.
•The results of the latest sampling 2022 and 2023 are consistent with the performance from previous years.
•SRK has performed detailed verification of historical QA/QC as part of the 2023 Central Lode and Kapanga resource model and found results satisfactory.
•No blank information was provided for review but based on the low-grade assays noted in the samples potential contamination is not considered to be an issues, but would be recommended for addition to the process.
•In SRK’s opinion, recent QA/QC practices are satisfactory in design and monitoring and demonstrates that the analytical process is sufficiently accurate for supporting Mineral Resource estimation.
•SRK has considered the historical nature of the drilling, and the limited QA/QC associated with it, in the Mineral Resource classification.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 78

9Data Verification
9.1Data Verification Procedures
9.1.1    2020 SRK Verification Process
The Central Lode drilling database was verified by SRK as part of the 2020 resource model. Failures were investigated to ensure the error was not due to logic failures in the scripting. SRK was provided a total of 6,918 usable assay certificates the earliest of which date from 2006. More certificates in multiple formats were provided (pdf, excel, csv, paper) which cover the period prior to 2006 of which many are not material to the Central Lode area.
Through personal communications with Talison staff, the Kapanga drilling data was reviewed and verified prior to Talison completing the 2020 Kapanga resource model.
Additionally, SRK personnel have visited the Greenbushes property, inspected various aspects of data and the site laboratory, and interviewed Talison staff central to data acquisition and management.
The following details data verification procedures applied by SRK as part of the 2020 Central Lode resource model construction. No documentation was available regarding data verification on the Kapanga drilling data supporting the 2020 Kapanga resource model.
Verification was completed by compiling analytical information provided in the supplied certificates and cross-reference with the analytical file for the project. Analytical certificates in both Comma Separated Value (CSV) and Excel (XLS) file format were used in verification. Certificates were supplied in other formats including pdf and paper; however, verification was not attempted on those.
Verification on the on the XLS and CSV data was done using the Python scripting language to merge and compare the certificate data against the analytical file (Table 9-1). Tests were done on the string values of Li2O geochemistry from the certificates, matched by sample ID. Assumptions for these tests in comparing the data sets are as follows:
•In cases where the merged file’s value was below the detection limit, half the lower limit of detection was applied (e.g., <0.01 became 0.005 for comparison purposes)
Merged results from the comparison were imported back to Excel for comparison and analysis. Matched tests were assigned a numeric code of 1, and failures a 0. Through this analysis, SRK compared 45,408 records from the database against the original analytical data and noted a match rate of over 98.5%. Errors were likely related to the challenges in matching samples between data sets (see Section 9.2).
Values were identified for Li2O comparison from 51.9% of the data used in the Mineral Resource estimation. The complete analytical file includes 87,412 samples. From the analytical certificates provided, SRK was able to identify 45,408 unique samples.

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SRK Consulting (U.S.), Inc.

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Table 9-1: 2020 Central Lode Data Verification Summary

Number of samples in the assay file for comparison	87,412
Number of samples identified in the lab certificates for comparison	45,408
Total percentage of samples compared from the assay file	51.9%
Number of tests compared per sample	1 (Li2O)
Maximum number of possible matches between identified lab certificate sample and assay file samples when comparing	45,408
Actual number of matches between lab certs and assay database when comparing sample tests	44,761
Percentage of matched tests	98.5%
Source: SRK, 2020

Assay Sheet Data Quality Analytic Procedure
The sample IDs in the assay sheets contained a widely varying set of characters with little consistency. “Fuzzy” matching was attempted to correlate nomenclature across laboratories and generations of data, but mismatches in the naming is likely the source of the majority of the failed comparisons.
Example: Sample ID from certificate: UGX10362.
SRK tested the assay database for:
•UGX10362
•*GX10362
•*X10362
•*10362
If no matches are found, then there is no comparison for this sample.
Duplicate sample IDs in the assay sheets were eliminated from analysis unless all values from duplicate samples were identical.
Within the analytical certificates provided, and due to variability in the naming, formatting, and characters of the sample IDs described in the lab assay sheets, only 45,408 unique sample IDs of the 87,412 sample IDs from the digital drilling database (51.9% of the total) were able to be corresponded to sample IDs in the assay sheets across both verification phases.
Data Comparison
SRK compared Li2O grades only for the matched assays from assay sheets and the digital database.
Of these 45,408 values in the 2020 Central Lode assay database, there were 647 mismatches between the values recorded in the assay database and the lab assay sheet resulting in an error rate of approximately 1% (1.42%) and a match rate more than 98% (98.58%) in the assay database.
Li2O values for all corresponding sample IDs were compared and any value which did not match was failed. Only those values which matched were identified as a pass.
Errors were provided to Talison, and failures were primarily attributed to shifts in sample nomenclature which could not be dealt with through the scripted data comparison, or mis-identified duplicates as noted in previous sections.

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9.1.2    2022 External Review
According to BDB (2022), Talison commissioned RSC Consulting Services (RSC) to undertake a fatal-flaw level audit of the 2021 JORC Mineral Resources and Ore Reserves focused on the 2020 Central Lode and 2020 Kapanga resource models including a site visit. RSC findings concluded no fatal flaw and technical work supporting the resource models were undertaken to a high technical standard. Three findings were identified as areas of low to moderate risk that represent opportunities for improvement:
1)Potential for RC lithium grade bias noted at Kapanga.
2)Potential sensitivity of the resource model to use a 0.7% Li2O threshold for mineralization which coincides with the applied mineral resource CoG.
3)Geometrical consistency between composite size and block size in the resource models.
9.1.3    2023 SRK Procedures
SRK has completed an independent review of the QA/QC controls supplied by Talison as part of the current validation process (as discussed in Section 8.5), which found no evidence of potential bias (duplicates) or issues with assay accuracy within the CRM submissions.
SRK has undertaken database validation for erroneous data as part of the 2023 Mineral Resource update. These processes have focused verification of the database provided to SRK by Talison. To complete the review SRK has compared the latest database with the previous database (2022) for consistency, on which no major errors were noted.
SRK has imported all the latest drilling information in Leapfrog Geo and reviewed through the software standard validation checks, which included checks for missing samples, overlapping intervals, from-to errors and more. During the review the following errors have been noted:
•A total of 120 holes with no assay values. These typically related to grade control holes and were therefore not considered to be material to the estimate.
•Four overlapping samples were noted in the assay file which related to a wedge sampling in hole CLDD054
•Minor errors were reported in the Geology input file which were not considered to be material to the estimates and were limited in general to short grade control drilling and therefore not material.
9.2Limitations
SRK has considered the validation process completed in 2020 to be a detailed process which has exceeded the typical checks on laboratory certificates versus database entries. SRK has not been supplied with the hard copies of the certificates to update the procedure for the latest drilling but given the relative proportion of new sampling versus the number of records completed during the 2020 review it is the QP’s opinion that with the procedures in place any misallocation of assays from the certification to the database would be minimal and therefore not material to the current estimates.
9.3Opinion on Data Adequacy
In SRK’s opinion, sampling, analyses, and management of the digital database provided by Talison is of sufficient quality to support Mineral Resource estimation and disclosure. Low incidents of quality

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control failure were noted in the comparisons made to original source data, and explanations for failures are reasonable and common amongst mining projects with extensive histories and various generations of logging styles and analytical laboratories.
SRK notes good practices in data acquisition, analyses, management, and modeling by Talison staff. Additionally, SRK’s opinion is that Talison technical staff are competent, experienced, and aligned with good industry practices in support of high confidence data supporting Mineral Resources.

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 82

10Mineral Processing and Metallurgical Testing
Greenbushes operates their Chemical Grade Plant-1 (CGP1) to recover spodumene from ore containing about 2.5% Li2O into lithium concentrates containing about 6% Li2O. The CGP1 process flowsheet utilizes unit operations that are standard to the industry including: ball mill grinding, HMS (heavy media separation), WHIMS (wet high intensity magnetic separation), coarse mineral flotation and conventional fine mineral flotation. During 2019 Greenbushes completed the construction of their Chemical Grade Plant-2 (CGP2) which was designed to process 2.4 Mt/y of ore at an average grade of 1.7% Li2O to produce final concentrates containing about 6% Li2O and meet the specification for Greenbushes’ SC6.0 product. The CGP2 flowsheet is very similar to CGP1 but was designed with a number of modifications based on HPGR (high pressure grinding rolls) comminution studies and CGP1 operational experience. The most notable modifications included:
•Replacement of the ball mill grinding circuit with HPGRs
•Plant layout to simplify material flow and pumping duties
•Orientation of the HMS circuit to allow the sink and float products to be conveyed to the floats WHIMS circuit and sinks tantalum circuit
•Locating the coarse flotation circuits above the regrind mill to allow flow steams to gravity feed directly into the mill
•Orientation of the fines flotation cells in a staggered arrangement to allow the recleaner and cleaner flotation tails to flow by gravity into the cleaner and rougher cells, respectively
•Orientation of the concentrate filtration circuit to allow the sinks to be conveyed to the sinks filter
•Provision for sufficient elevation for the deslime and dewatering cyclone clusters to gravity feed to the thickener circuits located at ground level
CGP2 commissioning began during September 2019 and continued through April 2020 and was then shut down during the period from March 2020 to April 2021 due to market demand considerations. CGP2 was then put back into production during May 2021. During 2021 CGP2 recovered only 50.5% of the contained lithium versus a predicted recovery of 73.2%.
In an effort to resolve the performance issues with CGP2, Greenbushes retained MinSol Engineering (MinSol) to undertake a performance assessment of CGP2 and identify areas where improvements in the plant could be made to increase lithium recovery. MinSol issued a report of their finding on October 27, 2022, which presented their findings and a path forward to improve CGP2 performance.
These optimization changes have resulted in increasing average lithium recovery from about 50.5% reported for 2021 to 67.9% reported for the first half of 2023. This represents an almost 18% increase in recovery. However, overall lithium recovery remains about 5% less than the design recovery. MinSol has identified the following process areas that could be further optimized in an effort to further improve overall lithium recovery:
•Blending of ore on the ROM pad to decrease plant feed variability
•Redirecting fines flotation cleaner tailings to allow for additional reagent conditioning
•Improve reagent conditioning efficiency of the fines flotation conditioner
•Improve reagent conditioning in the hydrofloat reagent conditioners.
•Prescreening HPGR feed to reduce slimes generation
•Add a scavenger flotation circuit
•Add a scavenger WHIMS circuit

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10.1Metallurgical Testwork and Analysis
Greenbushes has an on-site metallurgical staff that undertakes routine projects in each of its operating facilities in an effort to improve plant performance. No specific metallurgical test work has been done to support the design and engineering of their future processing facilities, CGP3 and CGP4, as the design for these facilities is largely based on CGP2 plant design as well as operational experience.
10.2QP Opinion
It has been determined that inclusion of the HPGR in CGP2’s comminution circuit has resulted in the generation of a higher proportion of unrecoverable fines than is observed in CGP1. SRK is of the opinion that the incrementally higher lithium recovery included in Greenbushes’ CGP2 yield model is not warranted due to the higher proportion of unrecoverable lithium fines than had been anticipated. SRK notes that that CGP1 and CGP2 flowsheets for are similar and both plants process ore from the same mining operation, as such, SRK believes that it is reasonable to expect that if the optimization programs proposed by MinSol are successfully implemented, CGP2 may eventually achieve lithium yields and recoveries defined by Greenbushes’ CGP1 yield model.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 84

11Mineral Resource Estimates
11.1Key Assumptions, Parameters, and Methods Used
The Mineral Resource statement disclosed in this section has used the same procedures as in previous years, but a combined model covering the Central Lode and Kapanga model has been generated. The process involved database validation, construction of geological and mineralization wireframe domains, data conditioning, statistical and geostatistical analysis, grade interpretations, validation, classification, assessment of reasonable prospects for economic extraction and preparation of a Mineral Resource statement.
The basis for the Mineral Resource estimate reflects the latest drilling and sampling information to June 30, 2023. SRK undertook a review of the previous model and has updated the interpretation to reflect the latest information. Summary changes to the 2023 model include:
•Updated geologic interpretation to reflect the additional 2023 drilling
oCentral Lode: 70 holes, 20,984 meters
oKapanga: 22 holes, 8,577 meters
•Construction of a property wide geologic model that includes Central Lode and Kapanga in one model space.
•Refine geologic model to include internal dilution of dolerite dikes
•Review of the estimation parameters used in the 2022 estimates to reflect the latest drilling information and statistical analysis
•Updated mineral resource estimation and classification based on the addition of 2023 drilling
The following subsections summarize the key assumptions from the 2023 resource model which forms the basis of the Mineral Resource statement.
11.2Geological Model
Digital 3D geological models were constructed for the Central Lode and Kapanga deposits to approximate the geological features relevant to Mineral Resources. SRK has imported the latest drilling information and compared the results with internal Talison models and the previous model developed for the geology and mineralization within the Central Lode and Kapanga. Both the Central Lode and Kapanga areas have been combined and modeled in the same property scale model for the latest update. Previously, the Central Lode and Kapanga were modeled separately and then merged together for reporting purposes in the previous (2022) update. The use of a combined model for both deposits is considered best practice especially during the assessment of reasonable prospects for economic extraction.
All geological information supporting the development of the models was collected by Talison geologists and contractors with data reviews and interpretations performed as a collaborative effort between SRK and Talison staff.
Albemarle’s public reporting cadence results in a discrepancy from the ongoing Talison modeling processes which are completed on a biannual basis compared to Albemarle’s public reporting cadence which demands a completed resource and reserve statement for EOY.

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SRK has generated the latest interpretation in collaboration with Albemarle to incorporate the latest drilling information provided by Talison. The 2023 3D geological model was developed using Leapfrog Geo. In general, model development is primarily based on lithology logging from drilling but incorporates a range of other geological information including:
•Alteration and mineralogical logging
•Geological mapping (historical and modern)
•Interpreted cross sections (historical and modern)
•Surface/downhole structural observations
•Historical drill logging (historical samples are not utilized in resource estimation)
•Interpreted geological contacts (surface and sub-surface 3D)
The 3D digital geological model utilized for calculating the mineral resource estimate was prepared by SRK Consulting (U.S.) Inc. and based on interpretations and inputs from both Talison and Albemarle geologists. The model was prepared using an extensive dataset that included geological logging data and geochemical data acquired from both resource definition and grade control drillhole samples, as well as pit mapping data. The model included the main lithological units, structural features, alteration zones and grade domains. It is based on an internal operational Leapfrog model provided by Talison, updated by SRK Perth with additional drilling, and refined by Albemarle/SRK for public disclosure.
The geological model developed was designed to address the complex nature of the deposit geology. This includes an oxidation model for characterizing oxidized, transition, and fresh material, a lithology model for characterizing geological rock types present, a depletion model to address previously mined out material, and a number of numerical models to identify and segregate domains by geochemical indicators, specifically lithium.
11.2.1    Lithological Model
The lithological model was prepared by interpreting the lithological logging and mapping data into the following grouped major lithological units for modeling purposes:
•Fill
•SAP (Saprolite)
•DOL (Dolerite)
•Peg_Central (Central Lode Pegmatite)
•Peg_Kapanga (Kapanga Pegmatite)
•AMPH (Amphibolite)
•G (Granofels)
•Fill (Unconsolidated mining material like waste rock storage facilities. These volumes were constructed by using the difference between the pre-mining surface and June 2023 topographic surface.)
•Saprolite (Weathered material below the Fill volume. The saprolite volume was based on the lithology table in the drillhole database. Pegmatite volumes are truncated against the bottom of the saprolite surface.)
•Dolerite (The dolerite dikes have two primary orientations: north-to-south and east-to-west. The dikes are discontinuous along strike and down dip and thicknesses range from 1 m to over 50 m.

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Dikes were modeled off of detailed pit mapping and drillhole intercepts using intrusive and vein modelling tools in Leapfrog. In the previous model, dikes intercepted in the drilling were not captured unless modeled in short-range drilling or pit mapping; these dikes have an average thickness of 1 m. In the previous Kapanga, these dikes were not modeled and typically averaged 5 m in width.)
•Pegmatites (Intrusive pegmatites. The Central Lode and Kapanga pegmatites were modeled using the lithology table and the intrusive modeling tool in Leapfrog Geo. Trends were applied to the interpretation and improve the continuity of migmatite material along strike and down dip.)
•Granofels (Set as the host or country rock with pegmatite and amphibolite modeled as intrusives within the broader granofels body.)
No major brittle structures were modeled as a part of this work, as structural data defining brittle faults within the pit is minimal. Talison geologists have noted that offsetting or brittle structural features are not critical to the current geological understanding.
The geological model is shown in plan view and cross section in Figure 11-1 and Figure 11-2.
In SRK’s opinion, the level of data and information collected during both the historical and modern exploration efforts is sufficient to support the geological model and Mineral Resources. It is SRK view that the continual monitoring of the dolerite material will aid future estimates especially in the Kapanga region of the model, and therefore integration of pit mapping, short term drilling results and structural review would be recommended for inclusion in future updates.
To examine the relative accuracy of the modeling process against the reality of the logging, SRK examined the overall percentages of logged rock types contained within the modeled pegmatites, and vice versa (Table 11-1). Its SRK’s opinion the current modeling methods reduce internal dilution of the amphibolite host rock and intrusive dolerite dikes. The Central Lode pegmatite is a continuous massive body with consistent continuity. The pegmatite body has minor internal dilution (3.94%) that is primarily cross-cutting dolerite dikes. Kapanga is not as continuous and massive as Central Lode and consists of a series of sheeted pegmatite intrusives. There is more internal dilution (15.55%) than Central Lode, which reflects the complexity of the geology.

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SRK Consulting (U.S.), Inc.

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Table 11-1: 2023 Geologic Model vs. Drilling Comparison

Model Values Matchings Drilling Central Pegmatite
Model Lithology	Length	Percent Length
Pegmatite Central	125,412	96.06%
Pegmatite Kapanga	9	0.01%
Pegmatite Unassigned	573	0.44%
Amphibolite	1,615	1.24%
Granofels	1,637	1.25%
Dolerites	1,315	1.01%
Model Values Matchings Drilling Kapanga Pegmatite
Model Lithology	Length	Percent Length
Pegmatite Central	395	2.89%
Pegmatite Kapanga	11,554	84.45%
Pegmatite Unassigned	309	2.26%
Amphibolite	746	5.45%
Granofels	120	0.87%
Dolerites	557	4.07%
Model Values Matchings Drilling Amphibolite
Model Lithology	Length	Percent Length
Pegmatite Central	3,467	3.74%
Pegmatite Kapanga	2,145	2.32%
Pegmatite Unassigned	246	0.27%
Amphibolite	79,655	85.99%
Granofels	1,509	1.63%
Dolerites	5,610	6.06%
Model Values Matchings Drilling Granofels
Model Lithology	Length	Percent Length
Pegmatite Central	2,068	6.69%
Pegmatite Kapanga	503	1.63%
Pegmatite Unassigned	17	0.05%
Amphibolite	534	1.73%
Granofels	27,496	88.95%
Dolerites	294	0.95%
Model Values Matchings Drilling Dolerite
Model Lithology	Length	Percent Length
P_Central	1,955	5.59%
P_Kapanga	458	1.31%
PEG	6	0.02%
AMPH	1,971	5.63%
GRAN	561	1.60%
DOL	30,045	85.86%
Source: SRK, 2023

In SRK’s opinion, the level of data collected during the historical and modern exploration efforts is sufficient to support the geological model and mineral resources. Figure 11-1 and Figure 11-2 show the geological model in plan view and cross-section, respectively.

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Source: SRK, 2023
Fill and saprolite material removed.
Figure 11-1: Plan View of 3D Lithology Model showing Primary Trends of Pegmatite Mineralization

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SRK Consulting (U.S.), Inc.

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Source: SRK, 2023
Looking North and section width +/- 50 m
Figure 11-2: Cross-Section View of Geological Model

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11.2.2    Oxidation Model
The oxidation model (Figure 11-3) was developed by grouping coding within the geologic logging into two categories. The original data provided by Talison has five subjective categories on the degree of relative oxidation: extreme (e), high (h), moderate (m), weak (w), and fresh (f). The general grouping used by SRK, grouped extremely and highly oxidized material as Oxide (e and h) and non-oxidized or Fresh rock (m, w, and f). SRK considered the moderately oxidized or transition material, where logged, as a part of the overall fresh rock zone. A small quantity of codes modified to produce a more geologically consistent model. Though the original assignment of oxidation values was subjective and varied from logger to logger, the broad categories used were suggested by Talison personnel and are considered acceptable for the purposes of identifying the near-surface weathered material.
Source: SRK, 2023
Section looking north section width +/- 50m
Logged transition intervals are incorporated into fresh rock for the purposes of simplifying the model.
Figure 11-3: Cross Section View of Oxidation Model

11.2.3    Mineralization Domains
Historically, the pegmatite geological model has been separated into spodumene-dominant pegmatite and pegmatites which may feature less spodumene and elevated tin-tantalum. SRK identified that use of a 0.5% Li2O threshold tends to define the Central Lode and Kapanga spodumene-rich portion from the spodumene-poor portion. SRK conducted exploratory data analysis (EDA) on the Li2O assays within the modeled Central Lode and Kapanga pegmatite models and notes that there is a distinct bimodal population in the distribution of Li2O, as shown on Figure 11-4 (Central Lode) and Figure 11-5 (Kapanga). Visualizing these intervals on section (Figure 11-5) demonstrates a relatively contiguous and spatially discrete volumes of the pegmatite that corresponds to interpretation of higher spodumene pegmatite.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 91

Histogram of log (Li2O %) - Central
25000
20000
15000
10000
5000
0
Length
0.001
0.01
0.1
1
Li2O_pct

Histogram of log (Li2O %) - Kapanga
1200
1000
800
600
400
200
0
Length
0.01
0.1
1
Li2O_pct

Source: SRK, 2023
Figure 11-4: Li2O Histogram of Raw Assays Internal to the Central and Kapanga Modeled Pegmatites

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 92

Sample_Groupings
>=cut-off, Central High Grade
<cut-off, Central Low Grade
>=cut-off, Kapanga High Grade
<cut-off, Kapanga Low Grade
other
+1350
+1200
+1050
+900
+750
+600
+450
Central Lode
Kapanga
Plunge 00
Azimuth 358
0 50 100 150

Source: SRK, 2023
Green volumes represent dolerite dikes
Figure 11-5: Pegmatite Distribution of Li2O Based on a 0.5% Li2O Threshold in the Central Lode and Kapanga Deposits

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 93

SRK modeled the Central Lode and Kapanga spodumene-rich portions of the pegmatite using an indicator interpolation approach, bound by the modeled pegmatite itself but considering the overall internal structural trends as defined by each of the pegmatites. The indicator modeling process was conducted using Leapfrog Geo, compositing the samples to a 3 m nominal length.
To optimize the mineralization model, SRK undertook a range of grade indicators and Leapfrog ISO values (threshold that defines regions based on the variables value) to test the sensitivity on the grades and volumes. Different ISO values and threshold grades were compared visually in the context of geological continuity defined by the continuous Li2O variable and statistically through the relative dilution of intervals below the threshold, exclusion of intervals above the threshold, and comparison to the geological volumes as shown in Table 11-2 and Table 11-3. Similar tables were produced for every scenario and reviewed along with the wireframe itself for reasonability with interpretation. Based on the analysis, SRK has elected to use using a threshold grade of 0.5 % LiO2, with an ISO value for the indicator of 45% for Central Lode and 35% for Kapanga. The resulting shapes comprises about 56% of the overall pegmatite body for Central Lode and 58% of the pegmatite for Kapanga within these higher-grade domains.
Table 11-2: Statistics for Li2O Indicator Model – Central Lode

Indicator Statistics	Li2O-Central Pegmatite
Total Number of Samples	28,667
Cut-off Value	0.50
	≥Cut-off	<Cut-off
Number of points	18,504	10,163
Percentage	0.65	0.35
Mean value	2.19	0.24
Minimum value	0.50	0.00
Maximum value	6.56	0.50
Standard deviation	1.19	0.12
Coefficient of variance	0.54	0.51
Variance	1.42	0.01
Output Volume Statistics
Resolution	10
Iso-value	0.45
	Inside	Outside
≥ Cut-Off
Number of samples	17,557	947
Percentage	61%	3%
< Cut-off
Number of samples	1,226	8,937
Percentage	0.4%	31%
All points	Li2O
Mean value	2.13	0.29
Minimum value	0.02	0.00
Maximum value	6.56	3.04
Standard deviation	1.24	0.28
Coefficient of variance	0.58	0.94
Variance	1.54	0.08
Volume	132,210,000	102,450,000
Number of parts	2	270
Central Pegmatite Volume	234,600,000
Pegmatite Volume %	56%	44%
Source: SRK, 2023

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 94

Table 11-3: Statistics for Li2O Indicator Model – Kapanga

Indicator Statistics	Li2O - Kapanga Pegmatite
Total Number of Samples	4,447
Cut-off Value	0.50
	≥ Cut-off	< Cut-off
Number of points	2,883	1,564
Percentage	0.65	0.35
Mean value	1.97	0.19
Minimum value	0.50	0.01
Maximum value	6.28	0.50
Standard deviation	1.02	0.14
Coefficient of variance	0.52	0.71
Variance	1.03	0.02
Output Volume Statistics
Resolution	10
Iso-value	0.35
	Inside	Outside
≥ Cut-off
Number of samples	2,794	89
Percentage	63%	2%
< Cut-off
Number of samples	494	1,070
Percentage	11%	24%
All Points
Mean value	1.73	0.24
Minimum value	0.02	0.01
Maximum value	6.28	4.08
Standard deviation	1.12	0.38
Coefficient of variance	0.65	1.59
Variance	1.25	0.14
Volume	28,633,000	20,844,000
Number of parts	13	184
Central Pegmatite Volume	49,476,000
Pegmatite Volume %	58%	42%
Source: SRK, 2023

These volumes represent a slight increase in the volume from the internal (high-grade) units used in the 2022 model, which in part is attributed to the lower cut-off used in the indicator model (0.5% Li2O versus 0.7% Li2O). It is SRK’s opinion in conjunction with the new drilling and more geologically controlled modeling of the dikes that the lower-grade cut-off increased the geological continuity of the domain, but in dropping the cut-off, SRK has offset this by using higher probability factors than previously considered, which results in similar volumes.
Lithium does occur external to this shape, but as noted in the statistics for the model, approximately 3% of samples above the threshold is excluded for Central Lode and 2% of the samples above the threshold for Kapanga. Internal to the indicator model, approximately 4% of total samples are included which are below the threshold for Central Lode and approximately 11% for Kapanga. The percentage of samples below the threshold are significantly higher in Kapanga due to the lower ISO value used, 35% for Kapanga and 45% for Central Lode. The lower ISO value was applied by SRK at Kapanga to improve continuity along strike and down-dip. In general, Kapanga does not have the same continuity compared to Central which is attributed to lower drill density and geologic complexity compared to Central.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 95

SRK utilized the ≥0.5% Li2O indicator volume internal to the pegmatite as the higher-grade domain for estimation, and remaining pegmatite as the lower grade domain for estimation (Figure 11-6).

Geology_SRK_2023_Output
Fill
SAP
DOL
Peg_Central
Peg_Kapanga
G
AMPH
Kapanga
Central Lode
Plunge +39
Azimuth 055
0 125 250 375 500
Plan View
Enclose Object
Visibility
+9000 E
+10000 E
+11000 E
+14000 N
+13000 N
+12000 N
+11000 N
+10000 N
+9000 N
0 250 500 750 1000

Source: SRK, 2023
Figure 11-6: Perspective View of 0.5% Li2O Spodumene Pegmatite

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 96

Table 11-4: Statistics for Li2O Indicator Model – Kapanga

Indicator Statistics	Li2O - Kapanga Pegmatite
Total Number of Samples	4,447
Cut-off Value	0.50
	≥ Cut-off	< Cut-off
Number of points	2,883	1,564
Percentage	0.65	0.35
Mean value	1.97	0.19
Minimum value	0.50	0.01
Maximum value	6.28	0.50
Standard deviation	1.02	0.14
Coefficient of variance	0.52	0.71
Variance	1.03	0.02
Output Volume Statistics
Resolution	10
Iso-value	0.35
	Inside	Outside
≥ Cut-off
Number of samples	2,794	89
Percentage	63%	2%
< Cut-off
Number of samples	494	1,070
Percentage	11%	24%
All Points
Mean value	1.73	0.24
Minimum value	0.02	0.01
Maximum value	6.28	4.08
Standard deviation	1.12	0.38
Coefficient of variance	0.65	1.59
Variance	1.25	0.14
Volume	28,633,000	20,844,000
Number of parts	13	184
Central Pegmatite Volume	49,476,000
Pegmatite Volume %	58%	42%
Source: SRK, 2023

Comparison 2022 versus 2023 Geological Model
In the 2023 geological model, SRK made an emphasis on modeling the dolerite dikes to account for potential impact on dilution within the Central Lode and Kapanga Pegmatites, which in the QP’s opinion is more geologically representative. Volumetrically, the 2023 dolerite interpretation includes a 15% additional volume of dolerite compared to the 2022 model (reported within the 2023 resource pit). SRK notes that this minor increase is due to the increased number of dolerite dikes modeled at Kapanga and Central Lode.
Based on review of the integrated previous geologic model used by SRK for the 2022 EOY mineral resource disclosure and in the context of new 2023 drilling, it is the QP’s opinion that the dolerite intrusive bodies required additional modeling to more accurately represent them at a resource scale (specifically in the Kapanga area).
The 2023 geological update included modeling to reflect the following key changes:
•Small (<5 m) dolerite dikes internal to the Central Lode and Kapanga pegmatites are present in new drilling that were not previously modeled due to geological continuity.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 97

•Previous geological methodology in Leapfrog was adjusted to improve control on the modeling of the contacts for the non-mineralized dolerite dikes by switching to a vein modeling method to compliment the intrusive modeling within the software.
Comparison of the volumes for the two main pegmatite units which for the purposes of comparison have been limited to the 2023 limiting shell indicate an overall reduction in the wireframe volume for the Central Pegmatite in the order of 9% of the volume. The reduction in the volume has been attributed to the impact of dilution from the dolerite dikes, but also minor changes along the contacts which reduced the overall volume in the 2023 model. In comparison, there is limited volumetric changes for the Kapanga model within the limiting pit shell, but SRK notes there were increases in the volumes at depth at Kapanga and that these areas are not currently included within the economic portion for the Project as narrower nature of the mineralization is not an amenable to open pit mining methods due to their depth and potential higher striping ratio. Table 11-5 shows the volumetric differences between the 2022 and 2023 modeled pegmatites and dolerite.
Table 11-5: Summary of Wireframe Volumes for Key Geological Units 2022 to 2023 (Limited to 2023 Pit Shell)

Volume	2022 (M3)	2023 (M3)	% Difference
Central Pegmatite	151,780,000	126,140,000	-9%
Kapanga Pegmatite	16,223,000	16,094,000	0%
Dolerite	54,951,000	64,413,000	+15%
Source: SRK, 2023
Volumes are reported within the 2023 resource pit

11.3    Exploratory Data Analysis
SRK conducted detailed EDA on a domain basis. Variables assessed include the economic variables of Li2O, Fe2O3, SnO2 and Ta2O5 and for the purposes of density assignment or materials type characterization include MnO, Na2O, P2O5 and SiO2. Data were split on the basis of location (Central vs. Kapanga) the resource development exploration drilling (RDEX) and the grade control drilling (Figure 11-7). Raw sample statistics for the elements of interest are summarized in Table 11-6 (Central) and Table 11-7 (Kapanga).
SRK notes the following observations of the pegmatite domains between the two data types:
•The GC drilling is consistently higher in average Li2O content, due to the nature of it being focused on spodumene-bearing pegmatites.
•Elements are relatively consistently assayed for across the drilling types, with Mn and SiO2 being the least-assayed-for amongst the elements of interest.
•The GC dataset, due to being isolated and clustered in the production areas, shows significant differences in internal variance of Li2O (measured by the CV) and other elements.
•Other elements such as Sn or Ta are generally of low concentration in the pegmatite, and do not occur in high enough concentrations to warrant consideration in the mineral resource.
Fe2O3 demonstrates relatively low concentration in the pegmatites but is affected significantly by the contributions of limited waste samples from dolerite or amphibolite which are higher in Fe2O3. Talison geologists generally do not consider estimated Fe2O3 grades in the resource model as definitive characteristics for materials typing or reporting, and instead rely on a calculated Fe variable derived from other elements.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 98

Table 11-6: Descriptive Statistics for Raw Sample Data – RDEX vs. GC within the Central Lode Pegmatite

Name	Element	Count	Length (m)	Mean	Standard Deviation	Coefficient of Variation	Variance	Minimum	Lower Quartile	Median	Upper Quartile	Maximum
GC_RC	Total Samples	29344	71,933
	Fe2O3_pct	27266	66,714	1.62	3.57	2.20	12.72	0.03	0.24	0.40	0.78	57.24
	Li2O_pct	27268	66,719	2.57	1.58	0.61	2.49	0.01	1.12	2.75	4.02	6.43
	MnO_pct	27266	66,714	0.06	0.06	1.07	0.00	0.00	0.03	0.04	0.06	2.03
	Na2O_pct	27266	66,714	1.70	1.31	0.77	1.71	0.03	0.70	1.36	2.34	9.34
	P2O5_pct	27266	66,714	0.19	0.16	0.84	0.03	0.00	0.09	0.16	0.25	6.65
	SiO2_pct	27266	66,714	72.03	6.24	0.09	38.89	26.83	71.32	73.89	75.56	92.60
	SnO2_pct	27266	66,714	0.02	0.03	1.70	0.00	-	0.01	0.01	0.02	1.75
	Ta2O5_pct	27266	66,714	0.01	0.02	2.03	0.00	0.00	0.00	0.01	0.01	3.19
RDEX	Total Samples	83901	100,148
	Fe2O3_pct	77468	88,363	1.31	2.10	1.61	4.42	0.00	0.48	0.76	1.24	60.71
	Li2O_pct	74201	84,111	1.51	1.41	0.93	1.99	0.00	0.27	1.04	2.48	7.14
	MnO_pct	63201	65,880	0.09	0.13	1.41	0.02	0.00	0.04	0.06	0.10	3.81
	Na2O_pct	77091	87,885	3.23	2.24	0.70	5.04	0.00	1.46	2.73	4.56	20.78
	P2O5_pct	73642	83,038	0.38	0.54	1.43	0.29	0.00	0.15	0.24	0.37	10.56
	SiO2_pct	63198	65,878	72.08	5.81	0.08	33.73	37.25	69.87	72.93	75.26	99.82
	SnO2_pct	78488	89,317	0.05	0.08	1.69	0.01	-	0.01	0.03	0.05	5.16
	Ta2O5_pct	80894	93,091	0.02	0.02	1.15	0.00	0.00	0.01	0.01	0.02	1.14
Source: SRK, 2023
Statistics are length-weighted and reported inside the Central pegmatite geologic wireframe. Intervals may have been split for the purposes of statistical reporting across model domains.

Table 11-7: Descriptive Statistics for Raw Sample Data – RDEX vs. GC within the Kapanga Pegmatite

Name	Element	Count	Length (m)	Mean	Standard Deviation	Coefficient of Variation	Variance	Minimum	Lower Quartile	Median	Upper Quartile	Maximum
RDEX	Total Samples	13620	13,693						Q
	Fe2O3_pct	13201	12,651	2.27	3.59	1.58	12.89	0.01	0.58	0.87	1.61	28.00
	Li2O_pct	13205	12,649	1.37	1.29	0.94	1.67	0.01	0.23	0.97	2.27	6.80
	MnO_pct	13141	12,557	0.07	0.07	1.01	0.01	0.00	0.02	0.04	0.10	1.85
	Na2O_pct	13201	12,651	3.32	1.91	0.58	3.64	0.00	1.87	2.96	4.49	10.30
	P2O5_pct	13201	12,651	0.14	0.12	0.89	0.02	0.00	0.08	0.11	0.16	4.80
	SiO2_pct	13141	12,557	71.78	7.04	0.10	49.53	34.18	71.27	73.84	75.49	98.63
	SnO2_pct	13222	12,673	0.03	0.04	1.35	0.00	0.00	0.01	0.02	0.03	0.85
	Ta2O5_pct	13228	12,684	0.01	0.01	1.11	0.00	0.00	0.00	0.01	0.01	0.33
Source: SRK, 2023
Statistics are length-weighted and reported inside the Kapanga pegmatite geologic wireframe. Intervals may have been split for the purposes of statistical reporting across model domains.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 99

Source: SRK, 2023
Red holes are RC grade control, Blue are exploration (mixed RC/DDH)
Figure 11-7: Spatial Relationship of RDEX and GC Drilling in the Central Lode and Kapanga Deposits

Based on these observations, SRK elected to only utilize the RDEX dataset for the purposes of estimation for the resource at the Central Lode deposit. The RDEX dataset is more spatially representative than the GC dataset, and use of GC analyses may introduce potential sample biases due to the nature of GC sampling.
Considering only the RDEX data, statistical analyses were reviewed for the data inside the high-grade (>0.5% Li2O) pegmatite domain, and outside, as shown in Table 11-8 (Central Lode) and Table 11-9 (Kapanga). Other than expected increases in the Li2O means and relative decreases in Fe2O3, SRK notes that there also is more SG data located in the higher-grade domains than the lower-grade volume. Tin and tantalum tend to increase in the low-grade domain, consistent with observations of the lithium-bearing pegmatites being broadly discrete from the tin-tantalum-rich pegmatites. In general, the EDA supports the domaining decision which is geochemically and mineralogically distinct.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 100

Table 11-8: RDEX Drilling Statistics, by Central Lode Pegmatite Resource Domain

Name	Element	Count	Length (m)	Mean	Standard Deviation	Coefficient of Variation	Variance	Minimum	Lower Quartile	Median	Upper Quartile	Maximum
Central High Grade (Li2O >= 0.5)	Total Samples	47,993	54,671
	Fe2O3_pct	45,623	50,336	1.12	1.94	1.73	3.75	0.00	0.44	0.68	1.05	32.35
	Li2O_pct	45,808	50,615	2.09	1.32	0.63	1.74	0.00	0.98	1.89	3.13	7.14
	MnO_pct	38,721	39,085	0.07	0.11	1.45	0.01	0.00	0.03	0.05	0.07	3.13
	Na2O_pct	45,592	50,320	2.47	1.66	0.67	2.74	0.00	1.19	2.19	3.45	20.78
	P2O5_pct	44,630	48,975	0.29	0.36	1.26	0.13	0.00	0.13	0.22	0.31	8.78
	SiO2_pct	38,721	39,085	72.82	4.49	0.06	20.13	37.59	71.47	73.50	75.32	99.82
	SnO2_pct	45,432	49,781	0.03	0.04	1.33	0.00	0.00	0.01	0.02	0.03	1.83
	Ta2O5_pct	46,787	51,942	0.01	0.01	1.06	0.00	0.00	0.01	0.01	0.02	1.14
Central Low Grade (Li2O < 0.5)	Total Samples	28,698	34,180
	Fe2O3_pct	26,018	29,726	1.73	2.49	1.44	6.19	0.00	0.62	0.99	1.69	60.71
	Li2O_pct	24,714	28,019	0.30	0.33	1.11	0.11	0.00	0.13	0.22	0.34	4.28
	MnO_pct	23,697	25,933	0.13	0.16	1.27	0.03	0.00	0.05	0.08	0.15	3.81
	Na2O_pct	26,081	29,812	4.54	2.43	0.53	5.89	0.00	2.43	4.38	6.58	11.60
	P2O5_pct	25,282	28,683	0.53	0.73	1.37	0.53	0.01	0.20	0.30	0.53	10.56
	SiO2_pct	23,697	25,933	70.97	7.28	0.10	52.98	37.25	67.51	71.30	75.04	97.39
	SnO2_pct	27,226	31,362	0.07	0.09	1.28	0.01	-	0.02	0.05	0.08	3.53
	Ta2O5_pct	27,422	31,644	0.02	0.03	1.04	0.00	0.00	0.01	0.02	0.03	0.58
Source: SRK, 2023
Statistics are length-weighted and reported inside 0.5% Li2O Central pegmatite shape, and outside. Intervals may have been split for the purposes of statistical reporting across model domains.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 101

Table 11-9: RDEX Drilling Statistics, by Kapanga Pegmatite Resource Domain

Name	Element	Count	Length (m)	Mean	Standard Deviation	Coefficient of Variation	Variance	Minimum	Lower Quartile	Median	Upper Quartile	Maximum
Kapanga High Grade (Li2O >= 0.5)	Total Samples	10106	9913
	Fe2O3_pct	9869	9384	1.88	3.22	1.71	10.39	0.01	0.53	0.75	1.26	21.51
	Li2O_pct	9889	9407	1.76	1.26	0.71	1.59	0.01	0.64	1.59	2.65	6.80
	MnO_pct	9869	9384	0.06	0.07	1.06	0.00	0.00	0.02	0.04	0.08	1.85
	Na2O_pct	9869	9384	3.00	1.72	0.57	2.95	0.00	1.73	2.66	3.96	10.30
	P2O5_pct	9869	9384	0.14	0.12	0.86	0.01	0.00	0.08	0.11	0.16	4.80
	SiO2_pct	9869	9384	72.49	6.33	0.09	40.07	34.18	71.98	74.15	75.66	98.63
	SnO2_pct	9889	9407	0.02	0.03	1.33	0.00	0.00	0.01	0.01	0.03	0.85
	Ta2O5_pct	9889	9407	0.01	0.01	1.08	0.00	0.00	0.00	0.01	0.01	0.33
Kapanga Low Grade (Li2O < 0.5)	Total Samples	3514	3780
	Fe2O3_pct	3332	3267	3.41	4.28	1.26	18.33	0.13	0.89	1.35	3.46	28.00
	Li2O_pct	3316	3242	0.24	0.43	1.78	0.19	0.01	0.04	0.12	0.26	4.55
	MnO_pct	3272	3173	0.10	0.08	0.85	0.01	0.00	0.03	0.07	0.15	1.01
	Na2O_pct	3332	3267	4.24	2.12	0.50	4.50	0.00	2.62	4.17	5.77	9.71
	P2O5_pct	3332	3267	0.15	0.14	0.95	0.02	0.00	0.09	0.12	0.17	4.53
	SiO2_pct	3272	3173	69.68	8.46	0.12	71.60	37.99	68.00	72.77	74.73	93.80
	SnO2_pct	3333	3266	0.04	0.05	1.28	0.00	0.00	0.01	0.02	0.04	0.85
	Ta2O5_pct	3339	3277	0.01	0.01	1.13	0.00	0.00	0.01	0.01	0.01	0.23
Source: SRK, 2023
Statistics are length-weighted and reported inside 0.5% Li2O Kapanga pegmatite shape, and outside. Intervals may have been split for the purposes of statistical reporting across model domains.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 102

11.3.1    Outliers Analyses
SRK assessed the drilling data for the presence and potential impact of high yield outlier data in the Central Lode and Kapanga models. Details of these procedures and assumptions by deposit model are outlined below.
Central Lode Outlier Analysis
SRK completed an outlier analysis for Central utilizing log probability plots and a matrix comparison of multiple potential upper caps to consider impacts on the coefficient of variation, mean, and total lost grade due to capping. High grade and low grade mineralization domains, within Central, were not evaluated independently. The log probability plot, as shown on Figure 11-8, show stable and consistently increasing populations of grade above the 90th percentile, with breaks in the distribution occurring around 5.5% to 6.0% Li2O for the high-grade domain population. To examine the potential impact of these outliers, SRK reviewed the grade populations at higher limits to determine if there were consistent groupings or clusters of higher-grade data which may warrant sub-domaining and noted that this was not the case. Increased Li2O grades at or above these limits are sparse and scattered throughout the deposit (although generally isolated to the larger higher-grade core of the deposit). SRK reviewed outlier impact tables for each domain as well, reviewing the impacts to the overall variance and mean metrics, and noted material impacts to the Li2O population at thresholds exceeding 6.0% Li2O (Table 11-10). SRK selected an upper cap at 6.0% Li2O for the high-grade population.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 103

Source: SRK, 2023
Figure 11-8: Log Probability Plot – Li2O% Central Lode High-Grade Domain

Table 11-10: Outlier Impact Evaluation – Central Lode

Column	Cap	Capped	Percentile	Capped%	Lost		Count	Min	Max	Mean	Total	Variance	CV
					Total%	CV%
Li2O_pct	6.30	9	100%	0.01%	0%	0.01%	101472	0.001	6.3	1.791	181752	2.35	0.86
Li2O_pct	6.00	18	99.90%	0.02%	0%	0.01%	101472	0.001	6	1.791	181748	2.35	0.86
Li2O_pct	5.55	43	98%	0.04%	0.01%	0.02%	101472	0.001	5.55	1.791	181735	2.35	0.86
Source: SRK, 2023
Yellow highlight indicates selected 2023 capping level for domain.

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SEC Technical Report Summary – Greenbushes Mine	Page 104

Kapanga Outlier Analysis
SRK completed an outlier analysis for Kapanga utilizing log probability plots and a matrix comparison of multiple potential caps to consider impacts on the coefficient of variation, mean, and total lost grade due to capping. High grade and low grade mineralization domains, within Kapanga, were not evaluated independently. The log probability plots, as shown on Figure 11-9, show stable and consistently increasing populations of grade above the 90th percentile, with breaks in the distribution occurring around 5.5% to 5.75% Li2O for the higher-grade population. To examine the potential impact of these outliers on the overall estimation, SRK reviewed the grade populations at higher limits to determine if there were consistent groupings or clusters of higher-grade data which may warrant sub-domaining and noted that this was not the case. Higher-grades at or above these limits are sparse and scattered throughout the deposit (although generally isolated to the larger higher-grade core of the deposit). SRK reviewed outlier impact tables for each domain as well, reviewing the impacts to the overall variance and mean metrics, and noted minimal impact to the Li2O population statistics in either case (Table 11-11). SRK selected a cap at 5.75% Li2O for the high-grade domain of the Kapanga deposit.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 105

Source: SRK, 2023
Figure 11-9: Log Probability Plot – Li2O% Kapanga Domain

Table 11-11: Outlier Impact Evaluation – Central Lode Low-Grade Domain

Column	Cap	Capped	Percentile	Capped%	Lost		Count	Min	Max	Mean	Total	Variance	CV
					Total%	CV%
Li2O_pct							167018	0.001	7.139	1.291	215595	2.14	1.13
Li2O_pct	6.25	10	100%	0.01%	0%	0%	167018	0.001	6.25	1.291	215590	2.14	1.13
Li2O_pct	5.75	41	99.90%	0.02%	0.01%	0.02%	167018	0.001	5.75	1.291	215577	2.14	1.13
Li2O_pct	5.55	63	99.90%	0.04%	0.01%	0.02%	167018	0.001	5.55	1.291	215567	2.14	1.13
Source: SRK, 2023
Yellow highlight indicates selected 2023 capping level for domain.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 106

11.3.2    Compositing
Drilled sample length (RDEX) within the pegmatites was considered for the purposes of understanding the variability of the sample size. Nominally, samples have been collected at 1.5 m intervals for the majority of exploration drilling at Central Lode (61%) and Kapanga (88%). Grade control drilling was not evaluated because it was not used in the mineral resource estimate. A comparatively smaller set of samples were collected at intervals between 2.5 m and 3 m, about 21% for Central Lode and 1% for Kapanga, with the remaining percentages of samples collected at lengths between or below these populations. An immaterial number of samples are collected at lengths longer than 3 m. The histogram distribution of sample lengths within the Central Lode and Kapanga deposits are shown on Figure 11-10 and Figure 11-11, respectively. In addition to the distribution of the sample lengths, SRK reviewed the overall relationship between the Li2O grades and the sample length and noted no bias which would insinuate nominally higher-grades associated with sample lengths (Figure 11-12 and Figure 11-13).
In order to make the sample support consistent for the purposes of estimation, SRK elected to composite the drilling to a length of 3 m. A comparison of the distribution of Li2O% in original samples vs. composited data is shown on Figure 11-14. In general, compositing results in a reduction of the overall sample population from 163,188 samples to 59,152 composites, with an incremental decrease in the CV from 1.02 to 0.99.

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Source: SRK,2023
Figure 11-10: Histogram of Sample Length within Central Lode Pegmatite

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SRK Consulting (U.S.), Inc.

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Source: SRK,2023
Figure 11-11: Histogram of Sample Length within Kapanga Pegmatite

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Source: SRK, 2023
Figure 11-12: Scatter Plot Li2O% and Sample Length – Central Lode

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Source: SRK, 2023
Figure 11-13: Scatter Plot Li2O% and Sample Length – Kapanga

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 111

Source: SRK,2023
Figure 11-14: Compositing Comparisons – Li2O% Grades in Central Lode and Kapanga Model

11.3.3    Spatial Continuity Analysis
SRK performed continuity analyses via variography to determine dominant direction and distances of grade relationships for utilization in estimation. A continuity analysis of the composited Li2O grades within the separate resource domains was conducted on both deposits. Although other elements were estimated and utilized geostatistical estimators, only Li2O is relevant for the long-term mineral resource reporting and will be described herein. Other elements which are estimated are utilized for internal conceptual materials typing and are not considered for resource reporting. Continuity analysis was calculated through the use of conventional semi-variogram calculations using normal scores transform of the input data and was generated in Leapfrog EDGE. Orientations were determined based on 3D visualization of the trends of mineralization along with variogram maps showing relative orientations of continuity. Variograms were back transformed from the normal scores for use in Leapfrog EDGE for estimation purposes.

February 2024

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SEC Technical Report Summary – Greenbushes Mine	Page 112

Central Lode - Variography
The high-grade domain featured robust variography, with low nugget effects modeled using the down-hole variogram, and stable experimental variograms to ranges of 200 to 450 m in the semi-major and major directions, respectively. Given the relatively tabular nature of the pegmatite intrusion, the minor variogram range is considerably shorter, with a range of about 80 m. This defines an ellipsoid which is generally flattened and oriented along the strike and down dip of the overall pegmatite domain. Individual variograms for the high-grade domain are shown on Figure 11-15 shows individual variograms for the high-grade domain.

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2D Variogram for Li2O_Cap Values NS
Dip = 45.00, Dip Azimuth = 260.00
Pitch
Variogram
27 → 201 Major Axis Variogram for Li2O_Cap Values NS
33 → 310 Semi-major Axis Variogram for Li2O_Cap Values NS
45 → 080 Minor Axis Variogram for Li2O_Cap Values NS
Total Sill: 1.0
σ² = 1
(Semi-)Variogram
Distance

Source: SRK, 2023
Figure 11-15: High-Grade Central Lode Modeled Variograms – Li2O%

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SEC Technical Report Summary – Greenbushes Mine	Page 114

Kapanga - Variography
The high-grade domain featured robust variography, with low nugget effects modeled using the down-hole variogram, and stable experimental variograms to ranges of 250 to 360 m in the semi-major and major directions, respectively. Given the relatively tabular nature of the pegmatite intrusion, the minor variogram range is considerably shorter, with a range of about 80 m; this defines an ellipsoid which is generally flattened and oriented along the strike and down dip of the overall pegmatite domain. Figure 11-16 shows individual variograms for the high-grade domain. Table 11-12 shows a summary of the variogram parameters for the Li2O% for the Central Lode and Kapanga.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 115

Source: SRK, 2023
Figure 11-16: High-Grade Kapanga Modeled Variograms – Li2O%

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 116

Table 11-12: Li2O Variogram Models – Central Lode and Kapanga

General					Structure 1									Structure 2
Variogram Name	Model Space	Variance	Nugget	Normalized Nugget	Sill	Normalized Sill	Structure	Major	Semi- Major	Minor	Dip	Dip Azi.	Pitch	Sill	Normalized Sill	Structure	Major	Semi- Major	Minor	Dip	Dip Azi.	Pitch
Li2O_pct Central HG: Variogram Model	Data	1.68	0.08	0.05	0.36	0.21	Spheroidal	26.13	26.54	23.97	45.00	260.00	28.00	1.24	0.74	Spheroidal	318.30	219.90	111.80	45.00	260.00	28.00
Li2O_pct Central LG: Variogram Model	Data	0.24	0.01	0.05	0.12	0.48	Spherical	42.58	42.97	40.47	45.00	260.00	28.00	0.11	0.46	Spherical	329.30	224.90	57.83	45.00	260.00	28.00
Li2O_pct Kapanga HG: Variogram Model	Data	1.33	0.07	0.05	0.28	0.21	Spheroidal	26.13	26.54	23.97	45.00	260.00	28.00	0.98	0.74	Spheroidal	318.30	219.90	111.80	45.00	260.00	28.00
Li2O_pct Kapanga LG: Variogram Model	Data	0.18	0.01	0.05	0.09	0.48	Spherical	42.58	42.97	40.47	45.00	260.00	28.00	0.08	0.46	Spherical	329.30	224.90	57.83	45.00	260.00	28.00
Source: SRK, 2023

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SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 117

11.4    Mineral Resources Estimates
The geological model and block model used in the mineral resource estimate is based on the new drillhole data, the updated 2023 SRK Greenbushes property model (which combined the Central Lode and Kapanga deposits), updated variography, and refined estimation parameters. The key differences from the prior TRS are due to:
•The revision of the previous geological model with the revised SRK geological and mineralization models as defined in Sections 11.2.1 to 11.2.3.
•Volume and tonnage changes as a result of mining depletion completed to May 31, 2023, calendar year.
SRK notes that the geological model has been updated to reflect all the exploration completed on the Greenbushes property to a cut-off date of June 30, 2023, there was sufficient exploration which in conjunction with a review of the grade control and geological continuity shown in the 2022/23 drilling, resulted in the decision to update the model.
11.4.1    Quantitative Kriging Neighborhood Analysis
SRK completed an updated quantitative kriging neighborhood analysis (QKNA) review of the estimation parameters for use in the updated 2023 model. While QKNA is not the definitive measure of what parameters must be, it is a useful data point in gauging the potential sensitivity of the estimation to these parameters. In general, QKNA evaluates the impact of varying parameters, but bases the sensitivity on outputs to the kriging efficiency (KE) and slope of regression (SoR) averages for the estimate. KE and SoR are commonly referred to as measures of the relative quality of the estimate and are dependent on the input variogram.
SRK reviewed the results of previous QKNA analysis (completed by both SRK and Talison) and considered modifications were needed to the parameters for the 2023 model. SRK therefore updated the QKNA analysis focusing on the high-grade domain on the Central Lode. SRK evaluated the impacts to the KE and SoR for multiple scenarios evaluating block size, sample selection, and search range as shown in Figure 11-17, Figure 11-18, and Figure 11-19, respectively.
In general, SRK notes that the results of the QKNA suggests the highest average slope of regression occur in block sizes (of those tested) is less than 10 m x 10 m x 10 m, which in SRK’s opinion is relatively small compared to the current drill spacing; however, SRK also notes any blocks between 10 to 15 m returned acceptable results in terms of the SoR. For block sizes less than 10 m x 10 m x 10 m the kriging efficiency was deemed to be dropping and therefore a modification from the 15 m x 15 m x 15 m blocks as used in the previous model was selected.
The next stage of the QKNA testwork focused on the minimum and maximum number of samples to be used in the estimate. It is the QP’s opinion that sample selection criteria of between 5 and 20 samples provided the most reasonable range of analysis. The minimum of 5 samples represents the first point at which the SoR is above 0.95 on average, while sample selections above 18 provide no real gain in quality. SRK notes that above a maximum of 18 samples the sum of the negative weights could potentially fall below 0 which is considered less than optimal. In practice some of the domains returned negative weights during the estimation process and where this occurred SRK adjusted the maximum number of samples to 15 to reduce the impact. Additional consideration was placed on ensuring samples have been taken from multiple holes during the estimation process which is

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outside of the QKNA study. To ensure sufficient samples/composites are used to reflect the block size a maximum of three samples per hole have been selected which equals 9 m total composite length vs. 10 m block size. The difference between the composites and block size is not considered material in the QP’s opinion and that the estimates will be representative, with block estimates occurring using a minimum of two holes and potentially 16 holes, but on average using between 2 to 8 holes upon review. This distribution of multiple holes and the use of quadrants ensures composites from different directions are being taken to avoid potential bias from data in any given orientation.
Review of the search ranges indicated effectively a negligible impact to estimation quality based on the search ranges tested. Search ranges considered were done in defined increments in line with the 2022 parameters around a base case. SRK elected to use similar search ranges than the selected ranges from 2022.

Source: SRK,2023
Figure 11-17: QKNA Block Size Sensitivity – Central Lode (High-Grade domain)

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Source: SRK,2023
Figure 11-18: QKNA Sample Selection Sensitivity – Central Lode (High-Grade Domain)

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SRK Consulting (U.S.), Inc.

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Source: SRK,2023
Figure 11-19: QKNA Search Range Sensitivity

11.4.2    Central Lode Variable Orientation Modeling
Despite the need to calculate and model continuity analysis using variography on the domain scale, which are oriented in a specific direction (strike, dip, and plunge), it has been noted from previous mining at Central Lode and geologic modeling of Central Lode and Kapanga that the pegmatite anastomoses and changes orientation at small scales. It is SRK’s opinion that where possible this should be integrated into the current model.
To incorporate this geological variance into the estimation with the aim of producing more representative local estimates, SRK incorporated a number of geological features from the 3D model into a variable orientation model. This effectively calculates an orientation to be used for estimation searches from the input wireframes and variogram models. Wireframes in this case are based on the interpolated structural data for overall pegmatite trends and the variogram models are used to set the plunge of mineralization, as shown in Figure 11-20. Outputs from this process are individual search orientations for each block based on the relative proximity of the block itself to the surfaces. Blocks which are external to the modeled surfaces take on the overall variogram orientation from continuity analysis. The search ellipse is also re-oriented for blocks based on the variable orientation model.

February 2024

SRK Consulting (U.S.), Inc.

SEC Technical Report Summary – Greenbushes Mine	Page 121

Source: SRK, 2023
Figure 11-20: Structural Planes Utilized for Variable Orientation Modeling

11.4.3    Block Models
The geological and resource block model was generated in Leapfrog Geo software. The final model combines both deposits and covers the extent of the known mineralization on the Greenbushes property. The model is sub-blocked, with parent blocks at a 10 m x 10 m x 10 m block divided into a minimum sub-block size of 2.5 m3 along geological or topographic (pit) boundaries. A summary of the final parameters are shown in Table 11-13 and the block model extents are shown in Figure 11-21.
Table 11-13: Kapanga Block Model Parameters

Parameter	Value
Model origin	East: 8,760. North: 9,450. Elevation: 1,360 m.
Model extents	East: 2,330 m. North: 4,050 m. Elevation: 830 m.
Parent cell size	East: 10 m. North: 10 m. Elevation: 10 m.
Sub-celling	East: 2.5 m. North: 2.5 m. Elevation: 2.5 m.
Rotation	None. Orthogonal to the MGA94 UTM – WGS Zone 50 grid.
Source: SRK, 2023

The Greenbushes property-scale model is considered appropriate for use in mine planning and calculation of Mineral Resources. SRK recommends Talison maintains a geologically continuous, property scale model including lithology, oxidation, and mineralization at the Greenbushes property to standardize the procedures, process, and parameters for the Central Lode and Kapanga deposits.

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SEC Technical Report Summary – Greenbushes Mine	Page 122

+8250 E
+9000 E
+9750 E
+10500 E
+11250 E
+14250 N
+13500 N
+12750 N
+12000 N
+11250 N
+10500 N
+9750 N
+9000 N
Kapanga
Central Lode
Plunge +90
Azimuth 000
Looking down
0
250
500
750

Source: SRK, 2023
Figure 11-21: Block Model Extents in Plan View

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11.4.4    Grade Interpolation
Central Lode Block Estimation
Grades were interpolated from the composited Central Lode drilling data for Li2O using Leapfrog EDGE software. A nested two-pass estimation was utilized to ensure an optimized search neighborhood was applied with a second pass providing lower-confidence grade estimates in areas poorly informed by drilling. Ordinary kriging (OK) was utilized for interpolation of grade Li2O%, which is considered the only element of economic interest for the purpose of reporting. Other key elements have been estimated for internal use (such as Fe2O3%, which can be used for tracking potential dilution or flag areas for potential lower recoveries during mine planning). These elements are not considered to be economic and are therefore not included in the mineral resource statement.
Estimation parameters are based on overall Li2O variogram ranges within the high-grade domain, with ranges in the first pass being approximately 50% of the total range (80% of the total variance) and the second pass being the full range of the variogram at 100% variance. Other estimation parameters were selected based on initial assessments from the QKNA results and were refined based on model validation. Summary neighborhood parameters are presented in Table 11-14.
Orientations for searches are variable using the variable orientation modeling parameters as noted in Section 11.4.2. Outliers are addressed using a combination of capping (Section 11.3.1) and limiting the estimation influence through the use of the “clamping” modifier in EDGE. This limits the extent to which an outlier grade is utilized over a smaller range than the actual search (defined as a percentage of the ellipsoid ranges). SRK utilized a 5.5% Li2O and 3.3% Li2O threshold for the HG and LG domains, respectively over 5% of the search distance for each pass. SRK also utilized sector limitations (quadrants) for the first pass of estimation to ensure that data was pulled from multiple locations rather than clustered from groups of closely spaced data. To further ensure this, a restriction of a maximum of three samples per hole was utilized. This, combined with the five-sample minimum for the first pass, resulted in the first estimation pass using no fewer than two drillholes. The second estimation pass significantly reduces the overall restrictions by expanding the search, reducing the overall minimum of samples, and eliminating the sector requirements.

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Table 11-14: Central Lode Li2O Estimation Parameters

General			Ellipsoid Ranges (m)			Variable Orientation	Number of Samples		Outlier Restrictions			Sector Search			Drillhole Limit
Interpolant Name	Domain	Numeric Values	Maximum	Intermediate	Minimum		Minimum	Maximum	Method	Distance as % of Range	Threshold	Method	Max Samples	Max Empty Sectors	Max Samples per Hole
Kr, Li2O_pct HG P1 Central RDX	RESDOMs_SRK_2023: Central_HG	Li2O_Cap	180	150	25	VO_Li_PEG	5	18	Clamp	5.0	5.5	Quadrant	5	1	3
Kr, Li2O_pct HG P2 Central RDX	RESDOMs_SRK_2023: Central_HG	Li2O_Cap	360	250	50	VO_Li_PEG	1	15	Clamp	2.5	5.5	None			3
Kr, Li2O_pct LG P1 Central RDX	RESDOMs_SRK_2023: Central_LG	Li2O_Cap	180	125	25	VO_Li_PEG	5	18	Clamp	5.0	3.0	Quadrant	5	1	3
Kr, Li2O_pct LG P2 Central RDX	RESDOMs_SRK_2023: Central_LG	Li2O_Cap	360	250	50	VO_Li_PEG	1	15	Clamp	2.5	3.0	None			3
Source: SRK, 2023

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Kapanga Block Estimation
Grades were interpolated from the composited Kapanga drilling data for Li2O using Leapfrog EDGE. A nested two-pass estimation was designed to accomplish estimation in a first pass from more sampling, at higher data densities, with more restrictions on estimation methodology in the initial passes. Ordinary kriging (OK) was utilized for interpolation of grade. Estimation parameters are based on overall Li2O variogram ranges within the high-grade domain, with ranges in the first pass being approximately 60% of the total range (80% of the total variance) and the second pass being the full range of the variogram at 100% variance. Other estimation parameters were selected based on initial assessments from the QKNA results and were refined based on model validation. Summary neighborhood parameters are presented in Table 11-16.
Orientations for searches are variable using the variable orientation modeling parameters as noted in Section 11.4.2. Outliers are addressed through the use of the “clamping” modifier in EDGE. This limits the extent to which an outlier grade is utilized over a smaller range than the actual search (defined as a percentage of the ellipsoid ranges). SRK utilized a 5.5% Li2O and 3.0% Li2O threshold over 5% of the search distance for each pass. SRK also utilized sector limitations (quadrants) for the first pass of estimation to ensure that data was pulled from multiple locations rather than clustered from groups of closely spaced data. To further ensure this, a restriction of a maximum of three samples per hole was utilized. This, combined with the five-sample minimum for the first pass, resulted in the first estimation pass using no fewer than two drillholes. The second estimation pass significantly reduces the overall restrictions by expanding the search, reducing the overall minimum of samples, and eliminating the sector requirements.
Bulk Density
The bulk density determination remains unchanged and valid from previous resource block models. It is SRK’s opinion that bulk density is appropriate for the calculation and reporting of mineral resource tonnages.
The following provides a summary to support the specific gravity (SG) values used. A total of 2,074 samples collected from pegmatite, amphibolite, granofels, and dolerite rock types. Descriptive statistics for the SG from these rock types is shown in Table 11-15. To assign bulk density into the Central Lode and Kapanga block models, mean SG was coded into the waste rocks based on the data provided. Alluvial and fill material were assigned a nominal density of 1.8 g/cm3 and 1.5 g/cm3 based on reasonable average densities for these unconsolidated material types. For the pegmatite, SRK utilized the Talison-derived regression analysis of the Li2O content to accurately calculate bulk density. This is developed from the pegmatite SG sampling and the extensive production history of the mine. The calculation of density for pegmatite is shown below:
Bulk Density (Pegmatite) = 0.071 * (Li2O grade in percent) + 2.59
Bulk densities were assigned to the block model based on the values in Table 11-15. SRK considers the assignment of mean densities of the waste rocks reasonable, and the determination of the regression analysis for the Li2O - SG relationship satisfactory given its reliable use in production tracking and reporting as stated by Talison. All bulk densities are assumed to relate equally to SG for this study, with assumption of negligible moisture content in the hard rock at the time of blasting and mining.

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SRK would consider continued tracking of density values and review on an annual basis to be best practice.
Table 11-15: Specific Gravity Data by Rock Type – Bulk Density Assignment

	Model Bulk Density (g/cm3)	Count	Length	Mean SG	Standard Deviation	Coefficient of Variation	Variance	Minimum	Maximum
Rock Type		2074	1,819.44	2.81	0.17	0.06	0.03	1.59	3.98
A	3.03	254	206.97	3.03	0.13	0.04	0.02	2.38	3.98
D	2.98	198	149.31	2.98	0.15	0.05	0.02	2.53	3.71
G	2.93	91	73.32	2.93	0.17	0.06	0.03	2.60	3.17
P	Variable	1528	1,387.20	2.76	0.14	0.05	0.02	1.59	3.79
Alluvial	1.8	NA
Fill	1.5	NA
Source: SRK, 2020

Stockpile inventory is based on the surveyed volume multiplied by stockpile bulk density. Mass calculations are based on crusher weightometer throughput (tonnes), truck count movements, and the distribution of oversize which is allocated an average bulk density of 1.8 g/cm3. SRK notes all stockpiles are utilized in the Mineral Reserve statement.

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Table 11-16: Central Lode Li2O Estimation Parameters

General			Ellipsoid Ranges (m)			Variable Orientation	Number of Samples		Outlier Restrictions			Sector Search			Drillhole Limit
Interpolant Name	Domain	Numeric Values	Maximum	Intermediate	Minimum		Minimum	Maximum	Method	Distance	Threshold	Method	Max Samples	Max Empty Sectors	Max Samples per Hole
Kr, Li2O_pct HG P1 Kapanga RDX	RESDOMs_SRK_2023: Kapanga_HG	Li2O_Cap	180	150	25	VO_Li_PEG	5	15	Clamp	5.0	5.75	Quadrant	5	1	2
Kr, Li2O_pct HG P2 Kapanga RDX	RESDOMs_SRK_2023: Kapanga_HG	Li2O_Cap	360	250	50	VO_Li_PEG	1	15	Clamp	2.5	5.75	None			2
Kr, Li2O_pct LG P1 Kapanga RDX	RESDOMs_SRK_2023: Kapanga_LG	Li2O_Cap	180	125	25	VO_Li_PEG	5	15	Clamp	5.0	3.00	Quadrant	5	1	2
Kr, Li2O_pct LG P2 Kapanga RDX	RESDOMs_SRK_2023: Kapanga_LG	Li2O_Cap	360	250	50	VO_Li_PEG	1	15	Clamp	2.5	3.00	None			2
Source: SRK, 2023

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11.4.5    Block Model Validation
The interpolation of grade was validated in each of the Central Lode and Kapanga areas through a series of checks on the visual and statistical distribution of grades compared to the input composite data. Visual grade distribution on section and level plans was reviewed carefully across the entire estimate in plan and cross-section to ensure that estimated block grades compared well to composite data and that the geological trends were being honored.
Central Lode Block Model Validation
The Central Lode model was validated using a combination of visual, statistical, and comparative analysis to production data (grade control drilling). Examples of the visual validation are shown in Figure 11-22 and Figure 11-23. The visual validation supports the grade distribution with highs and lows reflected from the drilling into the block values. It is the QP’s opinion that the orientation of the grade distribution is represented in the block estimates within the main body of the mineralization. It was noted that in areas of wider-spaced sampling, the grade trend appears shallower in terms of dip, but these areas are typically only supported by a single drillhole and therefore are classified as lower confidence (Inferred).
Statistical comparison of the individual domain estimates was completed to compare the estimates to the input composite data, and nearest neighbor (NN) estimates, defined using 10-m composites to reflect the block size, and the same search orientations and ranges as used for the grade estimation. It is the QP’s opinion that the results of the validation display satisfactory agreement globally (Table 11-17 and Table 11-18).
To evaluate a localized statistical comparison, SRK produced swath plots. These plots evaluate the means of blocks and composite grades along swaths or slices through the model oriented along the northing, easting, and elevation axes. In general, these plots show excellent local agreement of the composites and block grades along slices, an example is shown in Figure 11-24 (a, b, and c). These plots were created for each axis in each domain.

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Source: SRK, 2023
Figure 11-22: Visual Comparison of Li2O Distribution – Central Lode – Section 12130 N

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Source: SRK, 2023
Figure 11-23: Visual Comparison of Li2O Distribution – Central Lode – Section 11700 N

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Table 11-17: Statistical Comparison Li2O% – Central Lode High-grade Domain

Statistic	Composites Li2O %	De-clustered Li2O% (25x25x25)	Estimate Li2O %	NN Li2O %	% Diff NN vs. Estimate
Points	20,894	20,894	820,747	820,747
Mean	1.81	1.64	1.66	1.71	-2.5%
Std Dev	1.30	1.29	0.81	1.01
CV	0.72	0.78	0.48	0.59
Maximum	6.00	6.00	4.91	5.08
75%	2.73	2.49	2.07	2.29
50%	1.59	1.39	1.50	1.55
25%	0.66	0.49	1.08	0.92
Minimum	0.01	0.01	0.03	0.03
Source: SRK, 2023

Table 11-18: Statistical Comparison Li2O% – Central Lode Low Grade Domain

Statistic	Composites Li2O %	De-clustered Li2O% (25x25x25)	Estimate Li2O %	NN Li2O %	% Diff NN vs. Estimate
Points	12,549	12,549	699,550	699,550
Mean	0.42	0.45	0.35	0.34	0.5%
Std Dev	0.49	0.56	0.19	0.30
CV	1.17	1.24	0.56	0.86
Maximum	4.64	4.64	2.91	4.20
75%	0.45	0.48	0.42	0.41
50%	0.26	0.26	0.30	0.27
25%	0.16	0.15	0.22	0.16
Minimum	0.01	0.01	0.00	0.02
Source: SRK, 2023

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Validation Trend Plot
Domain = 101, 20m X
Naive Mean
Declustered Mean
Sample Count
Data: Li2O_pct [Li2O_pct Central HG.csv]
Filters: Domain = 101
Estimate Mean
Li2O [GB_SRK_2023_OM_Cent_hg_Final.dm]
Filters: Domain = 101
Density: 1
Estimate Mean
Li2O_NN [GB_SRK_2023_OM_Cent_hg_Final.dm]
Filters: Domain = 101
Density: 1
Li2O_pct Average Grade
Number of Samples
Slice Centroid (m X)
0.0
0.5
1.0
1.5
2.0
2.5
0
200
400
600
800
1000
1200
1400
9500
9700
9900
10100
10300

Source: SRK, 2023
Figure 11-24a: Swath Plot – Li2O% – Central Lode High-Grade Domain

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Validation Trend Plot
Domain = 101, 50m Y
Naive Mean
Declustered Mean
Sample Count
Data: Li2O_pct [Li2O_pct Central HG.csv]
Filters: Domain = 101
Estimate Mean
Li2O [GB_SRK_2023_OM_Cent_hg_Final.dm]
Filters: Domain = 101
Density: 1
Estimate Mean
Li2O_NN [GB_SRK_2023_OM_Cent_hg_Final.dm]
Filters: Domain = 101
Density: 1
Li2O_pct Average Grade
Number of Samples
Slice Centroid (m Y)
0.0
0.5
1.0
1.5
2.0
2.5
3.0
0
200
400
600
800
1000
1200
1400
10000
11000
12000
13000

Source: SRK, 2023
Figure 11-24b: Swath Plot – Li2O% – Central Lode High-Grade Domain

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SEC Technical Report Summary – Greenbushes Mine	Page 134

Validation Trend Plot
Domain = 101, 10m Z
Naive Mean
Declustered Mean
Sample Count
Data: Li2O_pct [Li2O_pct Central HG.csv]
Filters: Domain = 101
Estimate Mean
Li2O [GB_SRK_2023_OM_Cent_hg_Final.dm]
Filters: Domain = 101
Density: 1
Estimate Mean
Li2O_NN [GB_SRK_2023_OM_Cent_hg_Final.dm]
Filters: Domain = 101
Density: 1
Li2O_pct Average Grade
Number of Samples
Slice Centroid (m Z)
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
700
800
900
1000
1100
1200
1300
2000
1500
1000
500
0

Source: SRK, 2023
Figure 11-24c: Swath Plot – Li2O% – Central Lode High-Grade Domain

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SRK Consulting (U.S.), Inc.

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Kapanga Block Model Validation
The estimated Kapanga block model was validated using the same process as the Central Lode, through a combination of visual and statistical comparisons with composited data and swath analysis. As no development has occurred at this deposit, production data is not available for validation purposes.
Interpolated block grades were visually compared to the drillhole composite grades to ensure that the cell grade estimates appeared consistent with the drillhole data. Satisfactory correlation between the estimated block grades and the composite grades was observed. SRK notes that at Kapanga the drill spacing at depth remains relatively wide and therefore individual composites in areas of low sample volumes tend to have larger influence over the grade estimates. This has been reflected in the confidence in the grade estimates during the classification process by limiting the classification to inferred in areas of low sample volume. Infill drilling during 2023 focused on Kapanga returned lower grades than previously estimated in the 2022 models, especially to the northern end of the deposit.
Overall, it is the QP’s opinion that the estimates versus the composites display no significant issues, with the local grade characteristics in the sample data being adequately reproduced in the model. Example section plots showing the sample grades superimposed on the estimated block grades are presented in Figure 11-25.

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Source: SRK, 2023
Figure 11-25: Visual Comparison of Li2O Distribution – Kapanga Deposit – Section 12000 N

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As completed on the Central Lode, SRK undertook a statistical comparisons of the raw, de-clustered mean, and NN estimate to the OK estimated block grades. A de-clustered mean is a weighted mean used on spatial data where the raw mean calculated by applying weights using a moving window method to account for areas with anomalously high or low values for a given variable are sampled disproportionately to the average grade sampling for other areas in a given site, there will likely be a biased difference in the true distribution for that variable. This mean has been determined using Snowden Supervisor and optimizing the size of the moving window until a stable mean is found which in the case of Greenbushes was in the order of 25 x 25 x 25 m.
The summary comparison indicates the correlation between the estimated block and sample grades demonstrate wider variance than those noted on the Central Lode. Some differences are expected because the sample data spacings are not uniform in the domains. Overall, SRK considers these differences to be within acceptable levels of tolerance but notes that further drilling will be required to improve the quality and confidence of the estimated grades. The composite and block grade comparison for Li2O is presented in Table 11-19 for the high-grade and Table 11-20 for the low-grade domain. SRK highlights that the differences noted within the low-grade domain are outside the variance typically expected, but it is not considered to be material to the current estimates based on the relatively low tonnage for the low-grade domain and the comparison to the composite and de-clustered means.
Table 11-19: Statistical Validation - Kapanga Composites to Block Grades – High-Grade

Statistic	Composites Li2O %	De-clustered Li2O% (25x25x25)	Estimate Li2O %	NN Li2O %	% Diff NN vs. Estimate
Points	4,785	4,785	443,866	443,866
Mean	1.29	1.08	1.30	1.39	-5.9%
Std Dev	1.15	1.09	0.86	1.09
CV	0.90	1.02	0.66	0.78
Maximum	5.94	5.94	4.39	4.30
75%	2.01	1.73	1.62	2.17
50%	0.95	0.56	1.08	1.17
25%	0.28	0.21	0.70	0.41
Minimum	0.02	0.02	0.09	0.03
Source: SRK, 2023

Table 11-20: Statistical Validation - Kapanga Composites to Block Grades – Low-Grade

Statistic	Composites Li2O %	De-clustered Li2O% (25x25x25)	Estimate Li2O %	NN Li2O %	% Diff NN vs. Estimate
Points	1,935	1,935	274,810	274,810
Mean	0.29	0.30	0.30	0.24	22.1%
Std Dev	0.42	0.43	0.19	0.22
CV	1.43	1.44	0.63	0.92
Maximum	4.10	4.10	2.40	2.68
75%	0.32	0.31	0.37	0.32
50%	0.16	0.16	0.27	0.17
25%	0.08	0.09	0.17	0.10
Minimum	0.01	0.01	0.02	0.01
Source: SRK, 2023

Easting, northing, and elevation swath plots were calculated to compare the average grades for the composites (red line), nearest neighbor (grey line) and the OK estimates (black line). In general,

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satisfactory correlation is observed, with the grade trends evident in the composite data adequately reproduced in the block model. The NN estimates (grey line) are also shown on the Li2O plots to display areas of apparent biases in the model on the western edges (x-plot), or in the central portion of the deposit (y-plot). These variations typically occur in areas of lower sample volume or in areas within high-variability of grades observed in the composites(red-line). The swath plots for Li2O for the high- and low-grade domains are presented in Figure 11-26 (a, b, and c) and Figure 11-27 (a, b, and c).

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Validation Trend Plot
Domain = 201, 20m X
Naive Mean
Declustered Mean
Sample Count
Data: Li2O_Cap [Li2O_pct Kapanga HG.csv]
Filters: Domain = 201
Estimate Mean
Li2O [GB_SRK_2023_OM_kap_hg_final.dm]
Filters: Domain = 201
Density: 1
Estimate Mean
Li2O_NN [GB_SRK_2023_OM_kap_hg_final.dm]
Filters: Domain = 201
Density: 1
Li2O_Cap Average Grade
Number of Samples
Slice Centroid (m X)
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
800
700
600
500
400
300
200
100
0
9900
10100
10300
10500
10700

Source: SRK, 2023
Figure 11-26a: Kapanga Swath (Trend) Plots for Li2O – High-Grade Domain

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Validation Trend Plot
Domain = 201, 20m Y
Naive Mean
Declustered Mean
Sample Count
Data: Li2O_Cap [Li2O_pct Kapanga HG.csv]
Filters: Domain = 201
Estimate Mean
Li2O [GB_SRK_2023_OM_kap_hg_final.dm]
Filters: Domain = 201
Density: 1
Estimate Mean
Li2O_NN [GB_SRK_2023_OM_kap_hg_final.dm]
Filters: Domain = 201
Density: 1
Li2O_Cap Average Grade
Number of Samples
Slice Centroid (m Y)
0.0
0.5
1.0
1.5
2.0
2.5
0
50
100
150
200
250
300
350
400
450
500
11200
11600
12000
12400

Source: SRK, 2023
Figure 11-26b: Kapanga Swath (Trend) Plots for Li2O – High-Grade Domain

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SEC Technical Report Summary – Greenbushes Mine	Page 141

Validation Trend Plot
Domain = 201, 20m Z
Naive Mean
Declustered Mean
Sample Count
Data: Li2O_Cap [Li2O_pct Kapanga HG.csv]
Filters: Domain = 201
Estimate Mean
Li2O [GB_SRK_2023_OM_kap_hg_final.dm]
Filters: Domain = 201
Density: 1
Estimate Mean
Li2O_NN [GB_SRK_2023_OM_kap_hg_final.dm]
Filters: Domain = 201
Density: 1
Li2O_Cap Average Grade
Number of Samples
Slice Centroid (m Z)
0.0
0.5
1.0
1.5
2.0
2.5
0
100
200
300
400
500
600
700
750
800
850
900
950
1000
1050
1100
1150
1200
1250

Source: SRK, 2023
Figure 11-26c: Kapanga Swath (Trend) Plots for Li2O – High-Grade Domain

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SEC Technical Report Summary – Greenbushes Mine	Page 142

Validation Trend Plot
Domain = 202, 20m X
Naive Mean
Declustered Mean
Sample Count
Data: Li2O_Cap [Li2O_pct Kapanga LG.csv]
Filters: Domain = 202
Estimate Mean
Li2O [GB_SRK_2023_OM_kap_lg_final.dm]
Filters: Domain = 202
Density: 1
Estimate Mean
Li2O_NN [GB_SRK_2023_OM_kap_lg_final.dm]
Filters: Domain = 202
Density: 1
Li2O_Cap Average Grade
Number of Samples
Slice Centroid (m X)
0.0
0.1
0.2
0.3
0.4
0.5
0.6
0.7
0.8
0
50
100
150
200
250
300
350
10000
10200
10400
10600

Source: SRK, 2023
Figure 11-27a: Kapanga Swath (Trend) Plots for Fe2O3 – Low-Grade Domain

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Validation Trend Plot
Domain = 202, 20m Y
Naive Mean
Declustered Mean
Sample Count
Data: Li2O_Cap [Li2O_pct Kapanga LG.csv]
Filters: Domain = 202
Estimate Mean
Li2O [GB_SRK_2023_OM_kap_lg_final.dm]
Filters: Domain = 202
Density: 1
Estimate Mean
Li2O_NN [GB_SRK_2023_OM_kap_lg_final.dm]
Filters: Domain = 202
Density: 1
Li2O_Cap Average Grade
Number of Samples
Slice Centroid (m Y)

Source: SRK, 2023
Figure 11-27b: Kapanga Swath (Trend) Plots for Fe2O3 – Low-Grade Domain

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SEC Technical Report Summary – Greenbushes Mine	Page 144

Validation Trend Plot
Domain = 202, 10m Z
Naive Mean
Declustered Mean
Sample Count
Data: Li2O_Cap [Li2O_pct Kapanga LG.csv]
Filters: Domain = 202
Estimate Mean
Li2O [GB_SRK_2023_OM_kap_lg_final.dm]
Filters: Domain = 202
Density: 1
Estimate Mean
Li2O_NN [GB_SRK_2023_OM_kap_lg_final.dm]
Filters: Domain = 202
Density: 1
Li2O_Cap Average Grade
Number of Samples
Slice Centroid (m Z)
1.1
1.0
0.9
0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.0
700
800
900
1000
1100
1200
1300
350
300
250
200
150
100
50
0

Source: SRK, 2023
Figure 11-27c: Kapanga Swath (Trend) Plots for Fe2O3 – Low-Grade Domain

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Depletion of Historically Mined Underground Mineral Resources
To define the depleted portion of mineral resources, SRK calculated the volumetric differences mined using the June 30, 2023, topography, as provided by Talison.
As part of the open-pit mining depletion, SRK used surveyed underground voids from the previous tantalum mining operation at depth in the northern C3 area (Figure 11-28) to exclude these volumes in the calculation of Mineral Resource. This was done via a 1 m distance buffer around a combined void wireframe to account for potential inaccuracy in the survey of the wireframes, and due to closure/consistency issues in the survey wireframes themselves. This underground depletion affects density assignment in blocks for both the Mineral Resource and the Mineral Reserve, although overall impacts are minimal.
Additionally, the stockpile inventory of material greater than the 0.7% Li2O CoG is managed onsite by Talison staff. This material is classified appropriately and included for use in Mineral Resource and Mineral Reserve calculations. For the 2023 mineral resources, all stockpiled material which exceeded 0.7% Li2O was classified as Indicated and thus fully utilized in Mineral Reserve calculations. As Mineral Resources are reported exclusive of Mineral Reserve, no stockpiled material is stated as mineral resources.
Source: SRK, 2020
Shown are June 30, 2020 mine topography (yellow) and 1 m distance buffer around underground mining/development (red).
Figure 11-28: Underground Void Wireframes

Reconciliation
The reconciliation of production data is utilized by SRK as validation against the volumetric depletion exercise. SRK compares the tonnes and grades estimated in the resource block model to annual production for the time period. Talison produces annual end of year pit surfaces which were used to flag the production periods in the block model and compare against the documented production from those periods. This comparison is generally dependent on the quality of the reconciliation done by

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site, and can be influenced by materials handling, stockpile movement, and operational challenges which locally may make the comparisons challenging.
11.4.6    Resource Classification and Criteria
SRK modelled the geological complexity and estimated the Mineral Resources at a high level of detail, but the uncertainty associated with geological complexity and its effect on mining and processing of pegmatites is better assessed at the grade-control scale through short-range modeling. Given the uncertainty noted, no Measured Resources are stated on the Greenbushes property, despite the long production history and extensive drilling and mapping. The reason for the lack of Measured resource are as follows:
•The geological and inherent local variability of grade within the pegmatite body is highly variable in localized areas, and difficult to characterize to a Measured degree of certainty for a Mineral Resource.
•There is potential for dolerite dikes and internal waste rock to be incorporated into the pegmatite resulting in mine dilution. These geological features represent small-scale features which are not modeled at the deposit scale and have the potential to contaminate the pegmatite with iron (Fe2O3) that may deleteriously affect the recoverability and concentration of final product.
The Mineral Resources at the deposit scale are reported as Indicated and Inferred categories to convey the confidence in the geological continuity and grade consistency in the pegmatite. The largest source of uncertainty in the Central Lode and Kapanga models is the reliability of the local estimates and the accuracy of the lithological interpretation, both of which are influenced by drillhole spacing.
To assess this relative confidence, SRK considered a number of factors in the classification scheme. SRK considered:
•The geological complexity within the pegmatites
•The number of drillholes used in the estimate
•The average distances to the informing composites
•Mining method (open pit)
•The slope of regression (SoR) for Li2O estimates as a measure of relative accuracy of the estimate as inputs to a script-based classification of the resource
•Final spatial review, manual digitizing of polylines, and modification of final classification
To classify the Central Lode deposit, SRK digitized polylines and generated smoothed classification wireframes which addressed the edge effects and artifacts of scripted classification. The general criteria for defining Indicated blocks in the Central Lode block model script is shown below and remain consistent with the parameters used to define the 2022 model. A graphical example of this process is shown in Figure 11-29 (Central Lode) and Figure 11-30 (Kapanga). All mineralized material estimated within the pegmatite which were not categorized as Indicated were assigned an Inferred category:
•Indicated Resources – Central Lode Deposit:
oHigh-grade Domain:
->=Three Drillholes
-Average Distance of <= 180 m
-SoR >= 0.5

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oLow Grade Domain:
->=Three Drillholes
-Average Distance of <= 40 m
-SoR >= 0.2
Source: SRK, 2020
Figure 11-29: Central Lode Resource Classification (looking east)

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Source: SRK, 2023
Figure 11-30: Kapanga Resource Classification (looking east)

Overall, the basis for the classification remains the same between the 2022 and 2023 resource model for the initial pass using the scripted methodology. The results from the script and the smoothed wireframes represent minor upgrades of Inferred material to Indicated based on the QP’s opinion of geological continuity. A review of the volumetrics for the upgrading shows that the refinement of the classification results in approximately ±1% of the tonnage and metal within the

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Central Lode deposit being either upgraded or downgraded, while at Kapanga, a total of 6.5% of the scripted Inferred material was upgraded to Indicated based on the geological review, and 2% of the volume was downgraded from Indicated to Inferred.
SRK notes that the revised classification in the 2023 model results in a material upgrade in the proportion of Indicated mineral resources within the limiting pit shell. The two main factors that contribute to the upgraded confidence in the estimates is a direct result of the 2023 infill drilling programs which targets Inferred material at depth within the 2022 limiting mineral resource pit shell. The other factor is the marginal upgraded completed by SRK during the smoothing process, which, as noted above, SRK considers these movements between categories to be reasonable and resulting in the material upgrade year on year noted between the 2022 and 2023 mineral resource estimates. Figure 11-31 shows an example of the impact of the infill drilling at depth on the classification.

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SRK Consulting (U.S.), Inc.

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Source: SRK, 2023
Figure 11-31: Comparison of Classification in 2022 (top) and 2023 (bottom) versus Available Drilling Data

11.5    Reasonable Prospects for Economic Extraction
SRK has evaluated the mineral resources based on the potential to extract the resources by open pit methods. The parameters used to evaluate reasonable prospects for economic extraction (RPEE) include the volumetric constraint of mineralized materials using the economic resource pit shell and selection of blocks within the pit shell which meet the applied CoG criteria.

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11.5.1    Economic Pit Shell
SRK constrained the open pit Mineral Resources to material above the economic open pit resource shell using a CoG of 0.7% Li2O within an optimized, property-scale economic pit shell produced using Maptek Vulcan software using the internal Lerch-Grossman (LG) algorithm. The optimized pit shell is designed to consider the ability of the resource tonnes to pay for the waste tonnes based on the input economics. The result is a surface or volume which constrains the resources but provides RPEE at the mine gate resource price assumption. RPEE pit optimization inputs are as follows:
•Mine gate resource price assumption = US$1,525/t Li2O at 6% concentrate pricing.
•Chemical grade plant weight recovery (mass yield) varies as a function of grade. The mass yield (MY) equation used for RPEE pit optimization is MY%=9.362 x Li2O%^1.319 - 1.5, subject to a 97% recovery limitation when the Li2O grade exceeds 5.8%. Recovery is set to zero when the mass yield equation result for a block is less than zero.
•Pit slope (47° on the west wall and 40° on the east wall)
•0% mining dilution, 100% mining recovery
•Revenue factor of 0.9
•US$5.62/t mining cost (average life-of-mine cost for ore and waste within the selected resource pit shell), US$31.90/t processing cost, US$11.54/t G&A cost, and US$2.35/t sustaining capital cost. It is noted that some preliminary cost parameters used for pit optimization for RPEE evaluation may differ from the final cost parameters used for the resources CoG calculation in Table 11-21. In the QP’s opinion, the differences are not material.
The resource pit is then used as a reporting constraint to exclude all mineralized tonnes from open pit resource reporting which are external to this pit volume. SRK notes that the Mineral Reserves (Section 12) are constrained by a reserve pit. The reserve pit generally sits within the resource pit, although it locally extends beyond the limits of the resource pit due to more stringent design constraints such as ramps and subject to reserve economics. Additionally, and consistent with the approach used for reserves, a restrictive boundary was placed on the resource pit optimization to prevent the optimized resource pit from extending into the tailings storage areas.
In SRK’s opinion as the QP for mineral resources, the issue on an economic resource pit shell reasonable and appropriate for constraining the open pit mineral resources.
11.5.2    CoG Estimate for Open Pit Mineral Resources
The CoG determination for open pit Mineral Resources is based on assumptions and actual performance of the Greenbushes operation. SRK has utilized a Mineral Resource CoG of 0.7% for Mineral Resources, which is elevated from a calculated resource economic CoG of 0.576% Li2O. SRK has decided to utilize the 0.7% Li2O CoG to align with current site practices.
Concentrate attributes and production cost inputs to the cut-off calculation are presented in Table 11-21. Recovery of a 6% Li2O concentrate is based on weight recovery calculations from actual operational data.

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Table 11-21: Economic CoG Calculation for Open Pit Mineral Resources

Revenue	Units	Value
Cut-Off Grade	Li2O%	0.576
Mass Yield	t of 6% Li2O concentrate	0.03027
Price at Mine Gate	US$/t of 6% Li2O Concentrate	1,525
Total Revenue	US$/t-RoM	46.16
Costs
Incremental Ore Mining	US$/t-RoM	2.67
Processing	US$/t-RoM	31.90
G&A	US$/t- RoM	9.24
Sustaining Capital	US$/t-RoM	2.35
Total Cost	US$/t-RoM	46.16
Source: SRK, 2023
•Chemical grade plant weight recovery (mass yield) varies as a function of grade. The mass yield (MY) equation used for RPEE pit optimization is MY%=9.362 x Li2O%^1.319 - 1.5, subject to a 97% recovery limitation when the Li2O grade exceeds 5.8%. Recovery % = mass yield% x 6 / Li2O%. Recovery is set to zero when the mass yield equation result for a block is less than zero.
•Incremental ore mining costs include RoM loader, rehandle from long-term stockpiles, grade control assays, and rock breaker. Full mining costs, including drilling, blasting, loading, hauling and overheads are not included in the CoG calculation but were included in the pit optimization. In the QP’s opinion this methodology for the cut-off grade calculation is appropriate because the pit limits have been established by economic pit optimization.
•Based on the internal constraints of the current operations, a nominal 0.7% Li2O CoG was utilized to report Mineral Resources.

11.6    Uncertainty
As a baseline consideration for uncertainty and how it is discussed in this report, SRK notes that Greenbushes is an operating mine with a long history and extensive experience with the exploration, definition, and conversion of Mineral Resources to Mineral Reserves which have been mined profitably.
SRK considered multiple factors of uncertainty in the classification of resources on the Greenbushes property. Most importantly, there are no Measured Resources stated despite the long production history and extensive detailed drilling and mapping. Reasons for this are as follows:
•The geological and inherent local variability of grade within the pegmatite body is highly variable in localized areas, and difficult to characterize to a Measured degree of certainty for a Mineral Resource.
•There is potential for dolerite dikes and internal waste rock to be incorporated into the pegmatite resulting in mining dilution. These geological features represent small-scale features which are not modeled at the deposit scale and have the potential to contaminate the pegmatite with iron (Fe2O3) that may deleteriously affect the recoverability and concentration of final product.
•There is a lack of long-term confidence in the definition of mineralization appropriate to produce higher value products such as technical grade concentrates. Greenbushes consistently produces technical grade concentrates, which on average, sell at a higher price than chemical grade concentrate and features a separate recovery facility. However, the detail needed to define and predict this material happens at the blasthole scale and is thus not reported in the long-term through the resource block model.
These factors are relevant to the overall confidence in the distribution of the quality and quantity of pegmatites and does not satisfy the definition of Measured Resources at a long-term scale as reported herein. Greenbushes accounts for this variability operationally through detailed grade

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control drilling in near-term production areas, logging, and sampling of blastholes for integration into short range planning, selective mining of the deposit, and ore-sorting at the crusher to limit inputs from waste rock.
Indicated Resources are those which are defined at a sufficient level of confidence to assume geological and grade continuity between points of observation. SRK notes that this characterizes the majority of the detailed drilling and sampling at Greenbushes within the potential open pit mineable areas, and that the modeling effort has been designed to incorporate all relevant geological information which supports these assumptions. Confidence assumptions built into the designation of Indicated Mineral Resources are based on geological consistency as noted through cross section and level plan view reviews, 3D observations of the modeling, similarity in drilling characteristics and thicknesses, model validation, and estimation quality metrics.
Uncertainty regarding lack of evidence for geological or grade continuity at the levels of the Indicated Mineral Resources is dealt with by categorizing this material as Inferred. In general, this typically suggests lack of continuity from at least two drillholes, extrapolated mineralization, high internal variance of Li2O grades (as determined through estimation quality metrics), or other factors. In short, there is sufficient evidence to imply geological or grade continuity for this material, but insufficient to verify this continuity. Inferred Resources do not convert to Mineral Reserves during the reserve estimation process and are treated as waste in mine scheduling and reserve economic calculations.
Economic uncertainty associated with the resources is mitigated to a large degree by the nature of the Greenbushes mine functioning for many years, as well as the reasonable application of both a pit optimization and CoG assumptions for reporting. SRK has provided sensitivity tables and graphs for the Mineral Resources in the next section as grade tonnage curves.
It is the QP’s opinion that from a technical perspective aspects likely to influence the prospect of economic extraction to establish economic potential have been addressed with the current classification system and that any areas considered a risk can be resolved with further exploration and analysis.
11.7    Mineral Resource Statement
The Greenbushes Mineral Resource statement is based on the property-scale model comprised of the Central Lode and Kapanga deposit-scale models. This model has been updated to reflect revised pit optimization parameters for the June 30, 2023, effective date. All models have been depleted to the appropriate date. All Mineral Resource statement calculations were performed using Leapfrog Edge software. The Greenbushes Mineral Resources are stated as in situ and exclusive of Mineral Reserves attributable to Albemarle.
The open pit mineral resources have been defined as all material above the resource CoG, below the reserve final pit design, and constrained by the limiting resource pit shell as defined by the reasonable prospect for economic extraction as discussed in Section 11.5. In addition to the material outside the reserve final pit design, all Inferred material within the reserve pit has also been accounted for within the exclusive Mineral Resource.
Table 11-22 shows the SEC defined Mineral Resources, exclusive of reserves. Resources are contained within the resource pit shell and include material above the CoG of 0.7% Li2O for the open pit. All stockpile material has been classified as Indicated as reported to SRK by Talison. Given the

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higher level of confidence assigned to these stockpiles, all stockpile materials are reported as Mineral Reserves.
SRK notes that Greenbushes is not a multiple commodity mineral resource statement. The only relevant commodity of interest for Albemarle is Li2O in the form of spodumene concentrate. Although, other elements have been estimated for the purposes of downstream materials characterization, in the opinion of the QP, none are considered deleterious to the point of exclusion from the Mineral Resources, and none are considered to be a co-product with economic value for the purposes of reporting for Albemarle.
Table 11-22: Greenbushes Summary Mineral Resources Exclusive of Mineral Reserves as of June 30, 2023 Based on US$1,525/t of Concentrate at Mine Gate– SRK Consulting (U.S.), Inc.

Area	Category	100% Tonnes (Mt)	Attributable Tonnes (Mt)	Li2O (%)	Mass Yield
Open Pit 2023	Indicated	75.8	37.1	1.48	15.7
	Inferred	11.8	5.8	1.19	11.8
Source: SRK, 2023
•Albemarle’s attributable portion of Mineral Resources is 49%.
•Mineral Resources are reported exclusive of Mineral Reserves. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.
•Resources have been reported as in situ (hard rock within an optimized pit shell and above the effective CoG).
•Resources have been categorized subject to the opinion of a QP based on the quality of informing data for the estimate, consistency of geological/grade distribution, and data quality.
•Resources which are contained within the Mineral Reserve pit design may be excluded from reserves due to an Inferred classification.
•All Indicated stockpiled resources have been converted to Mineral Reserves.
•Open Pit Mineral Resources are reported considering a nominal set of assumptions for reporting purposes:
oChemical grade plant weight recovery (mass yield) varies as a function of Li2O% grade. The mass yield (MY) equation used for RPEE pit optimization is MY%=9.362 x Li2O%^1.319 - 1.5, subject to a 97% recovery limitation when the Li2O grade exceeds 5.8%. Recovery is set to zero when the mass yield equation result for a block is less than zero.
oDerivation of economic CoG for resources is based on the mine gate pricing of US$1,525/t of 6% Li2O concentrate. The mine gate price is based on US$1,650/t-conc CIF less US$125/t-conc for government royalty and transportation to China.
oCosts estimated in Australian Dollars were converted to U.S. dollars based on an exchange rate of 1.00AU$:0.68US$.
oThe economic CoG calculation is based on US$2.67/t-ore incremental ore mining cost, US$31.90/t-ore processing cost, US$9.24/t-ore G&A cost, and US$2.35/t-ore sustaining capital cost. Incremental ore mining costs are the costs associated with the RoM loader, stockpile rehandling, grade control assays and rockbreaker
oThe price, cost and mass yield parameters produce a calculated resource economic CoG of 0.576% Li2O. However, due to the internal constraints of the current operations, an elevated resource CoG of 0.7% Li2O has been applied. SRK notes actual economic CoG is lower, but it is the QP’s opinion to use a 0.7% Li2O CoG to align with current site practices.
oAn overall 40° (east side) and 47° (west side) pit slope angle, 0% mining dilution, and 100% mining recovery.
oResources were reported above the assigned 0.7% Li2O CoG and are constrained by an optimized 0.90 revenue factor pit shell.
oNo infrastructure movement capital costs have been added to the optimization.
•Mineral Resources tonnage and contained metal have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding.
•SRK Consulting (U.S.) Inc. is responsible for the Mineral Resources with an effective date: June 30, 2023.

11.7.1    Mineral Resource Breakdowns and Sensitivity
This section provides additional transparency and demonstrates resource sensitivity on the Greenbushes property. Given the 2023 inclusion of both the Central Lode and Kapanga deposits and the split into open pit and underground components, Table 11-23 provides the relative breakdown of contributing resources by deposit on the Greenbushes property. As shown, the Central Lode comprises the majority of resource tonnage on the Greenbushes property.

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Table 11-23: Deposit Contribution to Mineral Resources

Classification	Deposit	Cut-Off Li2O (%)	Mass (Mt)	Average Value Li2O (%)
Indicated	Central Lode	0.7	71.7	1.47
	Kapanga		4.1	1.59
Inferred	Central Lode	0.7	5.7	1.04
	Kapanga		4.6	1.36
Source: SRK, 2023

To evaluate the sensitivity of the Mineral Resources to modification of the CoG, SRK generated a grade-tonnage curve and accompanying table (Table 11-24). The table is presented for mineralized material constrained within the economic resource pit shell with variable CoG applied.
Table 11-24: Grade Tonnage Sensitivities – Pit-Constrained Mineral Resources Exclusive of Reserves, Split by Category

Cut-off Grade Li2O (%)	Indicated		Inferred
	Tonnes ≥ Cut-off (Mt)	Average Li2O Grade ≥ Cut-off (%)	Tonnes ≥ Cut-off (Mt)	Average Li2O Grade ≥ Cut-off (%)
0.00	111.7	1.13	59.6	0.47
0.10	111.5	1.13	59.0	0.48
0.20	108.1	1.17	52.8	0.51
0.30	99.9	1.24	35.3	0.64
0.40	91.8	1.32	22.1	0.82
0.50	85.7	1.38	15.6	0.98
0.60	80.8	1.43	12.3	1.10
0.70	75.9	1.48	12.3	1.10
0.80	70.5	1.54	8.8	1.26
0.90	64.9	1.60	7.6	1.33
1.00	58.9	1.66	6.5	1.39
1.10	52.5	1.74	5.4	1.46
1.20	45.7	1.83	4.4	1.53
1.30	39.5	1.92	3.4	1.62
1.40	34.2	2.01	2.6	1.70
1.50	29.4	2.09	1.9	1.79
Source: SRK, 2023
Mineral Resources are reported exclusive of Mineral Reserves.

11.7.2    Comparison to Previous Estimates
SRK has undertaken a comparison of the Mineral Resources on a year by year to note key differences. This exercise has been completed on an inclusive basis (split by the 2023 Resource and Reserve pit shell), classification and pegmatite units to account for the key changes initially to understand the impact from changes in the geological model and grade estimation processes.
The final comparison considers the exclusive resources. Table 11-25 provides the breakdown for the 2022 Mineral Resource, and Table 11-26 for the 2023 Mineral Resource, which have been depleted to the June 30, 2023 surface.
The results can be summarized as follows:
•Overall in terms of tonnage within the limiting pit shell there has been a reduction in the Central Lode in the order of 12.7 Mt, which is a result of changes in the geological and mineralization

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wireframes; this is an approximate reduction of around 5% in tonnage and therefore not considered to be material. The reduction in the tonnage has been offset to a degree by an increase in the grade of approximately 4% in the Central Lode domain.
•The combined tonnage at Kapanga dropped by approximately 4.0 Mt (-10%) based on the new wireframes, which has additionally been impacted by a reduction in grade of approximately 15% due mainly to new drilling within this portion of the deposit.
•Within the 2023 mineral reserve area, there is limited change to the Indicated mineral resource within the Central Lode (+2% Li2O), but a more significant reduction in the Kapanga Resources (-21%), resulting in a net difference of approximately -2% in the contained Indicated material within the Mineral Reserve design.
•Within the portion of the mineral resources below the 2023 Mineral Reserve shell there has been:
oAn increase in the proportion of Indicated Mineral Resources in the Central Lode, which has increased from 37.0 Mt at 1.48 % Li2O to 71.5 Mt at 1.47 % Li2O.
oThis increase offsets changes in the Inferred portion of the deposit, which has reduced from 48.0 Mt at 1.10% Li2O to 5.7 Mt at 1.04%, which is mainly attributed to upgrading of the Inferred mineral resource to Indicated.
oA reduction in the proportion of Indicated mineral resources in Kapanga, which has decreased from 6.9.0 Mt at 1.80% Li2O to 4.1 Mt at 1.59% Li2O
oAt Kapanga within the Inferred portion of the deposit, there has been a slight increase in the tonnage from 3.6 Mt to 4.6 Mt of material, but there is a reduction in the grades from 1.98% to 1.36%, which is a function of lower grades in the new wireframes.
•The changes in the mineral resources noted in the tables below are mainly attributed to the following key factors:
oUpgrade of mineral resource from Inferred to Indicated
oImpact of new drilling on the deposit reducing the tonnage and grades at Kapanga
oChanges in the geological models which form the basis for the current estimate
Table 11-25: 2022 Mineral Resource Broken Down by Classification and Reserve Shell

Reporting Pit Shell	Classification	Deposit	Mass (Mt)	Average Value Li2O (%)
2023 Reserve Shell	Indicated	Central Lode	135.5	1.96
		Kapanga	28.0	1.94
		Total	163.4	1.95
	Inferred	Central Lode	16.1	1.20
		Kapanga	0.2	1.44
		Total	16.3	1.20
Outside 2023 Reserve Shell	Indicated	Central Lode	37.0	1.48
		Kapanga	7.0	1.80
		Total	43.9	1.53
	Inferred	Central Lode	48.2	1.10
		Kapanga	3.6	1.98
		Total	51.8	1.16
Combined (Inclusive)	Indicated	Central Lode	172.4	1.85
		Kapanga	34.9	1.91
		Total	207.4	1.86
	Inferred	Central Lode	64.3	1.13
		Kapanga	3.8	1.95
		Total	68.1	1.17
Source: SRK, 2023

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Table 11-26: 2023 Mineral Resource Broken Down by Classification and Reserve Shell

Reporting Pit Shell	Classification	Deposit	Mass (Mt)	Average Value Li2O (%)
2023 Reserve Shell	Indicated	Central Lode	145.0	1.87
		Kapanga	25.7	1.66
		Total	170.7	1.84
	Inferred	Central Lode	1.1	1.24
		Kapanga	0.3	1.33
		Total	1.4	1.26
Below 2023 Reserve Shell	Indicated	Central Lode	71.5	1.47
		Kapanga	4.1	1.59
		Total	75.6	1.48
	Inferred	Central Lode	5.7	1.04
		Kapanga	4.6	1.36
		Total	10.3	1.18
Combined (Inclusive)	Indicated	Central Lode	216.6	1.74
		Kapanga	29.7	1.65
		Total	246.3	1.73
	Inferred	Central Lode	6.8	1.08
		Kapanga	4.9	1.36
		Total	11.8	1.19
Source: SRK, 2023

11.8    QP Opinion
SRK is of the opinion that all identified factors to the RPEE of the June 30, 2023, mineral resources have been considered as a part of this study. Notwithstanding, SRK notes that the influence of the pit shell on the reported Mineral Resources is significant, as additional mineralized material exists external to the shell. Additionally, a restrictive boundary was placed on the resource pit optimization to prevent the optimized pit from extending into the tailings storage areas. It is SRK’s opinion that there is potential to develop additional resources in the future with realization of increased confidence in mineralized material through further technical evaluation work (including investigation of potential infrastructure relocation), higher commodities pricing, and lower costs.
SRK is not aware of any other significant factors (environmental, social, or governance) or risk not included in this disclosure that may affect access, title, or the right or ability to perform work on the property.

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12Mineral Reserve Estimates
The conversion of Mineral Resources to Mineral Reserves has been completed in accordance with SEC regulations CFR 17, Part 229 (S-K 1300). Mineral Reserves were estimated based on a spodumene concentrate sales price of US$1,500/t of concentrate CIF China (or US$1,383/t of concentrate at the mine gate). The Mineral Reserves are based on PFS level study as defined in §229.1300 et seq.
The Mineral Reserve calculations for the Greenbushes Central Lode and Kapanga lithium deposits have been carried out by a Qualified Person as defined in §229.1300 et seq. SRK is responsible for the Mineral Reserves reported herein.
Greenbushes is an operating mine that uses conventional open pit methods to extract Mineral Reserves containing economic quantities of Li2O to produce both chemical and technical grade spodumene concentrates.
The following reserve is based on the assumption that CGP4 will be placed into production per the current Greenbushes LoM plan. It is noted by the QP that CGP4 is currently considered at a study-level and is subject to approval and permitting, but it is the QP’s view that it is using the same technology as CGP3 which has been approved and therefore the QP does not see any technical risk for inclusion in the reserve. Should CGP4 not be approved, this will change the results of the reserve as presented below as the mine plan would need to be adjusted to account for production limits through CGP1, CGP2, and CGP3. This would likely extend the LoM but would present different project economics.
12.1Key Assumptions, Parameters, and Methods Used
The key mine design assumptions, parameters and methods are summarized as follows.
12.1.1    Resource Model and Selective Mining Unit
The in situ Mineral Resources used to define the Mineral Reserves are based on the SRK block model as described in Section 11 of this report. The block model is depleted to June 30, 2023. The SRK block model was used with reblocking process modification, as the subblock size in the model is smaller than the selective mining unit (SMU) size that was adopted for mine planning purposes.
12.1.2    Pit Optimization
The Mineral Reserves are reported within an ultimate pit design that was guided by pit optimization (Lerch-Grossman algorithm). The pit optimization considered only Indicated Mineral Resources as there are no in situ Measured Resources in the SRK block model. Inferred resource blocks were assigned a Li2O% grade of zero prior to pit optimization and were treated as waste.
The overall pit slopes used for pit optimization are based on operational level geotechnical studies and range from 27° to 50°. This includes a 5° allowance for ramps and geotechnical catch benches.
Pit optimization parameters are shown in Table 12-1.

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Table 12-1: Pit Optimization Parameters

Parameter	Unit	Value
Mining Cost	US$/t-mined	Variable based on depth and material type (Average is US$5.70/t mined)
Processing Cost	US$/t ore	31.90
G&A Cost	US$/t ore	11.54
Sustaining Capital Cost	US$/t ore	2.35
Mass Yield	%	Variable based on Li2O% grade (Average MY is 20.9%)
Gross Sales Price (CIF China)	US$/t of 6% Li2O Conc	1,500
Shipping, Transportation and 5% Royalty	US$/t of 6% Li2O Conc	117
Net Sales Price (mine gate)	US$/t of 6% Li2O Conc	1,383
Discount Rate	%	8.0
Source: SRK, 2023
The mass yield (MY) equation for pit optimization is MY%=9.362 x Li2O%^1.319 - 1.5, subject to a 97% recovery limitation when the Li2O grade exceeds 5.8%. Recovery is set to zero when the equation result for a block is less than zero. The Microsoft® Excel® mass yield equation used for pit optimization is “=IF(Li2O%>5.8,Li2O%/6*97%,IF((9.362*Li2O%^1.319-1.5)/100<0,0,(9.362* Li2O%^1.319-1.5)/100))”

The mine planning process begins with pit optimization using preliminary estimates of costs, recoveries, and other input parameters. At the conclusion of the pit optimization, an economic pit shell is selected to guide the design of the final reserves pit. In this case, the revenue factor (RF) 0.40 pit shell was selected, which corresponds to a mine gate price of US$553/t of 6% Li2O. The mining schedule for the final reserves pit is then generated. Detailed mining costs (both operating expenditures and capital expenditures) are then calculated from the reserves mining schedule. Provided that the detailed mining costs are not materially different from the preliminary mining costs used for pit optimization, the pit optimization results are typically considered to be valid.
In this instance, the average preliminary mining cost used for pit optimization was US$5.70/t mined (this is the average corresponding to the RF 0.40 pit shell). The preliminary mining cost was estimated based on established mining, drilling and blasting contractor rates, along with estimates for mining overheads. We note that the mining cost applied to each block in the block model is variable depending on the depth of the block (i.e., deep blocks have longer haul pathways than shallow blocks and therefore the haulage cost for deep blocks is higher). Also, the mining costs vary depending on whether the material is ore, soft rock waste (which doesn’t require blasting), or hard rock waste (which does require blasting).
The average mining cost used in the Technical Economic Model (TEM) is AU$8.16/t. This cost was calculated from the final mining schedule and is shown in Table 18-5. Based on the modeled exchange rate (Table 19-2), this equates to US$5.55/t-mined (Table 19-5). In SRK’s opinion, the average preliminary mining cost of US$5.70/t-mined used for pit optimization is sufficiently close to the average final mining cost used in the TEM of US$5.55/t-mined. SRK notes that the preliminary average mining cost will never exactly match the final average mining cost used in the TEM because the mining planning process is iterative (i.e., changing the input parameters changes the pit shells, which changes the final pit design, which changes the schedule, which changes the detailed cost estimate). Also, the quantities (and ratios) of ore and waste in the final designed reserves pit are

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different from the quantities in the optimized pit shell because the final pit design includes ramps and other practical mine design features.
A LoM sustaining capital allowance of US$2.35 per tonne of ore was used for the purposes of pit optimization and cut-off grade calculation. Because pit optimization is performed as a first step in the mine planning process, SRK typically relies on the most recent information that is available at the time when the pit optimization process commences. In this instance, SRK used the estimate of LoM annual sustaining capital costs for Greenbushes that was included in the 2023 budget provided by the Company. The budgetary estimate of average annual sustaining capital costs for Greenbushes was AU$29.6 M/y, or AU$3.45 per tonne of ore. This cost was then converted to US$2.35 per tonne of ore based on an assumed exchange rate of 0.68 US$:AU$. SRK reviewed the budgetary projection of the sustaining capital costs for Greenbushes and determined that it was reasonable to rely thereon for the purposes of pit optimization and cut-off grade calculation.
Subsequent to pit optimization, design and scheduling, a detailed estimate of LoM sustaining capital costs was prepared as discussed in Section 18 of this report. The detailed estimate based on the final reserves was used in the TEM in Section 19.
It is noted that the other preliminary cost parameters used for pit optimization (processing cost, site G&A cost) may differ slightly from the final estimated costs used in the technical economic model (TEM) discussed in Sections 18 and 19 of this report. The differences are due to the TEM being based on final reserves whereas preliminary cost parameters are based on preliminary quantities. It is also noted that an 8% discount rate was used for pit optimization, whereas a 10% discount rate was used for the TEM. In the QP’s opinion, the differences in costs and the discount rate are not material and would not have resulted in a different optimized pit being selected to guide the design of the reserves pit.
The summary pit optimization results are shown in Table 12-2. The RF 0.40 pit shell was selected to guide the design of the ultimate reserves pit. This pit shell is highlighted as “Pit 5” in Table 12-2. The RF 0.40 pit corresponds to a mine gate price of US$553/t of 6% Li2O concentrate (i.e., 40% of the mine gate reserves price of US$1,383/t of 6% Li2O concentrate).
The reason that a relatively low revenue factor pit shell was selected to guide the design of the ultimate reserves pit is because of infrastructure and land ownership constraints that currently exist at the Greenbushes operation. If such constraints are removed at some point in the future, the Company will have the option selecting a higher revenue factor optimized pit shell, which would result in a larger ultimate reserves pit. In the QP’s opinion, the selection of a relatively low revenue factor pit shell (RF 0.40) is conservative and helps to de-risk the mine design because it results in a lower strip ratio than would otherwise be required for a higher revenue factor pit.

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Table 12-2: Summary Pit Optimization Results

Pit Shell	Revenue Factor	Mine Gate Selling Price (US$/t-conc)	Strip Ratio (w:o)	Total Ore + Waste (Mt)	Ore (Mt)	Waste (Mt)	6% Li2O Concentrate (Mt)	Mass Yield (%)	Diluted Grade (Li2O%)
1	0.20	277	1.34	91.8	39.3	52.5	11.5	29.30	2.33
2	0.25	346	1.67	171.7	64.3	107.5	16.5	25.63	2.10
3	0.30	415	2.69	380.4	103.1	277.4	23.8	23.10	1.94
4	0.35	484	3.45	643.4	144.6	498.8	31.4	21.72	1.85
5	0.40	553	3.81	809.5	168.3	641.2	35.3	20.95	1.80
6	0.45	622	4.01	923.8	184.4	739.4	37.7	20.42	1.76
7	0.50	692	4.14	988.9	192.2	796.6	38.8	20.17	1.75
8	0.55	761	4.32	1,071.2	201.2	870.0	40.0	19.88	1.73
9	0.60	830	4.45	1,128.1	207.1	921.1	40.7	19.67	1.71
10	0.65	899	4.76	1,244.6	216.2	1,028.4	42.0	19.42	1.70
11	0.70	968	6.03	1,736.1	246.8	1,489.3	46.4	18.78	1.65
12	0.75	1,037	6.39	1,899.0	257.1	1,641.9	47.8	18.58	1.64
13	0.80	1,106	6.53	1,981.1	263.2	1,717.9	48.5	18.42	1.63
14	0.85	1,176	6.62	2,020.0	265.1	1,754.9	48.7	18.39	1.63
15	0.90	1,245	6.71	2,066.1	268.0	1,798.1	49.1	18.31	1.62
16	0.95	1,314	6.75	2,086.0	269.3	1,816.7	49.2	18.27	1.62
17	1.00	1,383	6.81	2,112.8	270.6	1,842.2	49.4	18.24	1.62
18	1.05	1,452	6.88	2,144.3	272.1	1,872.3	49.5	18.21	1.61
19	1.10	1,521	6.98	2,180.3	273.2	1,907.1	49.7	18.19	1.61
20	1.15	1,590	7.02	2,194.9	273.8	1,921.1	49.8	18.18	1.61
21	1.20	1,660	7.05	2,206.7	274.2	1,932.6	49.8	18.17	1.61
22	1.25	1,729	7.06	2,210.1	274.3	1,935.8	49.8	18.17	1.61
23	1.30	1,798	7.11	2,231.8	275.1	1,956.6	49.9	18.15	1.61
Source: SRK 2023
Optimized Pit 5 (the revenue factor 0.40 pit) was selected to guide the design of the final reserves pit.

12.1.3    Ultimate Pit and Phase Design
A 3D mine design based on optimized Pit 5 (RF 0.40) was completed using Vulcan software and is the basis for the in situ Mineral Reserves. The reserves pit has been designed with 10 m benches, variable bench widths, variable face angles and overall wall angles of between 27° and 50°. Local berm angles vary with local ground conditions and in some areas a double bench is applied (20 m bench height with zero catch bench). Ramp width is 20 m for single-way and 32 m for two-way traffic. The ramp gradient is 1:10. The ultimate pit floor is designed at 860 mRL, with a maximum wall height of approximately 480 m. The pit has been designed with a dual ramp system with exits on both the east and west walls. Figure 12-1 is a plan view of the final pit design that was used for Mineral Reserves, and Figure 12-2 is a section view through the middle part of the final design pit.

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Source: SRK, 2023
Figure 12-1: Plan View of the Ultimate Pit Design

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Source: SRK, 2023
Figure 12-2: Section View of Ultimate Pit Design (12,100N) – Central Lode and Kapanga

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Phase design resulted in a total of fourteen phases being designed, with the ultimate reserves pit representing the fourteenth and final phase. Figure 12-3 shows the location of the fourteen pit phases in plan view. Figure 12-4 is a sectional view though the northern part of the ultimate pit showing multiple nested phases. Figure 12-5 is a plan view of the ultimate pit and the final waste rock dumps.

13000 N
12500 N
12000 N
11500 N
11000 N
10500 N
9500 E
10000 E
10500 E
N
1
2
3
4
4b
5
6
7
8
9
10
11
12
13
14

Source: SRK, 2023
Figure 12-3: Plan View of Phase Design (14 Phases)

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Source: SRK, 2023
Figure 12-4: Section View of Phase Design (12,100N) – Central Lode and Kapanga

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13000 N
N
12000 N
Kapanga
Backfill
East
Waste
Dump
11000 N
South Pit
Backfill
10000 N
9000 N
9000 E
10000 E
11000 E

Source: SRK, 2023
Figure 12-5: Greenbushes Final Pit and Waste Dump Design in Plan View

12.2    Modifying Factors
Modifying factors are the factors that are applied to Indicated and Measured Mineral Resources to establish the economic viability of Mineral Reserves. For Greenbushes, the modifying factors include mining dilution, mining recovery, processing recovery (mass yield), and application of a cut-off grade (CoG). The CoG incorporates processing recovery and operating costs (mining, processing, G&A) and

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is applied to the diluted grade of each Indicated and Measured block inside the reserves pit. Each of the modifying factors is discussed below.
12.2.1    Mining Dilution and Mining Recovery
Based on reconciliation data for prior resource block models, the Greenbushes operation has historically applied a 95% grade factor and 100% mining recovery to the Mineral Reserves. The 95% grade factor was intended to account for, among other things, external dilution introduced by the mining process. SRK is of the opinion that this 95% grade factor should be applied to all ore blocks and, accordingly, the June 30, 2023 Mineral Reserves adopt this historical factor.
The SRK resource block model includes 2.8% internal dilution for all Indicated resource subblocks (5 m by 5 m by 5 m) inside the reserves pit. Including this internal dilution, the total block dilution is 7.8% (5% + 2.8%) for all blocks. The global mining recovery applied is 93%. The mining recovery is applied by targeting edge blocks that have greater than 2.3% Fe2O3. Any blocks above 2.3% Fe2O3 are removed from the ore reserves estimation. This results in the removal of approximately 11.4 Mt of edge blocks with high iron content (high iron content in the mill feed is detrimental to processing plant performance).
SRK is of the opinion that these mining dilution and mining recovery adjustments are appropriate for the conversion of Indicated Mineral Resources to Probable Mineral Reserves.
12.2.2    Processing Recovery
Processing recovery is discussed in Section 14 of this report. For the purposes of converting Mineral Resources to Mineral Reserves, three mass yield (MY) equations were applied. The MY estimated by the equations varies depending on the Li2O% grade of the plant feed.
•The MY equation for reserves processed through the technical grade plant is MY%=26.629 x Li2O% - 60.455. There is approximately 3.2 Mt of technical grade plant feed at 3.7% Li2O. The average LoM mass yield for the technical grade plant is 38.0%.
•The MY equation for reserves processed through CGP1 is MY%=9.362 x Li2O%^1.319, subject to a 97% recovery limitation when the Li2O grade exceeds 5.5%. The average LoM mass yield for CGP1 is 27.6%.
•The MY equation for CGP2, CGP3 and CGP4 is MY%=9.362 x Li2O%^1.319 - 1.5, subject to a 97% recovery limitation when the Li2O grade exceeds 5.8%. Recovery is set to zero when the equation result is less than zero. LoM average mass yields for CGP2, CGP3 and CGP4 are 17.7%, 17.9%, and 15.3%, respectively.
Although Greenbushes produces a technical grade product from the current operation, it is assumed that the reserves reported herein will be sold as a chemical grade product. This assumption is necessary because feed for the technical grade plant is currently only defined at the grade control or blasting level. Therefore, it is conservatively assumed that concentrate produced by the technical grade plant will be sold at the chemical grade product price (US$1,383/t of 6% Li2O concentrate at the mine gate).
12.2.3    Reserves Cut-Off Grade Estimate
The CoG estimation is based on assumptions and actual performance of the Greenbushes operation. Concentrate attributes and production cost inputs to the cut-off calculation are presented in Table 12-3. Recovery of a 6% Li2O concentrate is based on the previously noted weight recovery calculations from actual operational data.

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The basis for the reserves price forecast is discussed in Section 16 of this report. Considering forecast operating costs, predicted mass yield and the forecast sales price, SRK calculated an economic CoG of 0.606% Li2O. However, based on the internal constraints of the current operations, a nominal 0.7% Li2O CoG was utilized to report Mineral Reserves.
Drilling, blasting, loading, hauling and mining overhead costs are excluded from the CoG calculation for in situ material because the pit design was guided by economic pit optimization. I.e., only incremental ore mining costs (RoM loader, rehandle from long-term stockpiles, grade control assays, and rock breaking) were considered in the decision whether to send material to the waste dump or to the processing plant. Because an incremental ore mining cost is used in the cut-off grade calculation, the value in Table 12-3 (US$2.67 per tonne of ore) is different from the average full mining cost shown in Table 19-5 (US$5.55 per tonne of ore and waste mined).
The processing recovery is discussed in Section 14 of this report and is summarized in Section 12.2.2 in the text that precedes Table 12-3. The mass yield equation used in the cut-off grade calculation is dependent on the Li2O% grade as follows:
•Mass yield % = 9.362 x Li2O%^1.319 - 1.5, subject to a 97% recovery limitation when the Li2O grade exceeds 5.8%
•Recovery is set to zero when the MY equation result is less than zero
This CoG was applied to both in situ and stockpile material, although SRK notes that stockpiles are generally used to augment other material types for processing during active mining.
It is important to note that the pit optimization process determines the economic potential of the reserves pit, given the costs involved in moving every block inside the optimized pit shell to some location, either a waste dump in the case of a waste block or an ore stockpile in the case of an ore block. For this reason, the mining cost used in the cut-off grade calculation is an incremental ore mining cost rather than the full mining cost.

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Table 12-3: Reserves Economic Cut-Off Grade Calculation

Revenue	Units	Value
Cut-Off Grade	Li2O%	0.606
Mass Yield	t of 6% Li2O Concentrate	0.03338
Price at Mine Gate	US$/t of 6% Li2O Concentrate	1,383.00
Total Revenue	US$/t-RoM	46.16
Costs
Incremental Ore Mining	US$/t-RoM	2.67
Processing	US$/t-RoM	31.90
G&A	US$/t-RoM	9.24
Sustaining Capital	US$/t-RoM	2.35
Total Cost	US$/t-RoM	46.16
Source: SRK, 2023
•Mass yield % = 9.362 x Li2O%^1.319 - 1.5, subject to a 97% recovery limitation when the Li2O grade exceeds 5.8%. Recovery % = mass yield% x 6 / Li2O%.
•Mass yield varies as a function of grade and may be reported herein at lower mass yields than the chemical grade plant average.
•Incremental ore mining costs include RoM loader, rehandle from long-term stockpiles, grade control assays, and rock breaker. Full mining costs, including drilling, blasting, loading, hauling and overheads are not included in the CoG calculation but were included in the pit optimization and technical economic model. In the QP’s opinion this methodology for the cut-off grade calculation is appropriate because the pit limits have been established by economic pit optimization.
•Based on the internal constraints of the current operations, a nominal 0.7% Li2O CoG was utilized to report Mineral Reserves.
•RoM denotes material that is designated as process plant feed.

12.2.4    Material Risks Associated with the Modifying Factors
In the opinion of SRK as the QP, the material risks associated with the modifying factors are:
•Product Sales Price:
oThe price achieved for sales of spodumene concentrates is forecast based on predicted supply and demand changes for the lithium market on the whole. There is considerable uncertainty about how future supply and demand will change which will materially impact future spodumene concentrate prices. The reserve estimate is sensitive to the potential significant changes in revenue associated with changes in spodumene concentrate prices.
•Mining Dilution and Mining Recovery:
oThe mining dilution estimate depends on the accuracy of the resource model as it relates to internal waste dilution/dikes identification. Due to the spacing of the resource drillholes, it is not possible to identify all of the waste dikes the operation will encounter in the future. SRK studied the historical dilution factors and applied a 3D dilution halo around ore and waste contact blocks. This is accurate as long as the resource model identifies all the waste dikes; however, it is known that this is not always possible with the resource drilling. If an increased number of waste dikes are found in future mining activities, the dilution may be greater than estimated because there will be more ore blocks in contact with waste blocks. This would potentially introduce more waste into the plant feed, which would decrease the feed grade, slow down the throughput and reduce the metallurgical recovery. A potential mitigation would be to mine more selectively around the waste dikes, although this would result in reduced mining recovery.
•Impact of Currency Exchange Rates on Production Cost:
oThe operating costs are modeled in Australian dollars (AU$) and converted to US$ within the cash flow model. The foreign exchange rate assumption for the cash flow model was provided by Albemarle. If the AU$ strengthens, the cash cost to produce concentrate would increase in US$ terms and this could potentially reduce the Mineral Reserves estimates.
•Geotechnical Parameters:

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oGeotechnical parameters used to estimate the Mineral Reserves can change as mining progresses. Local slope failures could force the operation to adapt to a lower slope angle which would cause the strip ratio to increase and the economics of the pit to change.
•Processing Plant Throughput and Mass Yields:
oThe forecast cost structure assumes that the technical grade plant and the two existing chemical grade plants remain fully operational and that the estimated mass yield assumptions are achieved. Moreover, it is assumed that two additional chemical grade plants will be constructed in the future. If one or more of the plants does not operate in the future, the cost structure of the operation will increase. If the targeted mass yield is not achieved, concentrate production will be lower. Both of these outcomes would adversely impact the Mineral Reserves.
oThe mineral reserve is based on the assumption that CGP4 will be placed into production per the current Greenbushes LoM plan. It is noted by the QP that CGP4 is currently considered at a study-level and is subject to approval and permitting, but it is the QP’s view that it is using the same technology as CGP3 which has been approved and therefore the QP does not see any technical risk for inclusion in the reserve. Should CGP4 not be approved, this will change the results of the reserve as presented below as the mine plan would need to be adjusted to account for production limits through CGP1, CGP2, and CGP3. This would likely extend the LoM but would present different project economics.
12.3    Summary Mineral Reserves
In the opinion of SRK as the QP, the conversion of Indicated Mineral Resources to Probable Mineral Reserves has been completed in accordance with CFR 17, Part 229 (S-K 1300). Mineral Reserves were estimated based on a spodumene concentrate (6% Li2O) price of US$1,500/t of concentrate CIF China or US$1,383/t of concentrate at the mine gate. The reserves are based on a reserves pit that was guided by pit optimization. Appropriate modifying factors have been applied as previously discussed. The positive economics of the Mineral Reserves have been confirmed by LoM production scheduling and cash flow modeling as discussed in Sections 13 and 19 of this report, respectively.
Table 12-4 shows the Greenbushes Mineral Reserves as of June 30, 2023.

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Table 12-4: Greenbushes Summary Mineral Reserves at June 30, 2023 Based on US$1,383/t of Concentrate Mine Gate – SRK Consulting (U.S.), Inc.

Classification	Type	100% Tonnes (Mt)	Attributable Tonnes (Mt)	Li2O%	Mass Yield (%)
Probable Mineral Reserves	In situ	145.4	71.2	1.82	19.9%
	Stockpiles	2.9	1.4	2.43	19.9%
	In situ + Stockpiles	148.3	72.6	1.83	19.9%
Source: SRK, 2023
Notes to Accompany Mineral Reserve Table
•Albemarle’s attributable portion of Mineral Resources and reserves is 49%.
•Mineral Reserves are reported exclusive of Mineral Resources.
•Indicated in situ resources have been converted to Probable Mineral Reserves.
•Indicated stockpile resources have been converted to Probable Mineral Reserves.
•Mineral Reserves are reported considering a nominal set of assumptions for reporting purposes:
oMineral Reserves are based on a mine gate price of US$1,383/t of chemical grade concentrate (6% Li2O).
oMineral Reserves assume 93% global mining recovery.
oMineral Reserves are diluted at approximately 5% at zero grade for all Mineral Reserve blocks in addition to internal dilution built into the resource model (2.8% with the assumed selective mining unit of 5 m x 5 m x 5 m).
oThe mass yield (MY) for reserves processed through the chemical grade plants is estimated based on mass yield formulas that vary depending on the Li2O% grade of the plant feed. For CGP1, the formula is MY%=9.362 x Li2O%^1.319, subject to a 97% recovery limitation when the Li2O grade exceeds 5.5%. For CGP2, CGP3 and CGP4, the formula is MY%=9.362 x Li2O%^1.319 - 1.5 subject to a 97% recovery limitation when the Li2O grade exceeds 5.8%. The weighted average LoM mass yield for the four chemical grade plants is 19.5%.
oThe formula for MY for reserves processed through the technical grade plant is MY%=26.629 x Li2O% - 60.455 . There is approximately 3.2 Mt of technical grade plant feed at 3.7% Li2O. The average LoM mass yield for the technical grade plant is 38.0%.
oAlthough Greenbushes produces a technical grade product from the current operation, it is assumed that the reserves reported herein will be sold as a chemical grade product. This assumption is necessary because feed for the technical grade plant is currently only defined at the grade control or blasting level. Therefore, it is conservatively assumed that concentrate produced by the technical grade plant will be sold at the chemical grade product price.
oDerivation of economic CoG for reserves is based on mine gate pricing of US$1,383/t of 6% Li2O concentrate. The mine gate price is based on US$1,500/t-conc CIF less US$117/t-conc for government royalty and transportation.
oCosts estimated in Australian Dollars were converted to U.S. dollars based on an exchange rate of 1.00AU$:0.68US$.
oThe economic CoG calculation is based on US$2.67/t-ore incremental ore mining cost, US$31.90/t-ore processing cost, US$9.24/t-ore G&A cost, and US$2.35/t-ore sustaining capital cost. Incremental ore mining costs are the costs associated with the RoM loader, stockpile rehandling, grade control assays and rockbreaker
oThe price, cost and mass yield parameters produce a calculated economic CoG of 0.606% Li2O. However, due to the internal constraints of the current operations, an elevated Mineral Reserves CoG of 0.7% Li2O has been applied.
oThe CoG of 0.7% Li2O was applied to reserves that are constrained by the ultimate pit design and are detailed in a yearly mine schedule.
oStockpile reserves have been previously mined and are reported at a 0.7% Li2O CoG.
•Waste tonnage within the reserve pit is 716.6 Mt at a strip ratio of 4.93:1 (waste to ore – not including reserve stockpiles)
•Mineral reserve tonnage, grade and mass yield have been rounded to reflect the accuracy of the estimate, and numbers may not add due to rounding:
oMt = millions of metric tonnes
oReserve tonnes are rounded to the nearest hundred thousand tonnes
•SRK Consulting (U.S.) Inc. is responsible for the Mineral Reserves with an effective date: June 30, 2023.

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13Mining Methods
Greenbushes is an operating mine that uses conventional open pit methods to extract Mineral Reserves containing economic quantities of Li2O to produce both chemical and technical grade spodumene concentrates. Historically there has been both underground and open pit mining at Greenbushes, but the Mineral Reserves and LoM plan are based only on open pit mining.
Figure 13-1 illustrates the current status of the Greenbushes Central Lode open pit.
Source: SRK, 2023
Figure 13-1: Greenbushes Central Lode Pit as of June 30, 2023

13.1Current Mining Methods
The material encountered at Greenbushes is a combination of weathered material within the first 20 to 40 m with a small transition zone followed by fresh rock. The weathered zone is loosely consolidated

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sand which can be mined without the need for drilling and blasting. Mineralization is not present in the weathered zone thus drilling for the purposes of ore control and waste classification is not necessary. Sand and historical waste dumps are mined without blasting.
Drilling and blasting are required in all hard rock (both ore and waste). Drilling and blasting services are performed by a contractor. Production drilling is performed with Atlas Copco T45 and D65 drills with hole diameters ranging in diameter from 102 mm to 165 mm depending on material type and application. Blasthole depth is either 10 m or 5 m, depending on the bench height (with additional depth for subdrill). Grade control is performed by reverse circulation (RC) drills rigs that drill 137 mm diameter holes that are sampled on 2.5 m intervals.
Flitch height is variable. Waste is typically mined on a 10 m flitch. Ore is typically mined on 5 m flitches.
A contractor provides all necessary equipment and operating/maintenance personnel for the load and haul operations. The load and haul contractor’s current main equipment fleet is shown in Table 13-1. Additional minor equipment not listed in Table 13-1 is operated by the load and haul contractor to support the mining operations.
Table 13-1: Load and Haul Contractor Mining Fleet

Make	Model	Type	No. of Units
Hitachi	EX3600	Excavator	1
Hitachi	EX2600	Excavator	3
Caterpillar	988	Loader	1
Caterpillar	992	Loader	3
Caterpillar	785	Dump Truck (138t)	14
Caterpillar	D10	Dozer	2
Caterpillar	16	Grader	1
Caterpillar	844	Wheel Dozer	1
Caterpillar	854	Wheel Dozer	1
Caterpillar	777	Watercart	1
Caterpillar	336	Excavator w/Rockbreaker	4
Source: Talison, 2023

Ore is taken to the RoM pad where it is stockpiled according to ore type, mineralogical characteristics and grade. Waste is taken to the waste dump to the east of the pits.
13.2Parameters Relevant to Mine Designs and Plans
13.2.1    Geotechnical
Slope geotechnical design parameters were updated in April 2023 by PSM for the combined Central Lode and Kapanga Pits (PSM, 2023). The combined pit is 430 m below ground surface in Central Lode area and 290 m in the Kapanga area. The pit layout is shown on Figure 13-2.
This figure also indicates the historic underground mining workings in plan view, which are about 200 m below the current C3/Cornwall pit on the north. Data on the exact historic working locations is limited, but the workings are generally limited to the base of oxidation/ weathering. The expectation is the risk of encountering these workings/voids will be limited to the weathered zones. TL has developed a void management plan to manage these operational risks. This is an accepted way to manage void risks.
Additional geotechnical drilling occurred in 2022 where 9 PQ-sized core holes were drilled to an average depth of about 200 m. These oriented core holes were logged for geotechnical

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characterization parameters. The new characterization data was combined with previous geotechnical data (21 pre-2018 holes, 7-2018, and 15-2019 holes). This provides a substantial characterization database.
ATV and OTV surveys were conducted in all the drillholes for which about 2,833 defects were measured. Groundwater levels were collected from VWPs installed in four of the drillholes. Laboratory testing consisted of triaxial strength (40 tests), UCS (95 tests), tensile strength (13 tests), discontinuity direct shear strength (65 tests), Atterberg limits (8) and consolidated undrained triaxial strength (14 tests). These tests were conducted on the main rock types of pegmatite, dolerite, amphibolite, and granofels.
Bench face mapping and photogrammetry has been conducted in the pit. Figure 13-3 shows the locations where this mapping has been conducted. This data along with the ATV data has been used to update the structural model of the pit areas and identify major structures and better define the pegmatite zone. Ten structural domains have been identified for which average dip and dip directions of discontinuities were determined (PSM, 2023, Table 11). The discontinuity strength characteristics have been assessed for 8 dominant rock units for which friction values are similar or a little lower than previously estimated (PSM, 2023, Table 13).
Rock mass characteristics have been updated for a total of 10 units. The estimated GSI values (PSM,2023, Table 21) are relatively similar to previously estimated (i.e., some higher and some lower), with the exception of the sheared pegmatite being significantly lower. Hoek-Brown and Mohr-Coulomb strength values have been re-estimated (PSM,2023, Table 22).
The updated characterization and lab testing data has been used to reassess structural stability and the required geotechnical design parameters. Inter-ramp angles (PSM,2023, Table 25) and bench face angles (PSM, 2023, Table 26) are similar to previous estimates with minor adjustments depending on slope conditions. Limit equilibrium stability analyses for 8 critical sections of the pit slopes have been updated and results (PSM, 2023, Table 27) indicate that predicted safety factors for the updated pit design are above the minimum acceptance value of 1.30. The recommended geotechnical design parameters for each sector of the pit are shown in Figure 13-4. It is noted that the pit design shown in Figures 13-2 through 13-4 is the design that was available at the time of PSM’s study. SRK subsequently updated the pit design for the purposes of calculating the mineral reserves that are stated herein.
PSM has provided rockfall mitigation, wall performance monitoring, void management, final wall blasting and ongoing mapping recommendations. The purpose of these measures is to manage risks and identify opportunities for optimization of the pit walls.

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Source: PSM, 2023
Figure 13-2: Locations within the Site Reserve Pit Design where Stability was Assessed

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LEGEND
Reserve Pit Footprint
Reserve Pit 5m Contours
Photogrammetry Points
Mapping Points

Source: PSM, 2023
Figure 13-3: Locations of Geotechnical Face Mapping and Photogrammetry Data – Site Pit Design

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Known underground voids
Zone of elevated stability risk
NW
52°
70° 8.5 m
EW
46°
65° 10 m
WW
55°
75° 8.5 m
WW
55°
75° 8.5 m
EW
46°
65° 10 m
59°
80° 8.5 m
SW
IRA
55°
75° 8.5 m
BFA
Berm width
C1 LoM Design
Mine out Pegmatite
Weathered Zone (above BOCO)
Note: All Fresh Rock (below BOCO) bench heights are 20 m

Source: PSM, 2023
Figure 13-4:Recommended Geotechnical Design Parameters for Each Sector of the Pit – Site Pit Design

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13.2.2    Ground Water
The low hydraulic conductivity of the resource hosting rocks, and lack of significant aquifer storage, decreases operational concerns for mine dewatering. Dewatering to date has been managed through in-pit sumps and pumping to remove passive groundwater inflow and storm event precipitation. Current passive groundwater inflow to the pit is less than 10 L/s. The inflow estimate for the expansion project requires further improvement. However, there is no anticipation to alter the primary methodology of dewatering (via in pit sumps). Due to the low hydraulic conductivity of the host rocks, pore pressure may be a concern, however this has been adequately managed to date. Based on geotechnical analyses, proposed expansion will not change the appropriateness of the current inflow management strategy within the pit, nor the adequacy based on the current available data.
13.3Mine Design
13.3.1    Pit Design
Pit optimization and design are discussed in detail in Section 12 of this report. The major design parameters used for the open pit are as follows:
•Ramp grade = 10%
•Full ramp width = 30 to 32 m (approximately 3x truck operating width)
•Single ramp width = 20 m for up to 60 m vertical or six benches
•Minimum mining width = 40 m but targets between 100 m to 150 m
•Flat switchbacks
•Bench heights, berm widths and bench face angles in accordance with current site-specific design criteria
Figure 13-5 illustrates the LoM reserves pit design and associated ramp system. Ramp locations targeted saddle points between the various pit bottoms with ramps also acting as catch benches for geotechnical purposes. Each bench has at least one ramp for scheduling purposes.

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Source: SRK, 2023
Figure 13-5: LoM Pit Design

Grade Tonnage
Table 13-2 details the grade tonnage at various cut-offs within the reserves pit design. The CoG used for reserves is 0.7 Li2O%.

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Table 13-2: Grade Tonnage Curve within the Reserves Pit (Diluted) – Current Stockpiles and Material with Fe2O3 above 2.3% Not Included

Cut-off	Mineralized Material Tonnage (Mt)	Diluted Li2O%	Diluted Fe2O3%
0.30	167.95	1.64	1.19
0.40	160.96	1.70	1.20
0.50	155.58	1.74	1.20
0.60	150.71	1.78	1.20
0.70*	145.39	1.82	1.19
0.80	140.77	1.86	1.19
0.90	135.46	1.90	1.18
1.00	129.39	1.94	1.17
1.10	129.39	1.94	1.17
1.20	115.27	2.04	1.15
1.30	106.77	2.11	1.13
1.40	98.14	2.17	1.12
1.50	89.56	2.24	1.10
1.60	81.10	2.32	1.08
1.70	72.67	2.39	1.06
1.80	64.95	2.47	1.04
1.90	57.87	2.55	1.01
2.00	50.93	2.63	0.99
2.10	50.93	2.63	0.99
Source: SRK 2023
* Cut-off of 0.7% of Li2O defines the in situ Mineral Reserves. Excludes blocks with Fe2O3 above 2.3%

Phase Design Inventory
The ultimate pit has been broken into fourteen mine phases for sequenced extraction in the LoM production schedule. The design parameters for each phase are the same as those used for the ultimate pit including assumed ramp widths. Phase designs were constructed by splitting up the ultimate pit into smaller and more manageable pieces, while still ensuring each bench within each phase has ramp access. The phases have been developed by balancing mining constraints with the optimum extraction sequence suggested by pit optimization results presented previously.
The phases and direction of extraction allow for multiple benches on multiple elevations with a sump always available for pit dewatering. This means that during periods of heavy rainfall, perched benches will be available for extraction.
Once the phases have been designed, solid triangulations are created for each phase as they cut into topography from previous phases. These solid phases are then shelled (cut) on a 10 m lift height. These shells form a bench within each phase and represent the basic unit that is scheduled for the LoM production plan.
Table 13-3 details the phase inventory that formed the basis of the LoM production schedule.

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Table 13-3: Phase Inventory (June 30, 2023 to End of Mine Life)

PHASE_ID	Total Mt	Ore Mt [1]	Waste Mt	Inferred Waste Mt	Li2O% Diluted	FE2O3%
PH_01	0.45	0.44	0.00	0.00	3.55	0.49
PH_02	4.65	2.65	1.99	0.01	2.27	1.29
PH_03	15.91	8.32	7.49	0.09	1.94	1.19
PH_04	2.27	1.80	0.47	0.00	2.20	0.85
PH_04B	2.04	0.34	1.70	0.00	1.57	1.52
PH_05	110.16	32.49	77.40	0.27	2.14	1.14
PH_06	97.03	23.32	73.57	0.13	1.81	1.11
PH_07	86.52	13.08	73.23	0.21	1.70	1.10
PH_08	14.82	0.51	14.31	0.00	1.29	1.58
PH_09	32.08	2.37	29.69	0.02	1.36	1.64
PH_10	43.19	3.64	39.51	0.04	1.65	1.52
PH_11	133.57	9.67	123.69	0.22	1.93	1.45
PH_12	22.57	3.43	19.02	0.12	1.96	1.08
PH_13	132.54	15.94	116.56	0.05	1.38	1.42
PH_14	164.22	27.39	136.33	0.50	1.66	1.10
Total	862.02	145.39	714.96	1.66	1.82	1.19
Source SRK, 2023
1 An additional 2.9 Mt of existing stockpile material as of June 30, 2023, is not included in the phase design

13.4    Mining Dilution and Mining Recovery
Based on reconciliation data for prior resource block models, the Greenbushes operation has historically applied a 95% grade factor and 100% mining recovery to the Mineral Reserves. The 95% grade factor was intended to account for, among other things, external dilution introduced by the mining process. SRK is of the opinion that this 95% grade factor should be applied to all ore blocks and, accordingly, the year-end 2022 Mineral Reserves adopt this historical factor.
The SRK resource block model includes 2.8% internal dilution for all Indicated resource subblocks (5 m x 5 m x 5 m) inside the reserves pit. Including this internal dilution, the total block dilution is 7.8% (5% + 2.8%) for all blocks. The global mining recovery applied is 93%. The mining recovery is applied by targeting edge blocks that have greater than 2.3% Fe2O3. Any blocks above 2.3% Fe2O3 are removed from the Mineral Reserves estimation. This results in the removal of approximately 11.4 Mt of edge blocks with high iron content (high iron content in the mill feed is detrimental to processing plant performance).
Recent infill drilling in Kapanga has revealed areas of thinner ore mineralization. SRK employed a 3D dilution estimation for all areas, and the dilution estimation for Kapanga has been increased to account for these thinner mineralization zones. SRK is of the opinion that these mining dilution and mining recovery adjustments are appropriate for the conversion of Indicated Mineral Resources to Probable Mineral Reserves.
13.5    Production Schedule
The LoM production is inherently forward-looking and relies upon a variety of technical and macroeconomic factors that will change over time and therefore is regularly subject to change. The schedule is based on June 30, 2023 pit topography, and the mine was scheduled on a quarterly basis for the full LoM timeframe. Bench sinking rates were limited to ten benches per phase per year.
Figure 13-6 through Figure 13-10 show the mine and mill metrics on a yearly basis.

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Source: SRK, 2023
LoM values are provided in Table 19-12.
Figure 13-6: Mining and Rehandle Profile

Source: SRK, 2023
LoM values are provided in Table 19-12.
Figure 13-7: Feed Grade by Plant

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Source: SRK, 2023
LoM values are provided in Table 19-12.
Figure 13-8: Combined Process Plant Throughput and Grade (TECH, CGP1, CGP2, CGP3 and CGP4)

Source: SRK, 2023
LoM values are provided in Table 19-12.
Figure 13-9: Concentrate Production by Plant (TECH, CGP1, CGP2, CGP3 and CGP4)

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Source: SRK, 2023
LoM values are provided in Table 19-12.
Figure 13-10: Long-Term Ore Stockpile Size

The LoM production schedule is detailed in Table 13-4.

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Table 13-4: LoM Production Schedule – Ex-pit and Mill Concentrate Production

In-Pit RoM Summary	Total	1-Jun-23	1-Jan-24	1-Jan-25	1-Jan-26	1-Jan-27	1-Jan-28	1-Jan-29	1-Jan-30	1-Jan-31	1-Jan-32	1-Jan-33	1-Jan-34	1-Jan-35	1-Jan-36	1-Jan-37	1-Jan-38	1-Jan-39	1-Jan-40	1-Jan-41
		31-Dec-23	31-Dec-24	31-Dec-25	31-Dec-26	31-Dec-27	31-Dec-28	31-Dec-29	31-Dec-30	31-Dec-31	31-Dec-32	31-Dec-33	31-Dec-34	31-Dec-35	31-Dec-36	31-Dec-37	31-Dec-38	31-Dec-39	31-Dec-40	31-Dec-41
RoM (Mt)	145.4	2.5	4.9	4.9	6.0	9.2	9.8	9.8	9.8	9.8	9.8	9.8	9.0	9.9	9.9	7.3	9.9	9.9	3.7	-
RoM Li2O (%)	1.82	2.32	2.03	2.03	2.10	2.10	2.06	2.12	1.85	1.65	1.77	1.64	1.82	1.63	1.59	1.51	1.51	1.72	2.16	-
Strip Ratio (w:o)	4.93	4.06	4.06	7.16	5.67	4.79	5.15	5.15	5.62	5.77	5.77	5.73	6.35	5.70	5.70	6.96	1.52	1.20	0.77	-
Total Mill Feed Tonnes (Mt) [1]	148.3	2.3	4.6	5.7	6.9	8.4	9.5	9.5	9.5	9.4	9.1	9.1	9.1	9.1	9.1	9.1	9.1	9.1	9.1	0.4
Mill Feed Li2O (%)	1.83	2.26	2.25	2.15	2.09	2.04	2.02	2.02	2.02	1.79	1.73	1.73	1.73	1.73	1.63	1.63	1.63	1.63	1.62	0.91
Mill Feed Mass Yield (%)	19.93	25.98	25.71	24.15	23.46	22.67	22.70	22.74	22.69	19.21	18.51	18.47	18.67	18.54	17.05	17.13	16.91	17.04	17.33	8.27
TECH Conc Produced (Kt)	1,199	78	148	125	125	125	162	158	158	120	-	-	-	-	-	-	-	-	-	-
CGP 01 Conc Produced (Kt)	9,368	296	598	598	599	599	603	605	605	513	512	512	515	513	452	451	451	451	462	34
CGP 02 Conc Produced (Kt)	7,365	213	441	441	441	437	454	455	454	418	419	419	422	420	384	386	383	384	393	-
CGP 03 Conc Produced (Kt)	6,593	-	-	209	446	449	464	466	465	427	426	426	431	428	389	394	386	391	396	-
CGP 04 Conc Produced (Kt)	5,021	-	-	-	-	302	474	477	474	330	331	327	334	330	330	331	323	327	330	-
Source: SRK 2023
1 Includes ex-pit RoM and approximately 2.9 Mt of existing stockpiles.

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Bench Sinking Rate
Table 13-5 shows the benches mined from each pit/phase on an annual basis. In SRK’s opinion, the sinking rate is reasonable.

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Table 13-5: LoM Yearly Bench Sinking Rates (Number of 10-m-High Benches Mined per Phase per Year)

Year	PH_01	PH_02	PH_03	PH_04	PH_05	PH_06	PH_07	PH_08	PH_09	PH_10	PH_11	PH_12	PH_13	PH_14
2023	3.0	4.2	2.4	3.0	4.0	4.0	2.3	-	-	-	-	1.0	-	-
2024	-	1.8	3.3	4.0	2.0	2.0	3.0	-	-	-	-	1.0	-	-
2025	-	-	5.2	-	3.7	-	0.7	4.0	3.0	2.0	2.0	4.0	-	-
2026	-	-	3.1	-	4.4	1.1	1.0	-	-	1.0	1.0	2.0	-	-
2027	-	-	-	-	4.4	1.9	1.6	1.0	-	-	-	1.0	5.0	4.4
2028	-	-	-	-	3.8	-	0.4	4.0	4.0	2.2	2.0	-	1.0	1.6
2029	-	-	2.0	-	5.3	1.0	-	-	2.0	1.8	1.6	1.0	2.0	2.0
2030	-	-	-	-	3.3	8.9	-	-	-	0.8	0.4	8.0	1.0	1.0
2031	-	-	-	-	-	7.5	2.0	-	2.2	2.4	2.0	0.0	1.0	1.0
2032	-	-	-	-	-	3.7	-	-	1.8	6.2	4.2	-	1.0	0.9
2033	-	-	-	-	1.0	6.8	6.0	-	-	0.6	1.8	1.0	5.3	-
2034	-	-	-	-	-	-	5.0	-	-	-	10.2	-	0.7	0.3
2035	-	-	-	-	-	-	10.3	-	-	-	5.8	-	2.0	7.2
2036	-	-	-	-	-	-	5.7	-	-	-	-	-	10.0	2.9
2037	-	-	-	-	-	-	3.0	-	-	-	-	-	5.0	10.3
2038	-	-	-	-	-	-	-	-	-	-	-	-	-	5.1
2039	-	-	-	-	-	-	-	-	-	-	-	-	-	5.4
2040	-	-	-	-	-	-	-	-	-	-	-	-	-	5.8
Source: SRK 2023

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13.6    Waste Dump Design
Waste for the final pit will be distributed between the main dump to the east of the pits (East Dump), the southern pit backfill and the Kapanga pit backfill. The current East Dump design has a final slope angle of 11 to 12° overall. This is to support concurrent reclamation to final configuration. The pit backfill dumps have been assumed to be dumped at steeper angles and can then be dozed into the pit bottom to achieve desired reclaimed slope angles.
SRK has designed the waste dump to match the waste volumes in the LoM production schedule. Table 13-6 shows the volumetrics including the 27% compacted swell factor. Figure 12-5 in Section 12 of this report shows the final waste dump design and location in relation to the open pit. In the future it is possible that part of the waste dump will need to be relocated due to potential additional resources within its footprint.
Table 13-6: Waste Dump Capacities

Dump	Capacity
Loose Million Cubic Meters (27% Swell Factor Compacted)
East Waste Dump	199.8
South Pit Backfill	46.7
Kapanga Pit Backfill	75.2
Total	321.7
Source: SRK 2023

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14Processing and Recovery Methods
Greenbushes currently has two ore crushing facilities (CR1 and CR2) and three ore processing plants which includes the Technical Grade Plant (TGP), Chemical Grade Plant-1 (CGP1) and Chemical Grade Plant-2 (CGP2) with a nominal capacity of 4.5 Mt/y of pegmatite feed to produce a nominal 1.3 Mt/y of spodumene concentrates (chemical and technical grades). This section provides a discussion of the operation and performance of the CR1, CR2, TGP, CGP1 and CGP2. In addition, Greenbushes is currently constructing Chemical Grade Plant-3 (CGP3), which is based on the CGP2 design. CGP3 is scheduled to come on-line during Q1 2025. Greenbushes also has plans to construct Chemical Grade Plant-4 (CGP4), which will also be based on the CGP2 design. CGP4 is currently planned to commence production during Q1 2027.
14.1Technical Grade Plant (TGP)
TGP is a relatively small plant that processes approximately 350,000 t/y of ore at an average grade of about 3.8% Li2O and produces about 150,000 t of spodumene concentrate products. The TGP produces a variety of product grades identified as SC7.2, SC6.8, SC6.5 and SC5.0 (specifications for each grade are presented in Section 14.8). There are two sub-products for SC7.2 designated as Premium and Standard, and these products carry the SC7.2P and SC7.2S designation. TGP can be operated in two different production configurations as shown in Figure 14-1. When operating in configuration 1 TGP produces SC7.2, SC6.8 and SC5.0 products. Configuration-1 can be split into two subsets, producing either SC7.2P or SC7.2S. When operating in configuration 2, the coarse processing circuit (SC5.0 circuit) and flotation concentrate circuit are combined to produce SC6.5 and SC6.8 products. All products, with the exception of SC6.8 are shipped in 1,000 kg bags or in bulk. SC6.8 is shipped only in 1,000 kg bags
.

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Source: Greenbushes 2023
Blue Represents Configuration-1 and Blue + Red Represents Configuration 2
Figure 14-1: Simplified TGP Flowsheet

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TGP has a current maximum sustainable feed rate of 50 dry tonnes per hour if maximum production for SC5.0 is required (configuration 1) and a maximum feed rate of 35 dry tonnes per hour if the SC5.0 circuit is off-line (configuration 2).
Feed to TGP is defined primarily by Li2O grade and the iron grade that will achieve the final product iron quality specification for SC7.2. The iron grade for the plant feed is governed by mineralogy and is modeled using oxides of manganese, calcium, potassium, sodium and lithium in plant feed.
The TGP process flowsheet is shown in Figure 14-2 and incorporates the following unit operations:
•Crushing
•Grinding
•Classification
•Flotation
•Magnetic separation
•Filtration
•Drying

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Source: Greenbushes, 2023
Figure 14-2: TGP Process Flowsheet

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14.1.1    Crushing
TGP ore is crushed in crushing plant-1 (CR1), which serves both TGP and CGP1. The CR1 crushing plant is discussed in Section 14.2.
14.1.2    Grinding and Classification Circuit
TGP feed is blended with a front-end loader and fed by conveyor to a primary screen. Oversize from the screen is fed into a ball mill with the ball mill discharge reporting back to the primary screen fitted with a 3 mm screen. The +3 mm screen fraction is returned to the ball mill and the -3 mm fraction is subjected to low intensity magnetic separation to remove iron mineral contaminants, which are discarded to tailings. The nonmagnetic fraction is screened at 0.7 mm with Derrick Stacksizers. The -3 mm +0.7 mm fraction is recirculated back to the grinding circuit and the -0.7 mm fraction is advanced to the hydraulic classification circuit. The classifier underflow is processed in the coarse processing circuit and the classifier overflow is advanced to the fine processing circuit.
14.1.3    Coarse Processing Circuit
The coarse classifier underflow is advanced to the coarse processing circuit where it is first deslimed and then processed through a spiral gravity circuit to produce a rougher tantalum gravity concentrate that is further upgraded on shaking tables to produce a final tantalum gravity concentrate. The gravity circuit tailings are screened at 0.8 mm on a safety screen and then dewatered with hydrocyclones and filtered on a horizontal belt filter to produce the SC5.0 product (glass grade product). The SC5.0 product is then dried in a fluid bed dryer and then subjected to a final stage of magnetic separation to remove any remaining iron contaminants. The final SC5.0 product is then conveyed to a 180 t storage silo pending packaging and shipment. It should be noted that the coarse processing circuit is operated only to fill market demand for the SC5.0 product and can be bypassed when SC5.0 production is not required.
14.1.4    Fines Processing Circuit
The classifier overflow is advanced to the fines processing circuit where it is first deslimed and then subjected to two stages of reagent conditioning prior to spodumene rougher flotation. The spodumene rougher flotation concentrate is further upgraded with two stages of cleaner flotation. The spodumene cleaner flotation concentrate is then attritioned and processed through both low intensity magnetic separation (LIMS) and wet high intensity magnetic separation (WHIMS) to remove iron mineral contaminants. The nonmagnetic spodumene concentrate is filtered on a horizontal belt filter and then dried in a fluid bed drier. Dried concentrate from the lower portion of the fluid bed drier is final SC7.2 product which is conveyed to a 250 t storage silo pending packaging and shipment. The fine fraction that discharges from the upper portion of the fluid bed drier is classified in an air classifier. The classifier underflow is the SC6.8 product, which is conveyed to a storage silo. The air classifier overflow is captured in a baghouse and subsequently recycled back to the process.
14.1.5    Control Philosophy
A process control system (PCS) provides an operator interface with the plant and equipment. A programmable logic controller (PLC) and operator workstations communicate over a fiber optic Ethernet link and are linked to the workstations in CGP1. The PCS controls the process interlocks, and PID control loop set-point changes are made at the operator interface station (OIS). Local

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control stations are located in the field proximal to the relevant drives. The OIS’ allow drives to be selected to local or remote via the drive control popup. Statutory interlocks such as emergency stops are hardwired and apply in all modes of operation.
14.2    Chemical Grade Plant-1 Crushing and Processing Plants
The Chemical Grade Plant-1 (CGP1) process flowsheet includes the following major unit operations to produce chemical grade spodumene concentrates:
•Crushing
•Grinding and classification
•Heavy media separation
•WHIMS
•Coarse mineral flotation
•Regrinding
•Regrind coarse mineral flotation
•Fine mineral flotation
•Concentrate filtration
•Final tailings thickening and storage at the TSF
14.2.1    Crushing Circuit (CR1)
CR1 provides crushed ore to both the TGP and CGP1. The CR1 flowsheet is shown in Figure 14-3. RoM ore is delivered from the mine to the RoM storage bin. Ore is drawn from the RoM bin using a variable speed plate feeder that feeds a vibrating grizzly with bars spaced at 125 mm. The +125 mm grizzly oversize fraction reports to a Metso C160 primary jaw crusher, where it is crushed before recombining with the -125 mm grizzly undersize on the crusher discharge conveyor. The crusher discharge conveyor conveys the crushed ore to a second vibrating grizzly. The grizzly oversize fraction is fed to the secondary crusher. The grizzly undersize fraction and the secondary crusher discharge are combined and then conveyed to a double-deck banana screen. The oversize from the top deck is conveyed to a tertiary cone crusher which is operated in closed circuit with the banana screen. The oversize from the bottom deck is conveyed to two quaternary cone crushers which are also operated in closed circuit with the banana screen. The -12 mm bottom deck screen undersize is the final crushed product, which is conveyed to a 4,200 t (live capacity) fine ore stockpile (FOS). A weightometer is installed ahead of the FOS feed conveyor to monitor and record the crushing plant production rate and overall tonnage of crushed ore delivered to the FOS. The crushing circuit is controlled from a dedicated LCR located within the main crushing building.

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Source: Greenbushes, 2023
Figure 14-3: CR1 Crushing Plant Flowsheet

14.2.2    Chemical Grade Plant-1 (CGP1)
CGP1 has been upgraded over the years to a design capacity of 2 Mt/y. During 2022 CGP1 processed almost 1.8 million tonnes of ore at a grade of 2.69% Li20 and recovered 72.1% of the contained lithium into final concentrates that averaged 6.0% Li2O. During the first six months of 2023 CGP1 processed 881,032 t of ore at a grade of 2.70% Li2O and recovered 75.4% of the contained lithium into a final concentrate that averaged almost 6.0% Li2O. CGP1 produces concentrates from heavy media separation (HMS), coarse flotation and fine flotation circuits which are combined as a single product. A simplified flowsheet for CGP1 is shown in Figure 14-4.

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Source: Greenbushes, 2023
Figure 14-4: CGP1 Process Flowsheet

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Grinding and Classification
Plant feed is conveyed to the grinding circuit and is first screened on the primary vibrating screen. The screen oversize feeds a 3.6 m diameter x 4.06 m long ball mill which is operated in closed circuit with the primary screen. The screen undersize is then advanced to the primary screening circuit that consists of four five-deck Derrick Stacksizers. The Stacksizers serve to classify the ground ore into four size fractions. The coarsest fraction is processed in the HMS circuit, and the intermediate size fractions are processed by WHIMS followed by hydro-classification and then very coarse and coarse flotation. The fine screen fraction is processed by WHIMS and fine flotation. The screen undersize is too fine to process and is disposed of in the TSF. Several stages of classification throughout the flowsheet serve to remove the very fine fraction (slimes) that would otherwise interfere with the process.
HMS Circuit
The coarsest size fraction is processed in an HMS cyclone at a slurry feed specific gravity of about 2.55 which is adjusted with ferrosilicon to the correct specific gravity. The high specific gravity sink product is screened and washed to remove residual ferrosilicon and then filtered on a horizontal vacuum filter. The HMS float product is advanced to the regrind circuit for further processing.
WHIMS and Coarse Flotation
The intermediate-coarse screen fraction is processed by WHIMS to remove magnetic contaminants. The magnetic fraction is waste and sent to the TSF thickener. The nonmagnetic fraction is classified into coarse and very coarse fractions which are processed in separate flotation circuits to recover spodumene flotation concentrates, which are then filtered on horizontal vacuum filters as finished concentrate. The tailings from both the coarse and very coarse flotation circuits are advanced to the regrind circuit for further processing.
WHIMS and Fine Flotation
The intermediate-fine screen fraction is processed by WHIMS to remove magnetic contaminants. The magnetic fraction is waste and sent to the tailing thickener and then to the TSF. The nonmagnetic fraction is processed in a fine flotation circuit to recover spodumene flotation concentrate, which is then filtered as finished concentrate. The fine flotation tailing is waste and is sent to the tailing thickener and then to the TSF.
Regrinding and Regrind Flotation
The HMS float product and coarse and very coarse flotation tailings are reground and then classified into two size fractions. The coarse size fraction is processed in the regrind flotation circuit to produce a finished flotation concentrate which is then filtered and stockpiled in the concentrate storage bin. The regrind flotation tailing is recycled back to the regrind ball mill. The fine size fraction is processed in the fine flotation circuit. The fine flotation concentrate is filtered and sent to the concentrate storage bin. The fine flotation tailing is a waste product which is thickened and disposed of in the TSF.
Tailings Thickening
Tailings are thickened and the thickener underflow is pumped to the TSF, and thickener overflow is recycled as process water back to the process.

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14.3    Chemical Grade Plant-2 Crushing and Processing Plants
Crushing Plant-2 (CR2) was commissioned during 2019 and 2020 to provide crushed ore to CGP2, which was also commissioned during this same time period. CGP2 was designed to process 2.4 Mt/y of ore at an average grade of 1.7% Li2O to produce final concentrates containing 6% Li2O and meet the specification for Greenbushes’ SC6.0 product. The flowsheet is very similar to CGP1 but was designed with a number of modifications based on HPGR (high pressure grinding rolls) comminution studies and CGP1 operational experience. A schematic flowsheet for CGP2 is shown in Figure 14-5. The most notable modifications include:
•Replacement of the ball mill grinding circuit with HPGRs
•Plant layout to simplify material flow and pumping duties
•Orientation of the HMS circuit to allow the sink and float products to be conveyed to the floats WHIMS circuit and sinks tantalum circuit
•Locating the coarse flotation circuits above the regrind mill to allow flow steams to gravity feed directly into the mill
•Orientation of the fines flotation cells in a staggered arrangement to allow the recleaner and cleaner flotation tails to flow by gravity into the cleaner and rougher cells, respectively
•Orientation of the concentrate filtration circuit to allow the sinks to be conveyed to the sinks filter
•Provision for sufficient elevation for the deslime and dewatering cyclone clusters to gravity feed to the thickener circuits located at ground level

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Source: Greenbushes, 2023
Figure 14-5: CGP2 Process Flowsheet

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14.3.1    Crushing Plant-2 (CR2)
Ore is crushed to 80% passing (P80) 25 mm in a two-stage crushing circuit with a nominal feed capacity of 500 t/h, sufficient to crush 2.4 Mt/y on a 4,800 hours/y schedule, which allows for additional crushing capacity if it is needed. RoM ore is truck-hauled to the RoM pad and is stored next to the RoM bin in separate stockpiles of varying ore types and grades to facilitate blending of the feed into the crushing plant.
The RoM bin is fed from the various ore stockpiles with a front-end loader and is protected by a grizzly with bars on a 670 mm spacing. A dedicated rock breaker is provided to break grizzly oversize material. Feed to the RoM bins is controlled by a “dump–no dump” traffic signal mounted on the RoM pad adjacent to the RoM bin. The traffic signal is controlled by a level sensor mounted above the RoM bin and by the crusher operator.
Ore is drawn from the RoM bin using a variable speed apron feeder which feeds a vibrating grizzly with grizzly bars on a 100 mm spacing. The +100 mm grizzly oversize fraction reports to a Metso C160 primary jaw crusher, where it is crushed and combined with the grizzly undersize on the crusher discharge conveyor.
The primary crushed ore is then screened on a double-deck banana screen. The screen oversize fractions are conveyed to the secondary feed bin which feeds the secondary cone crusher. The undersize fraction (P80 25 mm) is conveyed to the fine ore stockpile ahead of the HPGR circuit. The fine ore stockpile has a “live” capacity of 7,200 t and total capacity of approximately 56,000 t. A weightometer is installed ahead of the fine ore stockpile to monitor and record the crushing plant production rate and overall tonnage of crushed ore delivered to the fine ore stockpile. The crushing circuit is controlled from a dedicated LCR controller located within the main crushing building.
14.3.2    Chemical Grade Plant-2 (CGP2)
HPGR Circuit
The HPGR circuit is fed from the fine ore stockpile by a single reclaim conveyor and conveyed to HPGR feed bins via a series of transfer conveyors. Two HPGR’s are installed in a duty/standby configuration. HPGR feed rate is measured by a weightometer on the HPGR feed transfer conveyor and is controlled to a set-point by independently varying the speed of the reclaim feeders. The HPGR product reports to the primary screens where the ore is separated into screen undersize, which enters the wet plant, and oversize which is recycled back to the HPGR. The HPGR circuit serves to crush the ore to -3 mm prior to processing in CGP2
Plant Feed Preparation
The -3 mm HPGR product is advanced to the primary screening circuit that consists of five-deck Derrick Stack Sizers. The stack sizers serve to screen the HPGR product into four size fractions. The coarsest screen fraction is processed in the HMS circuit, the intermediate size fractions are processed by WHIMS followed by hydro-classification and very coarse and coarse flotation. The fine screen fraction is processed by WHIMS and fine flotation. The screen undersize is too fine to process and is disposed of in the TSF.

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HMS Circuit
The coarsest size fraction is processed in an HMS cyclone at a slurry feed specific gravity of about 2.55, which is adjusted with ferrosilicon to the correct specific gravity. The HMS sink product is further processed by WHIMS. The nonmagnetic WHIMS product is finished concentrate and is screened and washed to remove residual ferrosilicon and then filtered on a horizontal vacuum filter. The HMS float product is processed by WHIMS and advanced to the regrind circuit for further processing.
WHIMS and Coarse Flotation
The intermediate-coarse size fraction is processed by WHIMS to remove iron contaminants. The magnetic fraction is waste and sent to the TSF thickener. The nonmagnetic fraction is classified into coarse and very coarse fractions which are processed in separate flotation circuits to recover spodumene flotation concentrates. The flotation concentrates are filtered on horizontal vacuum filters and stockpiled in the concentrate storage bin. The tailings from both the coarse and very coarse flotation circuits are advanced to the regrind circuit for further processing.
Regrinding and Regrind Flotation
The HMS float product and the coarse and very coarse flotation tailings are reground and then classified into two size fractions. The coarse size fraction is processed in the regrind flotation circuit to produce a finished flotation concentrate which is then filtered and stockpiled in the concentrate storage bin. The regrind flotation tailing is recycled back to the regrind ball mill. The fine size fraction is processed in the fine flotation circuit.
WHIMS and Fine Flotation
The intermediate-fine size fraction is processed by WHIMS to remove iron contaminants. The magnetic fraction is waste and sent to the tailing thickener and then to the TSF. The nonmagnetic fraction is processed in a fine flotation circuit to recover spodumene flotation concentrate, which is then filtered as finished concentrate. The fine flotation tailing is waste and is sent to the tailing thickener and then to the TSF.
Tailings Thickening
Tailings are thickened and the thickener underflow is pumped to the TSF, and thickener overflow is recycled as process water back to the process.
14.4    CGP1 and CGP2 Mass Yield and Recovery Projection
Greenbushes has developed mass yield models for both CGP1 and CGP2 which are used to predict concentrate mass yield and lithium recovery, based on ore grade, into concentrates containing 6% Li2O. The mass yield models were developed from an analysis of CGP1 plant performance at different feed grades. Greenbushes’ Yield % model for CGP1 is given as:
CGP1 Yield Model
Yield % = 9.362 * (Plant Feed Li2O%) 1.319
Greenbushes’ yield model for CGP2 is based on the CGP1 yield model but includes provision for additional lithium recovery based on the use of HPGR’s for plant feed comminution as opposed to ball mill grinding as practiced in CGP1. The provision for incrementally higher lithium recovery in

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CGP2 is based on a metallurgical evaluation conducted by Greenbushes and the expectation that fewer unrecoverable fines will be generated during comminution with an HPGR compared to ball mill grinding. Greenbushes’ Yield % model for CGP2 is given as:
CGP2 Yield Model
Yield % = 9.362 * (Plant Feed Li2O%) 1.319 + (0.82 * Plant Feed Li2O%)
Predicted mass yield and lithium recoveries versus ore grade are shown Table 14-1 for both CGP1 and CGP2 (assuming final concentrate grade of 6% Li2O). At the average planned feed grade of 2.5% Li2O, the mass yield for CGP1 is estimated at 31.4% and lithium recovery is estimated at 75.2%. At the design feed grade of 1.7% Li2O for CGP2 the mass yield for is estimated at 20.2% and lithium recovery is estimated at 71.5%.
Table 14-1: CGP1 and CGP2 Model Yield and Li2O Recovery vs. Feed Grade

Feed Li2O%	CGP1		CGP2
	Yield (%)	Li2O Recovery (%)	Yield (%)	Li2O Recovery (%)
0.5	3.8	45.0	4.2	49.9
0.6	4.8	47.7	5.3	52.6
0.7	5.8	50.1	6.4	55.1
0.8	7.0	52.3	7.6	57.2
0.9	8.1	54.3	8.9	59.2
1.0	9.4	56.2	10.2	61.1
1.1	10.6	57.9	11.5	62.8
1.2	11.9	59.5	12.9	64.5
1.3	13.2	61.1	14.3	66.0
1.5	16.0	63.9	17.2	68.8
1.6	17.4	65.3	18.7	70.2
1.7	18.9	66.5	20.2	71.5
1.8	20.3	67.8	21.8	72.7
1.9	21.8	68.9	23.4	73.9
2.0	23.4	70.1	25.0	75.0
2.1	24.9	71.2	26.6	76.1
2.2	26.5	72.2	28.3	77.2
2.3	28.1	73.3	30.0	78.2
2.4	29.7	74.3	31.7	79.2
2.5	31.4	75.2	33.4	80.2
2.6	33.0	76.2	35.1	81.1
2.7	34.7	77.1	36.9	82.0
2.8	36.4	78.0	38.7	82.9
2.9	38.1	78.9	40.5	83.8
3.0	39.9	79.7	42.3	84.7
Source: Greenbushes and SRK, 2023

14.5    TGP Performance
TGP performance for the period 2017 - 2023 (Jan-Jun) is summarized in Table 14-2. During this period ore tonnes processed ranged from 343,760 to 373,643 t (excluding 2020 production which was impacted by COVID) and ore grades ranged from 3.72% to 3.96% Li2O. Overall lithium recovery ranged from 69.8% to 75.1% into six separate products (SC7.2-Standard, SC7.2-Premium, SC6.8, SC6.5, SC6.0 and SC5.0). Overall mass yield during this period ranged from 38.4% to 44.9%. Mass

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yield and lithium recovery are estimated based on mass yield and recovery equations developed by SRK from actual production, which are given as follows:
Li2O Recovery = 16.116 * Li2O% - 10.387    (R2 = 0.6582)
Mass Yield = 26.692 * Li2O – 60.455         (R2 = 0.9745)
As shown in Table 14-2, there is good agreement between actual and estimated lithium recoveries. The TGP lithium mass yield and recovery equations have been used in resource and reserve modeling to provide estimates of TGP mass yield and lithium recovery at various ore grades in the mine plan.
Table 14-2: Production Summary for the Technical Grade Plant (TGP)

TGP	2017	2018	2019	2020	2021	2022	2023 (Jan - Jun)
Feed Tonnes	343,760	363,462	373,643	232,055	354,075	370,893	183,894
Feed (Li2O%)	3.96	3.93	3.75	3.72	3.88	3.94	3.84
Concentrate Tonnes
SC7.2 - Standard	42,063	56,919	56,387	37,470	43,146	52,995	16,864
SC7.2 - Premium	35,808	26,621	23,164	13,349	28,749	32,518	6,587
SC6.8	12,340	13,380	11,063	9,115	13,156	14,762	4,615
SC6.5	12,718	14,183	14,532	14,536	21,381	3,266	1,686
SC6.0	6,190	1,322	849	257	917	12,549	28,753
SC5.0	45,200	47,735	40,529	14,478	46,757	47,244	19,302
Total Concentrate	154,319	160,160	146,524	89,205	154,106	163,334	77,807
Avg. Conc.(Li2O%)	6.62	6.64	6.68	6.94	6.55	6.49	6.47
Mass Yield (%)	44.9	44.1	39.2	38.4	43.5	44.0	42.3
Li2O Recovery (%)	75.1	74.5	69.8	71.6	73.4	72.5	71.3
Model Yield (%)	45.0	44.2	39.4	38.6	42.9	44.5	41.8
Model Recovery (%)	74.2	73.7	70.8	70.3	72.9	73.9	72.3
Source: Greenbushes Physical Report: 2017 - 2023

14.6    CGP1 Performance
The performance of CGP1 for the period 2016 to 2023 (Jan-Jun) is summarized in Table 14-3. Ore tonnes processed during this period ranged from 1.18 Mt to 1.83 Mt with ore grades ranging from 2.46 to 2.70% Li2O. During 2022 CGP1 processed 1.79 Mt of ore at an average grade of 2.69% Li2O with 72.1% of the contained lithium recovered into concentrates averaging 6.05% Li2O. During 2023 (Jan -Jun) CGP1 processed 881,032 t of ore at an average grade of 5.95% Li2O and recovered 75.4% of the contained lithium into concentrates averaging 5.95% Li2O. CGP1 plant performance is also compared to Greenbushes’ yield model for CGP1 in Table 14-3. Greenbushes’ CGP1 yield model provides an estimate of plant performance and is used in resource and reserve modeling to provide estimates of mass yield and lithium recovery at various ore grades in the mine plan. SRK notes that during 2021 and 2022 Greenbushes’ yield model over predicted mass yield by about 2%. This may be due to the impact of processing of weathered ore during this period.

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Table 14-3: Summary of CGP1 Production

Year	Ore		Concentrate		Li2O Recovery (%)		Yield (%)
	Tonnes	Li2O%	Tonnes	Li2O%	Actual	Model	Actual	Model ¹
2016	1,184,572	2.51	355,199	6.08	72.7	76.3	30.0	31.5
2017	1,652,259	2.46	492,151	6.04	73.2	75.4	29.8	30.7
2018	1,817,853	2.49	563,883	6.04	75.3	75.6	31.0	31.2
2019	1,659,148	2.70	565,438	6.05	77.0	77.8	34.1	34.7
2020	1,401,625	2.51	435,772	6.06	74.9	76.1	31.1	31.5
2021	1,834,719	2.57	570,343	6.08	73.4	76.9	31.1	32.5
2022	1,795,316	2.69	574,876	6.06	72.1	77.8	32.0	34.5
2023 (Jan - Jun)	881,032	2.70	301,271	5.95	75.4	76.5	34.2	34.7
Source: Greenbushes, 2022
1 Yield % = 9.362*Li2O%^1.319

14.7    CGP2 Performance
CGP2 commissioning began during September 2019 and continued through April 2020 and was then shut down and put on care and maintenance during the period of March 2020 to April 2021 due to market demand considerations. CGP2 was then put back into production during May 2021 and has operated continuously since then. CGP2 performance during 2021 (May-Dec), 2022 and 2023 (Jan-Jun) is summarized in Table 14-4 and compared with Greenbushes’ yield model for CGP2 and SRK’s revised model (discussed in Section 14.7.2).
During 2021 (May to December), CGP2 processed 1,387,985 t of ore at an average grade of 1.97% Li2O and recovered 50.5% of the lithium (versus a predicted recovery of 73.2%) into 229,521 t of concentrate at an average grade of 5.88% Li2O. Concentrate yield for this period averaged 16.5% versus the model yield projection of 24.5%. Although, product quality specifications were generally achieved, lithium recovery and concentrate yield were substantially below target.
During 2022 CGP2 processed 1,999,006 t of ore at an average grade of 1.96% Li2O and recovered 64.0% of the lithium (versus a predicted recovery of 74.3%) into 419,246 t of concentrate at an average grade of 5.98% Li2O. Concentrate yield for this period averaged 21.0% versus the model yield projection of 24.4%. CGP2 performance improved steadily during 2022 with significant improvement during the fourth quarter. During the fourth quarter of 2022 lithium recovery averaged 68.2% versus the modeled recovery of 75.4% and the mass yield to concentrate was 22.5% versus the modeled yield of 24.7%.
During 2023 (Jan-Jun) CGP2 processed 1,037,617 t of ore at an average grade of 2.18% Li2O and recovered 67.9% of the lithium (versus a predicted recovery of 76.9%) into 256,512 t of concentrate at an average grade of 6.00% Li2O. Concentrate yield for this period averaged 24.7% versus the model yield projection of 28.0%.

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Table 14-4: Summary of CGP2 Production (2021 - 2023 (Jan-Jun))

Year	Ore		Concentrate		Li2O Recovery (%)			Yield (%)
	Tonnes	Li2O%	Tonnes	Li2O%	Actual	Model (GB)	Model (SRK)	Actual	Model (GB) ¹	Model (SRK) ²
2021 (May -Dec)	1,387,985	1.97	229,521	5.88	50.5	73.2	63.9	16.5	24.5	21.4
2022	1,999,006	1.96	419,246	5.98	64.0	74.3	64.8	21.0	24.4	21.2
2023 (Jan - Jun)	1,037,617	2.18	256,512	6.00	67.9	76.9	67.9	24.7	28.0	24.7
Source: Greenbushes, 2023
1 GB yield model: Yield % = 9.362*Li2O^1.319 + 0.82*Li2O%
2 SRK adjusted yield model: Yield % = 9.362*Li2O - 1.5

14.7.1    CGP2 Process Performance Assessment
Greenbushes retained MinSol Engineering (MinSol) to undertake a performance assessment of CGP2 and identify areas where improvements in the plant could be made to increase lithium recovery. MinSol issued a report of their finding on October 27, 2022, which presented their findings and a path forward to improve CGP2 performance. MinSol noted that the following key changes to CGP2 had been made since commencement of the plant optimization program:
•Plant sampling and handling methods have been improved
•Accuracy of plant instrumentation has been improved
•Screen sizes have been adjusted throughout the plant to debottleneck process circuits and provide optimal sizing for improved performance
•Process split points throughout the plant have been adjusted to improve process efficiency, including:
oFeed tonnage and sizing to the fine flotation circuit has been lowered to improve recovery by reducing coarse spodumene losses to rougher tails
oMore even feed distribution through the fine and coarse WHIMS to aid iron removal efficiency
oIncreased feed to the very coarse hydrofloat to increase high-grade concentrate production
•Operating conditions for the hydrofloat drum conditioners have been optimized and gearboxes upgraded. Density control and motor control upgrades were also made
•Modifications to flotation circuit pump arrangement to increase flotation cell slurry density from 11 to 20%w/w
These optimization changes have resulted in increasing average lithium recovery from about 50% reported for 2021 to 67.9% reported for the first half of 2023. This represents an almost 18% increase in recovery. However, overall lithium recovery remains about 5% less than the design recovery. MinSol has identified the following process areas that could be further optimized in an effort to achieve the original design lithium recovery:
•Blending of ore on the ROM pad to decrease plant feed variability
•Redirecting fines flotation cleaner tailings to allow for additional reagent conditioning
•Improve reagent conditioning efficiency of the fines flotation conditioner
•Improve reagent conditioning in the hydrofloat reagent conditioners.
•Prescreening HPGR feed to reduce slimes generation
•Add a scavenger flotation circuit
•Add a scavenger WHIMS circuit

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14.7.2    Revised CGP2 Yield Equation
SRK notes that that CGP2 and CGP1 flowsheets for are similar and both plants process ore from the same mining operation, as such, SRK believes that it is reasonable to expect that if the optimization programs proposed by MinSol are successfully implemented, CGP2 will eventually achieve lithium yields and recoveries defined by Greenbushes’ CGP1 yield model. SRK is of the opinion that the incrementally higher lithium recovery included in Greenbushes CGP2 yield model (attributed to the inclusion of the HPGR in CGP2’s comminution circuit) is not warranted as it has been determined that the HPGR results in higher unrecoverable lithium slimes production than had been anticipated.
SRK recommends that Greenbushes’ CGP1 yield model continue to be used for resource and reserve modeling for ore processed at CGP1 and recommends using the modified CGP2 yield model shown below for resource and reserve calculations for ore processed at CGP2. The revised yield equation applied to CGP2 for 2023 is given as:
Modified CGP2 Yield % = (9.362 * (Plant Feed Li2O%) 1.319 ) - 1.5
14.8    Product Specifications
CGP1 and CGP2 are operated to produce a spodumene concentrate designated as SC6.0. The specification for SC6.0 is a minimum grade of 6% Li2O and a maximum iron content of 1% Fe2O3. The moisture content is specified at 8% maximum (6% target) and there is no grain size specification. Greenbushes also produces a range of specialized spodumene concentrates in their technical grade plant. Table 14-5 provides a summary of the product specifications produced by Greenbushes.
Table 14-5: Greenbushes Lithium Product Specifications

Criteria	SC5.0	SC6.0	SC6.5	SC6.8	SC7.2 Std	SC7.2 Prem
Element (%)
Li2O	5 min	6 min	6.5 min	6.8 min	7.2 min	7.2 min
Fe2O3	0.13 max	1 max	0.25 max	0.20 min	0.12 max	0.12 max
Al2O3				24.5 min	25 min	25 min
SiO2				63.5 min	62.5 min	62.5 min
Na2O				0.50 max	0.35 max	0.35 max
K2O				0.60 max	0.30 max	0.30 max
P2O5				0.50 max	0.25 max	0.25 max
CaO					0.10 max	0.10 max
LOI				0.70 max	0.5 max	0.5 max
Grain Size (µm)
+1,000			<2%
+850	0%
+500					0%	0%
+212					18% max	18% max
+125				3% max
+106	95%
+75					60% min	60% min
-75				80% min
Moisture (%)		8 max
6 target
Source: Greenbushes, 2023

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14.9    Process Operating Cost
Process operating costs for Greenbushes two crushing plant (CR-1 and CR-1), the TGP and the chemical grade plants (CGP1 and CGP2) are presented in this section.
14.9.1    Crushing Plant Operating Costs
Operating costs for CR1 and CR2 are summarized in Table 14-6. During 2021 CR1 operating costs were reported at AU$6.80/t, which increased significantly to AU$13.95/t during 2022 and AU$17.50/t during 2023 (Jan-Jun). CR2 operating costs were reported at AU$6.61/t during 2020, which increased to AU$13.29/t during 2023 (Jan-Jun). CR1 provides crushed ore to both the TGP and to CGP1, and CR2 provides crushed ore to CGP2.
Table 14-6: Crushing Circuit Operating Cost Summary

Cost Area	CR1 (AUS$)			CR2 (AUS$)
	2021	2022	2023 (Jan-Sep)	2021	2022	2023 (Jan-Sep)
Overhead	7,629,132	12,917,145	15,533,726	4,613,871	8,508,337	13,639,514
Employee Overhead	2,289,432	2,647,561	2,908,602	1,059,446	1,780,782	1,927,556
Feed Preparation	4,926,383	14,605,376	9,925,368	3,482,693	5,334,205	3,606,318
Ancillary Equipment	23,021	30,609	30,617	16,095	48,417	28,147
Safety	9,936	11,224	16,656	4,226	4,942	19,593
Total	14,877,904	30,211,915	28,414,969	9,176,331	15,676,683	19,221,128
Ore Tonnes Processed	2,188,794	2,166,209	1,624,156	1,387,956	1,999,008	1,446,128
Aus$/t Ore	6.80	13.95	17.50	6.61	7.84	13.29
Source: Greenbushes Foreman's Reports 2021 – 2023

14.9.2    TGP Operating Costs
TGP operating costs for 2021 - 2023 (Jan-Sep) are shown in Table 14-7. During 2021 TGP processing costs were reported at AU$36.74/t ore processed, which increased to AU$44.36/t during 2022 and AU$56.96/t during 2023 (Jan-Sep). Operating costs per tonne of concentrate increased during this period from AU$84.42/t to AU$135.17/t.
Table 14-7: TGP Operating Cost Summary

Cost Area	AUS$
	2021	2022	2023 (Jan-Sep)
Overhead	4,774,241	7,047,317	6,968,491
Employee Overhead	3,180,578	2,969,008	1,800,926
Primary Grinding	1,697,044	2,179,581	2,124,397
SC 5.0 Circuit	464,114	724,922	870,482
Concentrate Circuit	2,442,525	3,086,433	3,362,344
Product Handling	270	-1,343	972
Tailing Disposal	1,154	2,159	190
Tailings Dam	210,325	243,817	391,741
Ancillary Equipment	122,810	146,869	354,823
Safety	116,028	53,529	22,886
Total	13,009,089	16,452,292	15,897,252
TGP (AUS$/t ore)	36.74	44.36	56.96
TGP (AUS$/t conc.)	84.42	100.73	135.17
Ore Tonnes Processed	354,075	370,893	279,077
Concentrate Tonnes Produced	154,106	163,334	117,609
Source: Greenbushes Forman's Report: 2021 – 2023

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14.9.3    CGP1 Operating Costs
CGP1 operating costs for 2021 - 2023 (Jan-Sep) are shown in Table 14-8. During 2021 CGP1 processing costs were reported at AU$16.76/t ore processed, which increased to AU$22.53/t during 2022 and AU$33.03/t during 2023 (Jan-Sep). Operating costs per tonne of concentrate increased during this period from AU$53.91/t to AU$94.26/t.
Table 14-8: CGP1 Operating Cost Summary

Cost Area	AUS$
	2021	2022	2023 (Jan - Sep)
Overhead	7,053,327	10,630,825	11,981,156
Employee Overhead	5,550,993	6,297,295	5,666,054
Primary Grinding	3,484,385	4,986,455	4,912,684
HMS Circuit	1,043,843	1,750,777	2,188,091
Product Handling	5,049	1,342	12,167
Tailing Disposal	1,235,890	1,945,766	1,552,700
Tailings Dam	1,171,693	1,405,851	2,077,339
Ancillary Equipment	122,810	173,651	262,821
Safety	127,752	166,779	157,932
Classification	722,742	1,148,875	2,209,229
Filtration	1,655,663	1,659,968	1,810,917
Hydrofloat	2,753,915	3,230,670	3,331,058
Regrinding	3,142,269	3,945,923	2,823,064
Flotation	2,149,755	2,441,421	3,282,173
WHIMS	528,579	665,179	1,485,145
Total	30,748,665	40,450,777	43,752,530
CGP1 (AUS$/t ore)	16.76	22.53	33.03
CGP1 (AUS$/t conc.)	53.91	70.36	94.26
Ore Tonnes Processed	1,834,719	1,795,316	1,324,755
Conc. Tonnes Produced	570,342	574,876	464,146
Source: Greenbushes Foreman's Reports 2021-2023

14.9.4    CGP2 Operating Costs
CGP2 operating costs for 2021 - 2023 (Jan-Sep) are shown in Table 14-9. During 2021 CGP2 operating costs were reported at AU$18.64/t ore processed, which increased to AU$22.47/t in 2022 and AU$31.73/t during 2023 (Jan-Sep). Operating costs per tonne of concentrate increased during this period from AU$112.70/t to AU$119.86/t.

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Table 14-9: CGP2 Operating Cost Summary

Cost Area	AUS$
	2021	2022	2023 (Jan -Sep)
Overhead	8,800,643	16,154,599	15,635,931
Employee Overhead	3,887,965	6,214,171	5,569,340
Primary Grinding	2,561,244	5,046,645	5,249,228
HMS Circuit	1,043,038	1,859,675	1,978,651
Product Handling	41,018	4,054	3,774
Tailing Disposal	585,139	1,534,984	2,491,429
Tailings Dam	628,433	1,856,716	2,652,976
Ancillary Equipment	2,418	22,604	41,420
Safety	98,412	92,003	78,912
Classification	1,096,038	2,001,541	1,704,874
Filtration	259,139	884,387	1,020,903
Hydrofloat	1,259,464	1,962,083	1,671,948
Regrinding	2,080,193	4,375,851	4,042,976
Flotation	1,864,366	4,591,875	4,335,405
WHIMS	1,659,160	2,304,560	2,481,490
Total	25,866,670	48,905,748	48,959,257
CGP2 (AUS$/t ore)	18.64	24.47	31.73
CGP2 (AUS$/conc)	112.70	116.65	119.86
Ore Tonnes Processed	1,387,985	1,999,006	1,542,836
Conc. Tonnes Produced	229,521	419,246	408,454
Source: Greenbushes Forman's Report, 2021-2023

14.10    Expansion Plans
Greenbushes is currently constructing Chemical Grade Plant-3 (CGP3), which is based on CGP2 design, with a design capacity of 2.4 Mt/y. CGP3 is scheduled to come on-line during Q1 2025. Greenbushes also has plans to construct Chemical Grade Plant-4 (CGP4), which will also be based CGP2 at a design capacity of 2.4 Mt/y. CGP4 is currently planned to commence production during Q1 2027. For purposes of resource and reserve mine planning SRK recommends that the modified CGP2 yield model be used to estimate future production from CGP3 and CGP4:
Modified CGP2 Yield % = (9.362 * (Plant Feed Li2O%) 1.319 ) - 1.5
14.11    QP Opinion
TGP and CGP1 are mature processing facilities with a record of consistent and predictable production. Greenbush’s yield equation for CGP1 provides a reasonable prediction of plant production versus ore grade and can be used for resource and reserve modeling.
SRK is of the opinion that the incrementally higher lithium recovery included in Greenbushes CGP2 yield model (attributed to the inclusion of the HPGR in CGP2’s comminution circuit) is not warranted as it has been determined that the HPGR results in higher unrecoverable lithium fines production than had been anticipated. SRK recommends that Greenbushes’ CGP1 yield model continue to be used for resource and reserve modeling for ore processed at CGP1 and recommends using the modified CGP2 yield model for resource and reserve calculations for ore processed at CGP2 CGP3 and CGP4.
SRK notes that that CGP1 and CGP2 flowsheets are similar and both plants process ore from the same mining operation, as such, SRK believes that it is reasonable to expect that if the optimization programs proposed by MinSol are successfully implemented, CGP2 may eventually achieve lithium yields and recoveries defined by Greenbushes’ CGP1 yield model.

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15Infrastructure
Greenbushes is a mature operating lithium hard rock open pit mining and concentration project that produces lithium 6% spodumene concentrate. Access to the site is by paved highway off a major Western Australian highway. Employees travel to the project from various communities in the region. The established facilities on the site include security fencing and guard house access, communications systems, access roads and interior site roads, administrative and other offices, change houses, existing mine services area (MSA), warehousing, shops, crushing plants, processing plants (CGP1/CGP2/TGP/TRP), tailings facilities, new explosives storage facilities, water supply and distribution system with associated storage dams, power supply and distribution system, laboratory, fuel storage and delivery system, reverse-osmosis water treatment plant, health-safety-training offices, mine rescue area, storage sheds, mine waste storage area, miscellaneous waste storage facilities, and engineering offices. The concentrate is shipped by truck to port facilities located at Bunbury 90 km to the west of the mine. These facilities are in place and functional. A rail line is present north of the project but not currently used but being studied as an option for future concentrate transport.
Several modifications to the infrastructure are currently in construction or planned. An upgraded 132 kV power line was placed in service in 2023. The new Mine Service Area (MSA) is near completion and is planned to be operating in late-2023 to provide mine heavy and light equipment maintenance facilities and technical services offices as the existing MSA will be impacted by the planned pit progression. A mine access road will be added to reduce truck traffic through Greenbushes. The warehouse and laboratories are planned to be expanded. The tailings facilities are being expanded with the addition of a new two cell facility known as TSF4 located adjacent to and south of the existing TSF2 and TSF1 facilities. TSF1 will be expanded late in the mine life to meet tailings storage needs. The waste rock facilities will continue to expand on the west side of the pit toward the highway and south toward the permit boundary adjacent to TSF4. A new mine village will be constructed starting in 2023 to provide additional housing. It is expected to be completed in 2024.
15.1Access, Roads, and Local Communities
15.1.1    Access
The project is located in southwest Western Australia, Australia south of the larger cities of Perth and Bunbury. The small town of Greenbushes, near the project location, is accessed by Australian Highway 1, known as the South Western Highway, and is approximately 80 km from Bunbury and 250 km from Perth. From Greenbushes the site is approximately 3 km south via paved Maranup Ford Road. Maranup Ford Road is called Stanifer St within the town of Greenbushes. Figure 15-1 shows the general location of the project.

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Source: SRK, 2020
Figure 15-1: Greenbushes Project General Location

15.1.2    Airport
The nearest public airport is located approximately 60 km to the south in Manjimup. It is a small local airport with a 1,224 m asphalt runway. A larger airport with commercial flights is the Busselton Margaret River Airport located approximately 90 km to the northwest near Busselton, WA. A major international airport is located in Perth.
15.1.3    Rail
A rail line is located approximate 4 km north of the Greenbushes project. Known as the Northcliffe branch, the railway is controlled by Pemberton Tramway Company under arrangement with the Public Transport Authority. Talison is researching through a definitive feasibility study with key stakeholders, kicked off in June of 2023, a study to rehabilitate the line and utilize the line to transport concentrate to Bunbury port and other locations north of Bunbury. Figure 15-2 shows the location of the line. At Bunbury, it connects with lines to the north to Perth and through Perth to the east. Talison has been undertaking minor repair work to rehabilitate rail access to the site.

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Source: Economics and Industry Standing Committee The Management of Western Australia’s Freight Rail Network Report No. 3, October 2014
Figure 15-2: Western Australia Railroad Lines

15.1.4    Port Facilities
Port facilities are available and used at Bunbury, 90 km north of the project. Bunbury is a major bulk-handling port in the southwest of Western Australia (WA). The Berth 8-8 shed is used for product storage. The bulk product is loaded into ships that are less than 229 m long and with a permissible draft of 11.6 m. The ship loader operates at 1,500 to 2,000 t/h depending on the configuration on the feed side. The feed can either be by road hopper or directly form the bulk storage at the higher rate.
The loading unit and storage sheds are shown in the photograph in Figure 15-3.

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Source: Port of Bunbury Web Site (www.byport.com.au/berth8), 2020
Figure 15-3: Berth 8 at Bunbury Port

15.1.5    Local Communities and Labor
The mine and processing facilities are located about 3 km south of the community of Greenbushes part of Bridgetown-Greenbushes Shire and the community of Greenbushes is the closest community to the site. Personnel working at the project typically live within a thirty-minute drive of the project. Table 15-1 shows the local communities and distance from the site. Note that Bunbury and Perth are included for reference as major cities in the region. Skilled labor is available in the region and Talison has an established work force with skilled labor. The 2023 Talison labor levels are approximately 701 at Greenbushes and 69 people in Perth as summarized in Table 15-2. Currently the total workforce including all contractors is 2,067. Full Time Equivalent (FTE) personnel refer to additional part-time contract personnel included to represent the total labor requirement by Talison.
Table 15-1: Local Communities

Community	Population	Distance from Greenbushes (km)
Greenbushes	390	3
Bridgetown	4,350	20
Manjimup	5,400	57
Nannup	1,400	50
Donnybrook	6,100	45
Boyup Brook	1,800	42
Bunbury	12,100	80
Perth	2,100,000	250
Source: SRK, 2020

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Table 15-2: 2023 Labor by Area

Employee Type – Location	Number
Employees - Perth	69
Employees - Greenbushes	701
Mining/Drill and Blast Contractor	454
Other Operating Contractors (FTE)	119
Operating Workforce	1,343
Construction (FTE)	724
Total Operational Workforce	2,067
Source: Talison, 2023

15.2Facilities
The overall layout can be seen in Figure 15-4. The established facilities on the site include security fencing and guard house access, communications systems, access roads and interior site roads, administrative and other offices, change houses, existing mine services area (MSA), warehousing, shops, crushing plants, processing plants (CGP1/CGP2/TGP/TRP), tailings facilities, explosives storage facilities, water supply and distribution system, power supply and distribution system, laboratory, fuel storage and delivery system, reverse-osmosis water treatment plant, health-safety-training offices, mine rescue area, storage sheds, mine waste storage area, miscellaneous waste storage facilities, and engineering offices. These facilities are in place and functional.

Greenbushes town
Cornwall Pit
Explosives Storage
WTP
MSA
N
CGP1 / TGP
Kapanga Pit
NCWP
CGP2
C1 Pit
Floyds Waste Dump
CGP3/CGP4 – Future
TSF2
C3 Pit
TSF1
TSF3
CWP
TSF4
Floyds Waste Dump – Future
WTP – Water Treatment Plant
CGP1 – Chemical Grade Plant 1
CGP2 – Chemical Grade Plant 2
TGP – Technical Grade Plant
CWP – Clear Water Pond
NCWP – New Clear Water Pond
MSA – Mine Services Area
14000 N
13000 N
12000 N
11000 N
10000 N
9000 N
8000 N
7000 E
8000 E
9000 E
10000 E
11000 E
12000 E
13000 E
14000 E

Source: SRK, 2023
Figure 15-4: General Description with Facilities Map

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15.2.1    Powerline Upgrade
The site power system is completed an upgrade that included a 15.3 km 132 kV power line routed to the north from Bridgetown North and then to the west along the south side of TSF4 past the end west of TSF4 and then north to the future location of CGP3/CGP4. The upgrade included a 132 kV outdoor busbar with 2 x 60 MVA transformer circuits and a 22 kV switch room. The upgrade included a combined 132 kV relay room and Western Power 132 kV control and measuring room.
15.2.2    Maintenance Service Area (MSA)
The current MSA is located on the IP dump near the existing open pit. The pit will consume the MSA, and relocation is necessary. Construction of the new MSA to the northeast of the pit area as seen in Figure 15-4 is nearing completion. Construction will be completed in Q3 2023. Full handover is expected in October 2023. The facility supports maintenance activities on heavy mobile equipment including drill and blast equipment. The facility includes welding shops, support facilities including heavy and light equipment wash bays, lube storage and dispensing, tire handling and storage facilities, laydown yards, mining equipment parking, lighting, diesel storage and delivery facilities for light and heavy equipment, and a technical services complex with three separate offices and shared common areas. A parking area for contractor and employee parking is included in the facility design. The new facilities have a separate water supply, surface water control ditches and ponds, and waste-water treatment system. Figure 15-5: shows the new MSA layout.

NOTES:
LEGEND
MINE BOUNDARY
EXISTING FENCE
TECHNICAL SERVICES BUILDING
TYRE STORAGE AREA
TYRE CHANGE
LV WORKSHOP
FUTURE ... WORKSHOP EXPANSION
TRUCK AND DRILL WASHDOWN BAYS
LV WASHDOWN BAY
EAST SEDIMENT POND
PROJECT OFFICE
SEALED ROADS, CARPARK, ETC.
LAYDOWN AREAS
BUILDINGS
SERVICE FACILITIES
APRONS
INFORMATION ONLY
TALISON LITHIUM LIMITED
MINE SERVICES AREA (MSA) RELOCATION PROJECT
MONDIUM
GREENBUSHES LITHIUM MINE
MINE SERVICES AREA (MSA)
GENERAL ARRANGEMENT
318-GD-002

Source: Talison, 2020
Figure 15-5: Layout of the New MSA Facilities

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15.2.3    Mine Access Road
Construction of a new mine access road to the site that bypasses the town of Greenbushes will be initiated in Q4 2023 with completion expected in 2025.
15.2.4    Warehouse Workshop Expansion
The warehouse workshop is planned to be expanded for additional space. The design work has been initiated and the expansion will be completed in 2024.
15.2.5    Laboratory Expansion
The laboratory geological preparation facility is being expanded to provide additional materials handling capacity. The lab upgrade also will include an XRF upgrade to handle additional testing. An ICP will also be included in the expansion. The expansion is expected to be complete in 2024.
15.2.6    New Camp Facilities
Construction has begun on the new 500-person camp facility with completion in 2024 to allow housing for additional workforce associated with the addition of CGP3 and CGP4. The facilities are located to be southwest of the project. Additional facilities are being considered to manage staffing levels.
15.3Waste Rock Storage and Temporary Stockpiles
Waste rock storage and temporary stockpiles are discussed in detail in Section 13.6.
15.4Energy
15.4.1    Power
Greenbushes has a mature power delivery system with two feeds from Western Power with wholesale power from Alinta Energy through the Talison’s retailer Perth Energy. The power supply system is in a loop configuration so that the project has redundancy (Figure 15-6). Main Western power line runs from north, west of the town of Greenbushes, along the west side of the Project parallel to the South Western Highway to a point where it turns due west to a point approximately aligned with the center of the deposit and then continues due south. The Talison 22 kV power system connects to the north near the town of Greenbushes and then to the south near the location of TSF4. The Talison 22 kV connection from the south runs along the TSF1 and TSF2 to the west then turns north to the processing facilities on the north end of the deposit where it connects with the Talison north feed. Portions of the Talison supply system is on poles above ground other portions are underground to reduced congestion with other infrastructure and facilities.

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Source: Talison, 2023
Figure 15-6: Greenbushes Power Layout

Talison has a current connected load of approximately 20 MW and a running load of approximately 17 MW.
15.4.2    Propane
Propane (LPG in Au) is used for drying in the TGP, laboratory sample furnaces, shipping floor sweeping. The site consumes approximately 1.2 M liters annually. Storage is on site in LPG tanks. A 118,000-liter bulk tank is near TGP. A cylinder bank (210 kg capacity) is located at the lab. Two small 45 kg cylinders are used by the sweepers. Supply is by tanker truck for the large bulk tank.
15.4.3    Diesel
The site has four diesel tanks with a capacity of 55,000 liters each. Three are associated with the current MSA. One is located in the processing area. The three tanks associated with the existing MSA will be removed from service and disposed of once the new MSA is constructed. The new MSA has two new 220,000 liter tanks when initial construction is complete. An additional 220,000 liter tank will be added in 2025, with the first site majority of the use is for the mining fleet. Supply is by tanker truck.
15.4.4    Gasoline
No gasoline is stored on site.

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15.5Water and Pipelines
15.5.1    Water Supply and Storage
Mine water supply is sourced from surface water impoundments for capture of precipitation runoff, pumping from sumps within the mining excavations and recycled from multiple TSFs. No mine water is sourced directly from groundwater aquifers through production or dewatering wells. This lack of significant groundwater production for mine usage indicates the overall importance of the surface water and TSF water management systems to the operational capacity of Greenbushes.
Existing water sources and storage facilities at the mine include active and flooded historical mining excavations (C1/C2/C3 pits, and Vulcan pit), surface water impoundments/dams (Cowan Brook, Southampton/Austin’s Dam, Clear Water Dam, Clear Water Pond, Mt. Jones Dam, Norilup Dam, Dumpling Gully Dam, Schwenke's Dam, and Tin Shed Dam), and tailings storage facilities (TSF1 and TSF2). Additional near-term storage is planned through the construction of TSF4 and expansion of the waste rock landform (WRL) storage infrastructure. The majority of these water sources and impoundments are linked through constructed surface pumps and conveyance.
15.5.2    Water Balance
GHD updated the sitewide water balance model in 2021 to support current and future proposed operations at Greenbushes. The results of the water balance model confirmed that there could be water supply shortfalls, potentially limiting operation of the proposed larger network of processing facilities, with significant depletion of water levels within the storage facilities. While the addition of water storage within TSF4, and more significantly the WRL, do serve to alleviate the magnitude of near-term supply shortages most commonly in the summer months; these structures will not serve to reduce the frequency of these supply shortfalls (GHD, 2018). Long term security of supply appears to be challenged by both insufficient storage capacity during very wet years and shortages in very dry years (GHD, 2023). Evaluations were conducted by Talison to increase the water storage options through raising the dam embankments on several storage structures including the Cowan Brook, Austins and Southampton dams. The design of these water retention dam raises is being led by GHD and includes and is undergoing independent third-party review. Talison received approval to raise the Cowan Dam embankment and is actively raising the dam. Talison also has lowered the lower operating limits on the dams which effectively increases water supply available for operations. Regulatory approval for raises on Southampton and Austins dams to increase their capacities will be pursued in 2024. Additionally, Talison will seek approval to construct a new greater than 1 gigaliter dam in Salt Water Gulley.
Long term security of water supply is a significant risk for Greenbushes, given the scope of the proposed expansion of operations. Talison has developed plans and executed on several to reduce these risks.
15.6Tailings Disposal
SRK performed a review of tailings data, relevant to the estimation of reserves, provided by Talison. Greenbushes has four tailings storage facilities (TSF) and SRK’s review focused on the currently active TSF and plans for two future TSFs. Documentation available to SRK included the design data, the two most recent annual site inspection reports, and supporting data. SRK’s review is for the purpose of supporting the resource and reserve disclosure reported herein and should not be

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interpreted by the reader to reflect an analysis of or any certification of TSF dam stability or associated risk and in no way should be interpreted to substitute for the role or any responsibilities of the Engineer of Record for the TSFs. SRK’s scope of work included review to confirm that applicable design documentation exists, review the operational aspect of the TSFs, check that the planned TSF capacity is adequate to support extraction of the full reserve for the Project, and to note risk and opportunity associated with the operation and capacity of the TSF, as applicable to estimation of reserves.
15.6.1    General Overview
Greenbushes has four TSFs on site. Greenbushes utilizes pumped slurry tailings through pipelines that are deposited by spigot in conventional tailings storage for long term tailings storage. The four tailings storage areas are designated TSF1, TSF2, TSF3, and TSF4. TSF2 is the only currently active TSF. Figure 15-7 shows the existing and future tailings locations.
•TSF1, currently approximately 110 ha in size, was constructed in 1970 and operated for approximately 30 years mainly for tantalum production and was placed on care and maintenance in 2006. It was initially laid out in a three-cell configuration but has subsequently modified into a single cell with a central decant. At the existing mRL 1280 crest it holds approximately 333 Mt of storage capacity. A 5 m high upstream lift was constructed in 2018 using mine overburden materials. This capacity allows TSF1 to be available for emergency storage of tailings if needed (GHD/Talison, 2020). Talison is reprocessing tailings from TSF1 in the Tailings Reprocessing Plant (TRP). Talison will temporarily store dry excavated store tailings from TSF2 in TSF 1 that is available due to the removal of old tailings for reprocessing in the TRP (GHD, 2023d). The capacity in TSF1 will allow flexibility in TSF2 to support construction completion in TSF4. The TSF1 tailings facility will be upgraded, and additional lifts added for further use late in the mine life.
•TSF2, currently approximately 35 ha in size, is the only active TSF and has been in operation since 2006. The facility was constructed in 2006 with additional upstream raises that elevated the crest level to mRL 1271, the current elevation, which is approximately 36 m above lowest ground level, (GHD/Talison, 2020). The TSF will eventually be elevated to a final elevation of mRL 1280, this raise is currently underway. The additional planned additional capacity will be 9.9 Mt.
•TSF3 is a small (5 ha) historic tailings storage area approximately 1 km south of TSF1 and is closed and undergoing trial reclamation. The small storage pre-dates 1943 and was historically used to dispose of slimes from the Tin Shed operations, which are thought to contain about 800,000 t of process waste. Local information is that deposition ceased around the late 1980s or early 1990s (GHD/Talison, 2020).
•TSF4 is a two-cell 240 ha new downstream construction currently being constructed that will be the primary storage area for the next phase of mine development. The TSF4 facility is lined two-cell design adjacent to TSF1 for a portion of the northern edge. The two-cell system will allow balancing of the fill between the cells while the facility is in service from 2024 through 2048. The starter embankment elevation will be RL 1265 m for cell 1 of TSF4. The Cell 2 liner has been modified from a clay liner to a bituminous geomembrane liner (BGL) to mitigate construction and logistical issues on TSF4 Cell 2 construction. The final elevation for TSF4 will be 1295 mRL. The total capacity of the facility is planned to be 68.2 Mt.
•Water is managed at the TSF1 and TSF2 facilities through local ponds. The 8.5 ha old Clear Water Pond (CWP) is a small water storage facility located between TSF1 and TSF2. It held

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water from the TSF2 decant system before water was returned to the process facilities. CWP now acts as the TSF2 decant system. The New Clear Water Pond (NCWP) is the primary water storage for TSF2. Water management, as summarized by GHD (GHD/Talison, 2020) follows:
‘Rainfall runoff from the surfaces directly surrounding TSF 1 and TSF 2 collects within local surface water ponds. Runoff from the western side of TSF 1 and TSF 2 embankments and foundations is directed into open drains and pipe work running alongside Maranup Ford Road. The seepage water from TSF1 eastern wall reports back to Vultan dam via existing old mining channels. Vultan water is then pumped back to the TSF2 decant and into process.
Decant water from TSF 2 is pumped via a floating suction decant to the NCWP from where it is pumped back to CGP1, CGP2 and TGP. Water is pulled from the circuit into the ATP where the processed water is returned back to the mine process water circuit.
Surface water runoff on the southern and eastern sides of TSF 1 is diverted east by a channel into the Old Pits and is pumped back into CWP where it is returned to the plant water circuit.
At the time of this audit there was no decant pond on TSF 1 and no active return water system in operation.
Decant water from TSF 2 is pumped via a floating suction decant to the NCWP and mainly returned to the plant water circuit after removal of arsenic or to Austin’s Dam for return to the plant when required. Surplus water is pumped to Southampton Dam and some surplus from there is stored in underground workings until recovered in summer. Cowan Brook Dam is also used on occasion to top up the plant water circuit during dry periods.
The TSF4 water handling system will include a centralized tailings pumping station capable of moving tails from CGP1, CGP2, and TGP, power reticulation install and upgrade to the existing CGP1 tails booster pump system. The TSF4 design includes a decant system, underdrainage, toe drains, surface collection trenches and the associated sediment collection ponds.’

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Source: Talison, 2020
Figure 15-7: Greenbushes Tailings Locations

15.6.2    Design Responsibilities and Engineer of Record
Design responsibilities for the active tailings facilities have been performed by GHD. GHD is the established Responsible Technical Person (RTP) or Engineer of record formally documented July 12, 2022. SRK documents the key engineering activities and the companies involved as follows:
•TSF1:
oD E Cooper and Associates (DCA) is understood to have been the original design engineer and Talison has limited documentation through 1998 from DCA.
oGHD has done inspections since 2013 including this facility.
oGHD is the RTP for TSF1.
•TSF2:

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oConstructed in 2006 under the direction of DCA:
-Stability modeling (DCA 2005) confirmed that the embankments met government guidelines and the stability modeling assumptions were confirmed by monitoring readings (GHD 2013a). Further geotechnical investigation and analyses indicated that there was some potential for liquefaction of the tailings under earthquake conditions (GHD 2013c). After consideration of alternatives, it was decided that a stability buttress should be added to the southern and western walls. To achieve the wider footprint, part of the Maranup Ford road was realigned further to the west. The current design also incorporates internal seepage interceptor drains with discharge pipes carrying the water through the embankment to an external collection system. (GHD).
oGHD is and will be the Engineer of Record for TSF2.
oGHD has performed inspections on this facility since 2013.
oGHD completed an engineering design for the development of TSF2 from mRL 1265 to mRL 1280 in 2015. An updated design was completed in 2020 to raise the facility to mRL 1275.
oGHD monitored construction (Feb 2019 – Oct 2019) and provided a summary construction report at the completion of construction. (GHD, TSF2 Construction Report, February 2020).
oA Dambreak Study was conducted by GHD in 2019 updating the 2014 Dambreak Study by GHD (GHD Draft Report dated October 2019):
-Key findings from GHD included potential impact of TSF2 breaches to the north or west on CGP2 and other planned future facilities at mRL 1300. Based on GHD’s analysis, breaches at mRL 1280 would have significantly lower impact.
-GHD provided a preliminary engineering design for a ground improvement project on TSF2 in 2021 that will support buttressing the central section of theTSF2 western wall.
oGHD has design responsibilities for the active facilities TSF 2 and TSF4.
oThe raise to 1280 mRL is underway and will be completed in 2023.
oThe TSF2 buttress project is well progressed and nearing completion.
oGHD has developed plans to move dry material from TSF2 to TSF1.
•TSF3:
oThere is limited design data available for TSF3 and no significant deposition has occurred since 2008. The facility is in the process of being reclaimed. GHD continues to inspect the area during their annual inspections.
•TSF4:
oTSF4 is a new construction and GHD is the Engineer of Record for the design and is participating in the construction and monitoring of the construction. Talison plans to use GHD to monitor the ongoing operations consistent with their use on the annual tailings dam inspections. The TSF4 design was modified to include a liner during the regulatory approval process. Additionally, TSF4 Cell 2 design was modified to utilize a BGL liner instead of the clay liner originally included in the design.
15.6.3    Production Capacities and Schedule
The production schedule over the life of mine requires a total storage capacity of 85 million m3 (119 million tailings tonnes at 1.4 t/m3) of tailings. This equates to approximately 4.8 million m3 per year of tailings placement. The tailings construction plans allow for placement of tailings in two or more

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locations to balance rate of rise needs. The tailings placement schedule with start and end year as well as capacity available and used is summarized in Table 15-3.
Table 15-3: Capacity Confirmation

Storage Location	Status	Start (year)	Finish (year)	Size (ha)	Current mRL	Final mRL	Additional Capacity (Millions of m3)	Capacity Used (Millions of m3)
TSF1	Inactive*	2034	2042	110	1280	1305	31	30
TSF2	Active	2020	2024	35	1271	1280	6	6
TSF4	Construction	2023	2034	240	N/A	1295	49	49
Total Capacity (accounting for design freeboard)							86	85
*TSF1 being mined for TRP and prepped to accept dry material from TSF2.
Source: SRK, 2023

15.6.4    Tailings Risk Discussion
Several risks are noted in review of the tailings data:
•Tailings storage facilities are typically one of the highest risk aspects of a mining operation. Even if the probability of occurrence of a major incident is low, the magnitude of potential impact is often high which results in overall high risk to the business. Therefore, while SRK is not evaluating TSF dam stability or risk, it recommends that Talison follows all recommendations from its Engineer of Record in a prompt manner.
•SRK recommends a Comprehensive Dam Safety Review by a third party to be completed on all TSFs as soon as possible. This review will further clarify any issues of significance that have not been flagged by GHD and will provide guidance to Talison on any other key issues. The review will also note any deficiencies in the underlying design data and could flag additional technical work (geotech, hydro, materials characterization) to support future design or mitigation needs.
•The timing on construction of TSF4 is important from an operational flexibility standpoint with TSF2 being the only active TSF and TSF1 only available for emergency use. Ongoing monitoring of TSF4 progress will be critical in the short term and any acceleration on Cell 2 would be beneficial to de-risk ongoing tailings deposition.
•SRK recommends ongoing detailed plan development for TSF1 so that it can be available if needed for future expansion or if problems develop with the other active TSFs. SRK recommends that Talison follow all recommendations by the EOR. Other alternatives should be considered including dry stack tailings storage if space constraints continue to exist for LoM.
•SRK recommends that the tailings life of mine planning be integrated into the LoM mine planning effort to confirm long term planning needs and to prioritize issues if expansion plans move forward. Current reserves are limited by tailings and waste rock storage. Coordination and finding space for tailings and waste is accelerated with the additions of CGP3 and CGP4 into the production mix.

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16Market Studies
Fastmarkets was engaged by Albemarle to perform a preliminary market study to support resource and reserve estimates for Albemarle’s mining operations. This report covers the Greenbushes mine and concentrator and summarizes data from the preliminary market study, as applicable to the estimate of resources and reserves for Greenbushes. The preliminary market study and summary detail contained herein present a forward-looking price forecast for applicable lithium products; this includes forward-looking assumptions around supply and demand. Fastmarkets notes that as with any forward-looking assumptions, the eventual future outcome may deviate significantly from the forward-looking assumptions.
The Greenbushes facilities include a large-scale, long-life, low-cost hard rock mine and a spodumene concentrate plant that produces a range of spodumene concentrate products that are sold primarily into the chemical lithium markets, with some products sold into the technical lithium markets. Talison’s ability to predict lithium production for technical-grade products at a level that meets the standard of uncertainty for a reserve requires grade control drilling and has therefore been excluded from this reserve estimate. Instead of predicting reserves of technical-grade concentrate, Fastmarkets has assumed that all products produced by the operation is sold into chemical markets.
As the technical-grade production is not included in the reserve, it has also been excluded from this market discussion.
The Greenbushes operation also has the ability to produce tantalum concentrate. However, Talison does not own the rights to this production and does not receive any economic benefit from it; therefore, it has not been included in this analysis.
16.1Lithium Market Information
A summary of the lithium market has been provided to offer context on developments and the basis for Fastmarkets’ assessment of price.
Historically, the dominant use of lithium was in ceramics, glasses, and greases. This has been shifting over the last decade as demand for portable energy storage grew. The increasing need for rechargeable batteries in consumer devices, such as mobile phones, and lately in electric vehicles (EVs) saw the share of lithium consumption in batteries rise sharply. While 40.1% in 2016, battery demand expanded at 36.6% compound average growth rate (CAGR) each year between 2016 and 2022 and is now responsible for 75.0% of all lithium consumed.
Beside EVs and other electrically powered vehicles (eMobility), lithium-ion batteries (LIBs) are starting to find increasing use in energy storage systems (ESS). This is a minor sector for now but is expected to grow quickly to overcome issues like fungibility in renewable energy systems.
16.1.1Lithium Demand
In recent years, the lithium industry has gone through an evolution. The ceramic and glass sectors, which, were traditionally the largest source of demand for lithium products globally have lost their dominant position. In 2000, when combined these sectors accounted for more than half of total lithium demand. However, the growth in mobile electronics and recently EVs has seen traditional sectors usurped.

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Until as recently as 2016, Fastmarkets estimates that total global lithium demand was under 200,000 t, as lithium carbonate equivalent (LCE). The growth in demand from around 65,000 t LCE in 2000 to around 200,000 t in 2016 was robust with a CAGR of 7.2% (Table 16-1). However, this has changed rapidly with the arrival of hybrid and fully electric vehicles.
Table 16-1: Global Lithium Demand – 2000 to 2016 (000’s, %)

	2000	2011	2012	2013	2014	2015	2016	CAGR (2000 -2016)
Rechargeable batteries	3.4	34.5	38.5	50.6	62.4	81.3	83.5	22.1%
Ceramics	13.5	20.5	22.1	22.6	23.2	23.8	24.5	3.8%
Glass-ceramics	8.9	18.0	19.5	20.1	20.7	21.2	23.0	6.1%
Greases	8.1	13.9	13.5	13.8	13.9	14.0	14.0	3.5%
Polymer	4.2	7.1	7.5	7.8	8.6	8.9	9.2	5.0%
Glass	3.5	8.4	9.0	9.0	9.0	9.0	9.0	6.1%
Metallurgical powders	3.0	7.2	8.0	8.4	8.8	8.0	8.0	6.3%
Primary batteries	1.2	2.8	3.0	3.4	3.9	4.3	4.6	8.8%
Air treatment	5.2	5.4	5.3	4.9	4.8	4.4	4.4	-1.0%
Other	13.8	16.9	17.3	17.6	17.1	16.9	16.8	1.2%
Total	64.8	134.6	143.7	158.3	172.4	191.8	197.1	7.2%
Source: Fastmarkets, Roskill, 2017

Looking forward, Fastmarkets expects demand from eMobility, especially battery electric vehicles (BEVs), to continue to drive lithium demand growth. While traditional and other areas will all continue to add to lithium demand, the significance of the EV sector to lithium demand is clear.
Before around 2018, EV sales globally were insignificant beyond specialist vehicles, but have expanded in recent years. Published EV sales data shows the rapid increase in EV sales over the last 5 years. This is despite the economic turmoil of the global pandemic and recent high prices of lithium. Indeed, in 2021, passenger EV sales grew 44.0% year-on-year (Y-o-Y) in the United States, while sales of all passenger vehicles shrank 8.2% Y-o-Y (Figure 16-1).
Source: Fastmarkets
Figure 16-1: Passenger EV Sales: China, Europe, and United States (000’s Units, 6-Month Moving Average)

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EVs have already shown exceptional growth over the past decade. Fastmarkets believes that demand will continue to accelerate in the next decade, as they become increasingly affordable, and a greater range of models enter the market. Legislation will also force the transition in the mid-term. Additionally, commercial fleet electrification is expected to advance as governments and businesses seek to develop green domestic transportation networks (Figure 16-2).
Source: Fastmarkets
Figure 16-2: Global Light Vehicle Sales and EV Penetration (000’s Units, %)

Of note is the expected shift towards BEVs. BEV sale annual growth rate is 13.0% CAGR over the next 10 years, compared to 8.5% for PHEV and 1.7% for all vehicles (Table 16-2).
Table 16-2: EV and Light Vehicle Sales and Compound Average Growth Rates (000’s vehicles, %)

	Sales (000’s vehicles)		Growth Rate (% CAGR)
	2022	2023	2023-2026	2023-2028	2023-2033
EV	11,000	15,500	11.7%	17.3%	12.2%
BEV	7,600	10,700	12.2%	18.2%	13.0%
PHEV	2,700	4,400	9.5%	13.3%	8.5%
All vehicles	80,600	73,800	1.9%	2.6%	1.7%
Source: Fastmarkets

Converting EV sales forecasts to expected LCE demand is obfuscated by the intensity of lithium use in different batteries and different types. Estimates of the actual amount of lithium in a LIB range from 0.35 kg LCE per kilowatt-hour (kg LCE/kWh) to over 2.0 kg LCE/kWh. The main reason for this is the variety of battery cathode chemistries, which offer different energy densities (Table 16-3).

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Table 16-3: LIB Chemistry Types and Uses

Cathode type	Abb.	Example uses	Notes
Lithium cobalt oxide	LCO	Mobile phones, tablets, laptops, cameras	High specific energy, limited specific power
Lithium manganese oxide	LMO	Power tools, PHEVs	Low specific energy, so often mixed with NMC to improve
Lithium nickel cobalt aluminum oxide	NCA	Tesla’s primary battery choice, eBikes, power tools	High specific energy and capacity
Lithium nickel manganese cobalt oxide	NMC	BEVs – Dominant chemistry outside China	High specific energy and capacity
Lithium iron phosphate	LFP	BEVs – Favored in China and for short-range Tesla models, eBuses, grid storage	High specific power, lower specific energy, but cheaper than NMC and NCA
Lithium titanate	LTO	Uninterruptable power supplies, limited use in PHEVs	Comparatively expensive. Long life and fast charging, low specific energy
Source: Battery University, Fastmarkets

Most long-range BEVs use nickel-rich chemistries, while shorter range BEVs and most of those sold in China, use chemistries that do away with nickel and cobalt. These come with a penalty to power densities and charging rates, but with lower costs and a safer track-record.
However, this is changing as technological developments improve the energy densities of all batteries and manufacturers arrange their offerings to satisfy different segments of the market. For example, at its launch in 2017 and until 2021, all Tesla Model 3 cars were fitted with nickel rich, NCA batteries. However, in 2021 the standard range Tesla Model 3 shifted to nickel-free LFP batteries, while the longer-range, dual motor versions continue to use NCA.
This has some impact on lithium intensity. Over time, Fastmarkets sees battery manufacturers improving manufacturing processes and increasing energy densities to reduce lithium intensity in the batteries (Table 16-4).
Table 16-4: Global EV Sales by Cathode Chemistry and Typical Lithium Intensity (%, kg LCE/kWh)

Cathode Chemistry	Share of Global EV Sales – 2023 (%)	Lithium Content (kg LCE/kWh)
NCA, NCMA	15.9%	0.64
NMC217	3.5%	0.82
NMC523, NMC622	30.5%	0.72
NMC712, NMC811	30.8%	0.62
LFP	19.1%	0.49
Other (e.g., LCO, LMO)	0.1%	0.51
Weighted average (kg LCE/kWh)		0.64
Source: Roland Berger, Fastmarkets

Further out, new battery technologies may be developed, but there is little expectation that these will be available commercially for 10 years, at least. So, Fastmarkets has assumed no major novel battery technology will be commercialized.
Besides the energy density, the required size of battery pack in the vehicle changes to reflect the needs of the market (Table 16-5). An urban ‘run-around’ can benefit from a range of 100 km, for instance, while an executive saloon would be expected to offer 400 km or more. This is reflected in the size of battery pack.

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Fastmarkets calculates battery average pack sizes across regional markets to estimate typical current battery capacity. For example, in China BEVs average around 38 kWh, in Europe 60 kWh and in the United States 80 kWh. From this, Fastmarkets has developed a global average battery pack size in 2023 of 66 kWh for BEVs and 15 kWh for PHEVs.
Table 16-5: Electric Vehicle Battery Pack Size – Global Average (kWh/vehicle)

		2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
PV	BEV	64	65	66	67	68	69	70	70	70	69	69	69	69
	PHEV	16	16	15	15	15	14	14	14	14	14	14	14	14
CV	Light	46	46	50	55	60	60	60	60	60	60	60	60	60
	Heavy	300	325	350	400	402	405	410	412	414	415	415	415	415
Source: Fastmarkets
PV: Personal Vehicle, CV: Commercial Vehicle

Based on estimates of EV demand, lithium intensities and battery pack sizes, Fastmarkets has calculated the typical, average lithium consumption and so lithium demand in terms of LCE (Figure 16-3 and Table 16-6).
Besides car-buyers’ growing preferences for EVs, looming bans on pure-internal combustion engine (ICE) vehicles and then hybrid vehicles are seeing auto makers and their suppliers investing heavily to expand EV supply chains. Several auto makers have signaled that they will stop producing ICE vehicles altogether.
Although there are concerns about availability of raw materials charging infrastructure and the initial cost, in Fastmarkets’ opinion, many of these barriers are being eroded and strengthening the case for EV uptake.
Source: Fastmarkets
Figure 16-3: Lithium Demand in Key Sectors (000’s LCE t)

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Table 16-6: Lithium Demand per Vehicle (kg LCE/vehicle)

	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
BEV	36	35	38	37	39	39	39	38	37	36	36	36	36
PHEV	10	11	11	10	9	9	9	9	9	9	9	9	9
MHEV	2	1	1	1	1	1	1	1	1	1	1	1	1
2/3-wheeler	2	2	4	4	4	4	4	4	4	4	4	4	4
LSEV	N/A	N/A	N/A	84	92	103	95	92	89	87	85	83	81
eBus	209	209	230	244	249	258	263	270	273	278	289	300	306
eTruck	N/A	N/A	N/A	113	123	133	143	152	167	181	196	204	213
Source: Fastmarkets
N/A Not available

The biggest near-term threats are macroeconomic in nature, rather than EV specific. Weak economic growth is reducing consumer spending and dampening the outlook for new vehicle sales. While Fastmarkets expects total vehicle sales to be negatively impacted, this will be focused on ICEs. EVs, offering reduced running costs and lower duties in some areas, are seen as a way of cutting costs and as being more futureproof. Recently, some OEMs have cut the costs of their EVs to grow market share, making EVs even more attractive than ICEs.
With government-imposed targets and legislation banning the sale of ICE vehicles, strong growth in EV uptake is expected once the immediate economic challenges are overcome. This, though, does not discount risks to EV uptake, such as alternative fuels, different battery types or a shift in car ownership would all reduce EV or LIB demand.
Overall, Fastmarkets’ forecast EV sales to reach 50 million by 2033. At 56% of global sales this is an impressive lift, but also highlights room for further growth.
16.1.2Demand Growth Model
Overall, in-line with the discussion above, Fastmarkets expects near- to mid-term growth in the BEV market to remain robust, continuing the trajectory of the last 24-36 month (Table 16-7 and Figure 16-4).
BEVs are no longer considered a niche vehicle in many major markets. They made up at least 5% of all sales in 19 countries in 2022, including the United States and EV sales across Europe accounted for 10.6% of all passenger vehicles.
The most serious risks that Fastmarkets can foresee are technology related. These may be substitution of alternative technology, such as hydrogen fuel cells gaining share, or battery costs plateauing, with BEVs remaining uncompetitive as low-cost vehicles. However, Fastmarkets believes that these are unlikely considering the stated plans of OEMS, current demand for EVs and downward cost movements. On the contrary, if EV prices were to fall below parity with comparable ICE vehicles, then demand could be stronger than anticipated. This is an upside risk.
Table 16-7: Lithium Demand (000’s t LCE)

	2021	2025	2030	2031	2032	2033
BEV	204	680	1,264	1,346	1,423	1,515
PHEV	20	49	78	84	90	95
Other eMobility	89	344	815	921	1,042	1,165
ESS	24	94	258	301	354	421
CE	40	86	104	111	116	121
Other uses	124	173	237	245	253	261
Total	501	1,426	2,756	3,008	3,278	3,578
Source: Fastmarkets

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Source: Fastmarkets
Figure 16-4: Lithium Demand in eMobility and Other Sectors (000’s LCE t)

16.1.3Lithium Supply
While several minerals are lithium bearing, it has traditionally been sourced from two main types of deposits:
•Hard rock deposits of spodumene
•Saline brines hosted within evaporite basins, salars, found in Chile, Argentina, China and Bolivia
The most common commercial hard rock mineral is spodumene (aluminum-lithium silicate, LiAISi2O6). Brine operations typically process a chloride-rich solution in which most of lithium occurs as lithium chloride (LiCl), but some sources have carbonate brines (Figure 16-5).
Once extracted, the lithium compounds are processed into the forms needed by different customers. Depending on the application, lithium metal or one of its chemicals are needed. The lithium used in EV and other eMobility batteries will be either lithium carbonate (LiC2O3) or lithium hydroxide (LiOH).
Historically, brine operations have had a significant cost advantage over hard rock operations for lithium carbonate and a smaller cost advantage for lithium hydroxide. This made hard rock operations swing producers. In the price downturn in 2018-2020, hard rock producers were the first to announce cutbacks, while production from brine producers was less affected. As many new producers enter the market, with both hard rock and brine sources, this prior norm is changing – Many of the new brine producers have relatively high operating costs when compared to traditional hard rock production, especially if the planned production is lithium hydroxide.

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Source: Fastmarkets
Figure 16-5: Simplified Lithium Supply Chain

In recent years, supply from petalite and lepidolite clays has started to be added. Technically, these can be considered hard rock deposits, but given the different economics are best broken out.
Exploration and technical studies are currently ongoing into other deposits. Although extensive study has been completed and much is being invested in these alternate lithium sources, they are yet to provide meaningful supply (Figure 16-6).

Source: Fastmarkets
Figure 16-6: Lithium Supply by Source (%)

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Up until 2016, global lithium production was dominated by two deposits: Greenbushes (Australia, hard rock) and the Salar de Atacama (Chile, brine), the latter having two commercial operators, Albemarle and SQM.
Spurred on by the demand for lithium, recent years saw capacity being added globally. Production climbed from 186,000 t LCE in 2016 to 749,000 t LCE in 2022 (Figure 16-7). Though, even with the greater geographic diversity, just three countries accounted for over 92% of global supply – Australia with 41.4%, Chile 26.7% and China 23.5%. As of the end of 2022, Fastmarkets reckons that 43 operations were in operation, though not all were operating and producing material. Of these, 16 were brine operations, 25 spodumene and 2 clay.

Source: Fastmarkets
Figure 16-7: Lithium Production (000’s t LCE)

The high lithium prices of the previous 24 months and a strong political focus on net-zero initiatives have been supportive to companies looking to bring on new production and bringing them on quickly. Many governments have helped by offering grants and tax breaks, with the Inflation Reduction Act (IRA) a prime example of how subsidies can incentivize the build out of the EV supply chain.
Looking forward, Fastmarkets forecasts that supply will grow significantly to match demand – mine supply is forecast to increase from 749,000 t in 2022 to 2,680,000 t in 2027 – 29% annual CAGR (Figure 16-8).

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Source: Fastmarkets
Figure 16-8: Forecast Mine Capacity (000’s t)

New techniques and technologies along the lithium supply chain are being developed. A few may offer meaningful improvements in recovery rates or reduced costs, but in Fastmarkets’ opinion, it is unlikely there will be changes in the next few years that revolutionize production or noticeably reduce costs.
Besides primary sources of lithium, lithium recycling will add additional supply. Recycling is currently hampered by low volumes of scrap batteries and limited recycling facilities, but both of these hurdles are diminishing. Fastmarkets estimates that in 2023 there will be 90 GWh of total scrap batteries, which increases to 479 GWh of scrap batteries in 2033. In anticipation, recycling facilities are being developed and technological improvements will improve yields.
Overall, Fastmarkets; forecasts that there is likely to be sufficient supply to avoid production shortages, but new projects are likely to bring higher costs than established projects. This has been fed into price forecasts.
16.1.4Supply-Demand Balance
Overall, Fastmarkets sees a balanced supply-demand picture for lithium, with a growing deficit developing towards the end of the forecast. A small deficit at the end of the forecast is to be expected, as new facilities will only be developed if supply tightness are expected (Figure 16-9).
16.1.5Lithium Prices
Lithium prices reacted negatively to the supply increases that started in 2017, with spot prices for battery grade lithium carbonate, cif China, Japan, Korea (CJK) falling from a peak of US$20/kg in early 2018, to a low of US$6.75/kg in the second half 2020.

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Source: Fastmarkets
Figure 16-9: Lithium Supply-Demand Balance (000’s t LCE, %)

Prices were then catapulted higher – averaging US$17.2/kg in 2021 and US$72.8/kg in 2022 – as supply tightness became evident and battery manufacturers and auto producers moved to secure themselves supply. The market was somewhat caught off guard when prices started to race higher, as it was believed that spodumene stocks had been built up in the previous years, which would allow producers to respond to the jump in demand.
As it turned out, the stock of spodumene was held in limited hands and supply tightness developed. Spodumene supply, was unable to meet the new demand and spodumene prices increased by 433% in 2021 and stayed high (Figure 16-10).

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Source: Fastmarkets
Figure 16-10: Lithium Battery Material Prices (US$/kg, US$/t)

As 2022 turned into 2023, a more concerted supply response gained pace. With underutilized capacity restarting, some expansions being added and new mines starting up. Supply adapted to the situation. At the same time demand slackened, as EV sales dropping.
Prices of both spodumene and lithium battery compounds reacted to the loosening supply picture by dropping sharply. Such a price response was to be expected, and arguably necessary to support the development of cheaper EV offerings. However, prices have not collapsed. Demand is still stronger than historically, even if supply has improved. Prices have slid over 2023, with lithium carbonate prices averaging US$51.9/kg over the first 9 months.
With demand forecast to stay strong over the coming decades, the market will need to continue to add fresh supply to satisfy demand. This means lithium prices will have to exceed the production costs of new projects and provide an adequate rate of return on investment to justify developments.
Given this view, Fastmarkets expects prices to hold above incentive prices. With price spikes likely due to relatively small free supply and limited supply options.
The still tight market of 2023 is expected to loosen further, but to post a small deficit of 73,000 tonnes LCE, due partly to processing loses and the build-up of working stock. Thereafter, fundamentals are expected to be almost neutral, but with a slowly increasing deficit from 2032. The deficit extends to 7% by 2033.
Fastmarkets has forecast prices out to 2033 (Table 16-8) for the most utilized market prices. Fastmarkets recognizes that Albemarle’s current operations are expected to continue for at least another 20 years, but due to the recent significant changes in the market and a lack of visibility, prices beyond 2033 are unusually opaque for an industrial commodity

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Constrained supply and auto manufacturers’ fears of stock outs are expected to keep prices above incentive prices for the whole forecast period, albeit with lower premia than those seen in 2022.
Volatility will remain a key theme, due to supply additions arriving in waves and the tight supply-demand balance. Fastmarkets expects periods when supply will be greater than demand, leading to surpluses, and downward pressure on prices on spot prices. Though these will be short lived, as suppliers respond and demand catches up with any excesses.
Table 16-8: Key Lithium Prices – Real (US$/kg, US$/t)

Low Case	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
Lithium carbonate	22.3	72.9	45.4	38.8	30.5	21.7	17.8	16.7	17.3	16.3	15.1	19.1	18.9
Lithium hydroxide	22.0	71.2	57.9	36.9	28.7	19.9	16.1	15.0	15.6	14.6	14.3	17.4	17.2
Spodumene	1,567	6,084	4,249	3,595	2,680	1,806	1,428	1,232	1,388	1,199	1,093	1,577	1,557
Base Case	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
Lithium carbonate	22.3	72.9	48.3	41.6	33.3	26.2	22.3	21.1	21.7	20.6	20.2	23.2	27.9
Lithium hydroxide	22.0	71.2	43.5	39.7	29.6	23.5	20.5	19.4	19.9	18.8	18.5	21.6	27.0
Spodumene	1,567	6,084	4,457	3,784	3,050	2,258	1,874	1,760	1,821	1,713	1,681	1,992	2,459
High Case	2021	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033
Lithium carbonate	22.3	72.9	52.2	44.5	37.0	28.9	24.1	22.9	25.2	22.3	21.0	31.5	39.3
Lithium hydroxide	22.0	71.2	63.7	42.6	35.1	27.1	22.3	21.1	23.4	20.6	20.2	29.9	37.7
Spodumene	1,567	6,084	5,022	4,163	3,420	2,529	2,052	1,936	2,168	1,884	1,765	2,905	3,688
Source: Fastmarkets
Where:    Lithium carbonate:    Lithium carbonate (Battery grade, cif CJK, spot US$/kg)
Lithium hydroxide:    Lithium hydroxide (Battery grade, cif CJK spot US$/kg)
Spodumene:    Spodumene (6% LiO2 cif China, US$/t)

Between 2033 and 2043, Fastmarkets expects the lithium hydroxide and carbonate prices to be at parity and average US$25/kg over the period.
Fastmarkets have provided a base, high, and low case price forecast, to give an indication of the range of which prices could sit, depending on reasonable assumptions around potential impacts to the base case market balance. Fastmarkets recommends that a real price of US$20/kg for lithium carbonate cif CJK and of US$1,500/t for spodumene SC6 cif China should be utilized by Albemarle for the purposes of reserve estimation. Recommended prices are on the lower end of Fastmarkets low-case scenario.
These scenarios are shown in Figure 16-11 and Figure 16-12. In both graphs, 2023 has been assumed to be constant for clearer visualization.

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Source: Fastmarkets
Figure 16-11: Lithium Battery Materials Long-Term Forecast Scenarios (Battery grade, spot, cif CJK, US$/kg, real)spot, cif CJK, US$/kg, real)

Source: Fastmarkets
Figure 16-12: Spodumene Long-Term Price Forecast Scenarios (6% LiO spot, cif China, US$/t, real)

16.1Product Sales
Greenbushes is an operating lithium mine. The mine produces a chemical-grade spodumene concentrate and a range of technical-grade spodumene concentrates. Table 16-9 provides the

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specifications for the primary product (chemical-grade spodumene), which is the focus of this market study.
Table 16-9: Chemical Grade Spodumene Specifications

Chemical	Specification
Li2O	min.	6.0%
Fe2O3	max.	1.0%
Moisture	max.	8%
Source: Talison Shareholders Agreement, 2014

Table 16-10 presents historic production quantities for chemical-grade spodumene concentrate. In addition, historic consolidated technical grade spodumene concentrate sales are presented for reference.
Table 16-10: Historic Greenbushes Production (Tonnes Annual Production, 100% Basis)

Spodumene	2015	2016	2017	2018	2019	2020	2021	2022
Chemical grade	351,243	357,018	498,341	565,205	618,896	433,000	734,000	1,185,000
Technical grade	86,714	136,795	148,129	158,838	145,676	91,000	146,000	163,000
Source: Talison Physicals Reporting, 2015-2022 Technical grade concentrate tonnage includes SC7.2 (Standard and Premium), SC6.8, SC6.5 and SC5.0 products

Talison constructed a second chemical grade lithium concentrate production plant (CGP2) that opened in 2019, which doubled capacity to 1.34 Mt/y. Since then, a TRP has been built and is being ramped up and a final investment decision has been approved to build a third chemical grade plant (CGP3), and there are plans for a fourth plant (CGP4). CGP1, CGP2, and TRP now mean the mine has 1.5 Mt/y of spodumene capacity; when/if CGP3 and CGP4 are added, it would take the capacity to 2.5 Mt/y. Spodumene from Greenbushes will then feed Albemarle’s Kemerton lithium hydroxide plant and Tianqi Lithium/IGO’s JVs Kwinana lithium hydroxide plant.
As a chemical-grade spodumene concentrate, the primary customer for the product is lithium conversion facilities that convert the spodumene concentrate into various chemical products, including battery-grade lithium carbonate and hydroxide that can be utilized as feedstock for electric vehicle batteries (the forecast primary growth market for lithium products). Chemical-grade spodumene concentrate is currently fully consumed by the joint venture owners of the operation (i.e., Albemarle and Tianqi/IGO JV) for their downstream conversion facilities. Including the recently expanded production capacity for Greenbushes, Albemarle expects to continue to fully consume its allocated proportion of chemical-grade concentrate production from the operation internally.
16.2    Contracts and Status
As outlined above, the lithium chemical-grade spodumene concentrate produced by Greenbushes is consumed internally by the current joint venture owners of the operation (Albemarle and Tianqi/IGO JV). The purchase of this concentrate from the Greenbushes operating entity (Talison) is governed by the 2014 joint venture agreement between the two owners. This joint venture agreement establishes that while Albemarle is an owner, it is entitled to take an election of up to 50% of the annual production from Greenbushes, with that election made on an annual basis. The sales price of chemical-grade concentrate to Albemarle or Tianqi/IGO JV is based on the market price, as would be any third-party concentrate sales.

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17Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups
The following sections discuss reasonably available information on environmental, permitting, and social or community factors related to the Project. Where appropriate, recommendations for additional investigation(s), or expansion of existing baseline data collection programs, are provided.
On August 19 and 20, 2020, SRK conducted an inspection of the Greenbushes mine site. This inspection was to confirm the conditions on the mine site and any potentially material information that could affect mine development. No additional site visits by an environmental specialist have been conducted since 2020. The Project has been in operation as a hard rock mine since 1983 and is fully permitted for its current operations. The Project is in the process of obtaining further approvals for expansion; where appropriate and available, some information relevant to the proposed expansion has been included in this evaluation. This review is compiled from information provided by Talison Lithium Australia Pty Ltd (Talison) and publicly available documents.
Talison holds the mining rights to lithium at the Project, and Global Advanced Metals (GAM) holds the rights to non-lithium minerals. GAM processes tantalum and tin extracted by Talison during mining activities within the Project area under their own Part V Environmental Protection Act 1986 Operating Licence. GAM is responsible for compliance with their Part V Operating Licence; however, Talison provides assistance to GAM in the form of environmental monitoring and reporting under a shared services agreement. As GAM operates within Talison-owned mining tenements and Mine Development Envelope (MDE), GAM’s compliance with environmental conditions associated with these approvals is the responsibility of Talison.
17.1Environmental Study Results
The mine is in the southwest of WA in the Shire of Bridgetown-Greenbushes. The town of Greenbushes is located on the northern boundary of the mine. The majority of the mine is within the Greenbushes Class A State Forest (State Forest 20) which covers 6,088 ha and is managed by the Department of Biodiversity, Conservation and Attractions (DBCA) as public reserve land under the Conservation and Land Management Act 1984 (CALM Act). The DBCA manages State Forest 20 in accordance with the Forest Management Plan that aims to maintain the overall area of native forest and plantation available for forest produce, including biodiversity and ecological integrity. The remaining land in the mine area is privately owned.
The Greenbushes region has been mined for various minerals since the 1880s, initially by alluvial mining via shafts and sluices, and later by dredging of deep alluvium. A smelter and associated crushing and dressing plant were constructed in 1900 and operated for four years, and several treatment plants also commenced operations at the same time (IT Environmental, 1999). Soft rock mining of the weathered pegmatite occurred in the 1970’s and was processed at multiple wet and dry treatment plants before being consolidated at a single Integrated plant site. Hard rock mining commenced in 1983, and a tin smelter, chemical plant, and Tailings Retreatment Plant were commissioned at the same time. Since this time, environmental studies and impact assessments have been completed to support project approval applications, some of which are summarized below.

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17.1.1    Flora and Vegetation
The mine is located in the Jarrah Forrest Bioregions under the Interim Biogeographic Regionalization of Australia classification system (Australian Government, 2012). Several flora and vegetation studies have been reported in support of project approvals, with the most recent detailed flora and vegetation surveys conducted in spring and autumn 2018 across areas proposed for the mine expansion and access corridors (Onshore Environmental, 2018a; Onshore Environmental, 2018b). A total of nine vegetation types have been mapped in the MDE that consists of two types of Eucalyptus Forest, two types of Corymbia Forest, Eucalyptus Woodland, Podocarpus Heath A, Hypocalymma Low Heath C, Melaleuca Forest and Pteridium Dense Heath A, with Allocasuarina Forest and Heath reported for the infrastructure corridors for access and pipelines.
No Threatened Ecological Communities, Priority Ecological Communities or threatened flora listed under the federal Environmental Protection and Biodiversity Conservation Act 1999 (EPBC Act) or the Western Australian Biodiversity Conservation Act 2016 (BC Act) have been reported in the vicinity of the mine site. The nearest population of threatened vegetation within the Mining Leases identified by Onshore Environmental (2012) are Caladenia harringtoniae in M01/3, approximately 560 m west of the southwest in a declared Environmentally Sensitive Area (ESA). One priority flora species (Priority 4 – rare and near-threatened), Acacia semitrullata, was recorded by Onshore Environmental in 2018 adjacent to State Forest 20.
The vegetation condition is predominantly rated as good or very good according to the classification developed by Keighery (1994), with degraded areas typically those that have been logged in the past, areas of historical mine rehabilitation (e.g., gravel pits), and pasture (Onshore Environmental, 2018a). A total of 886 introduced flora species have been reported, including three which are Declared Plants under the Biosecurity and Agriculture Management Act 2007, Bridal Creeper (Asparagus asparagoides), Blackberry (Rubus anglocandicans) and Sorrel (Rumex acetosella). The Project is located in an area at risk of Dieback (Phytophthora cinnamomi) that results in widespread vegetation death. Areas of infestation are known within the MDE and require ongoing management.
17.1.2    Terrestrial and Aquatic Fauna
Terrestrial Fauna
A number of fauna studies have been conducted in support of project approvals, most recently in 2011 and 2018 (Biologic, 2011; Biologic, 2018a; Harewood, 2018). There have been seven conservation significant fauna species recorded in the MDE. Recorded species listed under the EPBC Act includes the vulnerable Chuditch (Dasyurus geoffroii), the critically endangered Western Ringtail Possum (Pseudocheirus occidentalis), the endangered Baudin’s Cockatoo (Calyptorhynchus baudinii) and Carnaby’s Cockatoo (Calyptorhynchus latirostris), and the vulnerable Forest Red-tailed Black Cockatoo (Calyptorhynchus banksia naso). Species listed under the state’s BC Act includes two priority four species; Southern Brown Bandicoot (Isoodon fusciventer) and the Western Brush Wallaby (Notamacropus irma), and one conservation dependent species, the Wambenger Brush-tailed Phascogale (Phascogale tapoatafa wambenger). Additional species that may be present based on desktop assessments, but have not been recorded in the field, include three mammals, seven birds, and one reptile.

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The presence of the Black Cockatoos resulted in the determination of the waste rock dump expansion in 2016 to be a ‘controlled action’ under the EPBC Act and was conditionally approved with a requirement for biodiversity offsets and the protection of the habitat for this species
Six introduced mammals have been recorded in the MDE, pig (Sus scrofa), cat (Felis catus), rabbit (Oryctolagus cuniculus), fox (Vulpes vulpes), house mouse (Mus musculus), and the black rat (Rattus rattus).
Short Range Endemic (SRE) Species
A SRE species study conducted by Biologic (2018a; 2018b) was not able to conclude the regional significance of the 20 specimens collected due to limited available information regarding the taxonomy of those species. However, the Jarrah/Marri Forest and Jarrah/Marri Forest over Banksia, which is suitable habitat for SRE species, is well represented outside the MDE, and SRE species are likely to exist in the surrounding areas as well.
17.1.3    Surface and Groundwater
The region has a Mediterranean climate, with warm dry summers and cool wet winters, with average annual rainfall of 820 mm, mainly falling between April and September (Talison, 2019a). The active mining area lies along a topographic ridge which hosts the mineralized pegmatite zone. The majority of the mine is located in the Middle Blackwood Surface Water Area. Surface watercourses within the mining leases are all tributaries of the Blackwood River, which has the largest catchment in southwest WA, approximately 22,000 square kilometers (km2) (Centre of Excellence in Natural Resource Management, 2005). The entire river is registered as a significant Aboriginal site (Site ID 20434) that must be protected under the State Aboriginal Heritage Act 1972.
The topographic ridge diverts surface water either west into the Norilup Brook sub-catchment or east into the Hester Brook sub-catchment. The Project relies on surface water to supply mining activities; therefore, management of surface water between storage areas is important. The western catchment contains the mine infrastructure, processing plants, and TSFs. Surface water in the western catchment is stored in several dams that are part of the mine water circuit and that are impacted by mine waters, the Clean Water Dam, Austin’s Dam, Southampton Dam and Cowen Brook Dam. The Tin Shed Dam is the responsibility of GAM under their operating license. Schwenke's Dam and Norilup Dam are outside of the MDE, but can potentially receive water from the mine water circuit as a result of overflows from the Southampton Dam or Cowen Brook Dam respectively. Water discharges from Cowen Brook Dam or Southampton Dam are not permitted. The current Water Management Plan (Talison, 2020a) describes the Norilup Brook watercourse as fresh (500 to 1,500 microSiemens per centimeter (μS/cm)). The eastern catchment contains Floyds WRL which impacts the surface water. Discharges are permitted from Floyds Gully (below Floyds WRL) to Salt Water Gully which flows to the Hester Brook and onto the Blackwood River. The Hester Brook watercourse has elevated salinity (1,000 to 5,000 μS/cm).
Groundwater is not a resource in the local area due to the low permeability of the Archaean basement rock, as evidenced by low rate of groundwater ingress (approximately 5 L/s) into the existing Cornwall pit and underground workings (GHD, 2019a). In general, the mine site is underlain by a lateritic weathered basement of clays 15 to 40 m thick that has relatively low permeability (total hydraulic conductivity average 0.05 meters per day (m/d), range from 0.001 to 0.1 m/d) that is interpreted to limit the downward migration of water. Higher permeabilities are inferred to occur

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where the laterite is vuggy and have been identified from drilling data at the relatively sharp transition between the clays and the oxidized basement rocks (total hydraulic conductivity average 0.3 m/d, range from 0.05 to 1.3 m/d) (GHD, 2019a).
Earlier studies indicated that the pits would overflow to the south approximately 300 years after mine closure (Talison, 2016). More recent pit lake predictive modeling, however, suggests that water levels will stabilize in approximately 500 to 900 years (based on the mine expansion) and that water levels will remain 20 m below the pit limits and will, therefore, not overflow after closure (GHD, 2020). The results of this revised assessment are recommended to be confirmed by groundwater level and abstraction monitoring and additional hydrogeological investigations in order to describe the characterization of deeper bedrock hydraulic properties.
Paleochannels predominantly of sand between 2 m to 30 m thick are incised into the basement rock that traverse the MDE and were dredged as part of historically alluvial mining activities. Low-lying wetlands and surface water within the Project area, including the Austin’s and Southampton Dams, are coincident with the paleochannels and indicates a high degree of hydraulic connectivity between surface water and the alluvial material (GHD, 2019a). The channels also occur beneath the TSFs, which are unlined (Note: TSF4 – Cell 1 is proposed as partially lined), and connectivity between the channels and seepage derived from the TSFs was reported by GHD in 2014 (GHD, 2019b).
Groundwater quality is variable across the site based on groundwater quality monitoring and is inferred to be locally influenced by groundwater recharge from surface water, mineralization (resulting in elevated magnesium, carbonate, and low pH) or by possible influence of seepage derived from historic mine/dredge workings (GHD, 2019a). Background groundwater quality has been noted as difficult to determine due to a lack of monitoring wells upgradient from the mine, and as monitoring wells are located close to the TSFs and/or in the historically dredged channels (GHD, 2014). Some monitoring wells have been impacted by seepage; however, only one well was determined to be impacted by seepage in 2019, which is a shallow well south of TSF2 (GDH, 2019c).
Downstream surface or groundwater users consist of private rural holdings and State Forest 20 that typically use water for stock, pasture, and garden irrigation. Surveys of users with direct access to Norilup Brook and Waljenup Creek confirmed that water is not relied upon as a resource, and the higher salinity of Hester Brook indicates potential for seasonal stock use only (Talison, 2020a). Groundwater may also discharge as baseflow to watercourses in the area and, therefore, supports the ecological values of the Blackwood River (GHD 2019a).
17.1.4    Material Characterization
Several materials characterization studies of waste rock and tailings have been completed since 2000 and include analysis of the Floyds Dump drainage water quality between October 1997 and May 2013 (GCA, 2014), tailings seepage water quality between 1997 and 2014 (GHD, 2014), analysis of the potential for acid rock drainage and metal leaching (ARD/ML), and short-term tailings leach testing (GHD, 2023).
Waste Rock
Studies between 2000 and 2019 indicate:
•Waste rock is not typically acid generating, with average concentrations of 0.1% sulfur of waste rock and 0.006% sulfur for the pegmatite ore (GHD, 2019d). Sulfide-minerals (e.g., pyrrhotite) in

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the pit waste-zone are sporadic in distribution and invariably occur as trace components (GCA 2014).
•Waste rock that is potentially acid generating (PAG) are the granofels (metasediments) typically located in the footwall of the orebody. The amphibolite and dolerites also contain occasional stringers and pods of sulfides such as pyrite, pyrrhotite and arsenopyrite.
•Significant acid neutralizing capacity (ANC) has been shown to exist in waste rock and pit walls, predominantly in the amphibolite where frequent calcite veins occur (Baker 2014) and, therefore, leaching and mobilization of metals under acidic conditions is considered low risk (GCA, 2014; GHD, 2019d).
•Leachate analysis in 2019 concluded that there is a moderate risk that leaching of metals, such as arsenic, antimony, and lithium from waste rock, and may be a concern where there is hydraulic connection to groundwater and surface water systems (GHD, 2019d).
•The occurrences of high sulfur lithotypes are estimated to constitute less than 1% of the total volume of waste rock for the current mine plan (GCA, 2014). The mine expansion predicts that 17% of the mined waste rock will be PAG granofels (GHD, 2019d).
•Sulfide oxidation is occurring from Floyds Dump, as indicated by the elevated sulfate levels in the drainage water, which correlates seasonally with electrical-conductivity (EC) values within the range 2,500 to 3,500 μS/cm (GCA, 2014). Leach tests on 21 samples in 2019 suggest that elevated sulfate concentrations are due to the presence of granofels (GHD, 2019d).
•A close correlation of leachate-Li and leachate-SO4 concentrations for a granofels sample tested in 2002 suggests a dependence of Li solubility on sulfide-oxidation (GCA, 2014).
Further studies into the geochemistry of the waste rock are currently underway and should help clarify some of the uncertainties ahead of the proposed mine expansion.
Tailings
The mine produces two grades of lithium oxide for the processing plant: technical grade (greater than 3.8% lithium oxide), and chemical grade (greater than 0.7% lithium oxide). The process water pH is raised to 8.0 s.u. with the addition of sodium carbonate (Na2CO3) prior to deposition in the tailings dams, as slurry and ionic ratios provide an indicator to identify seepage. Tailings characterization studies indicate:
•Tailings and ore have a low sulfur content (less than 0.015%) and are without inherent mineralogy that can provide carbonate buffering capacity (GHD, 2016).
•Analysis of tailings assay results (1,932 samples) identified that arsenic, cesium, lithium, rubidium, and tungsten were relatively enriched, with tungsten likely to be derived from the tungsten carbide balls in the mill (GHD, 2016).
•An assessment of long-term tailings water quality, as measured from decants and ponds, were summarized between 2011 and 2014 and indicated that the water is slightly basic, with a dissolved salt content of between 800 and 11,200 mg/L, and elevated metals such as arsenic, lithium, boron, nickel, and zinc (GHD, 2016).
•Specific leaching studies have not been carried out on the tailings and ARD is considered unlikely considering the low sulfur content; however, leaching studies of the ore indicate a moderate risk for leaching of arsenic, antimony, lithium, and rubidium under neutral pH conditions (GHD, 2019d).
•More recent studies (GHD, 2023) suggest that tailings solids should not contribute to dissolved metals at concentrations above the relevant guidelines (freshwater aquatic and drinking water)

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once the residual decant is flushed from the pore spaces. However, additional field investigations were recommended to assess the distribution and cause of acidic and saline conditions observed in one test sample.
Soils
Soils have been characterized to consist of lateritic crests and upper hill (1a) slopes of sandy topsoil and gravelly sandy loam that are underlain by caprock at about 550 mm depth, lateritic mid and lower slopes (1b) sandy topsoil over gravelly sandy loam subsoil up to 1,100 mm depth, and sandy lower slopes and flats (2a) grey sand up to a minimum depth of 800 mm over laterite caprock (Talison, 2019a).
Radionuclides
Studies into the potential for radionuclides have consistently returned results that are below trigger values. This includes waste rock and ore samples (GHD, 2019d), radon flux assessments across the mine site (IT Environmental, 1999), and ongoing water monitoring for Radium-226 (Ra-226), and Radium-228 (Ra-228) within 20 monitoring wells, as required for the Licence.
17.1.5    Air Quality and Greenhouse Gas Assessment
The town of Greenbushes, located on the northern boundary of the MDE, has a population of about 365 people, and includes a primary school approximately 100 m north of the Cornwall pit (currently in care and maintenance) and several rural residences nearby. The local existing air quality is primarily influenced by mining, and to a lesser extent surrounding agricultural activities, vehicle movements, burning (including residential wood burners, bush fires) and mechanical land disturbance (Talison, 2019). Air quality is regulated under the operating Licence (L4247/1991/13) and monitored by a continuous high-volume air sampler with a particle matter (PM10) limit of 90 µg/L at a single location at the boundary between the mine and the town. Dust monitoring results show that the rare exceedances of the National Environment Protection (Ambient Air Quality) Measure (NEPM) limit (50 µg/L averaged over a 24-hour period) were attributed to bushfires and earthworks for water services near the sampler (DWER, 2020). The surface of the tailings is prone to dust generation, and dust is currently managed by a crop of rye grass on TSF1 which is not currently in use. In 2020, the method of tailings deposition was changed from a single discharge point to multiple spigots around the circumference to help minimize fugitive dust generation. Additional air quality samplers are planned for the monitoring network for the mine expansion and will determine the effectiveness of the new tailings deposition plan, and reduce uncertainties regarding potential exceedances of soluble barium, an issue identified by the Department of Health (DOH), suggesting that more stringent dust management measures may be required to manage dust emissions.
Reporting of greenhouse gas emissions is required annually under the National Greenhouse and Energy Reporting Act 2007, and emissions reports for the Greenbushes Lithium Operation – Facility show an increase from 60,506 t CO2-e (Scope 1 and 2) in 2017 to 79,030 t CO2-e (Scope 1 and 2) in 2019, a decrease to 74,526 t CO2-e (Scope 1 and 2) in 2021, and a substantive increase to 156,490 t CO2-e (Scope 1 and 2) in 2022 (Greenbase Environmental Accountants, 2018; Greenbase Environmental Accountants, 2019; Clean Energy Regulator, 2021; Clean Energy Regulator, 2022). According to Talison, the marked increase in 2022 was due to an increase in overall production requiring increased energy utilization (both electrical and diesel usage) as well as the commissioning of the Tailings Retreatment Plant. These figures are reported publicly, as they exceed the corporate

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threshold of 50,000 t CO2-e, and as the project also consumes more than 200TJ energy per year. Historical and current Scope 1 direct emissions have not exceeded 100,000 t CO2-e, which is the trigger for assessment under EPA guidelines (EPA, 2020); however, project expansion is projected to exceed this threshold in the future.
17.1.6    Noise, Vibration and Visual Amenity
Due to the proximity of the mine to the Greenbushes town, a safety berm/sound wall has been constructed. The mine is unable to meet the noise limits specified by the Environmental Protection (Noise) Regulations of 1997and has been granted approval to exceed the limits through the Environmental Protection (Talison Lithium Australia Greenbushes Operation Noise Emissions) Approval 2015 (a Regulation 17 exemption). GAM also operates under an identical approval, and the combined noise emissions cannot exceed the specified limits (Talison, 2019a). There were no reported noise exceedances in 2018 and 2019 (Herring Storer Acoustics, 2018; Talison, 2019b), one-blasting overpressure non-compliance was reported, and four noise and blasting complaints were received in the 2018 to 2019 Annual Environmental Report period. While several nighttime noise complaints were reported in 2020, 2021, and 2022, review of monitoring data did not indicate any regulatory exceedances. It was noted in the vibration assessment for the mine expansion that the current monitoring network is prone to false triggers due to the receiver locations. It is recommended that this is reviewed.
The mine and associated light spill are obscured from the town by the safety/ sound barrier; however, several rural residences located east of the mine and some sections of the South Western Highway can see Floyds Dump, a significant feature located between the open pits and the highway. Talison undertakes progressive rehabilitation of the Floyds Dump embankment with only active dumping areas exposed, and currently the mine is screened by the surrounding State Forest and undulating topography (Onshore Environmental 2018c).
17.1.7    Cultural Heritage
The Blackwood River (ID 20434) is the only registered Aboriginal heritage site of significance in the location of the mine and is a site of mythological significance as the home created by the Waugal and also a customary path from inland to the coast (Brad Goode and Associates, 2018). Cultural, archaeological, and ethnographic surveys that involved representatives of the Gnaala Karla Booja, South West Boojarah, and Wagyl Kaip Native Title Groups, and ethnographic consultation with the nominated Noongar representatives, were conducted in 2015, 2016, and 2018. No sites or artifacts of significance, as defined under Section 5 of the Aboriginal Heritage Act of 1972, were identified (Brad Goode and Associates, 2018).
There are no other cultural sites listed within the MDE, and the nearest (non-Aboriginal) heritage sites listed on the inHerit database of Western Australia are the Golden Valley Site 7.25 km northeast, and the Southampton Homestead approximately 6.5 km west of the mine. Local municipal listed cultural sites include several sites and buildings in Greenbushes town and the South Cornwall Pit (place number 6,639, Category 2) due to the continuous history of mining activity since 1903.
17.2Environmental Management and Monitoring
The mine operates under approvals that contain conditions for environmental management that include waste and tailings disposal, site monitoring, and water management. Primary approvals are

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authorized under the federal Environment Protection and Biodiversity and Conservation Act 1999 (Cwlth) (EPBC Act), the Environmental Protection Act 1986 (EP Act), including the environmental impact assessment approval for the proposed mine expansion (Ministerial Statement 1111), the operation of a prescribed premises (Licence L4247/1991/13), approval for the construction and commissioning of a prescribed premises for the proposed mine expansion (W6283/2019/1), and under the Mining Act 1978 under an approved Mine Closure Plan (Reg ID 60857) and several Mining Proposals (Section 17.3).
17.2.1    Environmental Management
The mine has operated using an Environmental Management System (EMS) that has been accredited under ISO 14001 since 2001 (Sons of Gwalia Ltd., 2004). The current ISO 14001:2015 certificate is valid until March 17, 2026. The mine has a Quality Management System accredited under ISO 9001. The current ISO 9001:2015 certificate is valid until September 5, 2025. The EMS was last accredited in March 2023 with no significant issues (Bureau Veritas, 2023) and key environmental management plans (EMP) must also be reviewed and approved by the regulatory authorities (under approval conditions):
•Conservation Significant Terrestrial Fauna Management Plan (Ministerial Statement 1111)
•Visual Impact Management and Rehabilitation Plan to minimize visual impacts including light spill (Ministerial Statement 1111)
•Disease Hygiene Management Plan to minimize impacts to flora and vegetation, including from marri canker and dieback (Ministerial Statement 1111)
•Water Management Plan (Licence L4247/1991/13)
•Noise Management Plan (Environmental Protection (Talison Lithium Australia Greenbushes Operation Noise Emissions) Approval 2015)
•Dust Management Plan reviewed by DWER
It was noted in the EPA’s environmental impact assessment report for the proposed expansion (2019) that the mine “has been operating since 1983 with no significant impacts to the environment having occurred as a result of activities at the Mine during this time.”
Additional management plans include:
•Conservation Management Plan for Exploration on E70/5540 in Hester State Forest
•Waste Minimization and Management Plan
•Heritage Management Plan
•Integrated Pest Management Plan
•Hydrocarbon Management (Storage, Disposal and Maintenance and Cleanup Plans)
•Emergency Management Plan (and location specific Emergency Repossess Plans)
17.2.2    Tailings and Waste Disposal
Tailings Disposal
Tailings are disposed of as a slurry from the processing plant into the active TSF2 under the Operation Manual – Tailings Storage Facility (Talison, 2020). TSF1 commenced operations around 1970 (GHD, 2014) and was originally used for tin mining operations prior to the 1990’s, and later for hard rock mining tailings deposition until 2006 (Talison, 2011). TSF1 is currently covered with rye

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grass to minimize dust. TSF3 is currently partially rehabilitated and was originally used for tantalum tailings. All the TSFs are unlined (Note: TSF4 – Cell 1 is to be partially lined):
•The tailings dams have been classified in accordance with ANCOLD guidelines (2012) as Significant for TSF1, High C for TSF 2, and Low for TSF2, and that Hazard Rating for all three TSFs are Category 1 in accordance with the Code of Practice for Tailings Storage Facilities in Western Australia (DMP, 2013).
•The emergency actions and response plans for the TSFs are defined using Trigger Actions Response Plans for actions to be taken at different escalation levels for flooding, seepage, embankment instability or damage, and earthquake scenarios.
•Seepage was identified in the shallow aquifer (paleochannels) in six bores; however, the deep aquifer was not impacted (GHD, 2014). Recent monitoring data only confirm one well.
•Seepage from the western embankment of TSF2 has been reported in the AERs since 2015. Significant works have been undertaken since 2017 to install buried pipe collector drains that transport the seepage to the mine water circuit. The requirement for ongoing active seepage management is due to the location of the TSF over the shallow sand aquifer/paleochannels.
•The tailings deposition strategy was updated in the winter of 2020 to include multiple spigots around the circumference of TSF2 to minimize dust generation during the summer months.
•Tailings deposited in TSF3 have been classified as predominantly NAF, with small quantities of PAG material generated as a result of sulfide flotation concentrate. Management of the small quantities of PAG material was by co-disposal with the NAF material (GCA, 1994).
•TSF3 has already been closed and partially rehabilitated. On closure, the TSFs will be capped, landscaped, and rehabilitated. The final design is not yet determined.
It is recommended that the closure designs for the TSFs are undertaken as soon as possible.
Waste Rock Disposal
Potentially hazardous waste rock has been managed on the site since 2003, whereby waste rock with a sulfide content greater than 0.25% is segregated for special treatment. In 2014, it was estimated that approximately 1% of samples of waste met this criterion (Baker, 2014). The site currently manages waste rock under the Waste Rock Management Plan (OPM-MP-11000, issued 2020) and Environmentally Hazardous Waste Rock Management (GEO-PR-2024, issued 2018). Waste rock with a sulfide content greater than 0.25%, or arsenic content greater than 1.000 ppm, is segregated with high sulfide material encapsulated in an unlined cell in the center of Floyds Dump, and material containing high arsenic is sent to the TSF. Historically, high arsenic material was sent to the Integrated Plant (IP) Waste Rock Dump which is no longer active (IT Environmental, 1999). The embankments of Floyds Dump are re-graded to 18o batters and covered with topsoil or weathered growth media for rehabilitation.
17.2.3    Water Management
The mine is reliant on surface water and operates under a holistic Water Management Plan (WMP) which has been revised to include the current approval conditions for the mine expansion (Talison, 2020). The mine water circuit operates as a closed system and is comprised of the four primary storage dams (Southampton Dam, Austin’s Dam, Clear Water Dam, Cowen Brook Dam), the TSF2 decant (Clear Water Pond), pits, seepage drains, collection sumps, and associated pipelines and pumps. The mine is currently upgrading the water circuit with the installation of additional pipeline

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tracks which will permit the movement of water between all the primary water storages to manage levels during periods of high rainfall. Contaminated water and seepage are pumped to the Clear Water Dam, which is the primary source of water for the adjacent processing plants. The Cornwall Pit and Vultan Pit are currently being used for water storage, but this will change with the proposed mine expansion.
Water levels and quality are monitored throughout the water circuit, as per the conditions of the Licence (L4247/1991/13). The primary source of arsenic in the mine water circuit was historically from tantalum processing activities and was contained within the Tin Shed Dam under GAM’s responsibility, with some precipitation into dam sediments (Talison, 2017). Current arsenic and lithium sources are from lithium processing and pit dewatering. Over time, the water quality of the mine water circuit has shown increasing levels of arsenic and lithium. In 2014, arsenic remediation units (ARU) were established to manage arsenic concentrations which have now stabilized below license limits, and the ARUs have recently been replaced with a larger capacity unit. Lithium concentrations are planned to be managed at a Water Treatment Plant (WTP), currently being commissioned, which will remove lithium by reverse osmosis and is located at the Clear Water Dam.
Offsite discharge of water from the Southampton Dam and the Cowan Brook Dam is explicitly prohibited in the Licence due to potential downstream receptors from the accumulation of lithium and metals/metalloids in the mine water circuit, and connection to seepage from TSF2 via the underlying aquifer. Prior to 2018, discharges were permitted from the Cowen Brook Dam, and typically occurred during the winter months. Talison anticipates that water treatment will improve the quality of water to acceptable discharge levels in the future. In the meantime, Talison has received approval to raise the Cowan Brook Dam embankment to increase storage capacity and is seeking approval of the same for the Southampton and Austins dams. They are also seeking approval to construct a new water dam in Salt Water Gully. The dam raising projects are expected to improve conditions for downstream receptors relative to the baseline (2022) conditions.
Discharge remains permitted from emission points specified in the Licence (L4247/1991/13) and Works Approval (W6283/2019/1) which are Floyds North and Floyds South (adjacent to Floyds Dump), Carters Farm and Cemetery.
There has been no predictive modeling of the pit lake water quality as far as SRK is aware, and this is recommended to inform closure management strategies. There is potential for site water management to be required post-closure until seepage from TSF2 attenuates.
17.2.4    Solid Waste Management
Talison is required under Licence (L4247/1991/13) to dispose of solid waste in the waste rock dump by landfill (no more than 200 t) or by burial (batches of no more than 1,000 whole tires), or at a licensed third-party premises. Talison was non-compliant with the landfill criteria in the 2018-2019 AER period due to increased operations. The Licence was subsequently amended to allow disposal of 450 t of inert waste annually, an increase of 250 t/y from the previous Licence condition.
17.2.5    Environmental Monitoring
DEMIRS and DWER are charged with ensuring that mining projects comply with environmental conditions. Specific requirements for compliance and ambient monitoring are defined in the Licence (L4247/1991/13) and Works Approval (W6283/2019/1). The monitoring results for the Licence must

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be reported to the DWER on an annual basis and include point source emissions to surface water including discharge and seepage locations, process water monitoring, permitted emission points for waste discharge to surface water, ambient surface water quality and ambient groundwater quality monitoring, ambient surface water flow and each spring, complete an ecological assessment of four sites upstream and six sites downstream of the Norilup Dam.
The Mines Safety and Inspection Regulations 1995 require the mining industry to regularly sample for atmospheric contaminants and report the results to DEMIRS. Certain conditions on sampling for atmospheric contaminants are detailed in the regulations to ensure samples are representative and use approved procedures.
17.3Project Permitting Requirements
17.3.1    Legislative Framework
Australia has a robust and well-developed legislative framework for the management of the environmental impacts from mining activities. Primary environmental approvals are governed by the federal EPBC Act and the environmental impact assessment process in Western Australia is administered under Part IV of the Environmental Protection Act 1986 (EP Act). Additional approvals in Western Australia are principally governed by Part V of the EP Act and by the Mining Act 1978 (Mining Act) as well as several other regulatory instruments.
17.3.2    Primary Approvals
The mine is currently approved under the EPBC Act and Part IV of the EP Act.
Environmental Protection and Biodiversity and Conservation Act 1999 (Cth)
The mine was referred to the federal Department of Environment and Heritage (now called the Department of Climate Change, Energy, the Environment and Water - DCCEEW)) under the EPBC Act in 2013 for expansion of the waste rock dump, and in 2018 for further expansion of the waste rock dump and tailings storage facilities. The works were determined to be a ‘controlled action’ due to potential impacts to listed threatened species and ecological communities and was approved with conditions for biodiversity offsets and to protect the habitat of black cockatoos (EPBC 2013/6904 and EPBC 2018/8206).
Part IV, Environmental Protection Act 1986 (WA)
The principal legislative framework in Western Australia for environmental and social impact assessment is the EP Act. Assessments under Part IV of the EP Act are made by the Environmental Protection Authority (EPA), an independent statutory authority. Under the EP Act, projects that have the potential to cause significant impacts to the environment are referred to the EPA which determines if a proposal should be formally assessed. At the completion of the Part IV assessment process, the EPA provides advice to the Minister for the Environment who then, taking in to account the advice of the EPA and other relevant Ministers and decision-making authorities, determines whether or not an approval should be granted. If the Minister decides to grant approval, a Ministerial Statement is issued. The current operations do not require approval under part IV of the EP Act. The proposed mine expansion has been approved, and the Project now operates under Ministerial Statement 1111 (MS1111). MS1111 authorizes the clearing of up to 350 ha of native vegetation.

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17.3.3    Other Key Approvals
Part V, Environmental Protection Act 1986 (WA)
DWER administers Part V, Division 3 of EP Act, which involves the regulation of emissions and discharges from ‘Prescribed Premises’ as defined by the Environmental Protection Regulations 1987 (Schedule 1). Mining (in general) is not a prescribed activity; however, pit dewatering, ore processing, storage of tailings, crushing and screening, and power generation are among the prescribed activities regulated by the DWER.
A license is required for the operation of Prescribed Premises. Talison holds Licence L4247/1991/13, which was originally granted on December 12, 2013. The Licence, and subsequent amendments, is valid until December 27, 2026. The Licence (as of the effective date of this report) authorized operation of Category 5 Prescribed Premises, processing or beneficiation of metallic or non-metallic ore, up to 5.0 Mt/y of processing capacity and 5.0 Mt/y deposited tailings (amended December 19, 2022). Following the effective date of this report, the Licence was further amended to approve an increase in the Category 5 processing capacity to 7.1 Mt/y.
The site operates two chemical grade processing plants (CGP 1 and 2) and one TSF (TSF2). TSF3 is closed and has been rehabilitated, and TSF1 is not currently receiving tailings and is approved for use only for emergency deposition.
Off-site discharge of water from the Southampton Dam and the Cowan Brook Dam is explicitly prohibited in the Licence due to the high risk from accumulation of lithium and metals/metalloids in the mine water circuit.
A Works Approval (W6283/2019/1) was granted on April 2, 2020, for the construction and commissioning of additional processing plants, a crusher, and a tailings retreatment plant to increase the processing capacity of spodumene ore to a maximum of 11.6 Mt/y, and the Project’s current management and operating strategies include compliance with the conditions of the Works Approval.
Clearing authorization (for example, through a clearing permit) is required for the disturbance of native vegetation under the EP Act. Talison holds two clearing permits (in addition to Ministerial Statement 1111), CPS 5056/2 valid until December 27, 2026, for clearing up to 120 ha for mine disturbances and CPS 5057/1 valid until December 27, 2026, for clearing up to 10 ha for rehabilitation purposes outside the mine development envelope. Offset proposals are required under these permits to address residual impacts to the Forest Red-tailed Black Cockatoo, Baudin’s Cockatoo and Carnaby’s Cockatoo.
Mining Act 1978 (WA)
The environmental impacts of mining and related activities are also assessed by DEMIRS, the statutory body for the regulation of mineral exploration and associated resource development activities. Environmental and social assessment requirements are defined by the Statutory Guideline for Mining Proposals and the Statutory Guidelines for Mine Closure Plans which are enabled under Section 70O of the Mining Act and the MCP must be revised a minimum of every three years. The commitments made in mining proposals for a project generally accrue rather than superseding each other, so that obligations arising from earlier approvals become binding. The applicable mining proposals and approvals are shown in Table 17-1.
A Mining Proposal and MCP must be approved by the DEMIRS before mining activities commence and must contain a description of all the relevant environmental approvals and statutory

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requirements that must be obtained and that will affect the environmental management of the Project. A Memorandum of Understanding (MoU) exists between the DEMIRS and some other regulatory agencies to minimize duplication of effort and to enable consultation in cases where expertise relating to a particular type of impact resides with another agency.
Table 17-1: Summary of Previous Mining Act Approvals

Reference ID	Title	Approval Date	Activities
14168	Greenbushes Tantalum/Lithium Project, Greenbushes Western Australia (NOI 747)	August 1991	Extension of mining into hard rock from Cornwall pit and Spodumene (C3) pits. Upgrade of plant/facilities for hard rock processing.
15064	Proposed Construction of Lithium Carbonate Plant – Greenbushes Mine	July 1994	Construction and operation of a lithium carbonate plant.
15785	Letter of Intent – Extension to IP Waste Dump	January 1997	Expansion of the Integrated Plant Waste Rock Landform (IP WRL) to the south. Final height 330 m above height datum (mAHD) (1,330 m reduced level (mRL)) and total footprint of 60 ha.
15942	Letter of Intent – Extension to Tantalum Pit Sound Wall	April 1997	Extension of the sound wall either side of the Cornwall pit. The sound wall will be 10 m high and have a 25° slope on the town side.
15898	Letter of Intent – Building of New Workshop on IP Waste Dump	April 1997	Establishment of a heavy vehicle workshop on the IP WRL.
16158	Preliminary Project Proposal Continuation of Hard-Rock Mining (NOI 3131)	October 1999	Ten-year mining plan to 2013. Completion of mining at Cornwall and moving to the Central Lode area. Increased ore mining rate and PTPP capacity from 1.5 Mt/y to 2.5 Mt/y.
NOI 3384, 16771	Proposal to Vary the Existing NOI For the Continuation of Hard Rock Mining to Include Underground Mining	August 2000	Establishment of an underground decline to access ore below the Cornwall pit.
NOI 4870, 18245	Tailing Management New Cell NOI M01/6 & G01/2	October 2005	Establishment of an additional tailings storage cell, Tailings Storage Facility #2 (TSF2), to the west of the existing TSF1.
NOI 5221, 18589	Letter of Intent – Greenbushes Tailings Rehabilitation Trial	April 2006	Rehabilitation of historic Tailings Storage Facility #3 (TSF3) to trial cover options for TSFs.
30733	Lithium Plant Expansion Mining Proposal 2011.	July 2011	Expansion of Lithium processing capacity to 1.75 Mt/y.
45382	2013 Mining Proposal – Continuation of Hardrock Mining III (M01/3, M01/6, M01/7, M01/16, G01/1 & G01/2	April 2014	Mine plan for 2014 to 2035 based on the lithium reserve. Expansion of Floyds Waste Rock Landform (Floyds). Expanded Central Lode pit combining existing pits. Expansion of lithium process capacity to 3.3 Mt/y. Further embankment rise of TSF1 and TSF2.
56542	Mining Proposal – 2015 Tailing Storage Expansion (M01/6 & G01/2)	2016	Embankment raises of TSF2 to 280 mAHD (1,280 mRL).

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63657	CG Plant #2 2016 Lithium Processing Plant Upgrade (M01/6 & G01/2)	April 2017	Increase processing capacity to 4.7 Mt/y through construction of Chemical Grade Plant #2 (CGP2) and Chemical Grade Plant #3 (CGP3) – stage crusher.
70390	2017 Mining Proposal – Tenements M01/6	December 2017	Construction of an additional crusher, new Clear Water Dam (CWD) and a Water Treatment Plant (WTP) to reduce lithium concentration within the Mine Water Circuit (MWC).
80328	2019 Mining Proposal Infrastructure	20 September 2019	Clearing of up to 350 ha, increase processing capacity to 9.5 Mt/y of ore and 2.1 Mt/y of tailings (retreatment) through construction of CGP3/Chemical Grade Plant #4 (CGP4) and Tailings Retreatment Plant (TRP), construct new Mine Service Area (MSA), Explosives Facility, MAR.
87604	Talison Infrastructure 2020 on Mining Lease 01/03	June 2020	Infrastructure and road works for vehicle access to explosives magazine and batching facility, perimeter security fencing, and services corridors.
95694	Talison Infrastructure 2021	April 2021	MSA boundary extension, MDE expansion for Gate 5 access transport corridor, and expansion and realignment of infrastructure corridor adjacent to TSF2.
96748	TSF2 Buttressing and Ground Stability Enhancement Project	July 2021	Ground stability enhancement works and buttressing of TSF2 embankment to support lift to 1,275 mRL.
101871	Talison Pit Domain Amendment 2021	Feb 2022	Amendment of mine pit footprint.
102901	Mining Proposal Tailings Storage Facility #4 (TSF4) and Re-mining TSF1	Feb 2022	Development of new TSF4 and re-mining of historical TSF1.
111238	10 year Mine Plan	December 2022	Mining Proposal and Mine Closure Plan: development of an expanded open pit
115051	Mining proposal- Temporary Accommodation camp	February 2023	Development of temp accommodation camp.
115689	Mining Proposal- Cowan Brook Dam Raise and Accommodation village	June 2023	Raise of Cowan Brook Dam Spillway and construction of accommodation village.
119573	Greenbushes Lithium Operation – Tailings Facility #4 and Re-Mining Tailings Facility #1 Mining Proposal – Revision 6 Version 1	July 2023	Development of new TSF4 with partial bituminous geomembrane lining of Cell 1 and re-mining of historical TSF1.
Source: Talison Lithium Australia Pty Ltd., 2023.

Aboriginal Heritage Act 1972 (WA)
The Aboriginal Heritage Act 1972 (AH Act) provides for the protection of all Aboriginal heritage sites in Western Australia regardless of whether they are formally registered with the administering

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authority, the Department of Planning, Lands and Heritage (DPLH). Overall, the surveys have not identified any heritage sites; therefore, Section 18 consents are not required at this time.
Contaminated Sites Act 2003 (WA)
The mine has five registered contaminated sites due to known or suspected contamination of hydrocarbons and metals in soil, and elevated concentrations of metals in groundwater and surface water (Site IDs 34013, 73571, 73572, 75019, and 75017). While the area of potential contamination may be limited, the Act registers the entire legal parcel of land as ‘contaminated,’ even if the entire parcel of land is not actually affected by contamination. The classification of the Mine as ‘Contaminated – Restricted use’ restricts land for commercial and industrial uses only. The mine cannot be developed for more sensitive uses, such as recreation open space or residential use without further contamination assessment and/or remediation.
17.3.4    Environmental Compliance
The mine has not incurred any significant environmental incidents. Reportable incidents in the 2022-2023 AER period totaled approximately 100 incidents and consist primarily of spills, followed by water or tailings incidents, flora and fauna incidents, and dust incidents. Figure 17-1 provides a summary of incident frequency and type reported at the mine for the past 5-year period (since the 2018-19 reporting period).
Source: Talison Lithium Australia Pty Ltd., 2023. 2022-2023 Annual Environmental Report: L4247/1991/13
Figure 17-1: Environmental Events Summary Since the 2018-19 Reporting Period

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Complaints comprised nine complaints for noise and blasting, seven dust complaints, two light spillage complaints, one litter complaint, and one water quality complaint. The following exceedances of a descriptive or numerical limit occurred during the 2022-2023 reporting period for the Licence:
•The lithium concentration in treated process water from the reverse osmosis water treatment plant (WTP) exceeded the numerical limit of 0.5 milligrams per liter (mg/L) in seven (7) weekly spot samples.
•The arsenic concentration in treated process water from the arsenic remediation unit (ARU) exceeded the numerical limit of 0.1 mg/L in 19 weekly spot samples.
All exceedances were reported to DWER. These exceedances were not considered to be environmental incidents, so details are not included in the environmental incident summary in the 2022-2023 AER.
DWER note in the Works Approval decision report (2020) that there have been 36 dust related complaints since the 2015/2016 reporting period; however, dust monitoring for Licence L4247/1991/13 from previous years (2010-2019) confirms consistent dust measurements well below the NEPM standard, with results over 50 µg/m3 observed on only rare occasions.
17.4Local Individuals and Groups
The mining tenure for the mine was granted in 1984 and, therefore, is not a future act as defined under the Native Title Act 1993 (a ”future act” is an act done after January 1, 1994, which affects Native Title). The mine is, therefore, not required by law to have obtained agreements with the local native title claimant or determined groups. Nonetheless, Talison regularly engages and maintains strong ties and working relationships with local Aboriginal people and Traditional Custodians of the area, including, but not necessarily limited to, policies and practices regarding employment, contracting, establishing advisory groups, etc. Talison recognizes the Traditional Custodians’ unique connections to their lands and waters, lore, language, kinship, and ceremony, particularly the Gnaala Karla Booja, Karri Karrak, and Wagyl Kaip Southern Noongar, whose traditional lands intersect the land on which Talison operates and works.
Greenbushes is within the South West Native Title Settlement agreement area between the Noongar people and the Western Australian (WA) Government. The Settlement, in the form of six ILUAs, was negotiated between the Noongar people and the WA Government and commenced on February 25, 2021, with the intent to elevate economic, social, and community outcomes of the Noongar people.
Also, as part of its efforts to build stronger communities, six multi-year partnerships have been established with key groups which directly influence local communities. These partnerships have a strong focus on education and health for people of all ages. In 2022, Talison signed two new multi-year partnerships. Specific details regarding the local communities and partnerships can be found in the Talison Lithium 2022 Sustainability Report.
The mine lies immediately south of the town of Greenbushes and maintains an active stakeholder engagement program and information sessions to groups such as the “Grow Greenbushes.” Senior mine management reside in the town. Talison promotes local education (the Greenbushes Primary School and tertiary sponsorships) and provides support community groups with money and services (allocated in the Environmental and Community budget).
Talison has two agreements in place with local groups:

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•Blackwood Basin Group (BBG) Incorporated – offset management agreement whereby BBG have agreed to manage and improve the condition of native vegetation for the purpose of the Black Cockatoo offset requirements.
•Tonebridge Grazing Pty Ltd. – site conservation agreement for the protection and improvement of native vegetation to protect Black Cockatoo habitat.
In addition, Talison entered into a revised MOU for the delivery of environmental offsets with the Department of Biodiversity, Conservation and Attractions (DBCA) in 2022.
17.5Mine Reclamation and Closure
17.5.1    Closure Planning
The requirements for Mine Closure Plans (MCPs) in Western Australia are defined in the Mining Act 1978 and the Statutory Guidelines for Mine Closure Plans (DEMIRS, March 2020) which is statutory guidance under s70O(1) of the Mining Act (1978). Talison has a MCP prepared in 2022/2023 (GHD, 2023a) to cover current conditions at the site and future activities for the following 10 years.
Talison states in in the 2022 MCP that the closure concept for the Greenbushes site is to re-integrate the mine into the surrounding state forest. All of the project facilities would be part of the re-integration including artificial landforms such as tailings storage, two contoured waste rock dumps, and a large pit void.
Based on progressive rehabilitation that has been performed at the site, Talison believes that the rehabilitated landscape will be stable and non-polluting. However, the site is currently classified as Contaminated: restricted use and water from several areas does not meet current discharge criteria. Talison has stated this does not impact the proposed use to allow native fauna and general public to conduct normal activities and has included activities in the MCP to address current and potential sources of contamination. Short-term leach tests conducted on unsaturated tailings solids in early 2023 (GHD, 2023b) indicate that long-term, arsenic in long tailings seepage may exceed both the freshwater aquatic guidelines after closure and arsenic, antimony, and lithium may exceed drinking water guidelines.
In 2020, Talison commissioned a pit lake water balance study (GHD, 2020) which evaluated a range of climate scenarios to assess post-closure pit lake conditions. The analysis indicated that in all scenarios the pit lake is predicted to remain a weak to moderate terminal sink and the pit is not predicted to discharge to surface water.
Department of Biodiversity Conservation and Attractions (DBCA) indicated clear objectives with regard to the post-mining landscape and the return of state forest values including biodiversity, conservation, forestry, water recreational and riverine elements. This objective does not necessarily exclude passive recreation or wetland activities. The closure concept for the mine is to rehabilitate the disturbed areas of the site to become unallocated crown land (UCL).
The mine is one of the largest employers in the region with a large percentage of mine employees and contractors residing in both the Bridgetown-Greenbushes and Donnybrook-Balingup Shire districts. Mine closure is likely to have a significant impact on the economies of both shires. Stakeholder consultation has been ongoing throughout the LoM with rural landholders with particular reference to downstream water usage, Post-Mining Land Uses (PMLU) and mine expansions.

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The Broad Principal Closure Objectives are:
•Post-mining land use has been identified and is compatible with the surrounding land use
•Post-mining land use is achievable and acceptable to the future landowner/manager
•The Environment is safe, non-polluting, and stable, and will not be the cause of any environmental or public safety liability and has an acceptable contamination risk level for the intended land use
•Potential hazardous substances are removed from site and/or the location of buried or underground hazards is defined and adequately demarcated
•The Environment can be integrated into the post-closure management practices without the input of extraordinary resources above that which could reasonably and normally be expected, unless otherwise agreed by the future landowner
•The Environment is able to support functional landforms, soil profiles, ground and surface water systems, and ecological communities for the agreed post mining land-use
•Any built infrastructure is removed, unless otherwise agreed by the future landowner/manager and so long as the maintenance of the infrastructure is not inconsistent with all these objectives
The 2023 MCP delineates nine closure domains (Table 17-2), with Talison responsible to all facilities but two, with the responsibility falling on to Global Advanced Metals Greenbushes (GAMG) who have the rights to the non-lithium minerals and ownership of the Tantalum processing facilities.
Table 17-2: Reclamation and Closure Domains

Domain Features	Area (ha)	Domain Features	Area (ha)
Mine Void Waste Rock Landforms	306.6	Waste Rock Landforms	539.6
Central Lode Pit		Floyds WRL
Kapanga Pit Underground Portal (Legacy)		Noise Bund
Cornwall		RoM / TRP RoM
North Cornwall		MSA
Stockpiles
Water Circuit	123.8	Tailings Storage Facilities	425
Dams (CWD, Cowan Brook, Southampton and Austins)		TSF1 / TSF2 / TSF3 / TSF4
Drains
Infrastructure – Process	123.8	Infrastructure – Other	27.9
CGP1 / CGP2 / CGP3		Admin Area
TGP		Explosives Batch Facility
TRP		Magazine
WTP		Southampton Pump Shed
132Kv Substation / Powerline Corridor
Village
Roads and Hardstand	111.6	GAMG	27.6
Roads (sealed)		TaSP
Tracks (unsealed)		Tin Shed Dam
Laydowns and other hardstand		Infrastructure-Other
Car parking		Roads and hardstand
Vegetation-remnant
Vegetation-rehabilitated
Vegetation	110.3
Vegetation-Remnant within disturbed area
Vegetation-Rehabilitated within disturbed area
Source: Greenbushes Lithium Mine 2022 Mine Closure Plan, Talison Lithium Pty Ltd, 04 January 2023

Ongoing progressive closure of inactive areas of the site has been ongoing for more than 10 years in some areas and continues to provide data that will be used to determine the effectiveness of some of the proposed closure activities included in the MCP.

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Although the 2023 closure plan for the site states that monitoring will continue for 10 years post-closure, Talison is currently working towards accreditation under the Initiative for Responsible Mining (IRMA) standard, which requires a minimum of 25 years post-closure monitoring unless completion criteria have been achieved. Post-closure activities currently documented in the closure plan will comprise of a 10-year monitoring schedule for the following:
•Surface water flows
•Monthly water quality
•Ground water monitoring
•Dust monitoring
•Monthly TSF inspections and seepage checks
•Annual TSF geotechnical reviews
•Pit wall stability
•Pit void water levels
•Weed monitoring
•Flora and fauna assessments
•Monthly rehabilitation slope stability
•Feral animal monitoring
•Monthly water dam inspections
Proposed monitoring methods must be able to demonstrate trends towards the agreed site-specific completion criteria and environmental indicators for a sufficient timeframe.
17.5.2    Closure Cost Estimate
MCP financial provisions are required to be prepared with transparent and verifiable methodology with uncertainties and assumptions clearly documented (DMP and EPA, 2015). A cost estimate for immediate (unplanned) closure of Greenbushes has been prepared by Talison using the Victorian Government Rehabilitation bond calculator (dpi-bond-calculator-24-feb-2011) as a template to assist them in identifying and costing the rehabilitation, decommissioning, and monitoring requirements for the Greenbushes site. As stated within their closure plan, Talison’s initial closure costs were calculated in 2013, with these costs escalated annually using Perth, Western Australia inflation rates. The Victorian Government bond calculator uses predefined third-party unit rates based on the typical current market ‘third party rates’ as of July 2010, which may overestimate or underestimate closure costs for Western Australia. Where more accurate costing information was available, that was used in lieu of the default third-party rate as prescribed in the Victorian bond calculator. A more accurate closure cost estimate should be prepared using Western Australian third-party rates or quoted estimates based on ‘first principles.’
The September 2023 closure cost estimate totaled AU$62,434,282, of which AU $59,235,736.40 represents Talison’s portion of the operation.
The closure cost estimate for Greenbushes only addresses immediate mine closure. SRK was not provided a Life-of-Mine (LoM) closure cost estimate, which, although not a regulatory requirement, is industry best practice and consistent with sustainable development goals (Department of Industry, Innovation and Science, 2016). The LoM closure costs include rehabilitation, closure, decommissioning, monitoring, and maintenance following closure at the end of the mine life and are typically much higher than the immediate closure due to a greater final footprint. Early recognition of

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mine closure costs aids financial planning, long-term budgeting, and mine plans, and promotes improved strategies for progressive rehabilitation. It provides a more accurate representation of the total closure liability for the Greenbushes operation.
17.5.3    Performance or Reclamation Bonding
Western Australia does not require a company to post performance or reclamation bonds. However, all relevant tenement holders in Western Australia are required to annually report surface disturbance and make contributions to a pooled mine rehabilitation fund (MRF) based on the type and extent of disturbance under the Mining Rehabilitation Fund Act 2012 (MRF Act). Each operator supplies the areas of disturbance for each facility type, and a standard rehabilitation cost is applied to each. Therefore, the cost used to estimate the annual contribution to the MRF may not reflect the actual cost to close the mine, as it does not use site-specific information, and is unlikely to include all of the activities that would be required to close the mine. The pooled fund can be used by DEMIRS to rehabilitate mines where the tenement holder/operator has failed to meet their rehabilitation obligations and finances have not been able to be recovered. The interest earned on the pooled fund is used for administration and to rehabilitate legacy abandoned mine sites.
However, the Statutory Guidelines for Mine Closure Plans (DEMIRS, March 2020) states that “DEMIRS may require a fully detailed closure costing report to be submitted for review, and/or an independent audit to be conducted on the report to certify that the company has adequate provision to finance closure. Where appropriate, the costing report should include a schedule for financial provision for closure over the life of the operation.” If requested by DEMIRS, tenement holders are required to provide financial assurance for mine closure to ensure that adequate funds are available and that the government and community are not left with unacceptable liabilities. The financial assurance process and methodology must be transparent and verifiable, with assumptions and uncertainties that are clearly documented, and based on reasonable, site-specific information. As of the preparation of this report, DEMIRS has not requested that Talison provide financial assurance for the Greenbushes operation; but Talison does submit annual payments to the MRF in accordance with the MRF Act.
17.5.4    Limitations on the Current Closure Plan and Cost Estimate
The latest closure cost estimate available for review was the September 2023 updated estimate. It includes the facilities that currently exist on site and expansion of Floyd’s Dump. The model used to prepare the closure cost estimate was developed in the State of Victoria. Its purpose is to provide the Victorian government with an assessment of the closure liabilities at the site and form the basis of financial assurance. However, because Western Australia does not require operators to post a financial assurance and, instead relies on a pooled fund, SRK believes this cost estimate may not have been reviewed in detail by the WA Government. Furthermore, this model was created in 2011, and uses fixed unit rates developed by a consultant to the government. These rates have been increased for inflation since that time using Perth CPI indices. However, the CPI increases reported in the model are for June 2022 and indicate a total 23.3% increase since 2013 when the cost model was created by the Victorian Government. This appears to be low considering the most recent global inflation numbers.
Talison used this model to prepare a cost estimate in the event that the government requires demonstration of adequate financial assurance for the site. This type of estimate typically reflects the

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cost that the government agency responsible for closing the site in the event that an operator fails to meet their obligation. If Talison, rather than the government, closes the site in accordance with their current mine plan and approved closure plan, the cost of closure is likely to be different from the financial assurance cost estimate approved by the government.
There are a number of costs that are typically included in the financial assurance estimates that would only be incurred by the government, such as government contract administration. Other costs, such as head office costs, a number of human resource costs, taxes, fees and other operator-specific costs that are not included in the financial assurance cost estimate would likely be incurred by Talison during closure of the site. Because Talison only provided a financial assurance estimate using the Victoria model, SRK was not able to prepare a comparison of the two types of closure cost estimates. The actual cost could be greater or less than the financial assurance estimate.
There is no documentation on the basis of the unit rates used in the Victoria model and the government of Victoria was unable to provide any information regarding the accuracy of the rates. Because of this, SRK cannot validate any of the unit rates used in the model or the overall cost estimate.
Furthermore, because closure of the site is not expected until 2042, the closure cost estimate represents future costs based on current site conditions. In all probability, site conditions at closure will be different than currently expected and, therefore, the current estimate of closure costs is unlikely to reflect the actual closure cost that will be incurred in the future.
17.5.5    Potential Material Omissions from the Closure Plan and Cost Estimate
As noted above, the closure plan and current cost estimate is based on the assumption that the mine site will be stable and non-polluting following completion of the closure measures included in the closure plan. However, there are several aspects of the project that may require additional measures to be implemented at the site to achieve this goal.
The site currently treats mine water collecting in the Southampton and Cowan Brook Dams prior to discharge due to elevated levels of arsenic and lithium in the water. The sources of elevated lithium and arsenic in the mine water circuit include dewatering water from the pit. Although some testing in early 2023 indicates that seepage from tailings solids will improve over time, the tests also indicate the potential for arsenic to remain above the freshwater aquatic and drinking water guidelines after closure. If perpetual, or even long-term, treatment of water is required to comply with discharge requirements, the closure cost estimate provided by Talison could be materially deficient.
17.6Adequacy of Plans
In general, current plans are considered sufficient to address any significant issues related to environmental compliance, permitting, and local individuals or groups. Additional studies such as waste rock characterization, noise and dust monitoring, and mine closure are recommended for the proposed mine expansion.
17.7Commitments to Ensure Local Procurement and Hiring
The mine has no formal commitments to ensure local procurement and hiring, although informal policies are in place for consideration of Aboriginal and Traditional Custodians with regards to employment and contracting.

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The mine applies a fatigue management policy that requires staff to have a maximum workday of 13 hours that includes travel to and from home (Distance from Work ADM-ST-014, 2018). Staff operating on a 12-hour workday must live within a 30-minute drive of the mine (approximately 50 km), and those on an 8-hour workday must live within 1.5 hours of the mine site (approximately 120 km). This policy limits the radius of staff employment to the local region, with the majority of staff residing within 50 km.

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18Capital and Operating Costs
Estimation of capital and operating costs is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations. For this report, capital and operating costs are estimated to a PFS-level with a targeted accuracy of +/- 25%. However, this accuracy level is only applicable to the base case operating scenario and forward-looking assumptions outlined in this report. Therefore, changes in these forward-looking assumptions can result in capital and operating costs that deviate more than 25% from the costs forecast herein.
Cost presented here are presented on a 100% basis with no adjustment for Albemarle’s ownership in the operation.
18.1Capital Cost Estimates
Summary LoM capital costs are shown in Table 18-1.
Table 18-1: Life-of-Mine Capital Costs

Category	LoM Cost (AU$ million)	Distribution (%)
Expansionary Development	319.7	11.9%
Plant & Equipment Expansion	1,586.1	59.0%
Tailings Addition	46.0	1.7%
Sustaining Development	106.9	4.0%
Leases	0.4	0.0%
Plant & Equipment Sustaining	567.7	21.1%
Closure	62.4	2.3%
Total	2,689.3	100.0%
Source: SRK, 2023

Total LoM capital expenditures are estimated at AU$2,689 million. Talison classifies capital expenditures as either expansionary or sustaining. A discussion of both types of capital expenditures is presented below.
18.1.1    Expansionary Capital Costs
Planned LoM capital expenditures that are characterized as expansionary are shown in Table 18-2.
Table 18-2: Life-of-Mine Expansionary Capital Costs

Category	LoM Cost (AU$ million)
Expansionary Development
TSF4	227.6
New Water Storage Dam Construction	73.9
Other	18.2
Plant and Equipment Expansion
CGP3	491.8
CGP4	721.6
Permanent Accommodation Village	107.1
Other	265.7
Tailings Addition – Expansion
TSF 1 tailings lift	46.0
Total Expansionary Capital	1,951.8
Source: SRK, 2023

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LoM expansionary capital expenditures are estimated at AU$1,952 million. The majority of the capital expenditure is related to the construction of the CGP 3 and CGP 4 processing facilities. CGP 3 is currently under construction and CGP 4 is scheduled to start construction in 2024. SRK’s review of the Talison capital expenditure buildups confirmed that the estimates typically include contingency. The contingency is embedded within the line-item expenditures in Table 18-2. SRK review indicates that all contingency amounts were less than 15%.
18.1.2    Sustaining Capital Costs
Planned LoM capital expenditures that are characterized as sustaining are shown in Table 18-3.
Table 18-3: Life-of-Mine Sustaining Capital Costs

Category	LoM Cost (AU$ Million)
Sustaining Development
Drilling & Exploration	65.6
TSF1	26.2
TSF2	4.2
Other	11.0
Leases
Vehicles	0.4
Plant and Equipment
CGP 1 Mag Separation	16.3
Other (General LoM Spend)	551.4
Closure
Closure	62.4
Total Sustaining Capital	737.5
Source: SRK, 2023

LoM sustaining capital expenditures are estimated at AU$737 million, including estimated closure costs. The assumption is that Talison will continue to rely on a contractor for open pit mining and, accordingly, no mining equipment costs have been included in the sustaining capital cost estimate. No contingency is included in the sustaining capital shown in Table 18-4.
18.2Operating Cost Estimate
The LoM operating costs are summarized in Table 18-4. No contingency is included in the operating cost estimates.
Table 18-4: Life-of-Mine Total Operating Cost Estimate

Category	LoM Total Cost (AU$ million)	LoM Unit Cost (AU$/t-processed)	Distribution (%)
Mining	7,035	47.44	33%
Processing	6,955	46.91	33%
G&A	1,777	11.99	8%
Water Treatment	237	1.60	1%
Market Development	8	0.05	0%
Concentrate Shipping	1,880	12.68	9%
Other Transport and Shipping Costs	60	0.40	0%
Government Royalty	3,165	21.34	15%
Total	21,116	142.42	100%
Source: SRK, 2023

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The LoM total operating cost is AU$142.42 per tonne processed. On a combined basis, mining and processing make up approximately 66% of total LoM total operating cost.
A discussion of the cost categories comprising the total operating cost estimate is presented below.
18.2.1    Mine Operating
The LoM mine operating costs are summarized in Table 18-5.
Table 18-5: Mine Operating Costs

Category	LoM Total Cost (AU$ million)	LoM Unit Cost (AU$/t-mined)
Mining Overheads	422	0.49
Drill and Blast	1,440	1.67
Load and Haul	4,562	5.29
RoM Loader	373	0.43
Stockpile Rehandle	147	0.17
Grade Control Assays	8	0.01
Rockbreaking	82	0.10
Total	7,035	8.16
Source: SRK, 2023

The operating cost estimate is based on recent actual costs and the load and haul rates specified in the mining contract, which includes appropriate adjustments for rise and fall. Load and haul costs are variable depending on the pit bench from which the material is mined and whether the destination is the RoM pad, a long-term stockpile, or a waste dump.
The LoM unit operating cost is AU$8.16 per t mined from the open pit (AU$22.94 per bcm mined). On a total material movement basis (which includes tonnes of ore re-handled from long-term stockpiles), the LoM unit cost is AU$7.78 per t moved.
The mine operating cost profile over the life of the operation is shown in Figure 18-1.

LoM values are provided in Table 19-12
Source: SRK, 2023
Figure 18-1: Mine Operating Cost Profile

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Mine operating costs remain in a relatively constant range until the final three years of open pit mining (2038 to 2041) when the annual mining rate decreases, and the deepest benches of the open pit are mined. The spike in the unit costs on a per tonne mined basis in 2040 is due to fewer in situ tonnes being mined from the pit and more tonnes being rehandled from long-term stockpiles.
18.2.2    Processing Operating Costs
The LoM processing costs are summarized in Table 18-6.
Table 18-6: Process Operating Costs

Category	LoM Total Cost (AU$ million)	LoM Unit Cost (AU$/t-processed)
Crushing
Crushing Plant 1	649	17.50
Crushing Plant 2	553	13.29
Crushing Plant 3	490	13.29
Crushing Plant 4	435	13.29
Subtotal Crushing Plants	2,127	14.34
Technical Grade Plant
Variable Costs	180	56.96
Chemical Grade Plant 1
Variable Costs	1,121	33.03
Chemical Grade Plant 2
Variable Costs	1,319	31.73
Chemical Grade Plant 3
Variable Costs	1,170	31.73
Chemical Grade Plant 4
Variable Costs	1,038	31.73
Subtotal All Plants	4,829	32.57
Source: SRK, 2023

The average LoM crushing cost is AU$14.34/t crushed. The average LoM processing cost for the Technical Grade Plant is AU$56.96/t processed. For Chemical Grade Plant 1, Chemical Grade Plant 2, Chemical Grade Plant 3, and Chemical Grade Plant 4 the LoM average processing costs are AU$33.03/t-processed, AU$31.73/t-processed, AU$31.73/t-processed, and AU$31.73/t-processed, respectively. The average LoM combined crushing and processing cost is AU$46.91/t processed. The estimate of processing costs is based on Talison’s recent actual costs. The processing costs exclude the crusher feed loader and the mobile rockbreaker.
18.2.3    Other Operating Costs
Other operating costs consist of general and administrative costs (G&A), water treatment and marketing development as shown Table 18-7.
Table 18-7: Other Operating Costs

Category	LoM Total Cost (AU$ million)	LoM Unit Cost (AU$/t-processed)
G&A
Site G&A	1,777	11.99
Water Treatment	237	1.60
Market Development	8	0.05
Total Other Operating Costs	2,022	13.64
Source: SRK,2023

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The other operating costs (G&A, water treatment and market development) are generally fixed over the life of the project and average approximately AU$110 million per year over the life of the mine. The expenditure is expected to roughly double from current levels over the next 5 years as the processing capability as the site expands and requires additional management and infrastructure and the site management increases ESG-related spend. The estimate of other operating costs is based on Talison’s recent forward-looking forecasts.
18.2.4    Shipping and Transportation Costs
Shipping and other transportation costs are shown Table 18-8.
Table 18-8: Shipping and Transportation Costs

Category	LoM Total Cost (AU$ million)	LoM Unit Cost (AU$/t-processed)
Shipping	1,880	12.68
Product Handling	60	0.40
Total Other Operating Costs	1,940	13.08
Source: SRK, 2023

Costs for shipping and transportation are estimated based on Talison’s recent actual costs, near term budgets and rates from current contracts.
18.2.5    Royalties
LoM royalty payments are estimated at AU$3,165 million based on application of a 5% government royalty. The royalty is applicable to estimated LoM gross revenue from concentrate sales after deducting shipping costs to China.

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19Economic Analysis
19.1General Description
SRK prepared a cash flow model to evaluate Greenbushes’ ore reserves on a real basis. This model was prepared on an annual basis from the reserve effective date to the exhaustion of the reserves. This section presents the main assumptions used in the cash flow model and the resulting indicative economics. The model results are presented in U.S. dollars (US$), unless otherwise stated.
All results are presented in this section on a 49% basis reflective of Albemarle’s ownership unless otherwise noted. Technical and cost information is presented on a 100% basis to assist the reader in developing a clear view of the fundamentals of the operation.
As with the capital and operating cost forecasts, the economic analysis is inherently a forward-looking exercise. These estimates rely upon a range of assumptions and forecasts that are subject to change depending upon macroeconomic conditions, operating strategy and new data collected through future operations.
19.1.1    Basic Model Parameters
Key criteria used in the analysis are presented throughout this section. Basic model parameters are summarized in Table 19-1.
Table 19-1: Basic Model Parameters

Description	Value
TEM Time Zero Start Date	July 1, 2023
Mine Life (years)	19
Discount Rate	10%
Source: SRK, Albemarle

All costs incurred prior to the model start date are considered sunk costs. The potential impact of these costs on the economics of the operation is not evaluated. This includes contributions to depreciation and working capital as these items are assumed to have a zero balance at model start.
The model continues one year beyond the mine life to incorporate closure costs in the cashflow analysis.
The selected discount rate is 10% as directed by Albemarle. Note that this discount rate is higher than the 8% utilized in pit optimization.
19.1.2    External Factors
Exchange Rates
As the operation is located in Australia, the operating and capital costs are modeled in AU$ and converted to US$ within the model. The foreign exchange rate for the model was provided by Albemarle, is held constant over the life of the model and is presented in Table 19-2.
Table 19-2: Modeled Exchange Rate

FX Rate	AU$:US$	0.68
Source: Albemarle

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Pricing
Modeled prices are based on the prices developed in the Market Study section of this report. The prices are modeled as US$1,500/t concentrate over the life of the operation. This price is a CIF price and shipping costs are applied separately within the model.
All concentrate streams produced by the operation are modeled as being subject to the price presented above.
Taxes and Royalties
As modeled, the operation is subject to a 30% income tax. All expended capital is subject to depreciation over a 20 year period. Depreciation occurs via a reducing balance method with a 2x multiplier. No existing depreciation pools are accounted for in the model.
As the operation is located within Western Australia, the operation is subject to a royalty of 5%. The amount of revenue subject to the royalty is the project’s gross revenue less deductions for shipping costs.
SRK notes that the project is being evaluated as a standalone entity for this exercise (without a corporate structure). As such, tax and royalty calculations presented here may differ significantly from actuals incurred by Albemarle.
Working Capital
The assumptions used for working capital in this analysis are as follows:
•Accounts Receivable (A/R): 30 day delay
•Accounts Payable (A/P): 30 day delay
•Zero opening balance for A/R and A/P
19.1.3    Technical Factors
Mining Profile
The modeled mining profile was developed by SRK. The details of mining profile are presented previously in this report. No modifications were made to the profile for use in the economic model. The modeled profile is presented on a 100% basis in Figure 19-1.

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Source: SRK
Figure 19-1: Greenbushes Mining Profile (Tabular Data in Table 19-12)

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A summary of the modeled life of mine mining profile is presented in Table 19-3.
Table 19-3: Greenbushes Mining Summary

LoM Mining	Units	Value
Total Ore Mined	Mt	145.4
Total Waste Mined	Mt	716.6
Total Material Mined	Mt	862.0
Average Mined Li2O Grade	%	1.82%
Contained Li2O Metal Mined	Mt	2.6
LoM Strip Ratio	Num#	4.93x
Source: SRK

Processing Profile
The processing profile was developed by SRK and results from the application of stockpile logic to the mining profile external to the economic model and includes some existing stockpile material. No modifications were made to the profile for use in the economic model. The modeled profile is presented on a 100% basis in Figure 19-2.

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Source: SRK
Figure 19-2: Greenbushes Processing Profile (Tabular Data in Table 19-12)

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The production profile was developed by SRK and results from the application of processing logic to the processing profile external to the economic model. No modifications were made to the profile for use in the economic model. The modeled profile is presented on a 100% basis in Figure 19-3.

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Source: SRK
Figure 19-3: Greenbushes Production Profile (Tabular Data in Table 19-12)

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A summary of the modeled life of mine processing profile is presented on a 100% basis in Table 19-4.
Table 19-4: Greenbushes Processing Summary

LoM Processing	Units	Value
TECH Plant
Plant Feed (LoM)	Mt	3.2
Average Annual Feed Rate	kt/y	350.8
Average Feed Grade (Li2O)%		3.70%
Average Mass Yield	%	37.96%
CGP 1
Plant Feed (LoM)	Mt	33.9
Average Annual Feed Rate	kt/y	1,786.1
Average Feed Grade (Li2O)%		2.25%
Average Mass Yield	%	27.61%
CGP 2
Plant Feed (LoM)	Mt	41.6
Average Annual Feed Rate	kt/y	2,310.0
Average Feed Grade (Li2O)%		1.71%
Average Mass Yield	%	17.71%
CGP 3
Plant Feed (LoM)	Mt	36.9
Average Annual Feed Rate	kt/y	2,304.4
Average Feed Grade (Li2O)%		1.70%
Average Mass Yield	%	17.88%
CGP 4
Plant Feed (LoM)	Mt	32.7
Average Annual Feed Rate	kt/y	2,337.5
Average Feed Grade (Li2O)%		1.51%
Average Mass Yield	%	15.34%
Source: SRK

Operating Costs
Operating costs modeled in Australian dollars and can be categorized as mining, processing and SG&A costs. No contingency amounts have been added to the operating costs within the model. All cost information in this section is presented on a 100% basis. A summary of the operating costs over the life of the operation is presented in Figure 19-4.

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Source: SRK
Figure 19-4: Life of Mine Operating Cost Summary (Tabular Data in Table 19-12)

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The contributions of the different operating cost segments over the life of the operation are presented in Figure 19-5.
Source: SRK
Figure 19-5: Life-of-Mine Operating Cost Contributions

Mining
The mining cost profile was developed external to the model and was imported into the model as a fixed cost on an annual basis in Australian dollars. Within the model, the cost was converted to US$ using the long term exchange rate of 0.68 AU$:1:00 US$. The result of this approach is presented in Table 19-5 on a 100% basis.
Table 19-5: Greenbushes Mining Cost Summary

LoM Mining Costs	Unit	Value
Mining Cost	US$ million	4,783
Mining Cost	US$/t mined	5.55
Source: SRK

Processing
Processing costs were incorporated into the model as variable costs. Variable costs are applied to the tonnage processed each processing plant. Table 19-6 presents the variable cost on a per tonne basis for each plant. The CR 1 crushing facility process ore for both the TECH plant and the CGP 1 plant.

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Table 19-6: Variable Processing Costs

Processing Area	Unit	Value
Crushing (CR 1)	AU$/t	17.50
Crushing (CR 2)	AU$/t	13.29
Crushing (CR 3)	AU$/t	13.29
Crushing (CR 4)	AU$/t	13.29
TECH Plant	AU$/t	56.96
CGP 1	AU$/t	33.03
CGP 2	AU$/t	31.73
CGP 3	AU$/t	31.73
CGP 4	AU$/t	31.73
Source: SRK

Within the model, the cost was converted to US$ using the long term exchange rate of 0.68 US$:AU$ The result of this approach is presented in Table 19-7 on a 100% basis.
Table 19-7: Greenbushes Processing Cost Summary

LoM Processing Costs	Unit	Value
Processing Costs	US$ million	4,730
Processing Cost	US$/t processed	31.90
Source: SRK

SG&A
SG&A costs were incorporated into the model as annual fixed and variable costs. The fixed cost component is presented on a 100% basis in Table 19-8. Note that Year 1 is a partial year.
Table 19-8: SG&A Fixed Costs

Item	Unit	Value
		Op Yr 1 (partial)	Op Yr 2	Op Yr 3	Op Yr 4	Op Yr 5+
G&A	AU$ million	30.7	76.1	82.8	92.3	99.7
Water Treatment	AU$ million	2.3	11.9	12.5	12.8	13.2
Market Development	AU$ million	0.4	0.4	0.4	0.4	0.4
Source: SRK

Variable SG&A costs consist of the transport and shipping costs associated with moving the operation’s product to the selling point. These costs are presented on a 100% basis in Table 19-9.
Table 19-9: SG&A Variable Costs

Item	Unit	Value
Shipping	AU$/t concentrate	63.62
Other Transport and Shipping Costs	AU$/t concentrate	2.03
Source: SRK

Within the model, the cost was converted to US$ using the long-term exchange rate of 0.68 AU$:US$ The result of this approach is presented in Table 19-10 on a 100% basis.
Table 19-10: Greenbushes SG&A Cost Summary

LoM SG&A Costs	Unit	Value
SG&A Costs	US$ million	2,694
SG&A Cost	US$/t concentrate	91.17
Source: SRK

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Capital Costs
As the operation is an existing mine, no initial capital has been modeled. Sustaining capital is modeled on an annual basis and is used in the model as developed in previous sections. No contingency amounts have been added to the sustaining capital within the model. Closure costs are modeled as sustaining capital and are captured as a one-time payment the year following cessation of operations. The modeled sustaining capital profile is presented on a 100% basis in Figure 19-6. Note that the first modeled year is a partial year.

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Source: SRK
Figure 19-6: Greenbushes Sustaining Capital Profile (Tabular Data in Table 19-12)

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19.2    Results
The economic analysis metrics are prepared on annual after-tax basis in US$. The results of the analysis are presented in Table 19-11. The results indicate that, at a concentrate price of US$1,500/t CIF China, the operation returns an after-tax NPV at 10% of US$8.86 billion (US$4.34 billion attributable to Albemarle). Note, that because the mine is in operation and is valued on a total project basis with prior costs treated as sunk, IRR and payback period analysis are not relevant metrics. Information about the economic result of the operation in this section is presented on a 49% basis (portion of the project attributable to Albemarle). Information about the technical aspects of the mining operation (tonnes, grade, costs, recoveries, etc.) is presented on a 100% basis to provide clear visibility into the underlying asset and aid the reader in resolving the information presented here to earlier sections in this report where the information is developed.
Table 19-11: Indicative Economic Results (Albemarle)

LoM Cash Flow (Unfinanced)	Units	Value
Total Revenue	US$ million	21,716
Total Opex	US$ million	(5,981)
Operating Margin	US$ million	15,735
Operating Margin Ratio	%	72%
Taxes Paid	US$ million	(4,219)
Free Cashflow	US$ million	9,565
Before Tax
Free Cash Flow	US$ million	13,785
NPV at 10%	US$ million	6,120
After Tax
Free Cash Flow	US$ million	9,565
NPV at 10%	US$ million	4,339
Source: SRK

The economic results and back-up chart information for charts within this section are presented on an annual basis in Table 19-12, Table 19-13, and Figure 19-7.

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Source: SRK
Figure 19-7: Annual Cashflow Summary (Albemarle) (Tabular Data in Table 19-12)

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Table 19-12: Greenbushes Annual Cashflow (on an attributable basis)

US$ in millions
Counters
Calendar Year			2023 (partial)	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043
Days in Period			184	366	365	365	365	366	365	365	365	366	365	365	365	366	365	365	365	366	365	365	365
Escalation
Escalation Index			1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00
Project Cashflow (unfinanced) – (Albemarle)
Revenue	US$ million	21,716.5	431.1	872.7	1,009.2	1,184.5	1,405.7	1,585.4	1,588.3	1,584.7	1,328.2	1,240.8	1,237.8	1,251.2	1,242.8	1,143.0	1,148.2	1,133.8	1,142.3	1,161.9	24.9	-	-
Operating Cost	US$ million	(5,981.4)	(98.2)	(200.4)	(264.0)	(279.4)	(346.3)	(386.2)	(388.4)	(398.7)	(392.1)	(383.4)	(385.0)	(397.4)	(374.7)	(394.5)	(391.6)	(302.6)	(297.5)	(254.6)	(46.3)	-	-
Working Capital Adjustment	US$ million	0.0	(54.3)	(0.8)	(6.1)	(13.1)	(12.7)	(11.2)	(0.3)	1.1	20.5	6.7	0.2	(0.1)	(1.2)	10.0	(0.8)	(6.1)	(1.1)	(4.9)	76.1	(1.8)	-
Royalty	US$ million	(1,054.5)	(20.9)	(42.4)	(49.0)	(57.5)	(68.3)	(77.0)	(77.1)	(76.9)	(64.5)	(60.3)	(60.1)	(60.8)	(60.3)	(55.5)	(55.8)	(55.1)	(55.5)	(56.4)	(1.2)	-	-
Sustaining Capital	US$ million	(896.1)	(148.9)	(221.5)	(138.1)	(198.3)	(14.1)	(10.7)	(9.9)	(9.9)	(9.9)	(9.9)	(10.2)	(14.9)	(14.9)	(14.9)	(9.9)	(9.9)	(9.9)	(9.9)	(9.9)	(20.8)	-
Other Government Levies	US$ million	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Tax Paid	US$ million	(4,219.2)	-	(93.6)	(184.5)	(198.2)	(240.5)	(279.0)	(319.7)	(321.3)	(318.4)	(248.3)	(227.0)	(226.6)	(227.5)	(232.5)	(198.6)	(201.5)	(224.6)	(229.1)	(248.1)	-	-
Project Net Cashflow	US$ million	9,565.3	108.8	313.9	367.5	437.9	723.8	821.2	792.8	779.0	563.9	545.6	555.7	551.5	564.3	455.6	491.5	558.7	553.7	607.0	(204.4)	(22.6)	-
Cumulative Net Cashflow	US$ million		108.8	422.7	790.2	1,228.2	1,952.0	2,773.2	3,565.9	4,344.9	4,908.8	5,454.4	6,010.1	6,561.6	7,125.9	7,581.4	8,072.9	8,631.6	9,185.3	9,792.3	9,587.9	9,565.3	9,565.3
Source: SRK

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Table 19-13: Greenbushes Key Project Data (100% basis)

US$ in millions
Counters
Calendar Year			2023 (partial)	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040	2041	2042	2043
Days in Period			184	366	365	365	365	366	365	365	365	366	365	365	365	366	365	365	365	366	365	365	365
Escalation
Escalation Index			1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00	1.00
Operating Cost (LoM) – (100% Basis)
Mining Cost	US$ million	4,783.5	75.0	139.7	223.6	201.3	271.3	309.1	313.5	334.8	341.7	343.7	347.2	371.6	325.7	372.2	366.1	185.2	174.4	85.6	1.9	-	-
Mining Cost	US$/t mined	5.55	6.0	5.6	5.6	5.0	5.1	5.2	5.2	5.2	5.2	5.2	5.3	5.6	4.9	5.6	6.3	7.5	8.0	12.9	-	-	-
Fixed SG&A Costs	US$ million	1,374.8	22.7	60.1	65.1	71.8	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	77.0	-	-
Processing Cost	US$ million	4,729.6	76.5	156.3	188.8	225.1	273.1	305.7	305.7	305.7	300.9	286.4	286.4	286.4	286.4	286.4	286.4	286.4	286.4	286.4	14.1	-	-
Variable SG&A	US$ million	1,319.1	26.2	53.0	61.3	71.9	85.4	96.3	96.5	96.3	80.7	75.4	75.2	76.0	75.5	69.4	69.7	68.9	69.4	70.6	1.5	-	-
Royalty Costs	US$ million	2,152.1	42.7	86.5	100.0	117.4	139.3	157.1	157.4	157.0	131.6	123.0	122.7	124.0	123.2	113.3	113.8	112.4	113.2	115.1	2.5	-	-
Mining Profile – (100% Basis)
Ore Mined	kt	145,391	2,450	4,900	4,900	6,000	9,150	9,750	9,750	9,750	9,750	9,750	9,807	8,980	9,850	9,850	7,305	9,850	9,850	3,748	-	-	-
Waste Mined	kt	716,632	9,950	19,900	35,100	34,000	43,850	50,250	50,250	54,750	56,250	56,250	56,193	57,020	56,150	56,150	50,825	14,973	11,867	2,905	-	-	-
Li2O Grade Mined (%)%		1.82%	2.32%	2.03%	2.03%	2.10%	2.10%	2.06%	2.12%	1.85%	1.65%	1.77%	1.64%	1.82%	1.63%	1.59%	1.51%	1.51%	1.72%	2.16%	-	-	-
Mill Feed Profile – (100% Basis)
TECH Plant Ore Feed	kt	3,158	191	388	382	382	382	382	382	382	286	-	-	-	-	-	-	-	-	-	-	-	-
TECH Plant Feed Grade	%	3.70%	3.80%	3.70%	3.50%	3.50%	3.50%	3.86%	3.82%	3.83%	3.84%	-	-	-	-	-	-	-	-	-	-	-	-
CGP1 Plant Ore Feed	kt	33,936	943	1,910	1,904	1,904	1,904	1,920	1,920	1,920	1,920	1,920	1,920	1,920	1,920	1,920	1,920	1,920	1,920	1,920	410	-	-
CGP1 Plant Feed Grade	%	2.25%	2.50%	2.50%	2.50%	2.50%	2.50%	2.50%	2.50%	2.50%	2.20%	2.20%	2.20%	2.20%	2.20%	2.00%	2.00%	2.00%	2.00%	2.00%	0.91%	-	-
CGP2 Plant Ore Feed	kt	41,580	1,123	2,320	2,313	2,313	2,313	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	-	-	-
CGP2 Plant Feed Grade	%	1.71%	1.80%	1.80%	1.80%	1.80%	1.80%	1.80%	1.80%	1.80%	1.70%	1.70%	1.70%	1.70%	1.70%	1.60%	1.60%	1.60%	1.60%	1.57%	-	-	-
CGP3 Plant Ore Feed	kt	36,871	-	-	1,087	2,272	2,313	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	-	-	-
CGP3 Plant Feed Grade	%	1.70%	-	-	1.80%	1.80%	1.80%	1.80%	1.80%	1.80%	1.70%	1.70%	1.70%	1.70%	1.70%	1.60%	1.60%	1.60%	1.60%	1.57%	-	-	-
CGP4 Plant Ore Feed	kt	32,725	-	-	-	-	1,525	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	2,400	-	-	-
CGP4 Plant Feed Grade	%	1.51%	-	-	-	-	1.80%	1.80%	1.80%	1.80%	1.40%	1.40%	1.40%	1.40%	1.40%	1.40%	1.40%	1.40%	1.40%	1.39%	-	-	-
Production Profile – (100% Basis)
TECH Plant Mass Yield	%		40.74%	38.07%	32.77%	32.78%	32.70%	42.35%	41.35%	41.40%	41.85%	-	-	-	-	-	-	-	-	-	-	-	-
TECH Plant Concentrate Production	kt	1,199	78	148	125	125	125	162	158	158	120	-	-	-	-	-	-	-	-	-	-	-	-
CGP1 Plant Mass Yield	%		31.35%	31.31%	31.41%	31.46%	31.44%	31.42%	31.51%	31.50%	26.74%	26.66%	26.65%	26.82%	26.74%	23.52%	23.50%	23.47%	23.51%	24.04%	8.27%	-	-
CGP1 Plant Concentrate Production	kt	9,368	296	598	598	599	599	603	605	605	513	512	512	515	513	452	451	451	451	462	34	-	-
CGP2 Plant Mass Yield	%		18.96%	19.03%	19.06%	19.07%	18.92%	18.91%	18.96%	18.93%	17.41%	17.45%	17.45%	17.59%	17.49%	16.00%	16.08%	15.95%	16.02%	16.39%	-	-	-
CGP2 Plant Concentrate Production	kt	7,365	213	441	441	441	437	454	455	454	418	419	419	422	420	384	386	383	384	393	-	-	-
CGP3 Plant Mass Yield	%		-	-	19.23%	19.64%	19.41%	19.33%	19.42%	19.36%	17.78%	17.76%	17.76%	17.98%	17.82%	16.22%	16.40%	16.10%	16.29%	16.48%	-	-	-
CGP3 Plant Concentrate Production	kt	6,593	-	-	209	446	449	464	466	465	427	426	426	431	428	389	394	386	391	396	-	-	-
CGP4 Plant Mass Yield	%		-	-	-	-	19.83%	19.76%	19.87%	19.76%	13.73%	13.80%	13.64%	13.91%	13.75%	13.76%	13.81%	13.45%	13.64%	13.76%	-	-	-
CGP4 Plant Concentrate Production	kt	5,021	-	-	-	-	302	474	477	474	330	331	327	334	330	330	331	323	327	330	-	-	-
Capital Profile – (100% Basis)
Expansionary Development	US$ million	217.4	51.2	68.8	40.0	43.4	13.9	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Plant & Equipment Expansion	US$ million	1,078.6	213.4	303.6	215.1	336.4	10.0	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Tailings Addition - Expansion	US$ million	31.3	-	-	-	-	-	-	-	-	-	-	0.7	10.2	10.2	10.2	-	-	-	-	-	-	-
Sustaining Development	US$ million	72.7	15.3	15.9	17.1	22.9	1.5	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Leases	US$ million	0.3	0.2	0.1	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Plant & Equipment Sustaining	US$ million	386.0	23.9	63.6	9.6	2.1	3.3	21.9	20.1	20.1	20.1	20.1	20.1	20.1	20.1	20.1	20.1	20.1	20.1	20.1	20.1	-	-
Closure	US$ million	42.5	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	42.5	-
Total	US$ million	1,828.7	304.0	452.1	281.8	404.8	28.8	21.9	20.1	20.1	20.1	20.1	20.8	30.3	30.3	30.3	20.1	20.1	20.1	20.1	20.1	42.5	-
Source: SRK

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19.3    Sensitivity Analysis
SRK performed a sensitivity analysis to determine the relative sensitivity of the operation’s NPV to a number of key parameters. This is accomplished by flexing each parameter upwards and downwards by 10%. Within the constraints of this analysis, the operation appears to be most sensitive to mined lithium grades, commodity prices and recovery or mass yield assumptions within the processing plant.
SRK cautions that this sensitivity analysis is for information only and notes that these parameters were flexed in isolation within the model and are assumed to be uncorrelated with one another which may not be reflective of reality. Additionally, the amount of flex in the selected parameters may violate physical or environmental constraints present at the operation. Figure 19-8 illustrates the results of the analysis.
Source: SRK
Figure 19-8: Greenbushes NPV Sensitivity Analysis (Albemarle)

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20Adjacent Properties
SRK notes that no adjacent properties are relevant or material to the study or understanding of the Greenbushes property. Minor exploration areas exist on the same property discussed herein, and there is potential for disclosure of additional materials from these areas if they are developed.

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21Other Relevant Data and Information
SRK includes the following information as it involves future expansion options at the Greenbushes site and the reader should be aware that they could have an impact on the overall production, economics, and roll on impact of permitting.
21.1Technical Grade Plant (TGP)
The TGP plant operation is discussed in detail in Section 14.1. The TGP has operated historically for many years. The material feeding the plant is identified in the geologic model, then detailed grade control drilling is conducted in the pit. The results of the grade control assays are then used by Talison to assign which material is processed through the TGP. Feed to TGP is defined primarily by Li2O grade and the iron grade that will achieve the final product iron quality specification for SC7.2. The iron grade for the plant feed is governed by mineralogy and is modeled using oxides of manganese, calcium, potassium, sodium and lithium in plant feed.
21.2Tailings Retreatment Plant (TRP)
Greenbushes has developed and installed a Tailings Reprocessing Plant (TRP) to reprocess tailings at a rate of 2 Mt per year from Tailings Storage Facility 1 (TSF1). The TRP is planned to process approximately 10 Mt of tailings. The TRP processing facilities include an oxide flotation plant capable of processing 2.0 Mt/y of reclaimed tailings, nominally grading 1.4% Li2O at a design feed rate of 250 tph, to produce 285 kt/y of Spodumene concentrate grading 6.0% Li2O. Feed to the TRP is by a dedicated mining fleet operated by a Mining Contractor with experience in tailings reclamation. Feed is directly loaded into the plant by a fleet of mining trucks or stored on a RoM stockpile adjacent to the feed bin. Mining is conducted on a day shift only basis, with the processing plant fed by front end loader from the RoM during night shift. The TRP is located adjacent to and west of the planned TSF4. Operation of the facility began in 2022 and continues today. As noted earlier in the report, the TRP production is not included in reserve cost model as the resource does in the QP’s opinion meet the standards for inclusion in reserves.

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22Interpretation and Conclusions
22.1Geology and Mineral Resources
Geology and mineralization on the Greenbushes property are well understood through decades of active mining and exploration. SRK has used relevant data to integrate into the modeling effort at the scale of LoM resources for public reporting.
The Greenbushes operation utilizes a 3D geological model informed by various data types (primarily drilling and pit mapping) to constrain and control the volume of the pegmatite bodies which host the spodumene-bearing Li2O. SRK reviewed the historical geological interpretations and has made modifications focused on improving the modeling and definition of late-stage diorite dikes, which are considered waste and may potentially impact mining and processing. Additional refinement in the models has related to the definition of high-grade and low-grade internal domains with the Central Lode and Kapanga deposits. Previously, the modeling and grade interpolation did not consider a plunge to pegmatites and the Li2O mineralization in Central Lode and Kapanga. Understanding this trend has the potential to improve exploration drilling success, delineate high-grade “shoots” within the pegmatites and properly represent the continuity of high-grade and low-grade domains.
Drilling data from the exploration drilling database were composited within relevant geological wireframes, and Li2O grades were interpolated into a block model using ordinary kriging methods. Results were validated visually, via various statistical comparisons. The mineral resources are categorized in a manner consistent with industry standards, aligned with SEC definitions, and reviewed with Albemarle technical management personnel.
Mineral resources have been reported constrained within open pit optimization and above the effect CoG to demonstrate RPEE. A CoG has been assigned based on site practices (and compared to the theoretical economic cut-off), and the resource has been reported above this cut-off.
SRK is of the opinion that the mineral resources stated herein are appropriate for public disclosure and meet the definitions of Indicated and Inferred resources established by SEC guidelines and accepted industry practices.
22.2Mineral Reserves and Mining Method
22.2.1    Reserves and Mine Planning
SRK has reported Mineral Reserves that, in our opinion as QP, are appropriate for public disclosure. The mine plan, which is based on the Mineral Reserves, spans approximately 18 years plus a final partial year with only stockpile rehandling to the plants occurring. Annual mining requirements are reasonable, with a peak ex-pit mining rate of approximately 66 Mt of combined ore and waste per year. SRK notes that a significant increase over the current mining rate will be required in future years. Accordingly, SRK recommends that Greenbushes make arrangements with the mining contractor to mobilize additional equipment to achieve increased mining rates starting in 2024.
Over the life of the project, approximately 717 Mt of waste will be mined from the open pit. A feasible waste dump design exists to accommodate the LoM waste quantity; however, a portion of the waste will need to be deposited (backfilled) into the Kapanga pit and the southern portion of the Central Lode pit after all ore has been extracted from those areas. SRK recommends that alternative waste

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dump locations be investigated so there is flexibility to expand the open pit operations and extend the mine life beyond what has been contemplated for the June 30, 2023 reserves discussed herein.
22.2.2    Geotechnical
The overall pit has been designed such that it meets the minimum acceptable stability criteria. Even under reduced strength conditions the slopes are predicted to remain stable. The 2023 pit has been adjusted to meet the revised pit sector geotechnical design parameters thereby enhancing stability. The sheared pegmatite zone is an area to watch for local stability issues, but it is not anticipated to present a major stability issues.
There remains uncertainty in hydrogeological conditions, particularly regarding bench face stability due to local pore pressures and the need to dewatering benches.
Uncertainty in the character and orientation of the interpreted geologic structures in the east wall of the Central Lode have recently been reduced using the 2023 investigation information. Given the conservative FoS of the east wall, any uncertainty is not expected to have significant impact of predicted stability unless geologic structures locally intersect such that local unstable wedges are formed. Collection of structural data should be collected on an ongoing basis to mitigate this potential ahead of any local instabilities.
The thickness and strength properties of the waste dump material at the crest of the west wall of the Central Lode are uncertain. Given the adequate stability analysis results this should not be a major stability issue unless the assumed properties are vastly different. This can be mitigated by conducting a geotechnical investigation of the waste dump nearest the pit crest.
Local bench-scale failures and rockfalls in the west wall of the Central Lode present a potential safety risk. Greenbushes is aware of this need and has been mitigated via the slope monitoring program and use of safety protocols when approaching the face, including annual/semiannual bench face scaling and real-time movement monitoring.
22.3Metallurgy and Mineral Processing
CGP2 commissioning began during September 2019 and continued intermittently into 2021. During 2021 CGP2 recovered only 50.5% of the contained lithium versus a predicted recovery of 73.2%. In an effort to resolve the performance issues with CGP2, Greenbushes retained MinSol Engineering (MinSol) to undertake a performance assessment of CGP2 and identify areas where improvements in the plant could be made to increase lithium recovery. These optimization changes have resulted in increasing average lithium recovery from about 50.5% reported for 2021 to 67.9% reported for the first half of 2023. This represents an almost 18% increase in lithium recovery. However, overall lithium recovery remains about 8% less than the design recovery. MinSol has identified the following process areas that could be further optimized in an effort to further improve overall lithium recovery:
•Blending of ore on the ROM pad to decrease plant feed variability
•Redirecting fines flotation cleaner tailings to allow for additional reagent conditioning
•Improve reagent conditioning efficiency of the fines flotation conditioner
•Improve reagent conditioning in the Hydrofloat reagent conditioners
•Prescreening HPGR feed to reduce slimes generation

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•Add a scavenger flotation circuit
•Add a scavenger WHIMS circuit
22.4Processing and Recovery Methods
Greenbushes currently has two ore crushing facilities (CR1 and CR2) and three ore processing plants which includes the Technical Grade Plant (TGP), Chemical Grade Plant-1 (CGP1) and Chemical Grade Plant-2 (CGP2) with a nominal capacity of 4.5 Mt/y of pegmatite feed to produce a nominal 1.3 Mt/y of spodumene concentrates (chemical and technical grades).
The process flowsheets utilized by both CGP1 and CGP2 are similar, however, CGP2 was designed with a number of modifications based on HPGR comminution studies and CGP1 operational experience. The most notable modification included the replacement of the ball mill grinding circuit with HPGRs.
CGP2 commissioning began during September 2019 and continued through April 2020 and was then shut down and put on care and maintenance during the period of March 2020 to April 2021 due to market demand considerations. CGP2 was then put back into production during May 2021 and has operated continuously since then.
During 2023 (Jan-Jun) CGP2 processed 1,037,617 t of ore at an average grade of 2.18% Li2O and recovered 67.9% of the lithium into 256,512 t of concentrate at an average grade of 6.00% Li2O. The improved plant performance is attributed to improved operating availability, steady-state operation and ongoing efforts to improve performance of individual unit operations.
SRK notes that that CGP2 and CGP1 flowsheets are similar and both plants process ore from the same mining operation, as such, SRK believes that it is reasonable to expect that CGP2 will eventually achieve performance similar to CGP1.
Greenbushes is currently constructing Chemical Grade Plant-3 (CGP3), which will be identical to CGP2, and is scheduled to come on-line during Q1 2025. Greenbushes also has plans to construct Chemical Grade Plant-4 (CGP4), which will also be based CGP2. CGP4 is currently planned to commence production during Q1 2027
SRK recommends that Greenbushes’ CGP1 yield model continue to be used for resource and reserve modeling for ore processed at CGP1, and for the current period recommends using the modified CGP2 yield model shown below for resource and reserve calculations for ore processed at CGP2, CGP3 and CGP4:
Modified CGP2 Yield % = (9.362 * (Plant Feed Li2O%) 1.319 ) - 1.5
22.5Infrastructure
The infrastructure at Greenbushes is installed and functional. Expansion projects have been identified and are at the appropriate level of design depending on their expected timing of the future expansion. Tailings and waste rock are flagged as risks due to the potential for future expansion and location of future resources that are in development. A detailed review of long-term storage options for both tailings and waste rock will allow timely planning and identification of alternative storage options for future accelerated expansion if needed.

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22.6Environmental, Permitting, Social and Closure
Environmental, Permitting, Social
The Project has been in operation as a hard rock mine since 1983 and is fully permitted for its current operations. The Project is in the process of obtaining further approvals for expansion.
During development and subsequent modifications to the mine, environmental studies and impact assessments have been completed to support project approval applications. Many of these studies are being updated as part of the current expansion efforts; as such, some of the most up-to-date information was not readily available. Some of the key findings from previous studies include:
•No Threatened Ecological Communities, Priority Ecological Communities or threatened flora have been reported in the vicinity of the mine site.
•There have been seven conservation significant fauna species recorded in the mine development area.
•Surface water drains through tributaries of the Blackwood River, which is registered as a significant Aboriginal site that must be protected under the State Aboriginal Heritage Act 1972.
•Groundwater is not a resource in the local area due to the low permeability of the basement rock.
•Earlier studies indicated that the pits would overflow approximately 300 years after mine closure. However, more recent modeling suggests that water levels will stabilize in approximately 500 to 900 years and remain 20 m below the pit rims (i.e., no overflow).
•Background groundwater quality data are limited due to a lack of monitoring wells upgradient of the mine, and as monitoring wells are located close to the TSFs and/or in the historically dredged channels; some of these wells have been impacted by seepage and is under investigation and remediation efforts.
•Waste rock is not typically acid generating, though some potentially acid generating (PAG) granofels (metasediments) do occur in the footwall of the orebody. Significant acid neutralizing capacity (ANC) has been shown to exist in waste rock and pit walls.
•Studies into the potential for radionuclides has consistently returned results that are below trigger values.
•There are no other cultural sites listed within the mining development area.
The Project operates under approvals that contain conditions for environmental management that include waste and tailings disposal, site monitoring, and water management. The Project has not incurred any significant environmental incidents.
There has been no predictive modeling of the pit lake quality as far as SRK is aware, and this is recommended to inform closure management strategies. There is potential for site water management to be required post-closure until seepage from TSF2 attenuates.
The Project has contaminated five sites listed which encompass the entire mine area due to known or suspected contaminated sites due to hydrocarbons and metals in soil, and elevated concentrations of metals in groundwater and surface water. These sites are classified as “Contaminated – Restricted use” and only permit commercial and industrial uses. This will need to be reviewed for final land use options for closure.
Talison has agreements in place with two local groups, and maintains working relationships with local Aboriginal people.

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Closure
Although Greenbushes has a closure plan prepared in accordance with applicable regulations, documenting all proposed closure activities to close all of the existing project facilities, and future expansions and facilities planned for the next 10 years. A proper PFS-level closure cost estimate should be prepared using site specific conditions and rates. SRK cannot validate the current closure cost estimate because the model used is based on inflated 2010/2011 rates and there is no information on how the unit rates used in the model were derived.
22.7Capital and Operating Costs
The Greenbushes cost forecasts are based on mature mine budgets that have historical accounting data to support the cost basis and forward looking mine plans as a basis for future operating costs as well as forward looking capital estimates based on engineered estimates for expansion capital and historically driven sustaining capital costs. SRK notes that the global economic environment continues to drive cost increases and that forward looking forecasting is inherently limited in its ability to predict macroeconomic variability. In SRK’s opinion, the estimates are reasonable in the context of the current reserve and mine plan.
22.8Economic Analysis
The Greenbushes operation consists of an open pit mine and several processing facilities fed primarily by the open pit mine. The operation is expected to have a 19 year life. Under the forward-looking assumptions modeled and documented in this report, the operation is forecast to generate positive cashflow.
As modeled for this analysis, the operation is forecast to produce 29.5 Mt of concentrate to be sold at a spodumene price of US$1,500/t CIF China. This results in a forecast after-tax project NPV at 10% of US$8.86 billion, of which, US$4.34 billion is attributable to Albemarle.
The analysis performed for this report indicates that the operation’s NPV is most sensitive to variations in the grade of ore mined, the commodity price received and processing plant performance.

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23Recommendations
23.1Recommended Work Programs
23.1.1    Geology and Mineral Resources
SRK recommends the following work programs as opportunities for improvement to geology and Mineral Resources:
•Continue to utilize the property-wide geologic and resource block model that aligns the Central Lode and Kapanga deposits for use in mine planning.
•Continue to optimize orientations and trends of the Central Lode and Kapanga pegmatites and Li2O mineralization for future estimates.
•SRK has completed simple estimates for the deleterious elements as part of the current update and for internal use for Talison tracking. Further review of the parameters and development of recovery models to predict future performance should be considered.
•Conduct a full data validation and review of QA/QC of Central Lode and Kapanga data during the next resource model update.
•Consider alternative modeling methods to improve the geologic model specifically for the Kapanga pegmatite and dolerite dikes.
•Construct a detailed 3D wireframe structural model across the property to support the geological model and provide aid to geotechnical design assumptions.
•Continue exploration drilling across the property for condemnation and deposit definition purposes, including chemical, mineralogical, and bulk density analyses.
23.1.2    Mining and Mineral Reserves
SRK recommends that alternative waste dump locations be investigated so there is flexibility to expand the open pit operations and extend the mine life beyond what has been contemplated for the June 30, 2023 reserves discussed herein.
SRK also recommends that Greenbushes closely monitor the mining sequence as mining progresses to ensure timely availability of in-pit dumps.
With regard to forecast increases in the annual mining rate, SRK recommends that Greenbushes make arrangements with the mining contractor to mobilize additional equipment to achieve the increased mining rate starting in 2024.
23.1.3    Processing and Recovery Methods
SRK recommends that Greenbushes continue with the optimization programs identified by Minsol for CGP2, which includes the following:
•Blending of ore on the ROM pad to decrease plant feed variability
•Redirecting fines flotation cleaner tailings to allow for additional reagent conditioning
•Improve reagent conditioning efficiency of the fines flotation conditioner
•Improve reagent conditioning in the Hydrofloat reagent conditioners
•Prescreening HPGR feed to reduce slimes generation
•Add a scavenger flotation circuit
•Add a scavenger WHIMS circuit

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23.1.4    Geotechnical Program
Recommendations for future geotechnical work includes the following:
•Field mapping to ground truth interpreted geologic structures and update structural model should be continued on an ongoing basis.
•Conduct numerical modeling of the shared pegmatite zone wall to check for interaction with the Kapanga pit
•Update the hydrogeological conceptual model considering VWP data and asses the benefits of dewatering on bench stability
23.1.5    Groundwater
Transient calibration of the regional groundwater modeling recommended to increase predictability and reliability of the model. To achieve this:
•Water level data collected from the last modeling update should be added to calibration data set
•Transient recharge should be considered as stress to numerical model.
•Calibration should be enhanced to produce history matching of available underground mine working inflow records
23.1.6    Environmental and Closure
There is potential for site water management to be required post-closure until seepage from TSF2 attenuates. This could result in a significant increase in the closure costs. The closure cost estimate should be updated to reflect current industry best practice.
23.2Recommended Work Program Costs
Table 23-1 summarizes the costs for recommended work programs.

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Table 23-1: Summary of Costs for Recommended Work

Discipline	Program Description	Cost (1000’s US$)
Geology and Mineralization	Detailed 3D structural model development	50
Mineral Resource Estimates	Continue to refine property scale geological and resource model by incorporating new data.	100
Deposit definition drilling	Continued exploration and condemnation drilling across the deposit to define extents of pegmatites on the Greenbushes property.	500 to 1,000 per year
Mineral Reserves and Mining	Investigate alternative waste dump locations to determine if there is flexibility to expand the open pit operations and extend the mine life.	100
Geotechnical	Hydrogeological model update, pit phase stability assessments, rock fall assessment	40
Process	Continue ongoing performance assessment on CGP2 to determine modifications/adjustments to the flow sheet to improve the performance to design levels.	2,000
Infrastructure	Life of Mine Tailings Disposal study, Studies required for further characterization of TSF1 and advancement of the expansion design, Comprehensive 3rd party dam safety review.	2,500
Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups	Conduct comprehensive geochemical predictive modeling of the post-closure pit lakes, as this could have significant bearing on possible long-term water treatment requirements. A site-wide assessment of water quality should be completed including diffuse and point sources, and predictions of long-term water quality. This would inform closure planning and determine if long-term, post-closure water management or treatment is required.	375
Groundwater	Transient calibration of the groundwater numerical model to reduce uncertainty on mine inflows, cone of drawdown impacts , and baseflow impact assessment	150
Closure Costs	The closure cost estimate should be updated to reflect current industry best practice. The update should use standard calculating methods, site specific data, and include all costs that could be reasonably incurred. It is possible that the closure plan may require additional modification, such as predicting the need for long-term water treatment.	75
Total US$		$5,890 to $6,390
Source: SRK, 2023

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24References
Australian Government (2012). IBRA version 7, co-operative efforts of the Department of the Environment and Energy and State/Territory land management agencies. Topographic Data - Australia - 1:10 million (c) Geoscience Australia, 1994. All rights reserved. Caveats: Data used are assumed to be correct as received from the data suppliers. (c) Commonwealth of Australia 2012 Map produced by ERIN, Australian Government Department of the Environment and Energy, Canberra, October 2016.
Baker D. (2014). Memorandum – Historical waste mining central lode, dated February 12, 2014.
Behre Dolbear (BDA), (2012). Greenbushes Lithium Operations. NI 43-101 Technical Report prepared for Talison Lithium Limited, 104 pp., December 2012
Behre Dolbear (BDA), (2022). Competent Person’s Report, Greenbushes Lithium Mine – Western Australia, June, 2022.
Biologic (2011). Greenbushes Level 1 Fauna Survey, Talison Lithium Australia Pty Ltd, November 2011.
Biologic (2018a). Greenbushes Vertebrate, SRE and Subterranean Fauna Desktop Assessment, Talison Lithium Limited, 10 July 2018.
Biologic (2018b). Greenbushes Targeted Vertebrate and SRE Invertebrate Fauna Survey, Talison Lithium Limited, 10 July 2018
Brad Goode and Associates (2018). Report of an Aboriginal Heritage Survey for the Talison Lithium Mine Expansion M01/2, M01/3, M01/6, M01/7 and L01/1 Greenbushes, Western Australia, May 2018.
Bureau Veritas (2020). Management System Certification Audit Report for the Recertification Audit of TALISON LITHIUM LTD and GLOBAL ADVANCED METALS PTY LTD, Rev 16 (04/12/19).
Centre of Excellence in Natural Resource Management (2004). Ecological Water Requirements of the Blackwood River and tributaries – Nannup to Hut Pool. Report CENRM 11/04. Centre of Excellence in Natural Resource Management, the University of Western Australia. February 2005.
Clean Energy Regulator (2021). Australian Government - Clean Energy Regulator. 2021. National Greenhouse and Energy Reporting Section 19 - Emissions and Energy Report - Windfield Holdings Pty Ltd. for the Reporting Year 2020 – 2021. Submission Date: October 29, 2021.
Clean Energy Regulator (2022). Australian Government - Clean Energy Regulator. 2022. National Greenhouse and Energy Reporting Section 19 - Emissions and Energy Report - Windfield Holdings Pty Ltd. for the Reporting Year 2021 – 2022. Submission Date: October 27, 2022.
Department of Water and Environmental Regulation (DWER) (2020). Decision report for Works Approval Number W6283/2019/1, DWER File Number DER2019/000216.
Department of Mines and Petroleum (W. Australia), 2020. Public land tenure data as taken from Mineral Titles Online (MTO) Database, November 30, 2020.

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Economic Geology and the Bulletin of the Society of Economic Geologists (1990). Environment and Structural Controls on the Intrusion of the Giant Rare Metal Greenbushes Pegmatite, Western Australia, G. A. Partington
Environmental Protection Authority (EPA) (2020). Environmental Factor Guideline: Greenhouse Gas Emissions, EPA, Western Australia.
GCA (1994). Greenbushes Mine Geochemical Characterization Of Process Tailings Produced By The Tantalum Plant, Implications for Tailings Management, DECEMBER 1994.
GCA (2014). Memorandum - Greenbushes Mine: Appraisal of Drainage-water Quality from Floyd's Dump and Implications for Future Minewaste Management, dated 17th February 2014.
GHD (2014). Stage 3, Integrated Geophysics and Hydrogeological Investigation, Interpretation of Geochemical data, March 2014.
GHD (2016). Talison Lithium Mine, Green Bushes, WA. Characterization of Acid Metalliferous Drainage potential from Tailings Storage Facility 2 (TSF2), September 2016.
GHD (2018). Talison Lithium Australia Pty Ltd., Greenbushes Proposed Mine Expansion Water Balance Model Update, August 2018.
GHD (2019a). Greenbushes Lithium Mine Expansion, Hydrogeological Investigation 2018, Site-wide Hydrogeological Report, January 2019.
GHD (2019b). Talison Lithium Australia Pty Ltd, Greenbushes Lithium Mine Expansion, Works Approval Application 1 Supporting Document, March 2019.
GHD (2019c). Talison Lithium Limited, Talison compliance monitoring report 2019, Surface water and groundwater, September 2019.
GHD (2019d) Talison leaching study Stage 2 AMD testing results. Unpublished report prepared for Talison Lithium Australia Pty Ltd.
GHD (2020). Talison Lithium Australia Pty Ltd, Greenbushes Lithium Mine - Dewatering Update and Pit Lake Assessment, March 2020.
GHD (2023). TSF4 Seepage Assessment: Short Term Tailings Leach Testing Results (LEAF 1313/1314). Technical Memorandum prepared for Talison Lithium Pty Ltd. Project No. 12575610. February 14, 2023.
GHD (2023a). Greenbushes Lithium Mine 2022 Mine Closure Plan, Revision 5, GHD, 4 January 2023.
GHD (2023b). Technical Memorandum, Short Term Tailings Leach Testing Results (LEAF 1313/1314), GHD, 14 February 2023.
GHD (2023c). Water Dam Raises, Water Balance and Risk Assessment, Talison Lithium Pty Ltd, 3 March 2023.
GHD 2023d. Talison TSF1, Operating Manual (Backfill to Northern Section), Talison Lithium Pty Ltd, 14 August 2023)
Greenbase Environmental Accountants (2018). Letter - Greenhouse Gas Estimates For Greenbushes Expansion Project, dated 29 November 2018.

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Greenbase Environmental Accountants (2019). Section 19 National Greenhouse and Energy Report for Windfield Holdings Pty Ltd, 2019 Financial Year
Harwood G (2018). Greenbushes Black Cockatoo Tree Hollow Review, Talison Lithium Pty Ltd, July 2018, Version 2.
Herring Storer Acoustics (2018). Proposed Expansion Greenbushes – Acoustic Assessment. Unpublished report prepared for Talison Lithium Ltd.
IT Environmental (1999). Environmental Investigation for Gwalia Consolidated Ltd, Marinup Road, Greenbushes.
Onshore Environmental (2012). Flora and Vegetation Survey, Greenbushes Mining Leases, February 2012.
Onshore Environmental (2018a). Greenbushes Mining Operations Detailed Flora and Vegetation Survey, prepared for Talison Lithium, July 2018.
Onshore Environmental (2018b). Greenbushes Infrastructure Corridors Detailed Flora and Vegetation Survey, prepared for Talison Lithium, 3 December 2018.
Onshore Environmental (2018c). Visual Impact Assessment, Greenbushes Lithium Mine Expansion, Prepared for Talison Lithium, 28 September 2018.
Partington, G.A., (1990). Environmental and Structural Controls on the Intrusion of the Giant Rare Metal Greenbushes Pegmatite, Western Australia. Economic Geology, May 1990.
Pells Sullivan Meynink (2020). Central Mine Life of Mine Feasibility Slope Design, PSM2193-059R.pdf, January 15, 2020.
Sons of Gwalia Ltd. (2004). Greenbushes Operations, Tailings Management New Cell, Notice Of Intent, Reg ID 4870.
SRK Consulting (2020). Greenbushes Slope Stability Analysis, December 8, 2020.
SRK Consulting (Australia) Pty Ltd. (2021). Greenbushes Lithium Deposits 2021 – Mineral Resource Update to Talison. Internal Talison memorandum.
Talison (2011). Talison Lithium Australia Pty Ltd, Greenbushes Mine Site, Project 640, 2011 Lithium Processing Plant Upgrade, Version 3 - June 2011.
Talison (2016). Greenbushes Operations Mine Closure Plan 2016. Reg ID 60857.
Talison (2017). Site Management Plan, Environmental ENV 1001 Surface Water Management Plan, Version 5A, August 2017.
Talison (2018). Greenbushes Central Lode Pegmatite; Li2O Estimate – Resource Report, March 31, 2018
Talison (2019a). Mining Proposal, Version 1.0, 23rd July 2019, Reg ID 80328.
Talison (2019b). Annual Environmental Report, Talison Lithium Australia Pty Ltd L4247/1991/13, 1 July 2018 to 30 June 2019.
Talison (2020a). Water Management Plan. Site Management Plan: ENV-MP-1001, version 7, dated 28 July 2020.

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Talison (2020*). Multiple internal reports or files provided by Talison to SRK over the course of this review.

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25Reliance on Information Provided by the Registrant
The Consultant’s opinion contained herein is based on information provided to the Consultants by Albemarle throughout the course of the investigations. Table 25-1 of this section of the Technical Report Summary will:
(i) Identify the categories of information provided by the registrant;
(ii) Identify the particular portions of the Technical Report Summary that were prepared in reliance on information provided by the registrant pursuant to Subpart 1302 (f)(1), and the extent of that reliance; and
(iii) Disclose why the qualified person considers it reasonable to rely upon the registrant for any of the information specified in Subpart 1302 (f)(1).
Table 25-1: Reliance on Information Provided by the Registrant

Category	Report Item/ Portion	Portion of Technical Report Summary	Disclose why the Qualified Person considers it reasonable to rely upon the registrant
Discount Rates	19	19 Economic Analysis	Albemarle provided discount rates based on a benchmarking of publicly available information for 54 lithium mining project studies. The median value of the benchmarking dataset is 10%. SRK typically applies discount rates to mining projects ranging from 5% to 12% dependent upon commodity. SRK views the selected 10% discount rate as appropriate for this analysis.
Foreign Exchange Rates	19	19 Economic Analysis	SRK was provided with an exchange rate comparison of a forward-looking consensus average and spot rates and a 3-year trailing average. The selected FX rate is slight lower than the consensus and 3-year trailing averages. The selected rate is higher than the spot FX rate. As such, it is SRK’s opinion that the rates provided strike a balance between spot and forward looking rates are appropriate for a long term analysis such as reserves.
Tax rates and government royalties	19	19 Economic Analysis	SRK was provided with tax rates and government royalties for application within the model. These rates are in line with SRK’s understanding of the tax regime at the project location.
Environmental Studies	17	17.1 Environmental Studies	SRK was provided various environmental studies conducted on site. These studies were of a vintage that independent validation could not be completed.

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Environmental Compliance	17	17.3.4 Environmental Compliance	Registrant provided regulatory compliance audit results. SRK did not conduct an independent regulatory compliance audit as part of the scope.
Local Agreements	17	17.4 Local Individuals and Groups	Registrant provided agreements with local stakeholders. SRK was unable to query all project stakeholders on issue of agreements.

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Signature Page

Sections 1.9 and 16 of this report titled “SEC Technical Report Summary, Pre-Feasibility Study, Greenbushes Mine, Western Australia” with an effective date of June 30, 2023, was prepared and signed by:

Fastmarkets                            /s/ Fastmarkets
Dated at London, UK
February 9, 2024

All sections other than Sections 1.9 and 16 of this report titled, “SEC Technical Report Summary, Pre-Feasibility Study, Greenbushes Mine, Western Australia” with an effective date of June 30, 2023, was prepared and signed by:

SRK Consulting (U.S.) Inc.                    /s/ SRK Consulting (U.S.) Inc.
Dated at Denver, Colorado
February 9, 2024

February 2024